As filed with the Securities and Exchange Commission on March 21, 2008

Registration No. 333-147038

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA CABLECOM HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	4841	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

17 State Street,
Suite 1600
New York, NY 10004
(212) 888-8890

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clive Ng
Executive Chairman
17 State Street,
Suite 1600
New York, NY 10004
(212) 888-8890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the proxy statement/prospectus contained herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

JAGUAR ACQUISITION CORPORATION
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, Pennsylvania 19428

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD April 9, 2008

TO THE STOCKHOLDERS OF
JAGUAR ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Jaguar Acquisition Corporation (‘‘Jaguar’’), a Delaware corporation, will be held at 9:00 a.m. Eastern standard time, on April 9, 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428, to consider and vote upon proposals to approve:

a.	The merger of Jaguar with and into China Cablecom Holdings, Ltd. (‘‘China Cablecom Holdings’’), its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom Ltd. (‘‘China Cablecom’’), a private limited liability British Virgin Islands company (the ‘‘Redomestication Merger’’). In connection with the Redomestication Merger, Jaguar will change its name to China Cablecom Holdings, Ltd. and adopt the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – this proposal is called the ‘‘Redomestication Merger Proposal’’;

b.	The proposed merger of China Cable Merger Co., Ltd., a wholly-owned British Virgin Islands subsidiary of China Cablecom Holdings (‘‘China Cable Merger Co.’’), with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings (the ‘‘Business Combination’’) and the transactions contemplated by the merger agreement dated October 30, 2007 by and among Jaguar, China Cablecom and Clive Ng, as the principal shareholder of China Cablecom (‘‘Merger Agreement’’), pursuant to which China Cablecom Holdings will pay China Cablecom’s shareholders an aggregate merger consideration of 2,066,680 shares of China Cablecom Holdings ordinary shares (valued at approximately $14,260,092, based on the closing price of Jaguar’s common stock on March 14, 2008) and China Cablecom Holdings will assume $20 million in outstanding debt of China Cablecom – this proposal is called the ‘‘Business Combination Proposal’’;

c.	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – this proposal is called the ‘‘Incentive Plan Proposal’’; and

d.	Approval of the grant of up to 8,120,000 ordinary shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses of up to $5,000,000 to certain officers and directors of Jaguar and China Cablecom following the exercise of existing warrants after the Business Combination – this proposal is called the ‘‘Performance Share Proposal’’; and

e.	Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies – this proposal is called the ‘‘Adjournment and Postponement Proposal.’’

Pursuant to Jaguar’s Certificate of Incorporation and the Merger Agreement, Jaguar is required to obtain stockholder approval of the Business Combination with China Cablecom. Pursuant to the Merger Agreement, the Redomestication Merger and the Performance Share Proposal will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination and grant of Peformance Shares will not take place if the Redomestication Merger is not approved and the Business Combination and Redomestication Merger will not be consummated unless the grant of Peformance Shares is also approved. The approval of the Incentive Plan Proposal is not a condition to consummation of the Business Combination, the Redomestication Merger or the grant of Performance Shares. Each of the Business Combination Proposal, Redomestication Merger Proposal, Incentive Plan Proposal and the Performance Share Proposal will be voted on separately, but each of the Redomestication Merger Proposal, the Performance Share Proposal and the Business Combination Proposal must be approved for any such transaction to be completed.

The Board of Directors has fixed the record date as the close of business on March 17, 2008, as the date for determining Jaguar stockholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof. Only holders of record of Jaguar common stock on that date are entitled to have their votes counted at the special meeting or any adjournment or postponement.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. You may also vote by telephone, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

After careful consideration of all relevant factors, Jaguar’s Board of Directors has determined that these proposals are fair to and in the best interests of Jaguar and its stockholders, and has recommended that you vote or give instruction to vote ‘‘FOR’’ adoption of each of them.

Dated:                 , 2008

By Order of the Board of Directors,
/s/ Jonathan Kalman Jonathan Kalman Chairman and Chief Executive Officer

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
JAGUAR ACQUISITION CORPORATION

PROSPECTUS
FOR UP TO 4,950,000 Units,
14,850,000 ORDINARY SHARES and
9,900,000 WARRANTS
OF
CHINA CABLECOM HOLDINGS, LTD.

This document is both a proxy statement containing information about Jaguar Acquisition Corporation’s (‘‘Jaguar’’) special meeting of stockholders and a prospectus of Jaguar’s subsidiary, China Cablecom Holdings, Ltd., a British Virgin Islands company (‘‘China Cablecom Holdings’’) with respect to the securities to be issued to Jaguar’s public stockholders in the redomestication of Jaguar.

The board of directors of Jaguar and its wholly-owned subisidiary, China Cablecom Holdings, have unanimously approved the acquisition of China Cablecom Ltd. (‘‘China Cablecom’’), a British Virgin Islands company, pursuant to the Merger Agreement, dated October 30, 2007, whereby China Cable Merger Co., Ltd. (‘‘China Cable Merger Co.’’), a wholly-owned subsidiary of China Cablecom Holdings, will merge with and into China Cablecom, and China Cablecom will be the surviving entity. In connection with such business combination, China Cablecom Holdings will issue China Cablecom’s shareholders aggregate merger consideration of 2,066,680 of China Cablecom Holdings’ ordinary shares (valued at approximately $14,260,092, based on the closing price of Jaguar’s common stock on March 14, 2008) and China Cablecom Holdings will assume $20 million in outstanding debt of China Cablecom. You should note that, after the consummation of the business combination, pursuant to consulting and incentive stock award agreements, China Cablecom Holdings may potentially issue up to 8,120,000 additional ordinary shares to certain of its officers and directors (or their affiliates) upon its achievement of EBITDA financial goals for fiscal years 2008 through 2011. As of the date hereof, such ordinary shares represented $56,028,000 in aggregate, based on the closing sale price of a share of Jaguar’s common stock on March 14, 2008. Each public stockholder of Jaguar common stock who votes against the acquisition of China Cablecom has the right to concurrently demand that Jaguar redeem his or her shares for cash equal to a pro rata portion of the trust account in which the net proceeds of Jaguar’s initial public offering (‘‘IPO’’) and private placement are deposited. Jaguar will not be permitted to consummate the business combination if public stockholders of 920,000 or more of the shares purchased in Jaguar’s IPO (which number represents 20% or more of the shares sold in Jaguar’s IPO) vote against the business combination and demand redemption of their shares. Jaguar’s board of directors has also unanimously approved the redomestication of Jaguar from the State of Delaware to the British Virgin Islands, through a merger with China Cablecom Holdings.

This prospectus covers an aggregate of 4,950,000 units, 14,850,000 ordinary shares and 9,900,000 warrants. In the redomestication merger, China Cablecom Holdings will issue the registered securities to the public stockholders of Jaguar in exchange for their outstanding securities of Jaguar. Of the shares of China Cablecom Holdings covered by this prospectus, 4,600,000 units, consisting of 4,600,000 ordinary shares and 9,200,000 warrants, and 9,200,000 shares issuable upon exercise of the warrants, will be issued to the existing public stockholders of Jaguar in the redomestication merger. The holder of the unit purchase option issued by Jaguar to the representative of the underwriters in Jaguar’s IPO will receive an equivalent option from China Cablecom Holdings to purchase 350,000 units, consisting of 350,000 ordinary shares and 700,000 warrants, and 700,000 shares issuable upon exercise of the warrants, which are also covered by this prospectus. Cablecom Holdings will issue its securities on the same terms as were those of Jaguar.

Stockholders of Jaguar units will receive one China Cablecom Holdings unit for every Jaguar unit. Stockholders of Jaguar’s common stock will receive one ordinary share of China Cablecom Holdings for every share of Jaguar common stock. Holders of Jaguar warrants will receive one China Cablecom Holdings warrant for every Jaguar warrant. All of the securities to be issued in the redomestication merger will be issued by China Cablecom Holdings.

Jaguar was organized to serve as a vehicle for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in any industry, with a focus on acquiring an operating business in the payments industry. China Cablecom is a cable television provider in the People’s Republic of China.

Jaguar’s common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols JGAC, JGACW and JGACU, respectively. The securities of China Cablecom Holdings, at the effective time of the Redomestication Merger, are expected to be eligible for quotation on the OTC Bulletin Board.

This proxy statement/prospectus provides you with detailed information about the acquisition of China Cablecom, the redomestication merger, the incentive plan proposal, the performance share proposal, the adjournment and postponement proposal and the special meeting of stockholders. We encourage you to read this entire document and the documents incorporated by reference carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2008 and is first being mailed to stockholders on or about that date.

Subject to completion, dated March 20, 2008

i

ANNEXES

A — Fairness Opinion of Navigant Capital Advisors, LLC

B — China Cablecom Holdings Ltd. 2007 Omnibus Securities and Incentive Plan

C — Forms of Performance Share Arrangements

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Propper

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman

–	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng

–	Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands Limited Company

–	Incentive Stock Agreement between China Cablecom Holdings and James S. Cassano

–	Incentive Stock Agreement between China Cablecom Holdings and Kerry Propper

–	Incentive Stock Agreement between China Cablecom Holdings and Jonathan Kalman

D — Agreement and Plan of Merger

E — Amended and Restated Memorandum of Association of China Cablecom Holdings

F — Amended and Restated Articles of Association of China Cablecom Holdings

G — Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000

H — Section 262 of the Delaware General Corporation Law

I — Section 179 of the British Virgin Islands Business Companies Act, 2004

ii

SUMMARY

This section summarizes information related to the proposals to be voted on at the special meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.

MATERIAL TERMS OF THE TRANSACTION

•	The parties to the Merger Agreement are Jaguar Acquisition Corporation, or Jaguar, China Cablecom, Ltd., or ‘‘China Cablecom’’ and Clive Ng. See the section entitled ‘‘Proposal to Acquire China Cablecom’’.

•	Jaguar will merge with and into China Cablecom Holdings, Ltd., or ‘‘China Cablecom Holdings’’, Jaguar’s wholly-owned subsidiary incorporated in the British Virgin Islands, or BVI, resulting in China Cablecom Holdings as the surviving corporation, for the purpose of redomesticating Jaguar from the State of Delaware to the BVI as part of the acquisition of China Cablecom in the business combination. See the section entitled ‘‘The Redomestication Merger’’.

•	In connection with the redomestication merger, all of Jaguar’s issued and outstanding securities immediately prior to the redomestication merger will be converted into securities of China Cablecom Holdings at the rate set forth in the Merger Agreement. See the section entitled ‘‘Proposal to Acquire China Cablecom – Terms of the Merger Agreement – Basic Deal Terms’’.

•	China Cable Merger Co., Ltd., or China Cable Merger Co., a company incorporated in the BVI and a wholly-owned subisidiary of China Cablecom Holdings, will merge with and into China Cablecom, whereupon China Cablecom will be the surviving entity and the wholly-owned subsidiary of China Cablecom Holdings. See the section entitled ‘‘Proposal to Acquire China Cablecom’’.

•	In connection with the business combination, each ordinary share of China Cablecom issued and outstanding prior to the business combination will be converted automatically into 0.68 of an ordinary share of China Cablecom Holdings, and each Class A Preferred Share of China Cablecom outstanding immediately prior to the business combination will be converted into one ordinary share of China Cablecom Holdings. ‘‘Proposal to Acquire China Cablecom – Terms of the Merger Agreement – Basic Deal Terms’’.

•	China Cablecom is a joint venture provider of cable television services in the People’s Republic of China, or PRC, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services. See the section entitled ‘‘Information about China Cablecom’’.

•	After the consummation of the business combination, pursuant to consulting and incentive stock award agreements, China Cablecom Holdings may potentially issue up to 8,120,000 additional ordinary shares to certain of its officers and directors (or their affiliates) upon its achievement of EBITDA financial goals for fiscal years 2008 through 2011, and pursuant to warrant exercise proceeds award agreements, China Cablecom Holdings will pay cash bonuses up to $5,000,000 to certain of its officers and directors following the exercise of its warrants by its public stockholders. See the section entitled ‘‘Proposal to Approve the Performance Share Plan’’.

•	The closing of the acquisition of China Cablecom is subject to the satisfaction by each party of various conditions prior to closing. See the section entitled ‘‘Proposal to Acquire China Cablecom – Terms of the Merger Agreement – Closing Conditions’’.

•	The acquisition of China Cablecom will not be consummated unless the redomestication merger proposal and the performance share proposal are approved, and the redomestication merger will not be consummated unless the business combination proposal and the performance share proposal are also approved. See the section entitled ‘‘The Jaguar Special Meeting – Vote Required’’.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION, THE REDOMESTICATION MERGER AND THE JAGUAR SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss.
Please read this entire proxy statement/prospectus.

Q.	What is being voted on?	A. You are being asked to vote on five proposals:
		•	The merger of Jaguar with and into its wholly-owned British Virgin Islands subsidiary, China Cablecom Holdings, for the purpose of redomesticating Jaguar to the British Virgin Islands – this proposal is called the ‘‘Redomestication Merger Proposal.’’
		•	The proposed merger of China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co., with and into China Cablecom, resulting in China Cablecom, and the Merger Agreement – this proposal is called the ‘‘Business Combination Proposal.’’
		•	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan – this proposal is called the ‘‘Incentive Plan Proposal.’’
		•	The approval of the grant of shares (‘‘Performance Shares’’) and the payment of certain bonuses, pursuant to consulting and other arrangements, to certain of Jaguar’s and China Cablecom’s insiders or their respective affiliates – this proposal is called the ‘‘Performance Share Proposal.’’
		•	The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies – this proposal is called the ‘‘Adjournment and Postponement Proposal.’’

Q.	Why are stockholders of Jaguar being asked to approve actions that will be taken by China Cablecom Holdings?	Jaguar stockholders are being asked to approve the entry into of the Business Combination by China Cablecom Holdings as the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings will be amended prior to the Special Meeting to include protective provisions substantially identical to those contained in Jaguar’s Certificate of Incorporation at the time of its IPO. As a result, immediately following the completion of the Redomestication Merger, the constitutional documents of China Cablecom Holdings will require that the majority of the shares issued in Jaguar’s initial public offering approve its Business Combination with China Cablecom. Since the laws of the BVI also require the affirmative vote of a majority of the shares of China Cablecom and China Cable Merger Co., the sole shareholder of each such corporation will be approving such actions by written consent, effective upon receipt of corresponding approval of Jaguar’s stockholders. Such action by written consent, together with the approval by Jaguar’s stockholders at the Special Meeting, will be effective under BVI law and China Cablecom Holding’s amended constitutional documents. Pursuant to the terms of the Merger Agreement, as a condition to the consummation of the Business Combination Jaguar’s stockholders must approve the Performance Share Proposal. The Business Combination may not be consummated without the approval of the Performance Share Proposal by Jaguar’s stockholders. Under BVI law subject to the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings, the approval of the Performance Share Proposal requires the vote of the Board of China Cablecom Holdings and Jaguar as the sole shareholder of China Cablecom Holdings. Although there is no legal effect under BVI law of a vote by Jaguar’s stockholders regarding actions that will be taken by China Cablecom Holdings, Jaguar, as the current sole shareholder of China Cablecom Holdings, will not authorize and approve the issuance of the Performance Shares unless holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy at the Jaguar special meeting vote in favor of the Performance Share Proposal.
The China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan (the ‘‘Plan’’) reserves for issuance up to 10,000,000 ordinary shares. In the event that all such ordinary shares are issued after the Business Combination, the former Jaguar public stockholders’ shareholdings would be diluted by approximately 56%, assuming 7,783,347 shares are outstanding after the Business Combination. Jaguar believes that such dilution would be material to its stockholders and therefore, is seeking to afford them the opportunity to vote on the adoption of the Plan. Under BVI law, subject to the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings, the approval of the Plan requires the vote of the Board of China Cablecom Holdings and Jaguar as the sole shareholder of China Cablecom Holdings. Although there is no legal effect under BVI law of a vote by Jaguar’s stockholders regarding actions that will be taken by China Cablecom Holdings, Jaguar, as the current sole shareholder of China Cablecom Holdings, will not authorize and approve the Plan, unless holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy at the Jaguar special meeting vote in favor of the Incentive Plan Proposal.
Q.	What vote is required to approve the Redomestication Merger Proposal?	A. Approval of the Redomestication Merger Proposal will require the affirmative vote of a majority of the outstanding shares of Jaguar’s common stock at the close of business on March 17, 2008, the record date for the special meeting, provided there is a quorum and that the Business Combination is also approved.

Q.	What vote is required to approve the Business Combination Proposal?	A. Under Jaguar’s Certificate of Incorporation, approval of the Business Combination requires the affirmative vote of the holders of a majority of the shares of common stock issued in the IPO voted at the special meeting, provided that there is a quorum. Jaguar’s initial stockholders have agreed to vote their 1,116,667 shares acquired prior to the IPO and as part of the insider units sold simultaneously with the consummation of the IPO in accordance with the holders of a majority of the public sharesvoting in person or by proxy at the meeting. Any shares that may be acquired by Jaguar’s initial stockholders prior to the record date, may be voted in any manner that they choose. If the stockholders approve the Business Combination, the Business Combination will only proceed if holders of shares purchased in Jaguar’s IPO, representing no more than 20% of the shares sold in the IPO and the private placement, exercise their redemption rights. If the holders of 920,000 or more shares purchased in Jaguar’s IPO (which number represents 20% or more of the shares of common stock sold in Jaguar’s IPO and private placement) vote against the Business Combination and demand that Jaguar redeem their shares for their pro rata portion of the trust account established at the time of the IPO (as described below), Jaguar will not be permitted to consummate the Business Combination pursuant to its Certificate of Incorporation.
Q.	What vote is required to adopt the Performance Share Proposal?	A. Approval of the Performance Share Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided there is a quorum and that the Business Combination is also approved.
Q.	What vote is required to adopt the Incentive Plan Proposal?	A. Approval of the Incentive Plan Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided that there is a quorum.
Q.	What vote is required to adopt the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies?	A. Approval of the Adjournment and Postponement Proposal will require the affirmative vote of holders of a majority of the shares of Jaguar’s common stock represented in person or by proxy and entitled to vote at the special meeting, provided there is a quorum.
Q.	Do Jaguar stockholders have appraisal rights under Delaware law?	A. In connection with the Redomestication Merger, the Jaguar stockholders have appraisal rights under Delaware corporate law.
Q.	How do I secure my appraisal rights?	A. To secure your appraisal rights, you must not vote for the Redomestication Merger and need to file a demand for appraisal rights with Jaguar before the vote on the Redomestication Merger. Details about the required contents of the appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section ‘‘Jaguar Redomestication Merger – Appraisal Rights.’’

Q.	How will the Redomestication Merger be accomplished?	A. Jaguar will merge into China Cablecom Holdings, Jaguar’s wholly owned subsidiary that is incorporated as a British Virgin Islands company. As a result of the Redomestication Merger, each currently issued outstanding share of common stock of Jaguar will automatically convert into one ordinary share of China Cablecom Holdings. This procedure will result in your becoming a shareholder in China Cablecom Holdings instead of Jaguar.
Q.	What happens post-Business Combination to the funds deposited in the trust account?	A. Jaguar stockholders exercising redemption rights will receive their pro rata portion of the trust account. The balance of the funds in the trust account will be released to China Cablecom Holdings and will be utilized to repay approximately $10 million of outstanding indebtedness of China Cablecom and any remaining funds will be retained by China Cablecom Holdings to make payments aggregating $10 million to the Binzhou SOE and for operating capital subsequent to the closing of the Business Combination.
Q.	What happens if the Business Combination and Redomestication Merger are not consummated?	A. If Jaguar does not redomesticate and acquire China Cablecom in the Business Combination, Jaguar may seek an alternative business combination. To avoid being required to liquidate, as provided in its Certificate of Incorporation, Jaguar entered a letter of intent relating to a Business Combination with China Cablecom on October 18, 2006; as a result Jaguar is allowed an additional six months to complete a business combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.
In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to Jaguar’s common stockholders who hold shares issued in Jaguar’s IPO (other than the initial stockholders, each of whom has waived any right to any liquidation distribution with respect to them). See the risk factor on page 24 of this proxy statement/prospectus relating to risks associated with the dissolution of Jaguar.
Q.	Do Jaguar stockholders have redemption rights?	A. If you hold shares of common stock issued in Jaguar’s IPO, then you have the right to vote against the Business Combination Proposal and demand that Jaguar redeem these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Jaguar’s IPO are held. These rights to vote against the Business Combination and demand redemption of the shares into a pro rata portion of the trust account are sometimes referred to herein as redemption rights. Holders of warrants issued by Jaguar do not have any redemption rights.

SIMPLY VOTING AGAINST THE BUSINESS COMBINATION OR CHECKING THE ‘‘EXERCISE REDEMPTION RIGHTS’’ BOX ON A PROXY CARD DOES NOT PERFECT YOUR REDEMPTION RIGHTS – YOU MUST ALSO SEND JAGUAR THE WRITTEN DEMAND LETTER DESCRIBED BELOW.
Pursuant to the arrangements established at the time of Jaguar’s IPO, shareholders of Jaguar representing up to 19.9% of the outstanding shares issued in Jaguar’s IPO are entitled to exercise redemption rights in the event they vote against the Business Combination and send a written demand letter to Jaguar as described in the section entitled ‘‘The Special Meeting.’’ You should note that, while the Redomestication Merger causes the shareholders of Jaguar to have appraisal rights under Delaware law, if you exercise such appraisal rights you will not be able to perfect any redemption rights available to you as a shareholder of Jaguar in connection with the Business Combination.
Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?	A. Yes. After carefully reading and considering the information in this proxy statement/prospectus, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	If I have redemption rights, how do I exercise them?	A. If you wish to exercise your redemption rights, you must vote against the Business Combination Proposal and at the same time demand that Jaguar redeem your shares for cash. If, notwithstanding your vote, the Business Combination is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. You will be entitled to redeem each share of common stock that you hold for approximately $5.80. If you exercise your redemption rights, then you will be exchanging your shares of Jaguar common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the Business Combination and then tender your stock certificate. If you do not make a demand to exercise your redemption rights at the time you vote against the Business Combination Proposal (or if you do not vote against the Business Combination Proposal), you will lose your redemption rights, and that loss cannot be remedied.

Q.	What will happen if I abstain from voting or fail to instruct my broker to vote?	A. An abstention or the failure to instruct your broker how to vote (also known as a broker non-vote) is not considered a vote cast at the meeting with respect to the Business Combination Proposal and therefore your vote will have no effect on the vote relating to the Business Combination, and will not enable you to redeem your shares into a pro rata portion of the trust account. An abstention or failure to vote will have the effect of voting against the Redomestication Merger Proposal, but will have no effect on the approval of the Incentive Plan Proposal and the Performance Share Proposal.
Q.	How do I change my vote?	A. Send a later-dated, signed proxy card to Jaguar’s secretary no later than April 9, 2008, prior to the date of the special meeting, or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Jonathan Kalman, Jaguar Acquisition Corporation, 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
Q.	If my shares are held in ‘‘street name,’’ will my broker automatically vote them for me?	A. No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.
Q.	Do I need to turn in my old certificates?	A. No. If you hold your securities in Jaguar in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by China Cablecom Holdings. Your current certificates will represent your rights in China Cablecom Holdings. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect redemption or appraisal, you will need to deliver your old certificate to Continental Stock Transfer & Trust Company.
Q.	Who can help answer my questions?	A. If you have questions, you may write or call Jaguar Acquisition Corporation, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania, 19428, (610) 825-0288, Attention: Jonathan Kalman.
Q.	When and where will the special meeting be held?	A. The meeting will be held at 9:00 a.m. Eastern standard time on April 9, 2008 at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania, 19428.

The Companies

Jaguar Acquisition Corporation is a Delaware corporation incorporated on June 2, 2005 in order to serve as a vehicle for the acquisition of an operating business in any industry, with a focus on the payments industry, through a merger, capital stock exchange, asset acquisition or other similar business combination. On April 13, 2006, Jaguar completed a private placement and received net proceeds of approximately $700,000. On April 13, 2006, Jaguar consummated its initial public offering (IPO) and received net proceeds of approximately $21,600,000 and, on April 18, 2006, the underwriters exercised their over-allotment option and Jaguar received additional net proceeds of approximately $3,300,000. After deducting the underwriting discounts and commissions and offering expenses, an amount of $25,098,002 was placed in an interest-bearing trust account and the remaining proceeds of approximately $580,000 became available to be used to provide for business, legal, accounting, due diligence on prospective business combinations and continuing operating expenses. Jaguar’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the public offering, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. As of February 29, 2008, $26,760,832 (plus accrued interest of $54,045) was held in the trust account.

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, (‘‘PRC’’) operating in partnership with a local state-owned enterprise (‘‘SOE’’) authorized by the PRC government to control the distribution of cable TV services. China Cablecom set up a joint venture and acquired operation rights and assets relating to the exclusive operation of a cable network in Binzhou, Shandong Province (‘‘Binzhou Broadcasting’’) in September 2007 by entering into a series of asset purchase and services agreements with a company organized to serve as a holding company of the relevant businesses by SOEs owned directly or indirectly by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in five different municipalities. Due to restrictions on foreign ownership of PRC media and broadcasting entities, China Cablecom’s 49% joint venture interest is held through a series of contractual arrangements intended to result in the risks and benefits of Binzhou Broadcasting’s operations being primarily borne by China Cablecom, rather than through a direct ownership of equity securities. In addition to seeking to avoid a violation of PRC law, these arrangements provide, under relevant principles of US generally accepted accounting principles (‘‘US GAAP’’), for the consolidation of 60% of the results of operations, financial position and cash flows of Binzhou Broadcasting by China Cablecom. In view of these PRC legal restrictions and prevailing industry practice with regard to structuring foreign direct investment in China in this respect, Jaguar has determined that the Business Combination with China Cablecom satisfies the requirement contained in its certificate of incorporation that it effect a business combination with an operating business.

Binzhou Broadcasting operates a cable network with 634,860 homes passed and 411,246 paying subscribers as of December 31, 2007.  ‘‘Homes passed’’ represents the number of households with the ability to receive cable service whether or not they actually subscribe, or all the homes in the community passed by the cable system that could conceivably connect to it. China Cablecom’s strategy is to replicate the Binzhou Broadcasting operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks with which it has entered into agreements.

Fairness Opinion

In determining to recommend that holders of Jaguar’s securities vote for the Business Combination proposal, the Board of Directors of Jaguar considered the fairness opinion of its financial advisor, Navigant Capital Advisors, dated October 22, 2007, subsequently confirmed in writing on October 25, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, Navigant determined that the merger consideration as stipulated in the Merger Agreement was fair from a financial point of view to Jaguar. The fairness opinion provided by Navigant Capital Advisors is based on the merger consideration described in the Merger Agreement. The full text of Navigant Capital Advisors written opinion, dated October 22,

2007, subsequently confirmed in writing on October 25, 2007, is attached as Annex A to this proxy statement/prospectus. We urge you to read the opinion and the section ‘‘Fairness Opinion’’ beginning on page 67 of this proxy statement/prospectus carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken. Navigant Capital Advisors’ opinion does not constitute a recommendation to the Board of Directors or to the holders of Jaguar’s securities as to how such person should vote or act on any of the proposals set forth in this proxy statement/prospectus. In addition, the fairness opinion delivered by Navigant on October 22, 2007, subsequently confirmed in writing on October 25, 2007, was based on information, projections and assumptions available to Jaguar’s management and Navigant as of the date of the opinion. Since that date, China Cablecom’s financial performance for 2007 has declined substantially as compared to the financial forecast for fiscal 2007 relied upon by Navigant in performing certain aspects of the analysis contained in its opinion. Consequently, the information, projections and related assumptions relied upon by Navigant at the time the opinion was rendered that governed expected results in 2007 have proven ultimately to be materially inaccurate. For its services related to the fairness opinion, Navigant Capital Advisors was paid a fee, including expenses, equal to $203,016. The fee for the fairness opinion was negotiated by Jaguar and Navigant Capital Advisors. Jaguar believes the amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion. The fairness opinion fee is not contingent upon consummation of the proposed Business Combination.

If the Business Combination Is Not Approved.    If Jaguar does not consummate the Business Combination with China Cablecom and it is unable to complete another acquisition by April 13, 2008, it will be required to liquidate and dissolve pursuant to its Certificate of Incorporation. To avoid being required to liquidate, Jaguar entered a letter of intent relating to a business combination with China Cablecom on October 18, 2006. As a result Jaguar is allowed an additional six months to complete the Business Combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation. See the risk factor on page 24 of this proxy statement/prospectus relating to risks associated with the dissolution of Jaguar.

Management.    The current management of China Cablecom and its subsidiaries is led by Mr. Clive Ng. After consummation of the Redomestication Merger and the Business Combination, China Cablecom’s management will remain substantially the same. China Cablecom Holdings’ Board of Directors after the Redomestication Merger and the Business Combination will continue to consist of Clive Ng, Jonathan Kalman, Kerry Propper, Simon Bax, Shan Li, and Alejandro Zubillaga. As a condition to the consummation of the Business Combination, each of Messrs. Ng and Yue will enter into employment agreements with China Cablecom Holdings. Mr. Ng will continue serve as Executive Chairman of China Cablecom Holdings and Pu Yue will continue to serve the Chief Executive Officer of China Cablecom Holdings.

Jaguar’s Recommendation; Interests of Jaguar’s Management

After careful consideration, Jaguar’s board of directors has determined that the Business Combination and the other proposals presented at this special meeting are fair to, and in the best interests of, Jaguar and its stockholders. The board of directors has approved and declared advisable the proposals, and recommends that you vote or direct that your vote to be cast ‘‘FOR’’ the adoption of each proposal.

When you consider the recommendation of the board of directors, you should keep in mind that the members of the board of directors have interests in the Business Combination that are different from, or in addition to, yours. These interests include the following:

•	If the proposed Business Combination is not completed, and Jaguar is unable to complete another acquisition by April 13, 2008, Jaguar will subsequently be required to liquidate, and the shares of common stock owned by Jaguar’s directors will be worthless because the shares will no longer have any value and the directors are not entitled to liquidation distributions from Jaguar. In addition, the possibility that Jaguar’s officers and directors will be required to perform their obligations under the indemnity agreements referred to below will be substantially increased.

•	In connection with Jaguar’s IPO, Jaguar’s current officers and directors agreed to indemnify Jaguar for debts and obligations to vendors that are owed money by Jaguar for services rendered or products sold to Jaguar, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the Business Combination is consummated, Jaguar’s officers and directors will not have to perform such obligations. If the Business Combination is not consummated, however, Jaguar’s officers and directors could potentially be liable for any claims against the trust account by vendors who did not sign waivers.

•	All rights of Jaguar’s officers and directors to be indemnified by Jaguar, and of Jaguar’s directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination pursuant to provisions in China Cablecom Holdings’ Amended and Restated Memorandum and Amended and Restated Articles of Association. However, if the Business Combination is not approved and Jaguar subsequently liquidates, its ability to perform its obligations under those provisions will be substantially impaired since it will cease to exist. If the Business Combination is ultimately completed, China Cablecom Holdings’ ability to perform such obligations will be substantially enhanced.

•	It is anticipated that China Cablecom’s current Executive Chairman and President, Clive Ng will enter into an employment agreement with China Cablecom Holdings as a condition to the consummation of the Merger Agreement. The employment agreement must be approved by a majority of the independent directors of China Cablecom Holdings’ Board of Directors.

Certain U.S. Federal Income Tax Consequences

As described below under the heading ‘‘Material United States Federal Income Tax Considerations,’’ the Redomestication Merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Jaguar shareholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Jaguar common stock or warrants for the ordinary shares or warrants of China Cablecom Holdings. Jaguar, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication Merger equal to the difference between the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication Merger. It is expected that China Cablecom Holdings should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination, and that certain ‘‘anti-inversion’’ provisions in the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), would not apply to treat China Cablecom Holdings as a U.S. corporation after the Redomestication Merger and Business Combination. It is expected that these anti-inversion rules would apply, however, to restrict Jaguar from using any net operating loss that might otherwise be available to it to offset any gain it will recognize as a result of the Redomestication Merger.

Quotation

Jaguar’s common stock (JGAC), warrants (JGACW) and units (JGACU) are quoted on the Over-the-Counter (OTC) Bulletin Board.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition.

If Jaguar completes the acquisition of China Cablecom pursuant to the Redomestication Merger and the Business Combination, the resulting company will be subject to a number of risks. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the merger proposal. Following the closing of the merger, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that Jaguar would become a holding company with substantial operations in China. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to China Cablecom

China Cablecom has a very limited operating history, which may make it difficult for you to evaluate its business and prospects.

China Cablecom, a holding company, acquired Binzhou Broadcasting in September 2007 − as a result its operating history is very limited and, accordingly, the revenue and income potential of its business and markets are unproven. Binzhou Broadcasting’s historical operating results may not provide a meaningful basis for evaluating China Cablecom’s business, financial performance and prospects, particularly in view of the fact that the networks comprising the operations of Binzhou Broadcasting have historically been operated independently.

China Cablecom also faces numerous risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to its ability to:

•	develop new customers or new business from existing customers;

•	expand the technical sophistication of the products it offers;

•	respond effectively to competitive pressures; and

•	attract and retain qualified management and employees.

China Cablecom cannot predict whether China Cablecom will meet internal or external expectations regarding its future performance. If China Cablecom is not successful in addressing these risks and uncertainties, its business, operating results and financial condition may be materially adversely affected.

China Cablecom must make significant intercompany loans to Binzhou Broadcasting to preserve its consolidation of the operating results of Binzhou Broadcasting for financial reporting purposes.

Although China Cablecom is currently entitled to consolidate the financial position and operating results of Binzhou Broadcasting in its financial statements under US GAAP, this is the result of the ratio of risk and rewards borne by China Cablecom regarding the operations of Binzhou Broadcasting, which in turn is dependent on the significant level of intercompany debt China Cablecom has extended to Binzhou Broadcasting. Pursuant to the terms of the Asset Transfer Agreement with the Binzhou SOE, Binzhou Broadcasting must complete the payment for all assets to be transferred not later than August 2008. To the extent the financing for such payment is not in the form of an intercompany loan from China Cablecom, China Cablecom’s ability to preserve the accounting treatment of Binzhou Broadcasting will be jeapordized. While certain of the amounts in Jaguar’s trust fund may be used for these purposes, China Cablecom’s obligations under the bridge financing it entered into in September 2007 and to make the intercompany loans in sufficient amount to preserve the consolidation of the financial position and operating results of Binzhou Broadcasting exceed available cash by between $3.6 million and $8.9 million (depending upon the number of shares for which the holders seek redemption in connection with the Business Combination). In order to meet all of these obligations, China Cablecom may be required to seek additional financing or to amend or modify the terms of its bridge financing to the extent cash flow from operations are insufficient to meet this shortfall and there can be no assurance that any such additional financing will be available on acceptable terms or at all or that such lenders will be willing to amend or modify the terms of the outstanding notes. Any such failure to secure additional financing by China Cablecom will create a default under the terms of the joint venture agreement between JYNT and the Binzhou SOE and likely result in China Cablecom no longer being entitled to consolidate the financial position and results of operations of Binzhou Broadcasting.

The PRC television broadcasting industry may not digitalize as quickly as China Cablecom expects, as a result of which our revenues would be materially adversely affected.

China Cablecom’s future success depends upon the pace at which PRC television network operators switch from analog to digital transmission. Various factors may cause PRC television network operators to convert from analog to digital transmission at a slow pace. The PRC government, which has strongly encouraged television network operators to digitalize their networks and has set a target of 2015 for all, except for up to six, analog channels to be switched off, may relax or cancel the 2015 target. PRC television viewers may fail to subscribe to digital television services in sufficient numbers to support wide-scale digitalization.

Existing and emerging alternative platforms for delivering television programs, including terrestrial networks, Internet protocol television and satellite broadcasting networks present a significant competitive risk to China Cablecom.

China Cablecom competes with traditional terrestrial television networks for the same pool of viewers. As technologies develop, other means of delivering information and entertainment to television viewers are evolving. For example, some telecommunications companies in the PRC are seeking to compete with terrestrial broadcasters and cable television network operators by offering Internet protocol television, or IPTV, which allows telecommunications companies to stream television programs through telephone lines. While the PRC Ministry of Information Industry, or the MII, so far has issued only five IPTV licenses, it may issue significantly more licenses in the future. In addition, the SARFT issued a broadcast license last year to the PRC’s first direct satellite broadcast company, which is expected to begin commercial operation this year. To the extent that the terrestrial television networks, telecommunications companies and direct satellite television network operators compete successfully with China Cablecom for viewers, its ability to attract and retain subscribers may be adversely affected.

Changes in the regulatory environment of, and government policies towards, the PRC television network industry could materially adversely affect China Cablecom’s revenues.

Strong PRC government support has been a significant driver of the PRC television broadcasting industry’s transition from analog to digital transmission. Although the PRC government has set a target of 2015 for all television networks to switch to digital transmissions, terminating all analog transmissions except for up to six channels that will continue in service for the benefit of those unable to afford digital television, there is no assurance that the government will not change or adjust its digitalization policies at any time, including canceling or relaxing the target for digitalization. If the digitalization process in the PRC were to be slowed down or otherwise adversely affected by any government action or inaction, China Cablecom may not be able to develop new customers or attract new business from existing customers, and its revenues would be materially adversely affected.

Furthermore, the television broadcasting industry in the PRC is a highly regulated industry. Government regulations with respect to television broadcasting content, the amount and content of advertising, the pricing of pay-television subscriptions, the role of private-sector investment and the role of foreign investment significantly influence the business strategies and operating results of our customers. Among other things, the SARFT must approve the creation of new premium content channels and has the power to order television network operators to stop airing programs or advertising that it considers illegal or inappropriate. Any of such adverse government actions against television network operators could in turn cause China Cablecom to lose existing or potential subscribers.

In China, the basic subscription fee for cable television is regulated, municipal cable television operators have to apply for approval at local Price Bureau, who will then arrange public hearings to approve any subscription price changes. Although Binzhou Broadcasting has applied and has acquired approval for subscription fee raise from Price Bureau in year 2006, there is no guarantee that any future partnership networks of China Cablecom will succeed in getting approval for subscription fee raises for digital television services.

If significant numbers of television viewers in the PRC are unwilling to pay for digital television or value-added services, China Cablecom may not be able to sustain our current revenue level.

China Cablecom expects a substantial majority of its future revenue growth to be derived from the introduction of digital television subscriptions to viewers. However, China Cablecom may be unsuccessful in promoting digital television or value-added services. In 2007, China Cablecom expected 21,000 existing subscribers to upgrade to digital television, whereas only 4,000 subscribers actually upgraded their service. While China Cablecom believes that this reduced rate of migration was due in part to transition issues and the lack of an effective marketing and rollout plan, television viewers in the PRC are accustomed to receiving television for free or for a very low price. Even viewers who are accustomed to paying for cable television subscriptions have historically paid very low rates and may not be willing to pay significantly higher rates for digital television services, or additional fees for value-added services. If China Cablecom is unable to carry unique and compelling content to differentiate itself from direct satellite TV service providers and telecom companies, or offer digital cable TV value-added services that meet viewers’ needs at an affordable price, it may find it difficult to persuade viewers to accept the pay-television model or pay more for digital cable television or value-added services than viewers have historically paid for analog cable television. In that event, our customers’ digital subscriber numbers may not grow and China Cablecom may be unable to sustain its current revenue level.

Our officers and directors may allocate their time to other businesses, and are or may be affiliated with entities that may cause conflicts of interest. In particular, our principal shareholder and Executive Chairman is subject to potentially conflicting duties to another company he established to pursue business opportunities in the PRC.

Messrs. Ng and Pu and certain of China Cablecom’s other officers and directors (including Mr. Cassano) have the ability to allocate their time to other businesses and activities, thereby causing possible conflicts of interest in their determination as to how much time to devote to the affairs of China Cablecom.

These individuals are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to China Cablecom’s affairs and could have a negative impact on China Cablecom’s ongoing business. Certain of China Cablecom’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us or otherwise, and accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular investment or business opportunity should be presented. Moreover, in light of China Cablecom’s officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential investment and business opportunities to those entities in addition to presenting them to China Cablecom, which could cause additional conflicts of interest. While China Cablecom does not believe that any of China Cablecom’s officers or directors has a conflict of interest in terms of presenting to entities other than China Cablecom investment and business opportunities that may be suitable for it, conflicts of interest may arise in the future in determining to which entity a particular business opportunity should be presented. Neither China

Cablecom nor Jaguar can assure you that any conflicts will be resolved in China Cablecom’s favor. These possible conflicts may inhibit the activities of such officers and directors in seeking acquisition candidates to expand the geographic reach of China Cablecom or broaden its service offerings. For a complete description of our management’s other affiliations, see ‘‘Management, Directors and Executive Officers.’’ In any event, it cannot be predicted with any degree of certainty as to whether or not Mr. Ng, Mr. Pu or China Cablecom’s other officers or directors will have a conflict of interest with respect to a particular transaction as such determination would be dependent upon the specific facts and circumstances surrounding such transaction at the time.

Mr. Ng, our Chairman and President, has recently entered into a settlement agreement with China Broadband, Inc., another company he organized to pursue broadband cable opportunities in the PRC, and certain of its shareholders and consultants, relating to possible claims that China Broadband and such shareholders and consultants suggested might be brought by China Broadband against Mr. Ng for his activities in forming China Cablecom. If the parties to the settlement agreement fail to observe the terms of the agreement, China Cablecom Holdings may be involved in burdensome and time-consuming litigation in order to establish clear entitlement to the Binzhou Broadcasting operations.

In particular, notwithstanding the terms of the settlement and the amendment to Mr. Ng’s employment agreement with China Broadband, Ltd., Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to China Cablecom Holdings rather than China Broadband, notwithstanding the express terms of the revised employment agreement and provisions of the settlement agreement. Mr. Ng’s revised employment agreement with China Broadband contains an express provision permitting Mr. Ng to resign from China Broadband in the event an acquisition arises that involves the business of China Cablecom, which is how Mr. Ng currently intends to handle opportunities in the future that could create a situation similar to that which led to the settlement agreement.

The settlement agreement contains a provision recognizing that the provision of integrated cable television services in the People’s Republic of China and related activities is the business of China Cablecom and the provision of stand-alone independent broadband services is the business of China Broadband. However, notwithstanding the terms of the settlement agreement and the amendment to Mr. Ng’s employment agreement with China Broadband, Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to China Cablecom Holdings rather than China Broadband, notwithstanding his current intention to resign in such circumstances.

If shareholders sought to sue China Cablecom officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PRC.

Because most of China Cablecom’s officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against such officers and directors by shareholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the federal securities laws. Furthermore, because substantially all of China Cablecom’s assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, Jaguar has been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held in China Cablecom.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to China Cablecom’s detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect China Cablecom’s business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Certain of the projections provided to Jaguar management and its financial advisor are unreliable.

During the due diligence investigation of China Cablecom, management of Jaguar and its financial advisor Navigant Capital were provided with certain forward-looking information concerning the projected operating results for the business of Binzhou Broadcasting for the years ended 2007 through 2011. This forward-looking information was prepared by management of China Cablecom based on historical financial results of the networks comprising Binzhou Broadcasting and assuming certain growth rates in revenues and direct and indirect expenses. The level of revenue and EBITDA expected for 2007 in the projections, however, is much more than that actually reported by China Cablecom, which may be an indication that the projections contain overly aggressive assumptions regarding growth or underestimate expenses necessary to run the business of Binzhou Broadcasting. Actual revenue and EBITDA for 2007 were 39% and 49% lower, respectively, than the projected amounts. Had the subsequent actual results been used in performing this analysis, the implied enterprise value of Binzhou Broadcasting would have been, on average, approximately 20% lower than as determined using the projected results for 2007 in Navigant Capital’s comparable company analysis. As the forward-looking information was used by both the Board of Directors of Jaguar in determining that the Business Combination met the conditions set forth in its certification of incorporation that an acquisition candidate must have a fair market value of at least 80% of the assets of Jaguar at the time of acquisition and by Navigant Capital in preparing its fairness opinion regarding the Business Combination, to the extent the actual results for years subsequent to 2007 differ significantly from the projected results, there could be adverse consequences to China Cablecom in the future. These consequences could include potential claims by shareholders seeking to have their shares repurchased at the redemption amount if the stock of China Cablecom trades below its expected level based on such projections, based on the theory that the Business Combination was not a qualifying transaction under Jaguar’s certificate of incorporation or other claims against Jaguar’s former directors for violating their fiduciary duties to shareholders in recommending a transaction that was not fair to shareholders. Although we would disagree that any such breach of the certificate of incorporation or directors duties ocurred, neither Jaguar nor China Cablecom can assure you that any such claims would be resolved in our favor. The fact that the Navigant Capital opinion on which the Board of Directors is relying in recommending the Business Combination for shareholder approval is based, in part, on forward-looking information that has turned out to be inaccurate and has not been updated subsequent to the availability of the actual result for 2007 may create even greater risk to China Cablecom and the directors of Jaguar in this regard. Further, Jaguar’s Board of Directors is not seeking an updated fairness opinion from Navigant Capital. Any such claims, even if ultimately unsuccessful, would divert financial resources and management’s time and attention from the business of China Cablecom.

Foreign exchange regulations in the PRC may affect China Cablecom’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit China Cablecom’s ability to use revenues generated in RMB or to make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (‘‘SAFE’’), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as China Cablecom) are required to apply for ‘‘Foreign Exchange Registration Certificates’’ and to renew those certificates annually. However, even with that certification, conversion of currency in the ‘‘capital account’’ (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede China Cablecom’s business activities.

China Cablecom may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As quasi-governmental businesses in the PRC, the networks comprising China Cablecom have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. China Cablecom may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, China Cablecom may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, especially on the operation level of Cablecom’s joint ventures with municipal cable TV network operators.

Being a foreign private issuer may exempt China Cablecom from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the Redomestication Merger, China Cablecom Holdings may be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934, depending upon the composition of its shareholder base. As such, it would be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any ‘‘short swing’’ trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, China Cablecom Holdings’ stockholders may not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Relating to China Cablecom’s Corporate Structure

China Cablecom exercises voting and economic control over Jinan Youxiantong Network Technology Co., Ltd. pursuant to contractual agreements with the shareholders of Jinan Youxiantong Network Technology Co., Ltd. that may not be as effective as direct ownership.

As a result of the contractual agreements entered into between China Cablecom’s indirect subsidiary Heze Cablecom Network Technology Co., Ltd., a PRC company (‘‘HZNT’’), and the shareholders of Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), China Cablecom controls and is considered the primary beneficiary of JYNT, and is entitled to consolidate the financial results of JYNT, which includes JYNT’s 60% economic interest in the financial results of Binzhou Broadcasting. While the terms of these contractual agreements are designed to minimize the operational impact of governmental regulation of the media, cultural and telecommunications industries in the PRC, and provide China Cablecom with voting control and the economic interests associated with the stockholders’ equity interest in JYNT, they are not accorded the same status at law as direct ownership of JYNT and may not be as effective in providing and maintaining control over JYNT as direct ownership. For example, China Cablecom may not be able to take control of JYNT upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or capacity. If the PRC government proposes new laws or amends current laws that are detrimental to the contractual agreements with JYNT, such changes may effectively eliminate our control over the JYNT and our ability to consolidate the financial results of Binzhou Broadcasing, JYNT’s sole operational asset. In addition, if the shareholders of JYNT fail to perform as required under those contractual agreements, China Cablecom will have to rely on the PRC legal system to enforce those agreements and there is no guarantee that it will be successful in an enforcement action.

Furthermore, if China Cablecom, or HZNT, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•	levying fines;

•	confiscating income; and/or

•	requiring a restructure of ownership or operations.

JYNT has a 49% equity interest in Binzhou Broadcasting, and the failure by the Binzhou SOE to perform its obligations under the joint venture agreement and services agreements may negatively impact our ability to consolidate the financial operations of Binzhou Broadcasting.

JYNT has entered into a joint venture agreement and a series of services agreements that, pursuant to applicable accounting principles, entitles JYNT to consolidate 60% of the operating results of Binzhou Broadcasting, although JYNT only has a 49% equity interest and the Binzhou SOE has retained control of the joint venture. Because JYNT lacks actual control over Binzhou Broadcasting, JYNT and, China Cablecom through its contractual arrangements with the shareholders of JYNT, are protected in their dealings with the Binzhou SOE only to the extent provided for in the joint venture agreement and the services agreements. If the Binzhou SOE fails to observe the requirements of the joint venture agreement and other services agreements with JYNT, China Cablecom Holdings may have to incur substantial costs and resources to enforce such arrangement, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. If China Cablecom and the shareholders of JYNT are unable to compel the Binzhou SOE to observe the requirements of the joint venture agreement and the services agreements, China Cablecom may be forced to account for the financial results and position of Binzhou Broadcasting pursuant to different accounting principles, effectively eliminating its sole operational asset.

The agreements that establish the structure for operating our business may result in the relevant PRC government regulators revoking or refusing to renew Binzhou Broadcasting’s operating permit.

Binzhou Broadcasting obtains exclusive operating rights by entering into exclusive service agreement with Binzhou SOEs who are 100% owned by different levels of branches of SARFT in Binzhou Municipality. Binzhou SOEs enjoy the right to provide cable access services in its territories. Any foreign-invested enterprise incorporated in the PRC, such as China Cablecom’s subsidiary, HZNT, is prohibited from conducting a business that involving the transmission of broadcast television or the provision of cable access services. Our contractual arrangements with JYNT and its shareholders provide us with the economic benefits of Binzhou Broadcasting. If SARFT determines that our control over JYNT, or relationship with Binzhou Broadcasting through those contractual arrangements is contrary to their generally restrictive approach towards foreign participation in the PRC cable television industry, there can be no assurance that SARFT will not reconsider Binzhou Broadcasting’s eligibility to hold exclusive rights to provide operating services on cable access services to Binzhou SOEs. If that were to happen, China Cablecom might have to discontinue all or a substantial portion of its business pending the approval of exclusive service and operating rights on the required operating permit held by Binzhou SOEs. In addition, if China Cablecom is found to be in violation of any existing or futures PRC laws or regulations, the relevant regulatory authorities, including the SARFT, would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking the business licenses or operating licenses of our PRC affiliates and Binzhou SOE, requiring us to restructure the relevant ownership structure or operations, and requiring us to discontinue all or any portion of our operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to the People’s Republic of China

Adverse changes in economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for China Cablecom’s services and materially adversely affect its business.

All of China Cablecom’s assets are located in and all of its revenue is sourced from the PRC. Accordingly, China Cablecom’s business, financial condition, results of operations and prospects will be influenced to a significant degree by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decade, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on China Cablecom. For example, China Cablecom’s operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to it. The PRC government has implemented certain measures, including recent interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, including a slowing or decline in investment in cable television networks, which in turn could adversely affect our operating results and financial condition.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and China Cablecom.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC. These laws and regulations change frequently, and their interpretation and enforcement involve uncertainties. For example, China Cablecom may have to resort to administrative and court proceedings to enforce the legal protections that it enjoys either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection China Cablecom enjoys than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts China Cablecom has entered into. As a result, these uncertainties could materially adversely affect China Cablecom’s business and operations.

Risks Relating to the Redomestication Merger

Following consummation of the Redomestication Merger, Jaguar will become a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Following the consummation of the Redomestication Merger, the resulting company’s corporate affairs will be governed by its Amended and Restated Memorandum and Amended and Restated

Articles of Association, the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the ‘‘Act’’) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are governed by the Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of shareholders and the fiduciary responsibilities of directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. The rights of minority shareholders are set forth below in the section entitled ‘‘The Redomestication Merger Proposal – Rights of Minority Shareholders’’.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature.

The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of the affairs of China Cablecom.

Under the laws of the British Virgin Islands, there is some statutory law for the protection of minority shareholders under the Act. The principal protection under statutory law is that shareholders may bring an action to enforce the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Amended and Restated Memorandum and Amended and Restated Articles of Association. Pursuant to China Cablecom Holdings’ constitutional documents, the company is obliged to hold an annual general meeting and provide for the election of directors. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked (such rights have also now been given statutory footing under the Act; for further discussion of the rights of minority shareholders, see the section entitled ‘‘Rights of Minority Shareholders’’ beginning on page 107), largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the U.S.

The combined company’s working capital could be reduced if stockholders exercise their redemption rights.

Pursuant to Jaguar’s Certificate of Incorporation, holders of shares purchased in Jaguar’s initial public offering (other than Jaguar’s initial stockholders) may vote against the Business Combination and demand that Jaguar redeem their shares into pro rata portions of the trust account, net of taxes payable, as of the record date. Jaguar and China Cablecom will not consummate the Business Combination if holders of 920,000 or more shares exercise these redemption rights. To the extent the Business Combination is consummated and holders have demanded to so redeem their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the Business Combination. As of March 17, 2008, the record date, assuming the Business Combination is approved, the maximum amount of funds that could be disbursed to Jaguar’s stockholders upon the exercise of their redemption rights is approximately $5,335,133.

If outstanding warrants are exercised, the underlying common shares will be eligible for future resale in the public market. ‘‘Market overhang’’ from the warrants results in dilution and has an adverse effect on the common stock’s market price.

Outstanding warrants and unit purchase options to purchase an aggregate of 10,483,334 shares of common stock issued in connection with Jaguar’s initial public offering will become exercisable after consummation of the Business Combination. If they are exercised, a substantial number of additional ordinary shares of China Cablecom Holdings will be eligible for resale in the public market, which could adversely affect the market price.

Registration rights held by Jaguar’s initial stockholders who purchased shares prior to Jaguar’s initial public offering may have an adverse effect on the market price of China Cablecom Holdings.

Jaguar’s initial stockholders who purchased common stock prior to its initial public offering are entitled to demand that Jaguar register the resale of their shares at any time after they are released from escrow. In addition, Mr. Ng and the investors in China Cablecom’s bridge financing have the ability to request registration of the shares they will own subsequent to the consummation of the Business Combination on substantially the same terms as enjoyed by such shareholders. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 3,183,334 ordinary shares eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of China Cablecom Holdings’ ordinary shares.

Jaguar’s directors and officers have interests in the Business Combination that are different from yours, because if the Business Combination is not approved, their shares may become worthless.

In considering the recommendation of Jaguar’s Board of Directors to vote to approve the Business Combination, you should be aware that Jaguar’s directors, officers and original stockholders have agreements or arrangements that provide them with interests in the Business Combination that differ from, or are in addition to, those of Jaguar stockholders generally. Jaguar’s original stockholders, including its directors and officers, are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account. Therefore, if the Business Combination is not approved, these original shares may become worthless. The personal and financial interests of directors and officers may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of Jaguar’s stockholders.

Because Jaguar does not intend to pay dividends on its common stock, stockholders will benefit from an investment in Jaguar’s common stock only if it appreciates in value.

Jaguar has never declared or paid any cash dividends on its shares of common stock. Post-merger, China Cablecom Holdings currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, China Cablecom Holdings does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of China Cablecom Holdings’ Board of Directors and will depend on factors China Cablecom Holdings’ Board of Directors deems relevant, including among others, China Cablecom Holdings’ results of operations, financial condition and cash requirements, business prospects, and the terms of China Cablecom Holdings’ credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of China Cablecom Holdings’ ordinary shares. There is no guarantee that China Cablecom Holdings’ ordinary shares will appreciate in value.

Jaguar’s securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq market.

Jaguar’s securities are quoted on the Over-the-Counter Bulletin Board (‘‘OTC BB’’), a FINRA-sponsored and operated inter-dealer automated quotation system. Subsequent to the Redomestication Merger and the Business Combination, it is expected that China Cablecom Holdings’ ordinary shares will be eligible for quotation on the OTC BB. Quotation of China Cablecom Holdings’ securities on the OTC BB will limit the liquidity and price of its securities more than if the securities were quoted or listed on Nasdaq.

There is a risk that China Cablecom Holdings could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Redomestication Merger and Business Combination, which could result in significantly greater U.S. federal income tax liability to China Cablecom Holdings.

Section 7874(b) (‘‘Section 7874(b)’’) of the Internal Revenue Code of 1986, as amended, (the ‘‘Code’’) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then China Cablecom Holdings, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication Merger and Business Combination as if China Cablecom Holdings were a domestic corporation.

Although it is not expected that Section 7874(b) will apply to treat China Cablecom Holdings as a domestic corporation for U.S. federal income tax purposes, due the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication Merger and Business Combination, this result is not entirely free from doubt. As a result, stockholders and warrant holders are urged to consult their own tax advisors on this issue. The balance of this discussion assumes that China Cablecom Holdings will be treated as a foreign corporation for U.S. federal income tax purposes.

Jaguar should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication Merger, which would result in increased U.S. federal income tax liability to Jaguar.

As a result of the Redomestication Merger, Jaguar should recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication Merger. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Jaguar by reason of such gain) cannot be determined at this time. In addition, because it is expected that former shareholders of Jaguar would own at least 60% (but less than 80%) of the shares of China Cablecom Holdings following the Redomestication Merger and Business Combination, any such gain could not be reduced by any net operating losses otherwise available to Jaguar. Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the Redomestication Merger.

There is a risk that China Cablecom Holdings will be classified as a passive foreign investment company, or ‘‘PFIC,’’ which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of China Cablecom Holdings.

China Cablecom Holdings will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If China Cablecom Holdings were a PFIC for any taxable year during which a U.S. holder held its ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of China Cablecom Holdings and its subsidiaries after the Redomestication Merger and Business Combination, it is not anticipated that China Cablecom Holdings will be treated as a PFIC following the Redomestication Merger and Business Combination. The actual PFIC status of China Cablecom Holdings for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to status of China Cablecom Holdings as a PFIC for the current taxable year or any future taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. holders, see ‘‘Material United States Federal Income Tax Considerations – Tax Consequences to U.S. Holders of Common Stock and Warrants of China Cablecom Holdings – Passive Foreign Investment Company Rules.’’

The tax opinion provided to Jaguar does not provide a ‘‘will’’ level of comfort on the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events.

Loeb & Loeb LLP, as special United States counsel to Jaguar, has provided an opinion to Jaguar (which has been filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part) that, subject to the assumptions, limitations and qualifications stated therein and herein, Loeb & Loeb LLP has confirmed and adopted as its opinion the statements of U.S. federal income tax law as set forth herein under the caption ‘‘Material United States Federal Income Tax Considerations’’ (the ‘‘tax disclosure’’). Such opinion represents counsel’s best legal judgment, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (‘‘IRS’’) or a court considering the tax issues discussed in the tax disclosure. Also, because of the absence of guidance directly on point as to how the transactions contemplated by the Redomestication Merger and Business Combination or otherwise discussed in the tax disclosure would be treated for U.S. federal income tax purposes, the word ‘‘should’’ and not ‘‘will’’ is generally used throughout the tax disclosure in order to indicate a degree of uncertainty that is less than the significant doubt behind a ‘‘more-likely-than-not’’ opinion, but that is greater than under a ‘‘will’’ opinion. In addition, the word ‘‘should’’ is used because the tax disclosure is a general discussion and does not address all tax issues that may be relevant to all stockholders or warrant holders (including those that are subject to special rules under the Code). Moreover, certain tax issues that are discussed in the tax disclosure are dependent on future facts or events, such as whether China Cablecom Holdings will be classified as a PFIC for U.S. federal income tax purposes following the Redomestication Merger and Business Combination, and therefore cannot be covered by a tax opinion. Accordingly, each stockholder and warrant holder is urged to consult its own tax advisor on the tax issues discussed in the tax disclosure and how they may relate to the holder’s particular circumstances. See ‘‘Material United States Federal Income Tax Considerations.’’

Risks to Jaguar’s Stockholders and Warrant Holders

China Cablecom Holdings may choose to redeem Jaguar’s outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, China Cablecom Holdings may redeem all of Jaguar’s currently outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of China Cablecom’s ordinary shares equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before China Cablecom Holdings sends the notice of redemption. Calling all of such warrants for redemption could force the warrant holders:

To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Jaguar’s warrant holders may not be able to exercise their warrants, which may create liability for Jaguar.

Holders of the warrants Jaguar issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although Jaguar has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, which obligation China Cablecom Holdings will assume pursuant to the Redomestication Merger and with which it intends to comply, China Cablecom Holdings cannot assure that it will be able to do so. In addition, some states may not permit China Cablecom Holdings to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by China Cablecom Holdings, China Cablecom Holdings may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. Since China Cablecom Holdings’ obligations in this regard are subject to a ‘‘best efforts’’ standard, it is possible that, even if China Cablecom Holdings is able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on China Cablecom Holdings to compensate warrant holders due to the change in circumstances that led to China Cablecom Holdings being unable to fulfill its obligations.

If holders of 920,000 or more of the shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the common stock sold in Jaguar’s initial public offering) decide to vote against the Business Combination and opt to convert their shares to cash, Jaguar may be forced to dissolve and liquidate, stockholders may receive less than $5.80 per share, and Jaguar’s warrants may expire worthless.

Under the terms of Jaguar’s Certificate of Incorporation, if holders of 920,000 or more of the shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the common stock issued in its initial public offering) decide to vote against the acquisition and opt to convert their shares to cash, Jaguar may ultimately be forced to dissolve and liquidate. To avoid being required to liquidate, as provided in its charter, Jaguar entered a letter of intent relating to a business combination on October 18, 2006, as a result Jaguar is allowed an additional six months to complete the business combination to avoid liquidation. Under its charter as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation. If Jaguar does not consummate the acquisition of China Cablecom by that time, it will be forced to dissolve and liquidate in accordance with the provisions of Delaware law.

In any liquidation, the net proceeds of Jaguar’s initial public offering and private placement and the deferred underwriting compensation held in the trust account, plus any interest earned thereon (net of taxes payable, will be distributed on a pro rata basis to the holders of Jaguar’s common stock issued in Jaguar’s initial public offering. As of February 29, 2008, and assuming Jaguar expended all of the funds not in the trust account, the per-share liquidation price would have been approximately $5.80, or $0.20 less than the price ($6.00 per unit) that Jaguar sold each unit for in its initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Jaguar’s creditors which could be prior to the claims of Jaguar’s public stockholders. Jaguar cannot assure you that the actual per-share liquidation price will not be less than $5.80, due to claims of creditors. Furthermore, there will be no distribution with respect to Jaguar’s outstanding warrants and, accordingly, the warrants will expire worthless.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

You are being provided the following financial information to assist you in your analysis of the financial aspects of the Business Combination with China Cablecom. China Cablecom’s historical, stand-alone results of operations prior to the acquisition of Binzhou Broadcasting are insignificant and not reflective of the results of operations it anticipates immediately following the consummation of the proposed transactions included in this proxy statement/prospectus. Accordingly, selected summary historical financial information relating to the acquisition of Binzhou Broadcasting has been provided to assist investors in evaluating the historical performance of these businesses.

China Cablecom’s balance sheet data as of December 31, 2006 and the statement of operations data for the period from October 6, 2006 (inception) to December 31, 2006 are derived from China Cablecom’s financial statements audited by UHY LLP, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

China Cablecom’s balance sheet data as of December 31, 2007 and the statement of operations data for the year ended December 31, 2007 are derived from China Cablecom’s financial statements audited by UHY ZTHZ HK CPA Limited, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

Jaguar’s balance sheet data as of March 31, 2007 and 2006 and the statements of operations data for the period from June 2, 2005 (inception) to March 31, 2006 and for the year ended March 31, 2007, are derived from Jaguar’s financial statements audited by BDO Seidman, LLP, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

Jaguar’s balance sheet data as of December 31, 2007 and the statement of operations data for the nine months ended December 31, 2007 and 2006 and for the period from June 2, 2005 (inception) to December 31, 2007, are derived from Jaguar’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of Jaguar’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

Binzhou SOE’s balance sheet data as of December 31, 2007, 2006 and 2005 and the statement of operations data for the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, are derived from Binzhou SOE’s financial statements audited by UHY ZTHZ HK CPA Limited, independent registered public accountants, which are included elsewhere in this proxy statement/prospectus.

Historical financial information for Binzhou SOE for the years ended December 31, 2004 and 2003 has not been provided as the underlying businesses of Binzhou SOE have been operated principally as five autonomous companies that were directly or indirectly owned by state-owned entities of different branches of SARFT. In connection with a consolidation effort, various network assets and businesses related to the entities China Cablecom acquired were aggregated into a single legal entity by local branches of SARFT. Historically, the various network assets and businesses operated autonomously and they employed their own financial staff and accounted for their day-to-day operations independently. Financial information and records of these entities were not maintained on a consistent basis and depended largely on the understanding and management of the local financial and accounting staff. None of China Cablecom’s current senior financial managers and accountants was a member of our financial staff between 2002 and 2004, and as a result, its current senior financial management members are unfamiliar with the records and record keeping practices of the affiliated entities in these periods. Therefore, China Cablecom is unable to prepare reliable selected financial data as of and for the years ended December 31, 2004 and 2003 without significant additional effort and expense.

The selected financial information of China Cablecom, Binzhou SOE, and Jaguar is only a summary and should be read in conjunction with each company’s historical financial statements and related notes and ‘‘China Cablecom’s Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Jaguar Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this proxy statement/prospectus. The information presented may not be indicative of future performance of China Cablecom, Binzhou SOE, Jaguar or the combined companies resulting from the Redomestication Merger and the Business Combination.

CHINA CABLECOM HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share amounts)

	For the period from October 6, 2006 (inception) to December 31, 2006	Year ended December 31, 2007(1)

Income Statement Data:
Revenue	$—	$1,995
Cost of revenue	—	(1,017)
Gross profit	—	978
Operating expenses	73	(1,660)
Loss from operations	(73)	(682)
Interest (expense) income, net	—	(1,408)
Other income (expense), net	—	(4)
Loss before income taxes	(73)	(2,094)
Income tax expense	—	(40)
Loss before noncontrolling interest	(73)	(2,134)
Noncontrolling interest	—	(21)
Net loss	$(73)	$(2,155)

Net loss per share	$(73.11)	$(1.13)

Weighted average number of shares - basic and full diluted	1	1,900

	As of
	December 31, 2006	December 31, 2007

Balance Sheet Data:
Total assets	$56	$69,496
Long-term debt, including current portion	—	51,361
Stockholders’ equity (deficit)	(72)	1,702

(1)	The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007.

BINZHOU SOE HISTORICAL FINANCIAL INFORMATION
(in thousands)

	Nine months ended September 30,	Year ended December 31,
	2007(1)	2006	2005

Income Statement Data:
Revenues	$5,020	$8,288	$7,804
Cost of revenues	(2,680)	(2,803)	(2,738)
Gross profit	2,340	5,485	5,066
Operating expenses	(1,807)	(1,712)	(1,438)
Income from operations	533	3,773	3,628
Interest expense	(717)	(721)	(703)
Other income (expense), net	406	103	59
Income before income tax expense	222	3,155	2,984
Income tax expense	(198)	(230)	(122)
Net income	$24	$2,925	$2,862

	As of
	September 30, 2007(1)	December 31, 2006	December 31, 2005

Balance Sheet Data:
Total assets	$24,812	$23,840	$23,998
Long-term debt, including current portion	—	—	—
Stockholders’ equity	10,917	11,297	9,056
(1)	Derived from the audited financial statements of Binzhou SOE as of and for the nine months ended September 30, 2007, prior to the formation Binzhou Broadcasting which occurred on October 1, 2007.

JAGUAR HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)

	For the period from June 2, 2005 (inception) to March 31, 2007	Year ended March 31, 2007	Nine months ended December 31,		For the period from June 2, 2005 (inception) to December 31, 2007
			2007	2006
			(unaudited)
Income Statement Data:
Revenue	$—	$—	$—	$—	$—
Interest income	—	894	699	670	1,591
Net income (loss)	(1)	584	370	466	952
Accretion of Trust Account related to common stock subject to possible conversion	—	(178)	(140)	(134)	(318)
Net income (loss) attributable to common stockholders	(1)	405	230	332	634
Net income (loss) per share attributable to common stock subject to possible conversion	—	0.19	0.15	0.15
Net income (loss) per share attributable to common stockholders	—	0.09	0.05	0.07

	As of
	March 31, 2006	March 31, 2007	December 31, 2007
			(unaudited)
Balance Sheet Data:
Total assets (including cash and cash equivalents held in Trust Fund)	$111	$26,433	$27,622
Total liabilities	87	200	1,019
Common stock subject to possible conversion	—	5,190	5,329
Stockholders’ equity	24	21,043	21,273

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF
JAGUAR AND CHINA CABLECOM

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of the Board of Directors of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement (representing effective voting control over 22% of China Cablecom’s outstanding shares upon the consummation of the Business Combination, assuming full participation in the Redomestication Merger and no exercise of redemption or appraisal rights), and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in significant influence in the election of directors at future shareholder meetings, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. As a group, the former Jaguar shareholders will retain the largest voting interest in the combined entity after the consummation of the Business Combination. However, if the Performance Shares are earned by Mr. Clive Ng, then the former shareholders of China Cablecom would retain the largest voting interest in the combined entity after the consummation of the Business Combination. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

The acquisition of Binzhou Broadcasting by China Cablecom will be accounted for under the purchase method of accounting. The purchase price allocation, including the valuation of Binzhou Broadcasting’s assets to be acquired and their respective liabilities to be assumed, is preliminary and will be subject to a final determination upon our closing of the respective acquisitions. The final determination of the purchase price allocation may result in material allocation differences when compared to this preliminary allocation and the impact of the revised allocation may have a material effect on the actual results of operations and financial position of the combined entities. As a result of the application of purchase accounting, the accounts in the stockholders’ equity section of the balance sheet of Binzhou Broadcasting were eliminated.

The unaudited pro forma combined financial information presented below reflects the merger as a recapitalization of China Cablecom. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined balance sheet and related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition by Jaguar’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Jaguar’s outstanding common stock exercise their redemption rights.

Pro Forma Condensed Combined Statements of Operations Data
(in thousands, except per share amounts)

Year ended December 31, 2007
Revenues	$7,015
Income (loss) from operations	$(1,498)
Net loss	$(6,425)
Net loss per share – basic and diluted, assuming no redemption of shares	$(0.94)
Shares used in computation of basic and diluted net income per share, assuming no redemption of shares	6,864
Net loss per share – basic and diluted, assuming redemption of 19.99% of shares	$(1.08)
Shares used in computation of basic and diluted net income per share, assuming redemption of 19.99% of shares	5,944

Pro Forma Condensed Combined Balance Sheet Data
(in thousands)

	At December 31, 2007
	Assuming No Redemption of Shares(1)	Assuming Redemption of 19.99% of Shares(2)
Total assets	$73,397	$68,067
Long-term debt	41,366	41,366
Common stock subject to conversion	—	—
Stockholders’ equity	27,516	22,186

Notes:
(1)	Assumes that no Jaguar shareholders seek conversion of their Jaguar stock into pro rata shares of the trust account.
(2)	Assumes that 919,540 shares of Jaguar common stock were converted into their pro rata share of the trust account.

COMPARATIVE PER SHARE DATA

The following table sets forth unaudited pro forma combined per share ownership information of Jaguar and China Cablecom after giving effect to the merger, assuming both no conversions and redemption of 19.99% of shares by Jaguar stockholders. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement, and the historical financial statements of Jaguar and China Cablecom and related notes that are included elsewhere in this proxy statement. The unaudited Jaguar and China Cablecom pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below do not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Jaguar and China Cablecom would have been had the companies been combined.

	Jaguar	China Cablecom	Combined Company
	(in thousands, except per share data)
Number of shares of common stock outstanding upon consummation of the merger:
Assuming no conversions(1)	5,717	2,067	7,784
Assuming redemption of 19.99% of shares(2)	4,797	2,067	6,864
Earnings (loss) per share – historical year ended December 31, 2007	$0.05	$(1.13)
Earnings (loss) per share – pro forma year ended December 31, 2007
Assuming no conversions	—	—	$(0.94)
Assuming redemption of 19.99% of shares	—	—	$(1.08)
Book value – historical December 31, 2007	$21,273	$1,702
Book value – pro forma December 31, 2007
Assuming no conversions	—	—	$27,516
Assuming redemption of 19.99% of shares	—	—	$22,186
Book value per share – pro forma year ended December 31, 2007
Assuming no conversions	—	—	$3.53
Assuming redemption of 19.99% of shares	—	—	$3.23

(1)	Assumes that no Jaguar stockholders seek conversion of their Jaguar stock into pro rata shares of the trust account.
(2)	Assumes that 919,540 shares of Jaguar common stock were converted into their pro rata share of the trust account.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Jaguar

Jaguar’s common stock, warrants and units are quoted on the OTC BB under the symbols JGAC, JGACW and JGACU, respectively. The closing price for these securities on October 30, 2007, the last trading day before announcement of the entering into of the Merger Agreement, was $6.75, $2.50 and $12.00, respectively. The closing price for the securities on March 14, 2008, the most recent trading day practicable before the date of this proxy statement/prospectus, was $6.90, $1.75 and $10.70, respectively.

Jaguar units commenced public trading on April 6, 2006, and common stock and warrants commenced public trading on June 26, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
	(US$)
2006	$5.52	$5.10	$0.94	$0.47	$8.00	$6.17
Second Quarter*	5.10	5.10	0.60	0.47	8.00	6.17
Third Quarter	5.40	5.10	0.94	0.48	7.25	6.17
Fourth Quarter	5.52	5.25	0.94	0.65	7.30	6.50
2007	7.40	5.35	1.20	0.80	7.83	7.10
First Quarter	5.57	5.35	1.20	0.80	7.83	7.10
Second Quarter	5.90	5.53	1.22	1.04	8.35	7.65
Third Quarter	6.00	5.63	1.65	1.00	9.37	7.70
Fourth Quarter	7.44	6.00	2.59	1.67	12.44	9.25
2008
First Quarter (through March 14, 2008)	7.45	6.43	2.67	1.70	12.70	10.55

*	The stock prices from the Second Quarter of 2006 begin on the dates which our securities first commenced trading.

Holders of Jaguar common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the merger is completed.

Jaguar anticipates that China Cablecom Holdings’ securities will continue to be quoted on the OTC BB after the Business Combination. There can be no assurance that a trading market will develop for these securities.

Holders of Jaguar.    As of March 14, 2008 there were, of record, 168 holders of common stock, 179 holders of warrants, and 28 holders of units. Jaguar believes the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends.    Jaguar has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

China Cablecom

China Cablecom securities are not publicly traded.

Holders.    As of March 14, 2008 there was one record holder of China Cablecom’s Ordinary Shares.

Post Business Combination

The payment of dividends by China Cablecom Holdings in the future will be contingent upon revenues and earnings, if any, capital requirements and the general financial condition subsequent to completion of the merger. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit China Cablecom Holdings’ ability to pay dividends.

THE JAGUAR SPECIAL MEETING

Jaguar is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed Redomestication Merger of Jaguar to the British Virgin Islands and the proposed Business Combination with China Cablecom. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place.    Jaguar will hold the special meeting at 9:00 a.m., Eastern standard time, on April 9, 2008, at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428 to vote on the proposals.

Purpose.    At the special meeting, holders of Jaguar common stock will be asked to approve:

a.	The merger of Jaguar with and into China Cablecom Holdings, Ltd. (‘‘China Cablecom Holdings’’), its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom Ltd., a private British Virgin Islands company (the ‘‘Redomestication Merger’’). In connection with the Redomestication Merger, Jaguar will change its name to China Cablecom Holdings, Ltd. and adopt the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings, which are equivalent to Jaguar’s Certificate of Incorporation and By-laws, respectively – this proposal is called the ‘‘Redomestication Merger Proposal’’;

b.	The proposed merger of China Cable Merger Co., Ltd., a wholly-owned British Virgin Islands subsidiary of China Cablecom Holdings (‘‘China Cable Merger Co.’’), with and into China Cablecom, resulting in China Cablecom becoming a wholly-owned subsidiary of China Cablecom Holdings (the ‘‘Business Combination’’) and the transactions contemplated by the merger agreement dated October 30, 2007 by and among Jaguar, China Cablecom and Clive Ng, as the principal shareholder of China Cablecom (‘‘Merger Agreement’’), pursuant to which China Cablecom Holdings will pay China Cablecom’s shareholders an aggregate merger consideration of 2,066,680 shares of China Cablecom Holdings ordinary shares (valued at approximately $14,260,092, based on the closing price of the common stock on March 14, 2008) and China Cablecom Holdings will assume $20 million in outstanding debt of China Cablecom – this proposal is called the ‘‘Business Combination Proposal’’ You should note that, after the consummation of the business combination, pursuant to consulting and incentive stock award agreements, China Cablecom Holdings may potentially issue up to 8,120,000 additional ordinary shares to certain of its officers and directors (or their affiliates) upon its achievement of EBITDA financial goals for fiscal years 2008 through 2011. As of the date hereof, such ordinary shares represented $56,028,000 in aggregate, based on the closing sale price of a share of Jaguar’s common stock on March 14, 2008;

c.	The adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 ordinary shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries – this proposal is called the ‘‘Incentive Plan Proposal’’; and

d.	Approval of the potential issuance of up to 8,120,000 ordinary shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders or their respective affiliates in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of Jaguar’s cash bonuses to certain officers and directors of Jaguar and China Cablecom following the exercise of existing warrants after the Business Combination – this proposal is called the ‘‘Performance Share Proposal’’;

e.	Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies – this proposal is called the ‘‘Adjournment and Postponement Proposal.’’

Pursuant to Jaguar’s Certificate of Incorporation and the Merger Agreement, Jaguar is required to obtain stockholder approval of the Business Combination with China Cablecom. Pursuant to the

Merger Agreement, the Redomestication Merger and the Performance Share Proposal will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination and grant of Peformance Shares will not take place if the Redomestication Merger is not approved and the Business Combination and Redomestication Merger will not be consummated unless the grant of Peformance Shares is also approved. If China Cablecom’s Board of Directors chooses to waive those conditions to the Business Combination, Jaguar will still not be able to go forward with the Business Combination. The approval of the Incentive Plan Proposal is not a condition to consummation of the Business Combination, the Redomestication Merger or the grant of Performance Shares.

Jaguar’s Board of Directors determined that the Redomestication Merger, the Business Combination, the adoption of the 2007 Omnibus Securities and Incentive Plan and the Performance Share Proposal are fair to and in the best interests of Jaguar and its stockholders, approved and declared each of them advisable, and recommends that Jaguar stockholders vote ‘‘FOR’’ (i) the Redomestication Merger, (ii) the Business Combination, (iii) the adoption of the 2007 Omnibus Securities and Incentive Plan, (iv) the Performance Share Proposal and (v) the approval of any adjournment or postponement of the special meeting. The Board of Directors has also determined that the fair market value of China Cablecom is at least 80% of Jaguar’s net assets, which is necessary to satisfy the provisions of its certificate of incorporation enabling it to consummate the Business Combination.

The special meeting has been called only to consider approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment or Postponement Proposal of the special meeting. Under Delaware law and Jaguar’s bylaws, no other business may be transacted at the special meeting.

Record Date; Who is Entitled to Vote.    The ‘‘record date’’ for the special meeting is March 17, 2008. Record holders of Jaguar common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,716,667 outstanding shares of Jaguar common stock, of which 4,600,000 shares were sold to the public in Jaguar’s IPO. Each share of common stock is entitled to one vote per proposal at the special meeting. Jaguar’s warrants do not have voting rights.

Pursuant to letter agreements with Jaguar, Jaguar’s initial stockholders have agreed to vote 1,116,667 of their shares, which were owned by them prior to the IPO, as well as those included in the insider units sold to certain of Jaguar’s initial stockholders and their affiliates simultaneously with the consummation of the IPO, in accordance with the vote of the holders of a majority of the public shares on the Business Combination Proposal in person or by proxy at the meeting. If holders of a majority of the public shares cast at the meeting vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast the 1,116,667 shares in the same manner as such majority votes on such proposal. No initial stockholders will demand redemption of any shares owned by them. The initial holders intend to vote all of their shares in favor of the Redomestication Merger Proposal and abstain from the Performance Share Proposal and the Incentive Plan Proposal. The 1,116,667 shares that Jaguar’s initial stockholders will vote in favor of the Redomestication Merger represent 19.53% of Jaguar’s outstanding shares of common stock. By voting these shares for the Redomestication Merger, Jaguar’s initial stockholders increase the number of shares held by Jaguar’s public stockholders that must be voted against the Redomestication Merger Proposal to reject the proposal.

Jaguar shareholders are being asked to approve actions that will be taken by China Cablecom Holdings (including the entry into of the Business Combination and related transactions) as the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings was filed with the Resigtrar of Corporate Affairs in the British Virgin Islands Companies Registry on February 5, 2008 to include protective provisions substantially identical to those contained in Jaguar’s Certificate of Incorporation at the time of its IPO. As a result, immediately following the completion of the Redomestication Merger, the charter documents of China Cablecom Holdings will require that the majority of the shares issued in Jaguar’s initial public offering approve its Business Combination with China Cablecom. Since the laws of the British Virgin Islands also require the affirmative vote of a majority of the shares of China Cablecom and China Cable Merger Co., the sole shareholder of each such corporation will be approving such actions by written consent, effective upon receipt of corresponding approval of Jaguar’s shareholders. Such action by written consent, together with the approval by Jaguar’s shareholders at the Special Meeting, will be effective under British Virgin Islands law and China Cablecom Holding’s amended charter documents.

Vote Required.    Approval of the Business Combination requires the affirmative vote of a majority of the votes cast at the special meeting. Approval of the Redomestication Merger Proposal will require the affirmative vote of a majority of the outstanding shares of Jaguar’s common stock, provided there is a quorum and that the Business Combination is also approved. Approval of the Performance Share Proposal will require the affirmative vote of holders of a majority of Jaguar’s Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, provide there is a quorum and that the Business Combination is also approved. The Incentive Plan Proposal and the Adjournment and Postponement Proposal will require the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders approve the Business Combination, the Business Combination will only proceed if holders of shares purchased in Jaguar’s IPO, representing less than 20% of the total shares sold in the IPO, exercise their redemption rights. Jaguar’s Board of Directors will abandon the Business Combination if holders of 920,000 or more of the shares of common stock issued in Jaguar’s IPO (which number represents 20% of the total shares sold in Jaguar’s IPO) vote against the Business Combination and exercise their right to redeem their shares into a pro rata portion of the trust account. In addition, pursuant to the Merger Agreement, it is a condition to the obligation of Jaguar and China Cablecom to consummate the Business Combination that the Redomestication Merger Proposal and the Performance Share Proposal be approved by Jaguar’s stockholders. If the Business Combination is approved, but the Redomestication Merger and the Performance Share Proposals are not approved, Jaguar will still not be able to go forward with the Business Combination with China Cablecom.

Abstaining from voting or not voting on a proposal (including broker non-votes), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the Business Combination, since Jaguar’s Certificate of Incorporation provides that only votes cast at the meeting will count toward the vote on the Business Combination. An abstention will not count toward the 20% ‘‘against and redeeming’’ vote that would result in the Business Combination’s abandonment, and you would be unable to exercise any redemption rights upon approval of the Business Combination. With respect to the Redomestication Merger Proposal an abstention or a broker non-vote will have the same effect as a vote against the proposal. With respect to the Incentive Plan Proposal and the Performance Share Proposal, an abstention will have the same effect as a vote against the proposal; however, a broker non-vote will have no impact on the vote on the proposal. If the proposals relating to the Redomestication Merger and the Performance Share Proposal are not approved, and if China Cablecom’s Board of Directors chooses not to waive either of those conditions to the Business Combination relating to the approval of the plan by Jaguar’s stockholders, Jaguar will not be able to go forward with the Business Combination with China Cablecom.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in ‘‘street name’’) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the stockholders are not routine matters. As a result, brokers can only vote the Jaguar shares if they have instructions to do so. Broker non-votes will not be counted in determining whether the proposals to be considered at the meeting are approved.

Voting Your Shares.    Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

By signing and returning the enclosed proxy card.    If you vote by proxy card, your ‘‘proxy,’’ whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Jaguar Board ‘‘FOR’’ approval of each proposal.

By telephone.    You can vote this way by following the telephone voting instructions included with your proxy card. If you do, you should not return the proxy card. If you vote this way, however, you will not be able to exercise redemption rights.

You can attend the special meeting and vote in person.    We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Redemption Rights.    Any holder of shares that were purchased in Jaguar’s IPO who votes against the Business Combination may, at the same time, demand that Jaguar redeem his or her shares into a pro rata portion of the funds available for redemption in the trust account. If so demanded and the Business Combination is consummated, Jaguar will redeem the shares.

SIMPLY VOTING AGAINST THE BUSINESS COMBINATION (WHETHER IN PERSON, BY PROXY OR BY TELEPHONE) OR CHECKING THE ‘‘EXERCISE REDEMPTION RIGHTS’’ BOX ON A PROXY CARD DOES NOT PERFECT YOUR REDEMPTION RIGHTS – YOU MUST ALSO SEND JAGUAR THE WRITTEN DEMAND LETTER DESCRIBED BELOW.

Pursuant to the arrangements established at the time of Jaguar’s IPO, shareholders of Jaguar representing up to 19.9% of the outstanding shares issued in Jaguar’s IPO are entitled to exercise redemption rights in the event they vote against the Business Combination and send a written demand letter to Jaguar as described in the section entitled ‘‘The Special Meeting.’’ You should note that, while the Redomestication Merger causes the shareholders of Jaguar to have appraisal rights under Delaware law, if you exercise such appraisal rights you will not be able to perfect any redemption rights available to you as a shareholder of Jaguar in connection with the Business Combination. A stockholder who has not properly exercised redemption rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Jaguar will redeem these shares into a pro rata portion of funds held in the trust account plus interest, as of the record date. A stockholder who has not properly exercised redemption rights may still exercise those rights prior to the special meeting by submitting a later dated proxy, together with a demand that Jaguar convert his or her shares. After the special meeting, a Jaguar stockholder may not exercise redemption rights or correct invalidly exercised rights. You will only be entitled to receive cash for these shares if you continue to hold them through the closing of the Business Combination and then tender your stock certificate(s) to Jaguar or to Jaguar’s duly appointed tender agent. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own these shares. Exercise of redemption rights will not affect any warrants held by that stockholder. Do not send your stock certificate(s) with your proxy. If the Business Combination is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Stockholders will not be requested to tender their shares of common stock before the Business Combination is consummated.

You will lose your redemption rights if you submit an incomplete or untimely demand for redemption.    To exercise redemption rights a Jaguar stockholder must:

•	Vote against the Business Combination Proposal;

•	Contemporaneous with that vote against the Business Combination Proposal, send a written demand to Jaguar (Attn: Jonathan Kalman) at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428, which demand must state:

a)	The name and address of the stockholder;

b)	That the stockholder has voted against the Business Combination;

c)	That the stockholder demands redemption of the stockholder’s shares into cash; and

d)	The address for delivery of the check for the aggregate redemption payment to be received by the stockholder if the shares are redeemed for cash.

If the Business Combination is approved by the Jaguar stockholders and is consummated, Jaguar will promptly pay to any holder who properly and timely demanded redemption and who has submitted the holder’s stock certificate(s) to Jaguar, or to its duly appointed tender agent, the stockholder’s pro rata portion of funds in the trust account. Any such payment will only be made after the holder submits his or her stock certificates to Jaguar or to its duly appointed tender agent. The certificate(s) representing the shares being redeemed need not be submitted prior to the meeting or at the time that the redeeming stockholder votes against the Business Combination and submits the written demand for redemption, but only after the Business Combination has been approved. (Jaguar recommends sending the certificate by registered mail with proper insurance, since risk of loss will remain with the stockholder until the certificate is received by Jaguar). Jaguar will not charge any stockholder for costs incurred by Jaguar with respect to the exercise of redemption rights, such as the costs of redeeming shares from street name to a physical certificates.

The closing price of Jaguar’s common stock on March 14, 2008 was $6.90 and the amount of cash held in the IPO trust account on February 29, 2008 was approximately $26,760,832 (plus accrued interest of $54,045). If a public stockholder would have elected to exercise redemption rights on such date, he or she would have been entitled to receive approximately $5.80 per share.

Questions About Voting.    If you have any questions about how to vote or direct a vote in respect of your Jaguar common stock, you may call Jonathan Kalman or Jim Cassano of Jaguar, at (610) 825-0290. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.    If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	If you sent in a proxy, by sending another proxy card with a later date;

•	If you voted by telephone, by calling the same number and following the instructions;

•	Notifying Jaguar in writing before the special meeting that you have revoked your proxy; or

•	Attending the special meeting, revoking your proxy and voting in person.

If your shares are held in ‘‘street name,’’ consult your broker for instructions on how to revoke your proxy or change your vote.

If you do not vote your shares of Jaguar common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the Business Combination Proposal and the Redomestication Merger proposal, but will not have the effect of a demand of redemption of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Jaguar’s IPO are held or a demand for appraisal rights under Delaware law.

Appraisal Rights.    Under Delaware corporate law, the Redomestication Merger of Jaguar with China Cablecom Holdings causes the stockholders of Jaguar to have appraisal rights. This right is separate from the redemption rights of the holders of shares of Jaguar common stock issued in the IPO. However, because the exercise of the appraisal rights and the redemption rights both require a tender of the holder’s shares to Jaguar, only one right may be elected in respect of the shares. If the Redomestication Merger is consummated, Jaguar stockholders who choose not to vote in favor of the Redomestication Merger will have the right to elect an appraisal of the fair market value of their shares of Jaguar common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the Redomestication Merger and the Merger Agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike redemption rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See ‘‘The Redomestication Merger – Appraisal Rights’’ for more information about appraisal rights.

Solicitation Costs.    Jaguar is soliciting proxies on behalf of the Jaguar Board of Directors. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Jaguar and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, China Cablecom stockholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on Jaguar’s behalf. These persons will not be paid for doing this.

Jaguar has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. Jaguar will pay all fees and expenses related to the retention of any proxy solicitation firm.

Jaguar will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Jaguar will reimburse them for their reasonable expenses.

Stock Ownership.    Information concerning the holdings of certain Jaguar stockholders is set forth above in the Summary and below under ‘‘Beneficial Ownership of Securities.’’

THE BUSINESS COMBINATION PROPOSAL

Jaguar, a Delaware corporation, was incorporated on January 2, 2005 in order to serve as a vehicle for the acquisition of any operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On April 13, 2006, Jaguar completed a private placement and received net proceeds of $750,000. On April 13, 2006, Jaguar consummated its IPO and received net proceeds of approximately $21,600,000 and, on April 18, 2006, the underwriters exercised their over-allotment option and Jaguar received additional net proceeds of approximately $3,300,000. After deducting the underwriting discounts and commission and offering expenses, an amount of $25,098,002 was placed in an interest-bearing trust account and the remaining proceeds of approximately $580,000 became available to be used to provide for business, legal, accounting, due diligence on prospective business combinations and continuing operating expenses. Jaguar’s management has broad discretion with respect to the specific application of the net proceeds of the private placement and the IPO, although substantially all of the net proceeds of the offerings are intended to be generally applied toward consummating a business combination. Of the proceeds from the IPO and the private placement, approximately $25.0 million was deposited into a trust account. As of February 29, 2008, $26,760,832 (plus accrued interest of $54,045) was held in the trust account.

General Description of the Business Combination

The following discussion of the principal terms of the Agreement and Plan of Merger, dated as of October 30, 2007 (the ‘‘Merger Agreement’’), among Jaguar, China Cablecom and Clive Ng is subject to, and is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached as Annex D to his proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Pursuant to the Merger Agreement, Jaguar established a wholly owned subsidiary, China Cablecom Holdings in October 2007. As part of the series of transactions contemplated by the Merger Agreement, Jaguar will merge with and into China Cablecom Holdings in the Redomestication Merger immediately prior to the Business Combination. China Cablecom Holdings will be the surviving entity of the Redomestication Merger, and the separate corporate existence of Jaguar will cease at the effective time thereof. Immediately afterwards, China Cablecom Holdings’ wholly-owned subsidiary, China Cable Merger Co. Ltd. will merge with and into China Cablecom, which owns 100% of Hong Kong Cablecom Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company which in turn owns 100% of HZNT, a PRC company. Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’) is controlled by HZNT through contractual arrangements. As a result of the Business Combination, the shareholders of China Cablecom will own approximately 26.55% of the outstanding shares of China Cablecom Holdings, assuming full participation in the Redomestication Merger and no conversions or exercise of appraisal rights and before any issuance of Performance Shares. If China Cablecom Holdings issues all 8,120,000 Performance Shares, then the shareholders of China Cablecom will own approximately 61% of the issued and outstanding shares of China Cablecom Holdings, and existing Jaguar stockholders will own approximately 39% of the issued outstanding common stock of China Cablecom Holdings. None of the foregoing percentages reflects the effect that an exercise of the currently outstanding warrants would have.

If Jaguar does not consummate the Business Combination with China Cablecom, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Certificate of Incorporation. As provided in its Certificate of Incorporation, to avoid being required to liquidate, Jaguar entered a letter of intent relating to a business combination on October 18, 2006 with China Cablecom, as a result, Jaguar is allowed an additional six months to complete a business combination to avoid liquidation. Under its Certificate of Incorporation as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.

Background of the Business Combination

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Jaguar and China Cablecom. The following is a brief discussion of the background of Jaguar’s efforts to identify potential candidates for a business combination, the selection of China Cablecom, and the negotiation of the Merger Agreement relating to the Business Combination and related transactions.

Shortly after Jaguar’s IPO offering in April 2006, it actively started to seek a target business for a business combination. In the months after Jaguar’s IPO, Jaguar’s management, including Messrs. Kalman (Chairman and CEO), Cassano (EVP and CFO) and Corl (EVP), reviewed information on over 45 companies in their search for a target business. Mr. Kerry Propper, a special advisor to Jaguar and CEO of Chardan Capital Markets, LLC, assisted in this process. Although the focus of this effort was to find a suitable acquisition candidate that was an operating business in the financial services industry, the prospective target business was not limited to any particular industry, or any particular geography.

During April 2006, Jaguar management developed with Mr. Propper representative criteria to be used in the screening and evaluating of target companies for Jaguar to acquire. These criteria were discussed with Jaguar’s Board in April 2006, and approved by Jaguar’s Board in May 2006 and were utilized during the ensuing months by the Jaguar team in the search and evaluation process. While management felt it would not have been possible to find a target that fully met all of the criteria, the team sought to identify those companies with characteristics that were in close alignment with the criteria.

Following is a summary of the criteria:

1.	Business sectors served: highest priority given to the credit and debit card industry.

2.	Markets served: highest priority given to U.S. and Asian companies.

3.	Products offered to include one or more of the following: software, infrastructure or analytics that are competitively positioned, scalable with a strong brand positioning.

4.	Annual sales: minimum of $10 million.

5.	Annual sales growth: minimum of 20% organic growth.

6.	EBITDA: minimum of $5 million.

7.	Competitive positioning: market leadership or potential for market leadership.

8.	Barriers to entry: high.

9.	Location: United States or Asia.

10.	Relative attractiveness: to investors and to other targeted companies.

11.	Opportunities/Potential: for revenue growth, for improving margin percentages, and for accelerated growth thru acquisition.

12.	Target company management: senior management understands the value of a special purpose acquisition company and the growth opportunities afforded by a merger

13.	Target company deal readiness: high degree of readiness to do a transaction

14.	Deal structure: issue new shares; minimize the amount of cash used in the transaction

In addition, during April and May 2006, the Jaguar management team met extensively with Mr. Propper to develop an outline and overview of the key priorities and operational aspects necessary to effectively execute on Jaguar’s objectives. Jaguar’s Board was regularly updated on the approach that the Jaguar management team was taking, and the key priorities and operational tasks necessary to successfully prosecute the mandate. Operational tasks identified at that time included, but were not limited to:

1.	Organizational, including the roles of management and consultants.

2.	Logistical, including facilities, equipment and supplies.

3.	Communication, including external communications.

4.	Acquiring necessary outside legal, accounting, financial and tax support.

5.	Strategic analysis of markets and evaluation of potential target companies within those markets.

6.	Compliance with all accounting, regulatory and legal requirements for a public SPAC company.

The target company search and evaluation process identified, investigated and analyzed companies primarily in North America. The search and evaluation process included reviews of industry research, published trade and corporate information, attendance at trade shows in North America, and contacting investment bankers, lawyers and executives familiar with companies satisfying Jaguar’s targeted attributes.

Jaguar management was in frequent contact with representatives from Early Bird Capital, the underwriter of Jaguar’s IPO, including David Nussbaum, Steven Levine, David Yoo and Paul Lanna, to discuss possible acquisitions. Early Bird Capital identified several companies that were based in China that focused on the financial services and payments industry. Though none of these opportunities produced a suitable acquisition target, it did heighten Jaguar’s interest in China and subsequently India.

Jaguar’s management discussed progress frequently with the Jaguar board. Jaguar’s management shared the progress on identifying targets and overall direction of the target company search. Mr. Kalman, Mr. Cassano and Mr. Corl communicated frequently with Mr. John Hoey, the independent director on the Jaguar board, getting his input on progress, targets, resources being employed and other strategic initiatives. Meetings with Mr. Hoey were in person and telephonic. It was during these meetings that the Jaguar board was also apprised of management’s interest in expanding its search to China, and the decision to expand the search to China was agreed to at the May 2006 board meeting in large part because, in the opinion of Jaguar management, China-based targets offered the potential to offer superior returns to investors based on industry reports available to Jaguar’s management. In fact, the primary reason Jaguar management invited Mr. Kerry Propper to become a special advisor to the Company was interest in seeing investment opportunities in China. Although much of the effort regarding identifying and qualifying an acquisition candidate concerned China after this meeting, Jaguar did not change its focus away from payment systems/financial services entirely. Jaguar continued to investigate targets in this sector in payment systems/financial services in China and the United States throughout the summer of 2007. After the Letter of Intent with China Cablecom was signed in October 2006 and extending into the summer of 2007, Jaguar continued to investigate and aggressively sought other opportunities, including those in payment systems/financial industry and through the network of advisers identified below, including those opportunities identified by Early Bird Capital, The Keystone Equities Group, Chardan Capital Markets, did not stop until October 2007 because Jaguar did not know whether the acquisition of controlling interests in cable entities in the PRC was possible.

Following the May 2006 board meeting, Mr. Kalman met with Mr. Propper to discuss, specifically, traveling to China to meet with potential targets for Jaguar. Mr. Propper had extensive experience in China, and during the previous four years traveled to China four to eight times per year. Mr. Propper’s expertise included participating as management in several China-focused SPAC management teams, participating as part of the underwriting syndicate on China-focused SPAC initial public offerings and serving as investment banker and advisor to several Chinese companies. Mr. Kalman reviewed the target company criteria when Mr. Propper, and together Mr. Kalman and

Mr. Propper arranged to travel to Beijing, China in June 2006. Accompanying Mr. Kalman and Mr. Propper on the trip was Mr. Corl.

Negotiation with Potential Targets

Jaguar’s research efforts cumulatively identified over 45 possible target companies, and priority was given to those companies with a high likelihood of reaching a mutual agreement of merger. Target companies were identified, variously, by investment banking professionals, advisors, consultants, attorneys, Early Bird Capital, The Keystone Equities Group, Chardan Capital Markets and Jaguar management.

EarlyBirdCapital was the underwriter for Jaguar’s IPO and although EarlyBirdCapital received compensation as an underwriter in Jaguar’s IPO, it received no further consideration following the closing. EarlyBirdCapital introduced several targets to Jaguar management, however, no further action was taken with these targets, nor was there any compensation made nor is there any compensation due outside of the underwriting fees publicly disclosed at the time of Jaguar’s IPO. EarlyBirdCapital ultimately did not play a role in structuring any acquisition transaction.

The Keystone Equities Group is a small investment bank, whose principals are well known to members of the Jaguar management team. Jaguar management reviewed several potential target companies introduced by Keystone. One target in particular met many of Jaguar’s screening criteria. Although Jaguar found this company attractive enough to conduct due diligence, ultimately Jaguar did not enter into a letter of intent with that company. No fees were paid to Keystone Equity by Jaguar. Furthermore, Keystone did not play a role in structuring any potential acquisition.

WR Hambrecht + Co. (‘‘WRH’’) is an investment bank that has extensive contacts in China. While WRH did not provide any potential target acquisitions for Jaguar to pursue, as more fully discussed below, it did play a role in structuring the acquisition of a Chinese target and did introduce Jaguar to Orrick Herrington and Sutcliffe, a law firm with substantial experience with Chinese regulatory authorities and experience in setting up foreign controlled organizations in China. China Cablecom hired WRH to assist with the consummation of the transaction with Jaguar and China Cablecom will pay WRH $350,000 upon consummation of the Business Combination.

Discussions were held with principals and/or representatives from all of the top priority companies. Mr. Kalman and Mr. Cassano were intimately involved in the analysis of each of these companies and preparation of materials for review by the Jaguar Board of Directors. Confidentiality agreements were signed and preliminary due diligence was begun with four of these companies: a China-based electronics payment company, a US-based distributed energy management company, a China-based ATM company and a US-based bank software company. This initial group of four companies that Jaguar management began due diligence on prior to September 2006 were attractive because they each were established businesses with excellent growth and profitability potential. Each was in attractive markets in which Jaguar management had significant prior experience and met at least 4 of the 5 top criteria discussed above as well as a majority of the other factors. By September 2006, Jaguar has commenced preliminary due diligence on one of these companies. The other companies were judged to not be appropriate for a business combination with Jaguar.

In each instance, the Jaguar management team that was in charge of identifying, examining and evaluating candidates did not, in any instance prior to September 2006, reach a conclusion that the candidates under review were suitable to present to the board of Jaguar for a determination of whether to proceed with a business combination. The reasons why each of the targets were not pursued were quite varied and discussions with one of the firms continued well beyond the period of time at which the letter of intent with China Cablecom was signed and dropped out of consideration because of pricing considerations and ultimate sale to another party. For the two financial services companies located in China, issues associated with obtaining sufficient due diligence documentation related to operations and ownership structures precluded continued pursuit of those opportunities. Furthermore, management in these two companies, did not speak English, which made the potential transaction less desirable.

Following the signing of the letter of intent with China Cablecom on October 23, 2006, Jaguar continued to negotiate a letter of intent with the US-based distributed energy management company mentioned above, which was projecting revenues greater than $30 million for 2007. Successive drafts of a letter of intent were circulated to the board of directors of this company through the end of 2006. At the end of 2006, the directors of this target decided to open up the bidding for the company, for which Jaguar continued to express an interest and continue discussion with respect to a business combination through the first quarter of 2007. These discussions continued until the purchase price became too high for what Jaguar’s management believed was an acceptable return to Jaguar’s shareholders and this target company signed a definitive agreement to be acquired by another company on June 27, 2007.

In addition, in January 2007, Jaguar commissioned Lorient, Ltd. (Hong Kong), a business broker based in Shanghai and Hong Kong, to seek additional candidates for a business combination in China. Several candidates operating in the payments and financial services sectors were identified and basic financial and ownership information was exchanged during April, May and June of 2007. None of these candidates, however, met the size or performance expectations necessary to continue discussions. This contract was terminated July 1, 2007 although Lorient continued to surface unacceptable potential targets into September 2007.

In addition to these initiatives, after the letter of intent was signed with China Cablecom, Jaguar had several meetings with eight other target companies including a public hedge fund sponsored by a financial services company; a $150 million specialty construction lender, three different asset management companies, a U.S. multiple platform broadband company and a $100 million small business lending company. For a variety of reasons, no formal negotiations commenced with any of the potential targets and ultimately these discussions were terminated.

In the case of the public hedge fund, potential financial returns met desired levels, however, it became apparent during the discussions that there was not sufficient time between the initiation of conversations and the date on which Jaguar needed to complete a business combination. In the case of the specialty construction lender, concerns arose about the direction of the market as declines in the construction industry began to emerge at the time which could have resulted in the potential for substantial losses if Jaguar decided to proceed. With respect to the others potential targets, after initial meetings and preliminary due diligence exchanges, they were deemed not to be suitable targets for reasons including industry focus, price and potential to close a business combination in the time available.

History of Discussions between China Cablecom and Jaguar

On September 26, 2006, Mr. Kalman arrived at the offices of Chardan Capital Markets, LLC for a meeting with Mr. Propper to discuss an energy services company that Mr. Kalman had identified as a potential candidate for Jaguar. Mr. Propper was running late for a meeting with Mr. Clive Ng, Chairman of China Cablecom. Mr. Propper and Mr. Clive Ng had known each other since the fall of 2005 and the purpose of Mr. Ng’s meeting with Mr. Propper was to discuss various investment opportunities in the media and communications sectors in China, including opportunities in Internet services and cable TV distribution and operations. Further, Mr. Ng sought to gain insight into Mr. Propper’s view on the overall SPAC market. Mr. Propper and Mr. Ng had met socially but had never engaged in any business relationship at the time that Mr. Propper asked Mr. Kalman to sit down with Mr. Ng and listen to the presentation regarding China Cablecom. At the time, Mr. Propper was not aware of Mr. Kalman’s prior experience in the media and telecommunications industry.

Mr. Ng described his background, and his history and experience as a global media executive. Mr. Ng described an opportunity that he believed was possible to acquire cable TV assets from the state-owned enterprise (SOE) in the Shandong Province. Mr. Ng was in advanced discussions with several state-owned cable TV operations in Shandong Province, and believed that the negotiations would ultimately be successful. According to Mr. Ng, although the probability of acquiring cable TV assets was not certain and no definitive terms had been reached with the SOE, it appeared to Mr. Ng that regulatory permission was highly likely and the acquisitions could be negotiated and executed within a reasonable time frame. Further, Mr. Ng explained that, like the Internet, China’s media and cable television industry was highly regulated, and that several China-based Internet companies like

Sina Corp. and Baidu.com. Inc. had become publicly traded on U.S. markets by creating a series of offshore and onshore entities, a structure that had become increasingly commonplace for investors in Chinese regulated industries.

At the time, Mr. Kalman was unfamiliar with the media and cable television markets in China. However, Mr. Kalman was familiar with the development of the cable television industry and the growth of U.S. based companies, such as Comcast, Cox Communications and Time Warner Cable. Mr. Kalman was formerly the chairman and chief executive officer of Katalyst, LLC, which had a practice area in media and communications. Among the members of its board of advisors were the senior executives of major national and international cable companies. As Mr. Kalman was very familiar with the development of the cable TV market in the United States, and equated the opportunity that Mr. Ng described in China with the explosive growth of the cable TV market in the United States Mr. Kalman knew that if these conditions were accurate, and if a business combination was possible between China Cablecom and Jaguar, that Jaguar had the opportunity to acquire a controlling interest in a series of highly profitable operating companies in the cable TV industry in China, and would become the first public company in the United States to achieve this standing.

During this conversation, Mr. Kalman indicated an interest in discussing the possibility that given Mr. Kalman’s experience in the media and cable television markets in the United States, that Jaguar’s strategy and China Cablecom’s strategy might be sufficiently compatible to allow a merger between the two companies.

While it appeared that Mr. Ng’s plans were still in the early stages of being formalized, Mr. Kalman recognized that in signing a Letter of Intent with Mr. Ng at this early point in Mr. Ng’s negotiations with the SOE, that: a) Mr. Ng would be able to complete his negotiations with the SOE more rapidly, b) that Mr. Ng would be able to acquire the assets with the SOE at a lower price and c) that Jaguar would be able pre-empt competitive bids from other potential partners and investors in China Cablecom.

As Mr. Kalman was first to recognize the opportunity to invest in China Cablecom, this opportunity was not presented to other Chardan entities. Further, because of Mr. Kalman’s understanding of the cable TV business, Jaguar was the ideal partner for China Cablecom.

It was agreed that Mr. Ng and Mr. Kalman would follow up after Mr. Kalman and Mr. Propper discussed the situation in their meeting that directly followed. During the meeting between Mr. Kalman and Mr. Propper, Mr. Propper expressed confidence in Mr. Ng, and suggested that Mr. Ng, Mr. Propper and Mr. Kalman meet the following day to discuss the opportunity further.

Mr. Kalman updated Mr. Cassano and Mr. Corl on the meeting with Mr. Ng, and recommended that Mr. Cassano accompany Mr. Kalman the following day to meet with Mr. Ng and Mr. Propper. On September 27, 2006, Mr. Kalman, Mr. Cassano, Mr. Ng and Mr. Propper met at the offices of Chardan Capital Markets in New York. Mr. George Kaufman of Chardan Capital Markets joined the meeting. The meeting lasted into the afternoon, and Mr. Kalman and Mr. Ng agreed to pursue the possibility of Jaguar acquiring China Cablecom in order to determine as expeditiously as possible whether or not this was mutually feasible for both companies. A follow up meeting was set for the next week of October 4, 2006.

Upon returning to Jaguar’s offices in Conshohocken, Pennsylvania, Mr. Cassano and Mr. Kalman updated Mr. Corl on the meeting, and engaged Graubard Miller to act as legal counsel and prepare a non-disclosure agreement and to provide guidance on the merger process. Jaguar’s management team also informed Jaguar’s Board of the interest in the transaction with China Cablecom, and Mr. John Hoey, who has extensive experience in Asia, suggested that the merger with China Cablecom would be interesting and recommended that Jaguar find outside expertise to help with the transaction and the Jaguar Board provided unanimous approval to proceed with negotiating a letter of intent.

In the follow up meeting with China Cablecom, and subsequent meetings in person, telephonically and via email, China Cablecom, Jaguar and Mr. Propper discussed in more detail the structure of a potential transaction, including due diligence as well as the structure of an investment in a highly regulated industry such as media and cable television in China. Jaguar’s management structured the transaction in the way it did primarily to ensure conformity with PRC law. Foreign investors are not permitted to directly own PRC companies, but must utilize a WFOE and affiliates controlled by PRC citizens to administer their investments and receive and disburse income from those investments. The secondary aspects of the structure (including the Asset Transfer Agreement, Exclusive Service Agreement and Technical Services Agreement) were utilized to provide the JZNT and China Cablecom affiliates with the exclusive right to transfer the assets necessary to manage and conduct cable television operations, provide additional value-added services such as programming and collect fees greater than the proportion of equity that could be owned by China Cablecom’s related companies pursuant to PRC law. The structure used was negotiated on an iterative basis with representatives of the state-owned entities and there were no other structural options considered. The law firm of Orrick, Herrington and Sutcliffe LLP was Jaguar’s advisor in providing the legal structure of the transaction and a big four accounting firm was the advisor with respect to US GAAP. During this time, Messrs. Kalman, Cassano, Ng and Propper negotiated a letter of intent. A formal letter of intent was prepared, and presented to the Jaguar Board on October 11, 2006 for approval to be presented to China Cablecom. Jaguar’s Board voted unanimously to present the letter to China Cablecom. On October 13, 2006 the letter of intent was formally presented to China Cablecom, and on October 18, 2006 the letter of intent was fully executed by China Cablecom and Jaguar.

The letter of intent addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for China Cablecom, which is reflected in the Merger Agreement;

•	the terms of the additional stock awards to be made over time based on performance criteria;

•	provisions relative to a stock option plan; and

•	the composition of management and the board of directors of the combined company.

During the negotiations of the letter of intent, in determining the consideration to be paid to the China Cablecom shareholders as part of the transaction, Jaguar management relied primarily on the earnings history and a set of brief projections of the businesses comprising the two target networks that were contemplated to be acquired by China Cablecom. In that regard, a selected comparable company analysis was performed, where the price-to-earnings ratio of several publicly traded companies such as Comcast, Time Warner Cable, and Beijing Ge Hua CATV Network, that are engaged in businesses similar to China Cablecom, was examined. The terms regarding the potential stock awards to be made were designed to take into account the uncertainty of any valuation that relies on expectations of future performance. If China Cablecom meets the earnings expectations for the next several fiscal years, the value of the business would increase. If the stated target is missed in any one or more years, the additional stock for those years will not be earned or paid. Jaguar management believes this variable component of the transaction helps protect of the interests of its stockholders by reducing the prospects that it would have paid for the business as it is anticipated to be expanded, by establishing a lower initial consideration for the acquisition and by setting the net profit targets at such expected growth levels (and paying that number of incentive shares for achieving the targets) that the overall valuation of the business should increase sufficiently to benefit all shareholders of Jaguar. As China Cablecom did not, at that point in time, have any established arrangements with respect to cable television networks in the PRC, the letter of intent contemplated the acquisition of two such networks prior to China Cablecom’s acquisition by Jaguar, which networks were the subject of ongoing discussions between Mr. Ng and the SARFT officials, as well as having been the subject of preliminary term sheets that were in the process of being finalized with the relevant SOEs. The consideration to be paid in the acquisition of China Cablecom by Jaguar was therefore calculated using the preliminary financial information provided to China Cablecom by these two networks.

Following execution of the letter of intent, formal and intensive due diligence began on October 18, 2006 and continued for over a year until the definitive agreement was signed on October 30, 2007. The Jaguar due diligence team included Messrs. Kalman and Cassano, and increased to include several outside advisors, including: Orrick Herrington & Sutcliffe LLP (‘‘Orrick’’), Navigant Capital Advisors LLC (‘‘Navigant’’), Skillnet GmbH (‘‘Skillnet’’), Loeb & Loeb LLP, BDO Seidman, LLP, UHY ZTHZ HK CPA Limited (‘‘UHY-HK’’), UHY LLP, Graubard Miller LLP and IBR International.

On October 31, 2006, Mr. Clive Ng introduced Mr. Robert Eu of WRH to Mr. Cassano, as a potential advisor to Jaguar. WRH is an investment banking firm with broad experience in mergers and acquisitions and capital raising activities, and expertise in facilitating transactions between China companies and SPACs. Subsequently, on November 1, 2006, Mr. Eu introduced Mr. Cassano to Mr. Stephen Cannon, also of WRH. Mr. Cannon and Mr. Cassano had several conversations between November 1, 2006 and November 8, 2006 concerning the legal and accounting issues in structuring a merger between a U.S. publicly-listed SPAC and a China cable television company, and Mr. Cannon introduced Jaguar management to representatives from Orrick.

On November 10, 2006, Mr. Cannon arranged a conversation with representatives of Orrick based in Hong Kong, Shanghai and San Francisco. Mr. Michael Dardzinski and Mr. David Lee participated in the call for Orrick. Orrick agreed to provide Jaguar with an engagement letter to assist on the development of a PRC corporate operating structure.

From November 8, 2006 until February 24, 2007, representatives from Orrick, China Cablecom, Chardan Capital Markets and Jaguar were in nearly daily communication via phone, email and in person meetings to discuss the legal, regulatory, accounting and structural issues in developing a PRC corporate operating structure to support the merger of Jaguar and China Cablecom. On February 24, 2007, Orrick presented the results of their analysis of the legal and regulatory considerations of a proposed transaction between Jaguar and China Cablecom. The presentation detailed a series of transactions required to support the proposed merger of Jaguar and China Cablecom, which ultimately result in Jaguar merging with and into China Cablecom Holdings in the Business Combination. China Cablecom will be the surviving entity, and the separate corporate existence of Jaguar will cease at the effective time of the merger. As a result of the merger, China Cablecom Holdings will own China Cablecom Ltd (BVI), which in turn will directly own 100% of Hong Kong Cablecom Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company that, in turn, directly owns 100% of HZNT. Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’) is controlled by China Cablecom through contractual arrangements. Although the structure as originally developed included an additional VIE for the second network to be acquired by China Cablecom, this was later deemed unnecessary.

Following the February 24, 2007 meeting, Jaguar management reviewed the material with the Jaguar Board of Directors. After considerable Board discussion, the Jaguar Board recommended that Jaguar management continue its proposed due diligence efforts on China Cablecom.

In informal conversations with the Jaguar Board of Directors between February 2007 and April 2007, Jaguar management proposed hiring a firm to provide due diligence services. Skillnet was engaged solely to perform a due diligence review including: the business concept, the business case, the financial drivers, the cost issues, the market potential, the competitive situation, and a review of Binzhou including the product and services concept, marketing and sales strategy, technology and technical assets, and the organization.

From May 22, 2007 to May 31, 2007, Messrs. Cassano, Propper and Kalman accompanied Mr. Ng and Mr. Pu on detailed, on site due diligence visits in Beijing, Binzhou, Jinan and Jining. Jaguar management and China Cablecom management met with officials from SARFT and local management of the cable television operators. The meetings in China confirmed the information that China Cablecom had provided to Jaguar on the market, the business concept, the business case, and local operations.

China Cablecom Financing

During the trip to China, Messrs. Cassano, Propper and Kalman determined with Mr. Ng that China Cablecom would need to raise funds to support the acquisition of certain assets by China

Cablecom in advance of the business combination with Jaguar, as the Binzhou authorities has indicated they would be unwilling to enter into agreement contemplating Jaguar shareholder approval (and the related delay) as a closing condition. Mr. Ng engaged Chardan Capital Markets as advisor on this capital raise, because of Chardan’s prior successful experiences raising funds for investments in China and its understanding of the structure of special purpose vehicles. It was determined that the proceeds would be used for acquisition through contractual arrangements of the networks under consideration, for working capital for China Cablecom, as well as a loan to Jaguar to pay for merger transaction costs. From May 31, 2007 until the closing of $20 million of the $30 million bridge financing on September 20, 2007, Chardan worked closely with China Cablecom and Jaguar on the financing efforts for China Cablecom.

On September 20, 2007, China Cablecom entered into a Purchase Agreement with several accredited investors (the ‘‘Purchase Agreement’’), and consummated the private placement of $20,000,000 in units (the ‘‘Financing’’), each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the ‘‘Note’’), and (ii) 19,167 detachable shares of the China Cablecom’s Class A Preferred Stock (the ‘‘Units’’). As security for the repayment of the Notes, Mr. Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used for the acquisition through contractual arrangements of Binzhou Broadcast and Television Information Network Co., Ltd. (‘‘Binzhou’’) and (b) $5,605,000 was used for working capital, including payment of certain administrative, legal and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar for use in paying fees associated with the merger transaction, and a fee of $1,200,000 paid to Chardan Capital Markets, as a placement fee for the Financing.

In connection with the Financing, pursuant to the terms of a registration rights agreement, China Cablecom has agreed to register for resale the ordinary shares into which the shares of Class A Preferred Stock issued as part of the Units convert, on a registration statement to be filed with the Securities and Exchange Commission no later than the date that is 30 days after the consummation of the Business Combination. Jaguar has agreed to assume these registration obligations in connection with the Business Combination.

For its activities as placement agent in the financing, China Cablecom will pay to Chardan, in the aggregate, $1,500,000 in placement fees for securing the investment and $300,000 in non-accountable expenses. Upon the closing of $20 million of the financing, Chardan received $600,000. Chardan will receive $300,000 in fees, if the remaining $10 million of the financing is successfully completed, and $900,000 in fees upon the earlier of the consummation of the Business Combination and the second anniversary of the Closing.

Jaguar management had previously discussed with China Cablecom management advancing funds in the form of a loan to Jaguar for working capital expenses associated with the Redomestication Merger and the Business Combination. At that time, there was approximately $68,000 remaining outside of Jaguar’s trust account. Jaguar’s management did not believe the remaining funds would be sufficient to cover the expenses associated with completing the Redomestication Merger and the Business Combination, which included premium payments for D&O Insurance through April 2008 of approximately $56,000, the payment of approximately $130,000 of remaining due diligence expenses, approximately $16,000 in accounting fees, other professional fees of approximately $80,000 and approximately $ 25,000 in printing costs. Based on Jaguar’s anticipated working capital needs, China Cablecom agreed to loan $475,000 to Jaguar from the proceeds of the bridge financing. On September 16, 2007, Jaguar management met with the Jaguar Board of Directors to approve a Promissory Note (the ‘‘Note’’) between China Cablecom and Jaguar. The Note provided for $475,000 in funds from the bridge financing to be provided to Jaguar. The Note carries a 10% interest rate, and a staggered payment schedule, whereby 50% is due at the close of the Business Combination and 50% is due on the one year anniversary of the Business Combination. The Note is non-recourse to Jaguar management. As a result of the Redomestication Merger, China Cablecom Holdings will assume Jaguar’s payment obligations under the Note. The Note is provided as Annex G to this proxy statement/prospectus.

Mr. Propper is a special advisor to and founding shareholder of Jaguar. He has also been an executive and founding shareholder of two other special purpose vehicle public companies, Chardan South China Acquisition Corp (‘‘Chardan South’’), and Chardan North China Acquisition Corp. (‘‘Chardan North’’), that have had successful acquisitions of target companies located in China. Further, he is Chief Executive Officer of Chardan Capital Markets, LLC (‘‘Chardan’’), a New York and Beijing-based investment bank. He is neither a member of the Board of Jaguar, nor China Cablecom. As a special advisor and founding shareholder to Jaguar, Mr. Propper provided several important services, including (a) assisting Jaguar management formulate investment criteria that his prior experience had shown were important to the majority of Jaguar’s initial public investors, hedge funds and (b) introducing us to individuals and companies with interests and investments in China that represented potential targets for Jaguar investments. Neither he nor Chardan has received compensation for these services to Jaguar.

Chardan will not receive any additional financial remuneration upon the closing of the Redomestication Merger or the Business Combination. Mr. Propper will become a member of the Board of Directors of China Cablecom Holdings, upon the completion of the Redomestication Merger. Pursuant to the terms of an incentive stock award agreement and a warrant proceeds award agreement that Mr. Propper will enter into with China Cablecom Holdings immediately prior to the Business Combination, he will receive up to 200,000 in Performance Shares if China Cablecom Holdings reaches certain EBITDA goals during fiscal years 2008 through 2011 under the incentive stock award agreement, and will receive $666,667 in a cash bonus payment from China Cablecom Holdings in 2008, under the warrant proceeds award agreement, following the exercise of warrants, initially issued in Jaguar’s IPO, after the Business Combination resulting in proceeds of $30,000,000.

On October 22, 2007, there was a meeting of Jaguar’s Board to discuss among other things, the issuance to Mr. Propper of the Performance Shares and the cash bonus payment. The members of the Jaguar Board had previously discussed Chardan’s engagement by China Cablecom to act as private placement agent in the bridge loan financing and the remuneration for such services, and considered the potential conflicts of interest as a result of Chardan serving as an advisor to Jaguar with respect to the Business Combination. The potential conflicts, included:

•	whether Chardan and Mr. Propper’s obligations as an advisor to Chardan in connection with the bridge financing would interfere with his loyalties and ability to continue to act objectively and effectively as special advisor to Jaguar in connection with the Business Combination; and

•	whether the remuneration Chardan, and indirectly as CEO, Mr. Propper, would receive in its capacity as private placement agent in the bridge financing would be significant enough to cause divided loyalty with Jaguar or the appearance of divided loyalty.

The Jaguar Board did not believe, however, that Chardan’s services to China Cablecom were true conflicts of interest. In reaching this conclusion the Jaguar Board considered that:

•	Chardan and Mr. Propper’s services facilitated the acquisition of the Binzhou by China Cablecom, which was the main driver in Jaguar’s decision to acquire China Cablecom, and did not involve advising Jaguar and China Cablecom with respect to the same transaction;

•	in the event the Business Combination was not successful, Jaguar’s stockholders would not have been harmed as a result of Chardan and Mr. Propper’s services; and

•	as described above, if the Business Combination is not successful Mr. Propper would not be entitled to the Performance Shares under the incentive stock award agreement, or the cash bonus under the warrant proceed award agreement, which gave Mr. Propper a significant direct financial interest in seeking the Business Combination completed.

Introduction of the Redomestication Merger

In addition to the subjects discussed above, during the structuring of the bridge financing, Mr. Propper also discussed with Mr. Ng the obligations of being a U.S. reporting company, including compliance with the reporting requirements of the federal securities laws, restrictions on insider trading, accounting procedures and Sarbanes-Oxley requirements, public disclosure requirements and timing, shareholder communications, website disclosure, financial public relations, and transfer agent requirements.

As substantially all of the business operations of China Cablecom will be conducted outside the United States, Jaguar management decided to consider redomestication as a vehicle for a merger with China Cablecom. It concluded that the redomestication merger will permit greater flexibility and possibly improved economics in structuring future acquisitions and creating subsidiaries in China and other countries as China Cablecom expands because potential acquisition target could view the status of being a shareholder in a publicly-traded British Virgin Islands (BVI) corporation more favorably than being a shareholder in a U.S. corporation. This reason is significant to China Cablecom in view of its strategic plans to acquire new networks. Jaguar also believes that the regulatory burden in the BVI is significantly less onerous than in the U.S., particularly with respect to companies engaged in on-going acquisitions. Further, ownership of operating businesses in the PRC through a holding company organized in the BVI is also well-established with the PRC authorities, reducing the risk of a challenge to the ownership structure by SARFT or other PRC governmental authorities. In addition, depending on the composition of the shareholder base of China Cablecom Holdings after the Business Combination or changes in board membership or location of its principal executive offices, there is the availability of foreign private issuer status for China Cablecom Holdings with the U.S. Securities and Exchange Commission. As a foreign private issuer, the reporting requirements under the Securities Exchange Act of 1934, as amended, would be reduced, resulting in less costs associated with financial and reporting compliance. Accordingly, a decision was made to reincorporate the merged company under the laws of the BVI.

Attempted Acquisition of Second Network

During the period from September 20, 2007 to October 9, 2007, it became increasingly apparent to Messrs. Kalman, Cassano, Propper and Ng that the second network under consideration would not be forthcoming on a timely-enough basis, in light of Jaguar’s pending dissolution date, to permit such network to be included in China Cablecom’s business prior to the Business Combination. The ability to provide audited financial statements and a change in leadership at the local branch of SARFT, which prevented the signing of definitive documents for the acquisition, were the primary reasons to abandon the acquisition of the second network. While the parties investigated the possibility of pursuing a different target network, such network was similarly unlikely to be able to supply audited financial statements within the timetable that China Cablecom and Jaguar were contemplating.

Consolidation of Binzhou Broadcasting

A factor contributing to the amount of time between the signing of the letter of intent with China Cablecom and the signing of the Merger Agreement was the fact that Binzhou Broadcasting was composed of five separate operating cable businesses. Each of these businesses required audits for 2005 and 2006 and accounting reviews for the six months ending June 2007, first to Chinese GAAP and then to US GAAP. These audits were time-consuming because the companies were spinouts from other SOEs prior to being consolidated by Binzhou SOE. Jaguar received these audits in September 2007 and was able to sign a merger agreement within 60 days. Further, as mentioned previously, China Cablecom needed to negotiate and finalize its agreements with the Binzhou SOE.

Negotiation of the Merger Agreement with China Cablecom

From October 18, 2006 through October 22, 2007, the parties continued negotiation of the Merger Agreement, and due diligence continued throughout this time. Members of the Jaguar management team met with Navigant during that period to answer any outstanding questions. Finding that the results of the due diligence confirmed Jaguar management’s prior understandings regarding the business of China Cablecom and its attractiveness as a candidate for a business combination, the Jaguar board of directors resolved to proceed with the acquisition process and continue to work towards execution of a definitive merger agreement while China Cablecom’s audit was being finalized.

Jaguar was provided different sets of revenue and profit projections (initially in October 2006, which were revised in May 2007), during the process of negotiating the business combination and conducting further due diligence based on the acquisition of multiple cable networks. Until June 2007, all projections included contributions from subscribers from different cable networks that ultimately were not acquired. On June 26, 2007, Jaguar was provided with updated revenue and profit projections for two networks, including the Binzhou entities that were ultimately acquired by China Cablecom on a stand-alone basis. These projections were also provided to Navigant for use in its fairness opinion and are disclosed on page 78. Key assumptions underlying the June 26, 2007 projections, which were totally based on the five operations in Binzhou being acquired by China Cablecom, included assumptions of organic growth in paying subscribers amounting to 10% per annum in 2007 and a growth in digital subscribers by approximately 21,000 over 2006, which carried an increase in monthly subscriber fees of $1.94 per subscriber.

Prior to recommending that Jaguar enter into the Merger Agreement, on October 21, 2007, Jaguar’s management received the results of operations and the balance sheets of Binzhou Broadcasting as of and for the periods ended June 30, 2007 and 2006. The financial statements were subsequently distributed to Jaguar’s Board of Directors for review. Based on that review, which showed a slight deterioration of the actual results of operations for the first six months of 2007 in comparison to the first six months of 2006, the Jaguar board concluded that, on an annualized basis, Binzhou’s results were not going to meet the projections provided to them on June 26, 2007. No new projections were provided at that time. As a result of inquiries to Messrs. Ng and Pu by Messrs. Kalman and Cassano, Jaguar’s Board of Directors received a satisfactory response that the underlying fundamentals of the cable businesses were believed to be still strong despite the minor decrease in revenue. Messrs. Kalman and Cassano further inquired as to the reasons for the decline in revenues and received satisfactory responses that confirmed to them that the trend was not indicative of a deteriorating business, but rather a one-time event associated with the complexities of consolidating the five entities that comprise Binzhou Broadcasting. The one-time event resulted from the staff’s inability at one of the entities to perform its normal operating procedures, such as collection of subscriber fees, during the consolidation process and consequently it was unable to recognize revenue. Messrs Kalman and Cassano were also assured that no subscribers were lost, but rather revenue on certain subscribers was not recognized because it did not meet Binzhou Broadcasting’s revenue recognition policies. Based on the results of operations for the six months ended June 30, 2007, Messrs. Kalman and Cassano also inquired as to the outlook of the cable businesses for the remainder of 2007 and beyond, such as whether there was an increase in the number of subscribers based on both organic growth of Binzhou Broadcasting and the acquisition of additional entities. They were satisfied that the overall growth trends and opportunities remain intact, including the expected growth of the subscriber base as well as anticipated increases in average revenue per subscriber. Messrs. Kalman and Cassano were also assured by Messrs. Ng and Pu that subsequent to the closing of the acquisition of Binzhou Broadcasting by China Cablecom that new information and accounting systems would be installed to prevent occurrences like this from recurring.

The Merger Agreement was signed on October 30, 2007 and Jaguar issued a press release on October 30, 2007 announcing the execution of the Merger Agreement and describing the terms of the Business Combination.

It should be noted that the terms of the merger as agreed in the letter of intent do not all conform to the terms in the executed Merger Agreement. A comparison of the terms agreed in the letter of intent to the terms agreed to in the Merger Agreement are shown below:

Transaction Term	Term in LOI	Term in Merger Agreement
Initial Shares of Jaguar to China Cablecom Shareholders	1,500,000	2,066,680
Initial Ownership of China Cablecom Shareholders	20.79%	26.73%
Payment of Cash	$20,000,000	$0
Assumption of Debt	$0	$20,000,000
Incentive Shares to Cablecom Shareholders	6,000,000	8,120,000
Total Revenues of Acquired Entities	$20,000,000	$8,300,000
EBITDA to Jaguar Shareholders	$5,000,000	$3,400,000(1)

(1)	Minimum agreed-upon contribution, based on 2006 results.

As can be seen, over the year between the signing of the letter of intent to the signing of the Merger Agreement, the deal got more expensive. The fundamental reasons for the increased expense were three-fold: (1) authorities in the PRC were not prepared to wait until Jaguar obtained approval from its shareholders for its business combination with China Cablecom for any payment of funds from China Cablecom for the relevant cable network assets, thus requiring interim funding via a bridge investment; (2) the failure to acquire a second network prior to a business combination would decrease EBITDA 38% (from $5,000,000, as defined in the letter of intent, to $3,400,000 as defined in the Merger Agreement); and (3) the economic interest being acquired increased 22% from 49% to 60%.

As noted above, while PRC authorities were generally supportive of China Cablecom, during the spring of 2007 they began to indicate that they wanted China Cablecom to provide a down payment on the purchase of cable network properties to secure them for later purchase, which gave rise to the need for the bridge financing. In early June 2006, China Cablecom decided to pursue debt financing to address this need and Mr. Ng entered into discussions with a series of investors prepared to assume the risks of such a financing. Mr. Ng communicated to Mr. Kalman that potential investors were also seeking preferred stock, convertible on a one-to-one basis into Jaguar securities upon closing of a business combination as part of debt financing. Mr. Kalman and Mr. Ng agreed to offer such terms and were aided in structuring the transaction by Chardan Capital Markets.

At the time that the bridge financing was being structured, during August and September 2007, considerable delays were being encountered by China Cablecom in completing the negotiation of the agreements underlying the network purchases and in completing audits of potential network acquisitions according to US GAAP. As a result, it was decided to structure the China Cablecom bridge financing in a manner that would permit flexibility to acquire one or two network acquisitions. In the event that only one acquisition was consummated, Mr. Kalman decided and Mr. Ng agreed that the number of shares to be issued to Mr. Ng, the initial shareholder of China Cablecom, would be reduced. In return, Mr. Kalman and Mr. Ng agreed to provide the opportunity for Mr. Ng to earn back such shares if China Cablecom achieved financial milestones which would have been achieved by the acquisition of a second network in a relatively short time frame. The net increase in equity consideration issuable upon consummation of the Business Combination resulted solely from the shares to be issued to the investors in the China Cablecom bridge financing and the shares to be issued to the initial shareholder of China Cablecom were reduced.

Jaguar’s management and Board of Directors met in person and over the phone throughout August and September 2007 to review the economic factors of the deal with China Cablecom, and the fact that the cost of the deal had increased since the signing of the letter of intent. The economic factors that Jaguar’s management and Board of Directors discussed included the facts that China Cablecom would be acquiring one network and not two, that the resulting EBITDA to Jaguar’s shareholders would be reduced to approximately $3,400,000 from $5,000,000, and that the number of shares to be paid by Jaguar to China Cablecom would increase from 1,500,000 to 2,066,680 because of the need to compensate the bridge investors.

Jaguar’s management and Board of Directors concluded that, despite the reduction in EBITDA to $3,400,000, they still supported the increase in the cost of the deal. In this discussion, Jaguar’s management and Board of Directors determined that a critical business factor was that it was more important that China Cablecom complete the acquisition of the first network than acquire another network with more subscribers, as completing the acquisition of the first network would enable China

Cablecom to understand, negotiate and execute all of the agreements in the PRC that would become the basis for subsequent acquisitions. In addition, the final negotiated cost per subscriber of $77 (excluding the value of any Performance Shares that might be issued) was still acceptable and would likely be viewed positively by Jaguar shareholders voting on the deal; and that, perhaps most importantly, Jaguar came to understand through the course of due diligence that Jaguar would be one of the first, if not the first, foreign investor in a Chinese cable TV asset. In addition, Mr. Ng had made it clear to Jaguar’s management that he would not accept any lower amount of consideration for his shares in China Cablecom than 1,300,000 shares of the resulting company. Jaguar’s Board of Directors concluded that the foregoing reasons more than justified an increase in the cost of the transaction.

A copy of the Merger Agreement is contained in Annex D.

Board Consideration and Approval of Transaction

As the parties continued to negotiate the Merger Agreement, on October 30, 2007 the Board of Directors of Jaguar met to review the transaction. While no one factor determined the final agreed upon consideration in the Business Combination, Jaguar’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled as a result of due diligence in order to make its determination whether the consideration to be paid to the China Cablecom shareholders was reasonable and that the Business Combination was in the best interests of Jaguar’s stockholders. Jaguar’s Board of Directors also reviewed and considered certain analyses provided by Navigant in order to determine that the Business Combination consideration was fair from a financial point of view to Jaguar. (You should note the information concerning the fairness opinion, including the assumptions and qualitative judgments made by Navigant and the estimates upon which it relied in preparation of its opinion, in the section entitled ‘‘General Matters Regarding Fairness Opinion’’ on page 80 and also in Annex A).

Jaguar’s management and consultants conducted a due diligence review of China Cablecom that included an industry analysis, a description of China Cablecom’s existing business model, inspections of company premises, review of corporate records and files, on-site visits to cable subscribers, in-depth meetings with three levels of China Cablecom management, in-depth meetings with representatives of the state owned enterprises (SOEs), a valuation analysis and formation of financial projections in order to enable the Board of Directors to ascertain the reasonableness of the consideration.
As a result of this due diligence investigation, Jaguar’s management concluded that the information it had received previously from China Cablecom’s management about the China Cablecom’s opportunity was correct: that its capabilities were substantial, its prospects for growth significant and its ability to grow with a minimum of competition considerable. While these projections and assessments may not ultimately prove to be accurate, and included an analysis of one network that was ultimately not acquired, Jaguar’s management believes that they, together with the variable portion of the consideration based on actual future financial performance, constitute a reasonable basis for the pricing of the transaction to merge Jaguar and China Cablecom.

Jaguar used the following data from recent cable TV industry transactions throughout Asia as another data point in analyzing the value of China Cablecom. Jaguar considered that these transactions contain varying characteristics and attributes relating to the underlying companies and the countries of origin that make a specific comparison difficult, but nonetheless deemed them valuable as another data point in analyzing the value of China Cablecom. Factors such as (1) demographics of the citizens in the underlying countries, (2) size of the transactions, (3) developmental stage of the underlying companies, and (4) growth characteristics of the companies and the countries were considered. Jaguar’s Board concluded that the Chinese market, by comparison to the following transactions as well as by comparison to stable and mature U.S. based cable companies, had enormous potential for growth. Contributing to this conclusion is (1) the substantial size of the Chinese cable market as compared to the U.S. cable market (139 million cable households in the PRC versus 86 million cable households in the U.S.), (2) current penetration rates of both analog and digital cable in PRC much lower than other developed countries, (3) the mandated rate of deployment of digital cable in PRC, (4) the PRC’s willingness to substantially increase monthly subscriber rates for digital cable as evidenced by the cities where such conversion has taken place, (5) anticipated rising household incomes in the PRC as evidenced by numerous published reports, (6) minimal competitive threats currently. The range of the values per subscriber, a key metric in valuing a cable business, was substantial, yet in no case approaching recent acquisition values per subscriber in the U.S. which have ranged between $2,000 and $4,000 per subscriber. Each of the networks below, two of which were smaller in size than Binzhou, had values/per subscriber substantially higher than the approximate $77 per subscriber that Jaguar was proposing to pay for China Cablecom.

Target	Buyer	Date	Country	Transaction Size	Subscribers	Implied value per subscriber
China Network Systems	MBK Partners	10/06	Taiwan	$1.7 bil	1.1 mil	$1,509
Eastern Multimedia	The Carlyle Group	7/06	Taiwan	$1.3 bil	1.05 mil	$1,238
United Broadcasting Corp.	True Corp. Public Co. Ltd.	2/06	Thailand	$150 mil	142,600	$1,057
Taiwan Broadband Communications	Macquarie Media Group	12/05	Taiwan	$880 mil	720,000	$1,230
i-Cable	Wharf Communications	6/05	Hong Kong	$41 mil	50,000	$925

The Jaguar board analyzed the value of China Cablecom based on assumed price/earnings multiples relative to the redemption value of Jaguar stock. The value of China Cablecom stock was calculated on the basis that Binzhou had 634,860 homes passed and 411,246 paying subscribers, is growing 10% organically in terms of homes passed and was expected to produce a $4.1 million EBITDA contribution to China Cablecom for 2007.

Jaguar believes a public company comparable to China Cablecom would trade conservatively at 11 – 12 times EBITDA (based on multiples prevailing at that time for such domestic cable companies as Echostar Communications Corp., Comcast Corp and Time Warner Cable Inc.). This belief is based on the view that the market will provide a premium on established multiples based on the rate of anticipated growth of a platform acquisition in the PRC supported by local, regional and national government and regulatory bodies for the purpose of consolidation of existing cable networks. This anticipated growth should, in Jaguar’s view, counterbalance issues associated with quality of earnings distinctions between the two markets, thereby supporting the use of U.S. multiples. The resulting value for China Cablecom’s 60% interest in Binzhou Broadcasting, based on an 11 – 12 times multiple, was $45.1 million to $49.2 million calculated using a projected 2007 EBITDA of $4.1 million based on China Cablecom’s 60% interest in Binzhou Broadcasting’s total projected EBITDA of $6.9 million (or $23.1 million to $25.2 million calculated using the actual EBITDA results obtained by Binzhou Broadcasting in 2007 of $2.1 million, based on China Cablecom’s 60% interest in Binzhou Broadcasting’s total actual EBITDA of $3.5 million).

The Jaguar board also noted that valuations for U.S. based cable companies were averaging approximately $2,000 per subscriber which is calculated by dividing the total number of subscribers by market capitalization. The valuation for public cable companies listed on stock exchanges outside the US (such as Beijing Gehau and Moscow CableCom Corp.) is approximately $900 per subscriber. At a China Cablecom valuation of $34.0 million (the value of the stock to be issued to China Cablecom as of October 29, 2007 plus the assumption of $20 million in debt), China Cablecom is being purchased at a valuation of $77 per subscriber (calculated without treating the value of any Performance Shares that may be issued as consideration for the Business Combination), somewhat greater than the values that existed at the time of the letter of intent. The Jaguar board also considered the following average revenue per user per month, or ARPU, for the following cable companies:

Cable company	ARPU
Comcast Corp.	$90.58
Time Warner Cable, Inc.	91.59
Echostar Communications Corp.	59.62
Beijing GeHau	2.00
Moscow Cablecom Corp.	10.58
China Network Systems	17.07
Eastern Multimedia	23.11
United Broadcasting Corp.	32.75
Taiwan Broadband Communications	18.00
i-Cable	27.26

Although there were variations in the values per subscriber and ARPU, Jaguar believed that the sampling was sufficiently broad such that the information was meaningful for its purposes in seeking confirmatory valuation guidance.

With respect to the criteria earlier established by Jaguar regarding acquisition candidates, the following chart compares the original screening criteria against China Cablecom.

Criterion		China Cablecom
1	Business sectors served: highest priority given to the credit and debit card industry.	Does not meet
2	Markets served: highest priority given to U.S. and Asian companies.	Meets criterion
3	Products offered to include one or more of the following: software, infrastructure or analytics that are competitively positioned, scalable with a strong brand positioning.	Meets criterion
4	Annual sales: minimum of $10 million.	2007 projected revenue of China Cablecom of $11.4 million*
5	Annual sales growth: minimum of 20% organic growth.	Does not meet*
6	EBITDA: minimum of $5 million.	2007 projected EBITDA of China Cablecom of $4.1 million*
7	Competitive positioning: market leadership or potential for market leadership.	Leader in market
8	Barriers to entry: high.	Very high barriers to entry
9	Location: United States or Asia.	Meets criterion
10	Relative attractiveness: to investors and to other targeted companies.	Very high relative attractiveness
11	Opportunities/Potential: for revenue growth, for improving margin percentages, and for accelerated growth thru acquisition.	Very high
12	Target company management: senior management understands the value of a special purpose acquisition company and the growth opportunities afforded by a merger.	Meets criterion
13	Target company deal readiness: high degree of readiness to do a transaction.	Meets criterion
14	Deal structure: issue new shares; minimize the amount of cash used in the transaction.	Meets criterion

*	Although the criteria listed as five and six in the table were not met, Jaguar’s management believed that the minimum annual sales results and EBITDA criteria (which only exhibited a slight discrepancy), will likely be obtained in 2008 based on the successful conversion of analog subscribers to digital subscribers. Actual revenue of Binzhou Broadcasting for 2007 was $7.0 million and EBITDA was $2.1 million, based on China Cablecom’s 60% interest in Binzhou Broadcasting.

In addition, while annual sales growth of 20% is only attainable by China Cablecom based on an expansion of its business, the likelihood of growth through acquisition is much stronger in the case of the consolidating PRC cable industry, particularly in light of the experience possessed by the management team of China Cablecom.

At the October 31, 2007 meeting, Jaguar’s directors unanimously agreed to enter into an agreement with China Cablecom and Mr. Ng to acquire their entire interest in China Cablecom.

Among other things, the board of directors reviewed the latest forms of Merger Agreement, the disclosure schedules, the fairness opinion and the due diligence materials. The Board gave management the authority to enter into the Merger Agreement, subject to final negotiation and legal review, and the board also unanimously recommended the approval of the Merger Agreement, the re-domestication merger, the stock option plan and the Performance Shares to the stockholders.

On December 11, 2007, the September 30, 2007 interim financial statements for Binzhou Broadcasting were made available to Jaguar. They confirmed the shortfall in performance that was anticipated by Jaguar after the reporting of financial performance for the first six months of 2007. Revenues for the period were $5.5 million, based on paying subscribers of 384,510, a reduction in paying subscribers from the prior year which were 438,377. Further, the number of subscribers moving to digital service were approximately 4,000 in contrast to the 21,000 digital subscribers anticipated. These results are more fully described in the results of operation discussion for Binzhou Broadcasting on page 135 as are the actions taken by China Cablecom subsequent to their taking operational control in October 2007 described in the section entitled ‘‘China Cablecom Management Discussion & Analysis’’ under Controls and Procedures Issues on page 129. Mr. Ng and Mr. Pu reported to Jaguar that the decrease was due to a decrease in paying subscribers, principally at Zouping Cable Network Center (‘‘Zouping’’) prior to the acquisition because of competing demands on employees’ time and management resources due to transfer of ownership and change in leadership. They indicated there those were no reductions in the total number of households receiving cable TV in Zouping, but one-time disruptions in the collection process which prevented recognition of revenue. Similar demands on employee and management time across the network prior to the acquisition by China Cablecom delayed the introduction of digital services and expansion of the subscriber base until the acquisition of Binzhou SOE operations were completed at the beginning of the fourth quarter of 2007. Discussions with candidates for chief financial officer and financial controller with SEC reporting and US GAAP experience were in process and the individuals subsequently hired. China Cablecom management indicated that by 2007 the deterioration in revenue recognition had been reversed. They predicted that revenues for the full year were expected to be approximately $7.0 million instead of the $11.4 million originally forecasted and a commensurate reduction in EBITDA was also anticipated. Upon China Cablecom’s taking of ownership on October 1 and implementing changes in controls and procedures, they reviewed the forecasts for revenue and profit performance for 2008 revenues and beyond they provided to Jaguar on June 26, 2007 and maintained that they are still valid.

Jaguar questioned Mr. Ng and Mr. Pu at length on the developments in Binzhou as follows:

•	conducted a line-by-line review of China Cablecom forecasts for 2008 and beyond,

•	reviewed critical assumptions,

•	reviewed the plans for adoption of digital services, increasing the breath of the network (i.e. homes passed, plans for increasing the number of paying subscribers),

•	reviewed policies and procedures put in place from the time the first discrepancies were found, plans for future policies and procedures associated with collections,

•	made inquiries to its financial consultants who were performing audit support activities in Binzhou, and

•	considered the need to update the fairness opinion.

As a result of the deliberations and inquiries stated above and the belief that future projections of Binzhou Broadcasting performance were still realistic and obtainable, Jaguar decided that the fundamentals of the business had not changed and continued to be valid. Further, on February 22, 2008, Jaguar received the audited financial statements of Binzhou Broadcasting and China Cablecom which confirmed management’s prior conclusions made on December 11, 2007.

These financial statements reflected actual revenues for the operations of Binzhou Broadcasting for 2007 of $7.0 million and EBITDA of $2.1 million, based on China Cablecom’s 60% interest in Binzhou Broadcasting. As these results were very closely in line with the results anticipated at the time of Jaguar’s discussions with Messrs. Ng and Pu in December, Jaguar determined that no further due diligence would be necessary at that time.

In light of this analysis, combined with the proposed remedies that had been discussed with Messrs. Ng and Pu regarding information and accounting systems and the fact that a new chief financial officer and financial controller with SEC reporting and US GAAP experience were considered being hired, it was not deemed necessary for the Board of Directors of Jaguar to request that Navigant update its fairness opinion in recommending the Business Combination with China Cablecom on the currently agreed upon terms, nor meet to consider the audited financial results.

China Broadband Settlement

Subsequent to the filing of the first Preliminary Proxy Statement on Schedule 14A by Jaguar, Mr. Ng informed Jaguar management that he believed the principal investors in China Broadband were unhappy with the terms of the Business Combination, and thought such investors might be interested in pursuing claims against Mr. Ng for his alleged failure to observe the terms of his employment agreement with one of China Broadband’s subsidiaries. Jaguar management asked Mr. Ng to pursue discussions with these investors to determine the extent of their concerns and the likelihood that any potential claims might result in legal actions brought against any of Mr. Ng, China Cablecom or Jaguar. Together with Mr. Propper, Mr. Ng approached such investors and over the course of the following six weeks was able to negotiate the terms of a settlement agreement in favor of China Cablecom Holdings, China Cablecom, himself, Mr. Pu and Jaguar.

Once the final terms of the settlement had been agreed by all parties, the Board of Directors of Jaguar met to discuss the matter and proposed arrangements. In view of Mr. Ng’s conclusion that the failure to secure the release being granted by China Broadband might adversely affect his and China Cablecom’s ability to perform under the Merger Agreement with Jaguar by, among other things, causing cost and delay inherent to litigation, and considering that the China Broadband parties would provide a release to Jaguar only if a reciprocal release was provided to them, the Jaguar Board of Directors voted to approve the settlement arrangements and the entry into the settlement agreement by Jaguar.

Services Performed by Consultants

As indicated earlier, following the execution of the letter of intent, WRH, Jaguar management, Mr. Propper and Mr. Ng discussed the need to engage third parties to assist in legal and accounting advice relative to structuring a merger between Jaguar and China Cablecom. Following these conversations, in November 2006, Jaguar management engaged Orrick to determine the feasibility of a U.S. publicly traded company acquiring a controlling economic interest in a cable company in the People’s Republic of China. Orrick had been known to be involved in the evolving nature of foreign investment in China and consultant to numerous entities desiring in media and communications. Orrick investigated the legal requirements and regulations pertaining to foreign investment in the Chinese cable industry. As of September 30, 2007, fees for services to Orrick amounted to $56,918.

Based on the advice provided, Jaguar’s management concluded that making a controlling investment in a Chinese cable company was possible if contractual terms and arrangements could be incorporated in a series of agreements designed for such purpose and accepted by Chinese regulatory authorities and Chinese state-owned entities providing cable services. The resulting structure and agreements are described in ‘‘Information About China Cablecom – PRC Corporate Structure.’’

To assist Jaguar in performing detailed operational and market due diligence on the businesses comprising potential target networks to be acquired by China Cablecom, Mr. Kalman interviewed several consulting firms with knowledge of the media, communications and cable television markets, in the United States, Europe and Asia. On February 23, 2007, Mr. Kalman met telephonically with Mr. Malte Barth, Managing Director of Skillnet, and determined that Skillnet had the requisite experience to perform the due diligence on the cable industry in China, Binzhou Broadcasting and China Cablecom. The Jaguar Board of Directors informally discussed Skillnet’s qualifications, and recommended that Messrs. Kalman and Cassano finalize an agreement with Skillnet on behalf of Jaguar.

Messrs. Kalman and Cassano worked with Mr. Barth to develop the scope of engagement. Messrs. Kalman and Cassano met with Mr. Barth to establish the scope of the engagement, including: assess the business concept and business case, including financial drivers and cost issues; assess the market potential of the merger and the opportunity in cable television in the Shandong Province;

assess the competitive situation facing China Cablecom, and; assess the operational aspects of the Binzhou unit. Jaguar did not retain Skillnet for the purpose of identifying candidates for a business combination nor conclude whether a business combination with any of the potential merger targets was advisable, fair or achievable, and Skillnet did not propose any such candidates or conclusions to Jaguar.

On April 5, 2007, Jaguar received a proposal from Skillnet, and Jaguar formally engaged Skillnet to conduct due diligence on May 15, 2007. Under the terms of the agreement, Skillnet agreed to be paid a total of $100,000, which included expenses, in three installments of approximately 30% at the commencement of the engagement, 40% after the interim presentation and 30% upon completion of the due diligence. The first installment of $25,000 was paid on May 15, 2007. During the preparation of the written analysis, at Jaguar’s request, Skillnet agreed to defer 50%, or $50,000, of its compensation until the successful consummation of the Business Combination with China Cablecom. To date, Jaguar has paid Skillnet $75,000, including expenses, through the presentation of the due diligence findings. Jaguar’s management discussed with Jaguar’s Board of Directors its agreement with Skillnet to defer half of Skillnet’s compensation until the successful consummation of the Business Combination with China Cablecom. Jaguar’s Board of Directors did not believe that this factor would compromise Skillnet’s objectivity in completing its due diligence investigation.

Interest of Jaguar’s Management in the Business Combination

When you consider the recommendation of Jaguar’s Board of Directors that you vote in favor of the Business Combination, you should keep in mind that Jaguar’s officers and directors have interests in the Business Combination that are different from, or in addition to, yours. These interests include the following:

•	If the Business Combination is not approved and Jaguar is therefore required to liquidate, the shares owned by Jaguar’s officers and directors will be worthless because they will not be entitled to receive any of the assets held in the trust account. In addition, the possibility that the members of the Board of Directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially increased.

•	In connection with the IPO, Jaguar’s current officers and directors agreed to indemnify Jaguar for debts and obligations to vendors that are owed money by Jaguar for services rendered or products sold to Jaguar, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the trust account. If the Business Combination is consummated, Jaguar’s officers and directors will not have to perform such obligations. As of February 29, 2008, Jaguar believes that the maximum amount the indemnity obligation of Jaguar’s officers and directors is approximately $97,000 which is equal to the amount of accrued expenses of approximately $549,000 less amounts relating to vendors for which Jaguar has received a waiver of each such vendor’s right to sue the trust account. Vendor waivers were signed by Jaguar’s significant vendors from April 2006 onward, and a total of six consultants and vendors agreed to the waiver. If the Business Combination is not consummated, Jaguar anticipates the obligations would total approximately $452,000. Jaguar does not have sufficient funds outside of the trust account to pay these obligations. The vendors who agreed to the waiver are Skillnet GmbH, Orrick, Loeb & Loeb LLP, and Graubard Miller LLP. If the Business Combination is not consummated, China Cablecom will be responsible for its own expenses incurred in connection with the Business Combination. China Cablecom has not, however, signed a waiver of its right to sue the trust account for fraud. The indemnification obligations of the officers and directors of Jaguar would not extend to any claims made by China Cablecom against the trust account. Therefore, if China Cablecom chose to sue the trust account and won its case, the trust account could be reduced by the amount of the claim. For example, if China Cablecom sued to recover its costs of engaging in the transaction due to alleged misleading information provided by Jaguar, the damages could be $1,000,000 or more, although China Cablecom would also be able to sue the trust account for additional amounts. Although China Cablecom was asked by Jaguar on several occasions to enter into a waiver of claims against the trust account, it chose not to sign the waiver so that it could retain its ability to sue the trust account for fraud. There are no current plans for China Cablecom to sign such a waiver.

•	Warrants to purchase Jaguar common stock held by Jaguar’s directors and officers are potentially exercisable upon consummation of the Business Combination. Based upon the closing price of Jaguar’s common stock on March 14, 2008 of $6.90, if all warrants held by Jaguar’s directors and officers were exercised for common stock the value of such shares of common stock would be approximately $1,046,509.

•	All rights specified in Jaguar’s Certificate of Incorporation relating to the right of directors and officers to be indemnified by Jaguar, and of Jaguar’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination. If the Business Combination is not approved and Jaguar liquidates, it will not be able to perform its obligations under those provisions. If the China Cablecom Business Combination is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced.

•	Jaguar’s financial, legal and other advisors have rendered services for which they may not be paid if the Business Combination is not approved, and certain of them may have the opportunity to provide additional services to Jaguar in the future. In connection with the China Cablecom negotiations, the drafting of the Merger Agreement and this Proxy Statement/Prospectus, Jaguar’s counsel, Loeb & Loeb LLP, has provided approximately $950,000 of services for which it had not been paid as of March 14, 2008. In addition, BDO Seidman, LLP, Skillnet GmbH, Orrick, Graubard Miller LLP and Navigant Capital were owed a total of approximately $91,020 as of March 14, 2008, as to which waivers regarding proceeding against the trust account had been received from vendors representing approximately $76,020 of such expenses. As any recovery of such fees and expenses by these vendors will be much more difficult in the event the Business Combination is not approved, while such recovery is not expressly contingent on the outcome of the Jaguar shareholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

•	Mr. Cassano, Jaguar’s Chief Financial Officer, will enter into a three-year consulting agreement with China Cablecom Holdings after the Business Combination, pursuant to which he will be paid $10,000 per month during the term, for aggregate compensation of $360,000 over the term.

•	Mr. Cassano, Mr. Kalman, Jaguar’s Chairman and CEO, and Mr. Propper, a special advisor to Jaguar, will enter into separate incentive share award agreements with China Cabelcom Holdings immediately prior to the Business Combination. Messrs. Cassano, Kalman and Propper will each be entitled to receive up to 200,000 shares of China Cablecom Holdings in the aggregate between 2008 and 2011 upon the attainment by China Cablecom Holdings after the Business Combination of certain EBITDA goals each year. The form of Incentive Share Award Agreements has been filed as Annex C hereto.

•	Mr. Cassano, Mr. Kalman, and Mr. Propper, will enter into separate warrant exercise proceeds award agreements with China Cablecom Holdings immediately prior to the Business Combination. Messrs. Cassano, Kalman and Propper will each be entitled to receive a cash bonus payment of $666,667 upon exercise of all of the warrants issued in Jaguar’s IPO after the Business Combination. The form of Warrant Exercise Proceeds Agreement has been filed as Annex C hereto.

•	The following table lists the securities owned by the members of Jaguar’s current management team and Board of Directors and the amount of potential gain that each of them would realize if the Business Combination is consummated, based on the market price of Jaguar’s securities on March 14, 2008. If a Business Combination is not consummated, the securities held by these individuals would be valueless since they would not be entitled to participate in distributions from the trust account.

	Securities in which named individual has a pecuniary interest		Value of such securities as of March 14, 2008 ($)		Aggregate Initial Purchase Price of Securities ($)		Gain on Securities as of March 14, 2008
Name	Shares	Units	Shares	Units	Shares	Units	($)
Jonathan Kalman	116,667	27,222	$805,002	$332,108	$3,850	$163,332	$969,929
James S. Cassano	83,333	19,445	574,998	237,229	2,750	116,670	692,807
C. Richard Corl	100,000	23,334	690,000	284,675	3,300	140,004	831,371
John J. Hoey	25,000	5,833	172,500	71,163	825	34,998	207,840

Jaguar’s Reasons for the Redomestication Merger and Business Combination and Recommendation of the Jaguar Board

Jaguar’s Board of Directors concluded that the Merger Agreement with China Cablecom is in the best interests of Jaguar’s stockholders.

Jaguar’s Board of Directors considered a wide variety of factors in connection with its evaluation of the merger. Many of those factors, such as the international experience and operational expertise of China Cablecom’s management were not quantifiable. Those that could be quantified, such as the value of the company if certain projections of net income levels and earnings multiples were achieved based on assumed price/earnings ratios, were quantified, and some of the factors considered, such as historical growth rates, were inherently quantitative in nature. Jaguar’s Board of Directors did not consider it useful to assign relative weights to each of the specific factors it considered in reaching its decision. Jaguar’s Board of Directors focused instead on evaluating the relative collective weight of the positive factors (of which there were many) and the negative factors (of which there were very few) in making its decision, in light of the fact that the pricing of the transaction would provide value to Jaguar’s stockholders in excess of the redemption value of their stock.

Among the factors that the Jaguar Board of Directors considered in connection with its evaluation of the Business Combination were: 1) the onsite due diligence visit to Binzhou and surrounding areas made by Messrs. Kalman, Cassano and Propper in May 2007; 2) the analyses and discussion with Orrick regarding the structure of a foreign investment in a PRC media company; 3) the qualitative analysis of China Cablecom’s management including vision, strategy, priorities and work ethic; 4) the quantitative analysis of China Cablecom’s revenue and projections; 5) a qualitative comparison of the proposed China Cablecom transaction to the criteria established by Jaguar in May 2006, and 6) various analyses provided by Navigant Capital in regards to the fairness opinion. In addition, due diligence performed by consultants was considered. Jaguar’s board noted that certain comparable company and comparable transaction analysis (outside of China) performed by Navigant Capital indicated values below the merger consideration, Jaguar’s board also noted that several of the analyses resulted in broad ranges of values and that varying assumptions and discounts were utilized by Navigant Capital. It should be noted that neither the Board of Directors nor Navigant Capital considered in its analysis the potential issuance by China Cablecom of up to 8,120,000 additional ordinary shares to certain of its officers and directors (or other affiliates) upon its achievement of EBITDA financial goals for fiscal years 2008 through 2011 as consideration for the Business Combination, The fairness opinion delivered by Navigant Capital on October 22, 2007, subsequently confirmed in writing on October 25, 2007, was based on information, projections and assumptions available to Jaguar’s management and Navigant as of the date of the opinion. Since that date, China Cablecom’s financial performance for 2007 has declined substantially as compared to the financial forecast relied upon by Navigant Capital in performing certain aspects of the analysis contained in its opinion, including revenue and EBITDA being 39% and 49% lower, respectively, than the projected amounts. Had the subsequent actual results been used in performing this analysis, the implied enterprise value of Binzhou Broadcasting would have been, on average, approximately 20% lower than as determined using the projected results for 2007 in Navigant Capital’s comparable companies and comparable transactions analyses.

Jaguar’s board considered these assumptions and discounts and deemed them reasonable given that there was no exact comparable company against which Navigant Capital could make a direct comparison. However, in its entirety the board believed that the Navigant Capital fairness opinion was acceptable, which concluded that the consideration that Jaguar was paying to acquire China Cablecom was fair (based on the information, projections and assumptions available to it at the time, some of which may prove to be inaccurate in certain respects). In addition, Jaguar management has extensive background and experience in the media and telecommunications industry. The Chairman and CEO of Jaguar Acquisition prior experience in the media and telecommunications industry included managing an entity where the former Vice Chairman of Comcast, the largest cable company in the U.S. and the Chairman of Liberty Media, one of the largest media conglomerates in the world with extensive operations in China, were on the advisory board. Another officer of Jaguar had overseen numerous strategy studies related to the media industry as a partner in one the largest management consulting companies in the world. From the experience of these two officers of Jaguar, it appeared that the government of China was prepared to allow foreign investors to facilitate the further development of China’s cable television industry through direct control of multiple numbers of currently independently operated state-owned cable television entities through a single company to be managed by Mr. Ng. The Board reached the conclusion that, with the experience Jaguar’s management in evaluating businesses in this sector and the potential opportunity and returns that Cablecom could offer Jaguar’s investors, it should continue to evaluate whether an acquisition of cable television entities in China was possible and could be executed within the strict time frame available.

Potential Advantages of the Business Combination with China Cablecom

In considering and deciding to enter into the stock purchase, Jaguar Board of Directors gave considerable weight to the positive factors discussed below, and they also considered the negative factors discussed below under the heading ‘‘Potential Disadvantages of the Business Combination with China Cablecom.’’

A business combination with Jaguar would strategically position China Cablecom

A Business Combination between Jaguar and China Cablecom would provide the first involvement of international capital to the highly regulated media segment in China. China Cablecom would possess a first-mover advantage, and enjoy the benefits of the positive aspects of a public company including access to capital, brand distinction and the ability to use a valuable combination of cash and equity for potential acquisitions.

Fragmented industry poised for consolidation

The cable television industry in China is highly fragmented, and shows potential for consolidation. So far, all consolidation approaches are of domestic origin involving local China-based public offerings. As a U.S. listed public company, China Cablecom would be differentiated from its competitors who are pursuing similar consolidation strategies. As of November 30, 2007, there were approximately 230 cable television network operators in China. China Cablecom, through branding, positioning and access to the capital markets, expects to be well positioned as a consolidation platform.

Experienced management

Another criteria that was important to Jaguar’s Board of Directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. Jaguar’s Board of Directors concluded that China Cablecom’s management has demonstrated that ability, addressing critical issues such as business strategy, competitive differentiation, business development, public market experience, operational experience and speed to market. The success and experience of China Cablecom’s Executive Chairman, Mr. Clive Ng, in the field of media and communications, was also judged to be a significant factor supporting the company’s future expansion and success.

Limited and constrained competition

The competitive situation that China Cablecom operates in is favorable. There are few short term or mid-term competitive threats. SARFT as the governing body favors traditional media such as cable television and protects it from new media distribution such as IPTV and direct-to-the-home satellite distribution. In addition, the capital cost to build a duplicate, competitive network is a barrier to entry limiting direct competition in the markets that China Cablecom chooses to serve.

The market is very large with tremendous growth potential

The revenue of cable television networks is expected to grow from $3.73 billion in 2006 to $7.75 billion in 2010. China is the largest market in the world for cable television, and the digitalization process will open up new potentials for new products and services for cable network operators. Further, the digitalization process is expected to increase subscription fees from an average of $1.83 across China to $3.14, or a 72% growth.

China Cablecom’s ability to execute its business plan, even with the risk that a significant number of Jaguar’s public stockholders would vote against the Business Combination and exercise their conversion rights

Jaguar’s Board of Directors considered the risk that just under 20% of the current public stockholders of Jaguar could vote against the Business Combination and demand to redeem their shares for cash. That would not prevent the transaction from closing, but it would reduce the amount of cash available to the combined companies following the stock purchase approximately $15 million. In the course of its deliberations, Jaguar’s Board of Directors deemed that this lesser amount of capital would be sufficient to allow China Cablecom to achieve its objectives, should only that lesser amount be available.

Based on television revenue in 2006, Shandong is one of the top six television regions in China. Shandong has the highest number of households in North East China and with 14% penetration, has low penetration of value added services compared to Shanghai and Beijing which has 50% and 42% penetration respectively.

Potential Disadvantages of the Business Combination with China Cablecom

The Jaguar board of directors evaluated potential disadvantages of a business combination with China Cablecom. They were not able to identify any factors associated specifically with China Cablecom or its industry that outweighed the advantages of a business combination.

A potential drawback associated with China Cablecom is the potential for the inability to grow through acquisitions of other cable systems similar in characteristic to Binzhou. The Board concluded that in the event that China Cablecom is unable to meet its expansion goals through acquisitions, the underlying assets that China Cablecom owns have strong organic growth prospects. The Board’s conclusion was supported by the fairness opinion analysis by Navigant Capital which found the purchase price for China Cablecom to be fair (based on the information, projections and assumptions available to it at the time, some of which may prove to be inaccurate in certain respects), and which considered only organic growth, and excluded acquisition growth, from their analysis.

In addition, the Jaguar Board recognized that a related drawback associated with China Cablecom’s acquisition strategy was the ability for the management team to identify, negotiate, fund and ultimately integrate any acquisitions that China Cablecom were to complete, particularly in light of China Cablecom’s experience in negotiating and effecting the consolidation and transition of the networks comprising Binzhou Broadcasting and the associated delays and several months and financial reporting issues that were discovered as part of that process described under China Cablecom’s Management and Discussion and Analysis of Financial Condition and Results of Operations—Controls and Procedures Issues.’’ In addition, the Jaguar Board recognized that different cable television operations will most likely have different technology providers for such functions as conditional access, subscriber management and set top boxes. The Jaguar Board decided that the potential for limited cost synergies is outweighed by the potential growth available to the operators via increased revenue from the migration to digital systems, and the increased ability to provide value added services over the cable network.

Another factor that the board of Jaguar considered to be potential negative aspects of this transaction included the fact that the media sector in China is highly regulated by the State

Administration of Radio, Film and Television (SARFT). For example, raising subscription fees could be difficult because any raise in pricing of products and services has to be approved by the local price bureau or government regulatory body. The board decided that this factor was offset by the fact that China Cablecom operated in a monopolistic environment and therefore had a significantly lower cost of marketing and sales.

The Board of Directors concluded that, after the transaction is complete, the consolidated strength of the merger of Jaguar and China Cablecom overcomes the negative factors that the Board of Directors had identified in its analysis.

Satisfaction of the 80% Test

It is a requirement that any business acquired by Jaguar have a fair market value equal to at least 80% of Jaguar’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on standards generally accepted by the financial community, including the financial analysis of China Cablecom which was generally used to approve the Business Combination, Jaguar’s Board of Directors determined that 80% test requirement was met and exceeded.

As described above, the Board of Directors valued China Cablecom at approximately $45.1 million to $49.2 million, based on its comparable company and multiple analysis. This value substantially exceeds the $21.2 million value required to meet the 80% test. The board noted that it based its calculation on the most conservative assumptions regarding China Cablecom’s growth potential and thus it felt comfortable with its decision.

The comparable company and multiple analysis performed by the Board of Directors was based on information, projections and assumptions available to Jaguar’s management as of the date of the meeting. Since that date, China Cablecom’s financial performance for 2007 declined substantially as compared to the financial forecast relied upon by the Board of Directors in reviewing certain aspects of this analysis, including actual revenue and EBITDA for 2007 being 39% and 49% lower, respectively, than the projected amounts. As the management of Jaguar views the differences between the projected amounts and the actual results to be caused by temporary adverse effects on the business arising from transition issues which have been remedied and in light of the fact that valuation analysis is typically performed on a prospective rather than historical basis to emulate market behavior in the equity capital markets, the Board of Directors has not revisited the valuation using actual 2007 results (which would have yielded a valuation of approximately $23.1 million to $25.2 million, still in excess of the threshold), as 2008 projections similarly support the conclusion that the 80% test will be met at the time of the consummation.

The Jaguar Board of Directors believes, because of the financial skills and background of several of its members (including the experience of Jaguar’s Chairman and CEO in managing a media and telecommunications entity where the former Vice Chairman of Comcast and the Chairman of Liberty Media were on the advisory board), it was qualified to perform the valuation analysis described above and to conclude that the acquisition of China Cablecom met this requirement. Further, the Board of Directors believes that another means of determining the fair market value of a business is to examine the consideration that a buyer would view as fair to pay for the acquisition of that business. Navigant Capital determined that the consideration of $26.571 million it viewed as being paid for the Business Combination is fair from a financial point of view to Jaguar (based on information, projections and assumptions available to it at the time, some of which may prove to be inaccurate in certain respects), which exceeds the $21.2 million value required to meet the 80% test.

Transaction Costs

Jaguar anticipates that it will incur total transaction costs of approximately $2.5 million. Such costs do not include transaction costs of approximately $1.5 million anticipated to be incurred by China Cablecom. Approximately $271,000 of the $436,000 in non-contingent anticipated costs has been incurred and recorded as of March 14, 2008. The $436,000 primarily relates to the Navigant Consulting fairness opinion fee, including expenses, of $203,016 which has been paid, accountants and valuation consultants’ fees, road show expenses, printer fees and other miscellaneous expenses.

Jaguar’s cash outside the trust and accrued expenses as of March 14, 2008 was approximately $83,000 and $152,000, respectively. Through March 14, 2008, approximately $554,000 of transaction costs had been paid in cash. Jaguar expects to incur the remaining anticipated non-contingent transaction costs of approximately $165,000 before the Business Combination is approved in April 2008. Additionally, recurring monthly operating expenses of approximately $46,000 per month will continue to accrue in March 2008.

Jaguar anticipates that the costs to consummate the Redomestication Merger and the Business Combination will exceed its available cash outside of the trust account (excluding borrowings) by approximately $400,000. Jaguar has not sought and does not anticipate seeking any fee deferrals. Jaguar expects these costs would ultimately be borne by China Cablecom Holdings after the Business Combination and disbursed from the funds held in the trust if the proposed China Cablecom Business Combination is completed. If the Business Combination is not completed, the non-contingent excess costs of approximately $93,000 would be subject to the potential indemnification obligations of Jaguar’s officers and directors to the trust account related to expenses incurred for vendors or service providers. Jaguar’s officers and directors anticipate performing their obligations to the trust account regarding expenses incurred for vendors or service providers in the event the Business Combination is not consummated. Jaguar’s officers and directors are all accredited investors and as such, Jaguar believes that they have the financial ability to meet such obligations but has not done an independent investigation to confirm such belief. If these obligations are not performed or are inadequate, it is possible that vendors and/or service providers could seek to recover these expenses from the trust account, which could ultimately deplete the trust account and reduce a stockholder’s current pro rata portion of the trust account upon liquidation.

Potential Dilution of Share Ownership Post-Redomestication Merger and Post-Business Combination

The following tables sets forth the number of shares and percentage ownership of China Cablecom Holdings after the Business Combination by each of (i) Jaguar’s initial stockholders, (ii) Jaguar’s former public stockholders, (iii) the former shareholders of China Cablecom and (iv) the officers and directors of China Cablecom Holdings, in each of the eight scenarios presented below.

	No Redemption		19.99% Redemption		Issuance of all Performance Shares (Assuming No Redemption)		Issuance of all Performance Shares (Assuming 19.99% Redemption)
	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership
Jaguar initial stockholders	1,116,667	14.4%	1,116,667	16.3%	1,716,667	10.8%	1,716,667	11.5%
Jaguar former public stockholders	4,600,000	59.1%	3,680,460	53.6%	4,600,000	28.9%	3,680,460	24.6%
Former shareholders of China Cablecom(1)	1,676,680	21.5%	1,676,680	24.4%	9,196,680	57.8%	9,196,680	61.4%
Officers and Directors of China Cablecom Holdings(1)(2)	1,303,889	16.8%	1,303,889	19.0%	9,223,889	58.0%	9,223,889	61.6%
(1)	Excludes 390,060 shares covered by the terms of a settlement agreement.
(2)	Excludes shares of common stock issuable upon exercise of warrants.

	Exercise of Warrants (Assuming No Redemption)		Exercise of Warrants (Assuming 19.99% Redemption)		Issuance of all Performance Shares and Exercise of Warrants (Assuming No Redemption)		Issuance of all Performance Shares and Exercise of Warrants (Assuming 19.99% Redemption)
	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership	# of Shares	Percentage Ownership
Jaguar initial stockholders	1,350,001	7.8%	1,350,001	8.3%	1,950,001	7.7%	1,950,001	8.0%
Jaguar former public stockholders	13,800,000	80.2%	12,880,460	79.0%	13,800,000	54.5%	12,880,460	52.8%
Former shareholders of China Cablecom(1)	1,676,680	9.7%	1,676,680	10.3%	9,196,680	36.3%	9,196,680	37.7%
Officers and Directors of China Cablecom Holdings(1)	1,405,833	8.2%	1,405,833	8.6%	9,325,833	36.8%	9,325,833	38.3%
(1)	Excludes 390,000 shares covered by the terms of a settlement agreement.
Excludes 1,050,000 shares issuable upon exercise of the underwriter’s purchase option.

Use of Capital Funds

Upon consummation of the Business Combination, the funds held in the trust fund will be available as working capital to China Cablecom. Other than the repayment of the bridge financing and the contemplated intercompany loans to Binzhou Broadcasting, there is no specific use of proceeds for this amount, other than general working capital for China Cablecom (including for use in paying fees and expenses incurred in connection with the Business Combination and related transactions estimated at approximately $780,895). The bridge financing requires that $10 million of promissory notes be repaid upon the closing of the Business Combination and that the remaining $10 million of promissory notes be repaid upon the first anniversary thereof, while the Asset Transfer Agreement between Binzhou Broadcasting and the Binzhou SOE requires that all payments due thereunder be received by September 2008, effectively requiring China Cablecom to extend intercompany loans totalling $23.3 million by that time.

Engagement of Navigant Capital Advisors

On July 2, 2007, Jaguar retained Navigant Capital for the purposes of rendering an opinion with respect to the fairness to Jaguar, from a financial point of view, of the consideration to be paid in connection with the proposed acquisition of China Cablecom. Jaguar selected Navigant Capital on the basis of its experience as an investment banking firm, reputation and experience in advising on transactions involving cable, media and telecommunications companies and its overall business activities in China.

Navigant Capital commenced its work on July 9, 2007, and on October 22, 2007, Navigant Capital delivered its oral opinion to the Board of Directors of Jaguar, subsequently confirmed by its written opinion dated October 22, 2007 subsequently confirmed in writing on October 25, 2007. Navigant Capital was paid a fee, including expenses, of $203,016 for its services in connection with providing its fairness opinion. The amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion, is not contingent upon consummation of the proposed merger. Jaguar also agreed to reimburse Navigant Capital for its reasonable out-of-pocket expenses in connection with its activities under the engagement letter, including reasonable fees of and disbursements to its legal counsel. Jaguar has also agreed to provide customary indemnification to Navigant Capital against certain liabilities arising out of the engagement.

As of the date of the opinion, neither Navigant Capital, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant Capital serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

Fairness Opinion

Navigant Capital made a presentation to Jaguar’s Board of Directors on October 22, 2007 and subsequently delivered its written opinion to the Board of Directors, dated October 22, 2007 as subsequently confirmed in writing on October 25, 2007. The opinion stated that, as of October 22, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on Navigant Capital’s review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom was fair, from a financial point of view, to Jaguar. The fairness opinion provided by Navigant is based on the merger consideration described in the draft Merger Agreement dated October 22, 2007, which was subsequently confirmed in writing on October 25, 2007.

You are urged to read the Navigant Capital fairness opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed, methods employed and limitations on the review that Navigant Capital has undertaken in rendering its opinion. The summary of the Navigant Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, attached as Annex A and is incorporated by reference into this proxy statement/prospectus.

The Navigant Capital opinion is for the use and benefit of Jaguar’s Board of Directors in connection with its consideration of the Transaction and it does not constitute a recommendation to the Board of Directors or to any holders of Jaguar’s common stock as to how to vote or proceed with respect to any of the proposals set forth in this proxy statement/prospectus. You should note the information concerning the fairness opinion, including the assumptions and qualitative judgements made by Navigant and the estimates upon which it relied in preparation of its opinion, in the section entitled ‘‘General Matters Regarding Fairness Opinion’’ on page 80 and also in Annex A.

In arriving at its opinion, Navigant Capital took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Navigant Capital:

•	Reviewed financial statements for cable systems in Binzhou for the fiscal years 2005 and 2006;

•	Reviewed publicly available filings by Jaguar, including its Registration Statement on Form S-1 dated March 31, 2006 and quarterly filings on Form 10-QSB for the periods ended June 30, 2006, September 31, 2006 and December 31, 2006 as well as Form 10-KSB for the year ended March 31, 2007;

•	Reviewed the draft Merger Agreement between Jaguar and China Cablecom acquired from Jaguar on October 10, 2007, and subsequently updated as of October 22, 2007;

•	Reviewed the Framework Agreement between China Cablecom and the municipal cable operator in Binzhou, and the following related agreements: the Exclusive Services Agreement, the Technical Services Agreement and the Asset Transfer Agreement;

•	Reviewed investment presentations prepared by China Cablecom’s investment banker outlining the proposed Binzhou transaction and the comparative economic benefits;

•	Met with representatives of Jaguar and China Cablecom to discuss the rationale, structure and financial aspects of the Transaction;

•	Developed a selected group for comparative purposes of worldwide cable television system operators including both publicly traded companies and transaction comparables;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies in the business sector of cable television companies for comparative purposes;

•	Reviewed recent telecommunications firm transaction in the People’s Republic of China;

•	Reviewed the terms of (i) recent mergers and acquisitions of companies in the cable television sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to China Cablecom and which we deemed relevant to our analysis of the Transaction;

•	Developed a discounted cash flow analysis for China Cablecom using financial forecasts prepared by China Cablecom and supplied to us by Jaguar and China Cablecom; and

•	Conducted such other studies, analyses and inquiries as we deemed appropriate.

In rendering its Opinion, Navigant Capital assumed the accuracy and completeness of all of the information that has been supplied to it with respect to Jaguar, China Cablecom and the cable television system in Binzhou without assuming any responsibility for any independent verification of any such information. Further, Navigant Capital relied upon the assurance of management of Jaguar and China Cablecom that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to its analysis. Navigant Capital has not made any physical inspection or independent appraisal of any of the properties or assets of Jaguar or China Cablecom, nor has Navigant Capital evaluated the solvency or fair value of Jaguar or China Cablecom under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. In addition, at the instruction of management of Jaguar, Navigant Capital has assumed, without any independent verification of such information, that the structure of the transaction provides for 60% of the economic benefit of the joint venture encompassing the Binzhou cable television system to inure to China Cablecom. Notwithstanding this assumption, however, Navigant determined that China Cablecom’s economic interest of Binzhou Broadcasting to be 49% in its analysis for the following reasons: the Technical Services Agreement which results in an 11% economic interest in the Binzhou cable television operations accruing for the benefit of China Cablecom has a termination point in 2038, at which time this agreement would no longer be in force and the economic interest would theoretically terminate absent a new agreement. In rendering its Opinion, Navigant Capital also assumed the following: (i) that all contractual rights to the transfer of assets have been received by Binzhou Broadcasting, (ii) that the assets are being transferred in installments pursuant to the terms of the Asset Transfer Agreement dated September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. (the ‘‘Asset Transfer Agreement’’), (iii) that the Asset Transfer Agreement is irrevocable and enforceable, (iv) that all requirements for consolidation have been met, (v) that China Cablecom is receiving the benefits of the signed and executed Exclusive Services Agreement dated as of September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. and the Technical Services Agreement dated as of September 7, 2007 and by and between Binzhou Broadcast and Television Information Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. and (vi) that in all material respects the Binzhou transactions described above will be irrevocably completed in accordance with the terms of the Framework Agreement and certain related agreements. Navigant Capital assumed that the transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by them. Navigant Capital’s opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Navigant Capital at the date of its written opinion.

The written opinion only addresses the matters specifically addressed thereby. Without limiting the foregoing, the written opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of Jaguar or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in the Opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Jaguar or the effect of any other transaction in which Jaguar might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the Transaction, being located in the People’s Republic of China, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the Transaction to either Jaguar, its shareholders or any other party.

With respect to the financial forecast information furnished to or discussed with Navigant Capital by Jaguar and China Cablecom, Navigant Capital has assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of Jaguar’s and China Cablecom’s management as to the expected future financial performance of China

Cablecom and the municipal cable television system in Binzhou. You should note the information concerning the fairness opinion, including the assumptions and qualitative judgements made by Navigant and the estimates upon which it relied in preparation of its opinion, in the section entitled ‘‘General Matters Regarding Fairness Opinion’’ on page 80 and also in Annex A. For purposes of Navigant Capital’s written opinion, it has been represented that Jaguar and China Cablecom have not consummated any material transaction other than the Transaction and those activities undertaken in the ordinary course of business. Further, Navigant Capital makes no representations as to the actual value which may be received in connection with the Transaction, nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the Transaction.

Navigant Capital assumes that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. Navigant Capital assumes that the Transaction will be consummated substantially in accordance with the terms and conditions set forth in the Merger Agreement, without any further amendments to these terms and conditions.

Navigant Capital’s analysis and opinion are necessarily based upon market, economic and other conditions as they existed on and could be evaluated on October 22, 2007. Accordingly, although subsequent developments may affect its opinion, Navigant Capital has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Navigant Capital performed certain financial, comparative and other analyses as summarized below. Each of the analyses that Navigant Capital conducted was carried out to provide a different perspective on the Transaction, and to enhance the total mix of information available. Further, the summary of Navigant Capital’s analyses described below is not a complete description of the analyses underlying Navigant Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In addition, Navigant Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in Navigant Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the analyses suggest. Accordingly, Navigant Capital’s analyses and estimates are inherently subject to substantial uncertainty. Navigant Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses that Navigant Capital performed in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Navigant Capital’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses that Navigant Capital performed.

Navigant Capital carefully considered the results of each of the methods it used in making its determination regarding the merger consideration. No one approach provides an optimal answer because of the variations in size, scope and business environment in which differing companies compete. Generally, Navigant Capital evaluated the results from the comparable company and comparable transaction analysis on an equal footing with the discounted cash flow method. The blending of these alternatives allowed Navigant Capital to consider both the specific performance of China Cablecom across an extended period of time with the market and external factors that govern both cable television systems and telecommunications service providers in China.

The analyses performed were prepared solely as part of Navigant Capital’s analysis of the fairness, from a financial point of view, to Jaguar with respect to the consideration to be paid in connection with the proposed acquisition of China Cablecom, and were provided to Jaguar’s Board of Directors in connection with the delivery of Navigant Capital’s opinion. The opinion of Navigant Capital was just one of the many factors taken into account by Jaguar’s Board of Directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement/prospectus.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded cable television system operators from around the world with general operating characteristics that are similar to those of China Cablecom on a pro forma basis.

Navigant Capital identified the following eight companies that it deemed comparable to China Cablecom, all of which were involved in operating cable television systems, with deep, active markets for their common stock were considered. All of the comparable companies were considerably larger than China Cablecom with an average revenue of $9.2 billion and an average EBITDA of $3.0 billion. Navigant Capital considered multiples of EBITDA and revenue. The median EBITDA multiple of the eight companies was 9.5x and the median revenue multiple was 3.5x. Companies possessing larger market capitalizations and enterprise values may warrant higher multiples than China Cablecom, and therefore constitute a limitation to their comparability. Accordingly, Navigant Capital took a discount for size and lack of marketability when it valued China Cablecom in its analysis.

The companies Navigant Capital considered included:

Company Name	Country	Ticker	TEV (millions)
Comcast Corp.	USA	NasdaqGM:CMCS.A	$100,554
Time Warner Cable Inc.	USA	NYSE:TWC	48,209
EchoStar Communications Corp.	USA	NasdaqGM:DISH	25,614
DirecTV Group Inc.	USA	NYSE:DTV	32,658
Jupiter Telecommunications Co. Ltd.	Japan	JASDAQ:4817	7,053
PrimaCom AG	Germany	DB:PRC	785
Telenet Holding NV	Belgium	ENXTBR:TNET	5,684
PT-Multimedia Servicos de Telecomunicacoes eMultimedia, SGPS S.A.	Portugal	ENXTLS:PTM	4,824

The market capital of the comparable companies ranged from $308.0 million to $73.2 billion with an average of $21.5 billion and a median of $13.6 billion. Revenue ranged from $158.0 million to $28.6 billion with an average level of $9.2 billion and a median level of $1.7 billion. The multiples of revenue and EBITDA are outlined as follows:

	LTM Multiples
	TEV/Revenue	TEV/EBITDA
Average	3.72	10.36
Median	3.53	9.51

Navigant Capital gave comparatively less consideration to the values arising from the publicly traded comparable companies, primarily because of the size and diversity of these companies. Further, none of the comparable companies compete in China and are expected to have growth rates approximating those of companies in China.

In an effort to adjust for material differences between China Cablecom’s Binzhou cable television system and each of the comparable companies, Navigant Capital applied a size discount in both the comparable company and the comparable transaction (non-Chinese comparable transactions) analyses. The comparative companies used in Navigant Capital’s analysis were materially larger in size and scope than China Cablecom. Such size differences provide for more efficient operations at larger companies that translate into greater profitability than those companies that are similar in size to China Cablecom. Notably, no size discount was taken in analyzing China Cablecom against the Chinese telecommunications transactions. Navigant Capital searched for comparable companies that were similar in size and scope to China Cablecom. However, no such comparable companies or comparable transactions were available. To reconcile the differences in size, Navigant Capital considered a size discount relative to the comparative companies and the comparative transactions.

The discount was assessed based on both quantitative and qualitative factors, including the magnitude of differences between the average revenue and EBITDA of the two groups. For the comparative companies, revenue and EBITDA were more than 900 and 400 times that of China Cablecom and for the comparative transactions, revenue and EBITDA were more than 100 and 90 times that of China Cablecom.

Material differences in size generally lead to disparities in market premiums. To that end, Navigant Capital considered publicly available data on discounts for smaller public companies’ stocks. In considering the publicly available data, the data suggests a discount of approximately 26% is appropriate, on average, for small stocks relative to very large market comparables. Because of the specific size disparity between China Cablecom, the comparative companies and comparative transactions, an additional 4% discount was applied to the analysis. Consequently, Navigant Capital used a total discount for size of 30% in evaluating China Cablecom against the comparative companies and comparative transactions.

Navigant Capital applied a discount for lack of marketability in the comparable company analysis to account for the fact that China Cablecom is privately held and, as such, would most readily be sold only in a controlled transaction process that would likely appeal to a modest number of acquirers. Further, Navigant Capital factored into its analysis that China Cablecom consummated one of the first acquisition transactions involving foreign ownership of a Chinese cable television system and that the regulatory and legal environment for acquisition of ownership interests in such systems is still evolving.

Navigant Capital based its conclusion to apply a lack of marketability discount on several academic studies exploring the discount for lack of marketability, which was then offset by discussions with Jaguar’s management that indicated there was considerable interest in this transaction. More recent restricted stock studies show a range of median discounts from 20 to 27 percent. However, Jaguar’s management indicated that the discount for lack of marketability should be relatively low based on their knowledge of the potential interest in the market place. Accordingly, Navigant Capital concluded that a discount for lack of marketability of 15% would be appropriate.

Set forth below is the analysis of China Cablecom’s total enterprise value, based on the foregoing factors:

		TEV/Revenue	TEV/EBITDA
	Binzhou Actual Financial Results for 2006	$8,731	$5,507
	Binzhou Projected Financial Results for 2007	$11,432	$6,859
	Average of 2006 Actual and 2007 Projected Financial Results for Binzhou	$10,082	$6,183
Times:	Selected Market Multiple	3.53	9.51
Equals:	Indicated Fair Value	35,540	58,785
Times:	Weighting	50.0%	50.0%
Equals:	Weighted Fair Value	17,770	29,392
	Concluded Fair Value		$47,162
Less:	Size Discount		30.0%
Equals:	Fair Value after Size Discount		$33,014
Less:	Discount for Lack of Marketability		15.0%
Equals:	Fair Value on a Non-Marketable, Size Basis		$28,062
	49% Equity Interest		13,750
	Value of Technical Service Agreement(1)		13,460
	Fair Value on a Non-Marketable Basis (Incl. Service Agreement)		$27,210

(1)	Because the Technical Services Agreement has a specific termination date, Navigant valued it in a manner similar to that used in valuing a payment stream rather than an equity interest and based on 11% of the net projected income for Binzhou Broadcasting being made available to China Cablecom. Navigant forecasted a growth rate after the end of the projection period of 2008-2011 of initially 15% and declining to 6.7%, predicated on discussions with Jaguar’s management and the expectation of continued growth in cable television services in Shandong Province. Navigant used a discount rate of 16%, based on what it computed to be the weighted average cost of capital for China Cablecom, leading to a present value of the payment stream of approximately $13.0 million. Although certain distortions may be created in using an annuity pricing model when aggregating with an enterprise valuation approach (including a resulting fair value for a 60% interest representing approximately 97% of the total indicative fair value), this lack of proportionality is inevitable in an emerging growth company such as Binzhou Broadcasting and is actually a result of viewing the fair value analysis for comparable companies and comparable transactions in terms of an accounting consolidation or ownership percentage perspective.

None of the comparable companies have characteristics identical to China Cablecom. Navigant Capital’s review was limited to comparable companies for which information was publicly available. This limitation may have excluded from the comparable company analysis several private companies that had similar products or services, similar operating or financial characteristics to China Cablecom, or that serve similar markets displaying certain key similarities to markets served by China Cablecom, but for which public information was unavailable. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

This comparable transaction analysis provides an indication of the value that an acquirer may be willing to pay in a transaction as a multiple of certain of the target company’s operating and financial metrics such as revenue and EBITDA. Navigant Capital considered two groups of comparable transactions in this analysis, and they include the following:

•	A comparative group of cable television system operators and satellite programming distributors that were acquired or merged in transactions that occurred between November 2004 and August 2006; and

•	A comparative group of Chinese telecommunications companies that were acquired or merged between March 2004 and August 2007.

Both comparative sets were considered in order for Navigant Capital to evaluate both the impact of sales of cable television systems and the impact of Chinese telecommunications company transactions. Navigant Capital elected to consider the Chinese telecommunications company transactions because they were similar types of firms in size and scope, operated in similar regulatory environment and generally had similar operational hurdles. The cable television companies provided insight into market value for cable television operating systems.

The cable and satellite transactions included in this analysis are outlined below:

Target	Buyer	Close Date	Implied Enterprise Value (millions)
Sky Brasil Servicos Ltda.	DirecTV Group Inc.	8/23/2006	$1,032
Eutelsat S.A.	Cinven Limited	1/3/2005	4,760
Eutelsat S.A.	Cinven Limited	12/1/2004	5,115
Eutelsat S.A.	Goldman Sachs Group, Merchant Banking Division; GS Capital Partners 2000, L.P.	11/26/2004	5,387
United Broadcasting Corp. Public Co. Ltd.	True Corp. Public Co. Ltd.	5/7/2006	417
Insight Communications Co. Inc.	The Carlyle Group	12/16/2005	3,619
Net Serviços de Comunicação	Telefonos de Mexico SA de CV	3/21/2005	1,366
HOT-Cable Systems Media	Delek Investments & Properties Ltd.	12/30/2004	361
Cox Communications Inc.	Cox Enterprises, Inc.	12/2/2004	29,000

On average, the companies in the comparable transaction group had revenue of $1.2 billion and net income of $823.0 million. The comparable transactions included European, Brazilian and U.S. companies. Navigant Capital considered both revenue and EBITDA multiples. The median EBITDA multiple was 7.6x and the median revenue multiple was 4.6x. Navigant Capital considered discounts to the median and average values for the fact that China Cablecom’s investments in the Binzhou joint venture was less than 50% on a legal basis and because the companies involved in these transactions were materially larger than China Cablecom. The table below summarizes both the median and average revenue and EBITDA multiples arising from these transactions:

Implied Enterprise Value/
	Revenue	EBITDA
High	5.33x	77.87x
Average	3.78x	15.16x
Median	4.63x	7.55x
Low	0.99x	3.85x

Based on the foregoing, the analysis of an implied enterprise value for China Cablecom would be as follows:

		TEV/Revenue	TEV/EBITDA
	Binzhou Actual Financial Results for 2006	$8,731	$5,507
	Binzhou Projected Financial Results for 2007	$11,432	$6,859
	Average of 2006 Actual and 2007 Projected Financial Results for Binzhou	$10,082	$6,183
Times:	Selected Multiple	4.63	7.55
Equals:	Indicated Implied Enterprise Value	46,678	46,681
Times:	Weighting	50.0%	50.0%
Equals:	Weighted Implied Enterprise Value	23,339	23,341
	Concluded Implied Enterprise Value		$46,680
Less:	Size Discount		30.0%
Equals:	Concluded Implied Enterprise Value after Size Discount		$32,676
Less:	Minority Discount		10.0%
Equals:	Concluded Implied Enterprise Value on a Minority Basis, Adjusted for Size		$29,408
	49% Equity Interest		14,410
	Value of Technical Service Agreement(1)		13,460
	Implied Enterprise Value on a Minority Basis (Incl. Technical Service Agreement)		$27,870

(1)	Because the Technical Services Agreement has a specific termination date, Navigant valued it in a manner similar to that used in valuing a payment stream rather than an equity interest. Based on 11% of the net projected income for Binzhou Broadcasting being made available to China Cablecom. Navigant forecasted a growth rate after the end of the projection period of 2008-2011 of initially 15% and declining to 6.7%, predicated on discussions with Jaguar’s management and the expectation of continued growth in cable television services in Shandong Province. Navigant used a discount rate of 16%, based on what it computed to be the weighted average cost of capital for China Cablecom, leading to a present value of the payment stream of approximately $13.0 million. Although certain distortions may be created in using an annuity pricing model when aggregating with an enterprise valuation approach (including a resulting fair value for a 60% interest representing approximately 95% of the total indicative fair value), this lack of proportionality is inevitable in an emerging growth company such as Binzhou Broadcasting and is actually a result of viewing the fair value analysis for comparable companies and comparable transactions in terms of an accounting consolidation or ownership percentage perspective.

The second group included seven transactions that occurred between January 1, 2004 and December 31, 2006 were considered as part of the transaction comparable method. All of the transactions were telecommunications firms in China, a related industry and one that the Binzhou joint venture expects to be a participant in as its digitalization process is completed. The median revenue from this group was $24.5 million, which is in the similar range of China Cablecom’s projected revenue. The median EBITDA enterprise value multiple was 19.9x and the median revenue multiple was 5.8x.

The Chinese telecommunications transactions considered in this group are outlined below:

Target	Buyer	Close Date
TOM Online Inc.	Tom Group Ltd.	8/31/2007
Sina Corp.	Citigroup CIB	11/9/2006
Wisdom Choice Investments Ltd.	GMO Ltd.	1/22/2007
W-Infinity Communications Limited	Monstermob Group plc	4/25/2006
M-dream China Co., Ltd.	Monstermob Group plc	1/31/2006
Sina Corp.	Shanda Interactive Entertainment Ltd.	3/2/2005
Crillion Corp.	Sina Corp.	3/24/2004

Navigant Capital applied a minority discount in the comparable transaction analysis to account for the fact that China Cablecom is a 49% minority shareholder of the Binzhou Joint Venture. Navigant Capital reviewed the data publised by Mergerstat Review 2007 and Navigant Capital also considered that China Cablecom has a 60% economic interest in the Binzhou Joint Venture through the technical service agreement, dated as of September 7, 2007. Therefore, China Cablecom will have more rights than a normal 49% minority interest owner would have. Accordingly, Navigant Capital concluded that a minority discount of 10% would be appropriate. No other discounts or premiums were considered due to the general similarity of the comparative group of Chinese telecommunications transactions.

Enterprise value is market capitalization plus net debt, which includes total debt plus preferred stock, less cash and cash equivalents. EBITDA is a non-US GAAP financial measure and thus may have multiple definitions. To minimize the variance therewith, Navigant Capital derived the attributed EBITDA for these companies from their financial statements filed with the SEC, where available, and consistently applied a formula for calculation of EBITDA for each company. The formula is: Gross Profit minus Operating Expenses (deemed ordinary and recurring in nature) plus Depreciation and Amortization. Navigant Capital consistently computed EBITDA based upon data from sources it considered reliable, including but not limited to data from SEC filings.

In transactions where such data was publicly available Navigant Capital relied on data gleaned from information available to Navigant Capital through Capital IQ. While these potential differences in EBITDA calculation may introduce a modest degree of variance in multiples, such variances were deemed unavoidable and were not deemed sufficient to undermine the efficacy of the measure or the related multiples and resultant analysis.

Navigant Capital primarily focused on transactions with revenue up to approximately $200 million. This limitation may have excluded comparable transactions for which no public information was available or which involved conglomerates where security segment information could not be verified.

The summary of results from these transactions is outlined below:

Implied Enterprise Value/
	Revenue	EBITDA
High	10.49x	24.51x
Average	6.03x	18.70x
Median	5.76x	19.95x
Low	1.58x	10.01x

Based on the foregoing, the analysis of an implied enterprise value for China Cablecom would be as follows:

		TEV/Revenue	TEV/EBITDA
	Binzhou Actual Financial Results for 2006	$8,731	$5,507
	Binzhou Projected Financial Results for 2007	$11,432	$6,859
	Average of 2006 Actual and 2007 Projected Financial Results for Binzhou	$10,082	$6,183
Times:	Selected Multiple	5.76	19.95
Equals:	Indicated Implied Enterprise Value	58,070	123,350
Times:	Weighting	50.0%	50.0%
Equals:	Weighted Implied Enterprise Value	29,035	61,675
	Concluded Implied Enterprise Value		$90,710
Less:	Minority Discount		10.0%
Equals:	Concluded Implied Enterprise Value on a Minority Basis		$81,639
	49% Equity Interest		40,003
	Value of Technical Service Agreement(1)		13,460
	Implied Enterprise Value on a Minority Basis (Incl. Technical Service Agreement)		$53,463

(1)	Because the Technical Services Agreement has a specific termination date, Navigant valued it in a manner similar to that used in valuing a payment stream rather than an equity interest and based on 11% of the net projected income for Binzhou Broadcasting being made available to China Cablecom. Navigant forecasted a growth rate after the end of the projection period of 2008-2011 of initially 15% and declining to 6.7%, predicated on discussions with Jaguar’s management and the expectation of continued growth in cable television services in Shandong Province. Navigant used a discount rate of 16%, based on what it computed to be the weighted average cost of capital for China Cablecom, leading to a present value of the payment stream of approximately $13.0 million.

Based on this analysis, Navigant Capital determined that the merger consideration was within or below the range of enterprise values implied by the multiples of the selected comparable transactions.

None of the target companies in the comparable transactions have characteristics identical to China Cablecom. Accordingly, an analysis of comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Application of Comparable Company and Comparable Transaction Analyses

Navigant Capital’s comparable company and comparable transactions primarily focused on the cable television system business, reflecting market conditions for system operators. However, because all of the comparable companies and most of the comparable transactions were materially larger in size and scope than China Cablecom, Navigant Capital also considered a second comparable set of transactions involving Chinese telecommunications companies that offered both telecommunications service and content. This second set of comparable transactions provided insight into the market premiums for access to the growing Chinese markets.

In making an assessment of the consideration paid to China Cablecom by Jaguar, the basis for Navigant Capital’s analysis was an average revenue for 2006 and 2007 of $10.1 million and an average EBITDA of $6.2 million. In the case of the comparable company analysis, China Cablecom revenue was less than 10% of the next smallest company in the group and 0.17% of the median of $6.2 billion of revenue.

For the comparable transactions, the total revenue was an average of $1.3 billion, or more than 100 times that of China Cablecom. EBITDA was $0.6 billion, or more than 90 times that of China Cablecom. The telecommunications comparative transactions were the closest in size to China Cablecom. Average revenue was $89.8 million and median revenue was $24.5 million, compared to China Cablecom’s average revenue for 2006 and 2007 of $10.1 million. While China Cablecom was relatively smaller than this comparative transaction group, the margins were much smaller than either of the cable television system comparative groups.

For both the comparable company and the comparable transaction analyses Navigant Capital applied a size discount for China Cablecom. The implied enterprise value for the comparable Chinese telecom transactions ranges from $17 million to $1.4 billion. China Cablecom transaction size falls within the range of the comparable Chinese telecom transactions. The LTM revenue and EBITDA for the target companies range from $4.5 million to $208.4 million and $5.1 million to $78.6 million respectively. China Cablecom’s projected 2008 revenue and EBITDA fall within these ranges.

The total value of consideration using Navigant’s methodology was $26.571 million, based on debt assumed, valued at $16.42 million, and equity consideration valued at $10.15 million. Navigant valued the $20.0 million of debt assumed based on $16.42 million of principal and a $3.5 million original issue discount (‘‘OID’’). The share value was equal to the market value of Jaguar common stock at the time of the signing of the letter of intent, with a discount taken for the dilutive effect of the share issuance (as the marketplace had not priced in the dilutive effect of the equity component of the transaction consideration). Navigant’s value of the equity was therefore $4.91 per share and given principal of $16.42 million, the total value of the debt was $20.20 million, or $20.0 million rounded.

In evaluating whether the incentive shares were deal consideration arising from Jaguar’s acquisition of China Cablecom, Navigant Capital considered the general terms and conditions under which the incentive shares were awarded based on representations by Jaguar’s management with regard to such incentive shares. These terms included timing, the participants in the incentive program and economic targets necessary for the consolidated company to meet its business goals. The incentive program was structured so that the post-closing consolidated company would have strong incentive to build revenue and EBITDA substantially beyond existing goals. As a consequence, the revenue and EBITDA necessary to trigger the award of the incentive shares is materially greater than projected performance and, as such, unlikely to be attained without an acquisition. Navigant Capital also noted that participants in the plan were not restricted to China Cablecom executives, but included members of Jaguar’s management. Namely, the representations by Jaguar management and subsequent discussions with Jaguar management led to Navigant Capital’s assumption and conclusion that the incentive shares were not merger consideration. As a result, Navigant Capital did not consider performance shares (and, for the same reasons, consulting shares or warrant proceeds bonus payments to Mr. Ng) as deal consideration. Its decision was based on the review of the terms of the performance incentives and, as such, they believed the basis for the awards is beyond the expected performance of China Cablecom as now considered. Jaguar’s Board of Directors was aware of this fact when considering Navigant Capital’s fairness opinion in connection with approving the entry into of the Merger Agreement.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

This analysis utilized the projected cash flows of China Cablecom discounted back to present value. For purposes of this discounted cash flow analysis, Navigant Capital relied upon the financial projections for China Cablecom for fiscal years ending December 31, 2007 through 2011, provided by Jaguar and China Cablecom management, excluding two acquisitions contemplated by such projections. These include projections related to China Cablecom’s interests in revenue, cost of goods sold, SG&A, other expenses, capital expenditure, and depreciation and amortization related to the Binzhou joint venture and reflected growth in total revenue from $11.4 million in 2007 to $25.9 million in 2011 and in EBITDA from $6.9 million in 2007 to $17.9 million in 2011. Navigant Capital reviewed these projections against market participant results and closely discussed the results of these forecasts with management to ensure an understanding of the underlying assumptions. A market participant result reflects expectations the market has for a company’s growth beyond a forecast period. Navigant Capital used market participant data in this manner to determine the terminal value of the cash flows of China Cablecom beyond 2011. The terminal multiple was calculated using a revenue multiple of 4.63x. This is the median revenue multiple of the cable television transaction comparatives. It was compared against the terminal revenue multiple arising from the sale of seven Chinese telecommunications firms, which had a median revenue of $24.5 million and median EBITDA of $25.7 million. The terminal multiple of the Chinese telecommunication transactions was 5.8x, or 25% greater than the cable multiples, reflecting the markets’ view of potential expansion opportunities in China. Navigant Capital elected to use the more conservative measure due to uncertainty regarding long-term growth, regulatory and competitive factors.

The table set forth below details the projections used in these calculations:

		Projected Years Ending December 31,				Terminal Period
	2007	2008	2009	2010	2011
	(In Thousands)
Binzhou Revenue	$11,432	$15,758	$19,957	$22,572	$25,927	$25,927
% Growth	30.9%	37.8%	26.6%	13.1%	14.9%
Binzhou Cost of Sales	2,286	3,152	3,991	4,514	5,185
Binzhou Gross Profit	9,146	12,606	15,965	18,058	20,742
Binzhou SG&A	2,286	2,364	2,395	2,483	2,852
Binzhou EBITDA	6,859	10,242	13,571	15,575	17,890
Binzhou Depreciation and Amortization	2,409	2,409	2,409	2,409	2,409
Binzhou EBIT	4,450	7,833	11,162	13,166	15,481

Navigant Capital also used a discounted annuity method to evaluate the terminal multiple. The discounted annuity method ascribes a growth rate to cash flows based on historical experience of a company as well as Management’s continuing expectations. Based on a 4.6x revenue multiple, the implied growth rate necessary for China Cablecom to match the terminal value revenue was approximately 7%.

Discounted cash flow analysis is a method of valuing an asset as the present value of the sum of (i) its unlevered free cash flows over a forecast period and (ii) its theoretical terminal value at the end of the forecast period. Navigant Capital relied upon the China Cablecom forecast future cash flows according to the financial projections for the fiscal years 2007 through 2009 as provided by China Cablecom and Jaguar managements’ views. As noted above, these assumptions did not include any strategic acquisitions. EBITDA is a non-US GAAP financial measure and thus may have multiple definitions. The terminal values of China Cablecom were calculated based on projected adjusted revenue for 2011, using an exit multiple of the cable television system comparatives of 4.63x. The cable television multiples were used because they reflect a comparatively conservative exit multiple incorporating modest growth rates.

In choosing an appropriate discount rate, Navigant Capital first estimated the cost of debt and used the after-tax return on debt for China Cablecom as the estimated cost of debt. The pre-tax rate on debt for China Cablecom is 10%. Navigant Capital then applied the Binzhou joint venture’s tax rate of 12% to calculate the cost of debt for China Cablecom.

Navigant Capital then estimated cost of equity using the Capital Asset Pricing Model (‘‘CAPM’’).

•	The risk-free rate is based on the yield on the average 20-year U.S. Treasury Bond as of the valuation date.

•	Beta was based on the median of the comparable company’s beta.

•	Market risk premium was based on empirical evidence.

•	Small stock premium was deemed appropriate for China Cablecom based on its size.

•	Company specific risk premium was added to account for the projection risk associated with China Cablecom.

Accordingly, the U.S. cost of equity is calculated as 14.5%. Since cost of equity varies for different countries, an adjustment was made to the U.S. cost of equity. Using the institutional investor country credit risk rating, Navigant Capital calculated a relative score of the China credit risk rating compared with the U.S. credit risk rating. The relative score of 1.3 is then multiplied by the U.S.-based cost of equity to develop a cost of equity for China Cablecom.

Finally, Navigant Capital estimated the capital structure based on the capital structure of the comparable companies.

Navigant’s financial projections were based on China Cablecom management’s estimates provided to Navigant that assume the following:

1.	The number of subscribers increasing from 478,332 in 2007 to approximately 518,000 in 2008 and 674,900 in 2011.

2.	Digital television penetration from 5% in 2007 to 30% in 2008 and 40% in 2011.

3.	Projected revenues included revenue from analog and digital households, installation fees, broadband services for digital households, network leasing and landing fees, as well as a small revenue components for premium services.

4.	Cost of sales to be 20% of revenue and overhead expenses to be from 20% of revenue in 2007 to 11% in 2011.

5.	The currency exchange rate for Chinese Renminbi and the U.S. Dollar to be 7.55 to 1.

6.	Assuming closing of the Business Combination by March 31, 2008 and that the financial performance for the last three quarters of the year to accrued to the combined Jaguar/China Cablecom.

7.	A discount rate using a weighted average cost of capital of 16%.

8.	The value of China Cablecom to equity holders would be net of debt assumed together with OID of $20 million.

You should note that, since the date such information was provided to Navigant, China Cablecom’s financial performance for 2007 has declined substantially as compared to the financial forecast relied upon by Navigant in performing certain aspects of the analysis contained in its opinion. Consequently, the information, projections and related assumptions relied upon by Navigant at the time the opinion was rendered that governed expected results in 2007 have proven ultimately to be materially inaccurate.

Navigant also included two other discounts in determining what it considered to be fair value: a discount for lack of legal control of 10% and an illiquidity discount of 15%.

Based on this analysis, the implied enterprise value of China Cablecom indicated a general valuation of approximately $32 million.

In accordance with conventional industry valuation practices, specifically those routinely used by the investment community, Navigant Capital focused broadly on revenue and EBITDA as a preferred metric to compare the performance of China Cablecom with that of publicly traded comparables and select merger and acquisition transactions. While EBITDA constitutes a non-GAAP financial measure, it comprises the sum of the following GAAP measures: Operating Income (also known as EBIT) plus Depreciation and Amortization. As such, EBITDA is a useful measure that enables analysts to compare the relative operating performance and profitability of companies by normalizing certain potential differences as explained below: (i) companies operating in different jurisdictions, by assessing their results on a pre-tax basis; (ii) companies with different investment and depreciation and amortization policies and histories, by assessing their results on a pre-depreciation and amortization basis; and (iii) companies exhibiting different capital structures and balance sheet characteristics, by assessing their results on a pre-interest basis. In support of this practice, upon analysis of the data, less variance existed in the EV/EBITDA multiples (using the non-GAAP measure of EBITDA) of the comparables than did in their EV/EBIT multiples (using the GAAP measure of EBIT) and thus Navigant Capital believes it is a preferred measure for determining the valuation range. Although Jaguar’s Board of Directors considered that China Cablecom’s EBITDA might not be comparable to other similarly titled measures, it determined that it was appropriate to consider this measure for this transaction.

Conclusion

Based on the information and analyses set forth above, Navigant Capital delivered its written opinion to Jaguar’s Board of Directors, which stated that, as of October 22, 2007, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the opinion, the consideration to be paid in conjunction with the acquisition of China Cablecom is fair, from a financial point of view, to Jaguar (based on information, projections and assumptions available to it at the time, some of which may prove to be inaccurate in certain respects). Navigant Capital is an investment banking firm with its experience in advising on transactions involving cable, media and telecommunications companies. We determined to use the services of Navigant Capital because of its overall investment banking activities in China, its recognized expertise in advising on transactions involving cable, media and telecommunications companies and experience in similar matters. In addition, Navigant Capital is a $600.0 million market capitalization firm with valuation and corporate finance professionals who are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Navigant Capital has not provided any services to Jaguar or any of its affiliates in the past, as this is the first time that Navigant Capital has been engaged by Jaguar, and did not determine the amount of consideration to be paid in the Business Combination or recommend the amount of such consideration to be paid. Navigant Capital has received a fee, including expenses, of $203,016 in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Navigant Capital for certain liabilities that may arise out of the rendering of its opinion. Navigant Capital’s fee for providing the fairness opinion is not contingent on the completion of the transaction and was determined based on arms-length negotiations between the parties. Neither Navigant Capital, nor its affiliates, held any securities of Jaguar or China Cablecom, nor did any members or officers of Navigant Capital serve as a director of Jaguar or China Cablecom. Navigant Capital or one of its affiliates may provide investment banking and related services to Jaguar in the future.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and opinion are not susceptible to summary description. Furthermore, Navigant Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Navigant Capital analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion.

In its analysis, Navigant Capital made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of China Cablecom, Jaguar and Navigant Capital. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analysis. In addition, analyses relating to the value of China Cablecom do not purport to be appraisals or to reflect the prices at which securities of Jaguar may be sold after the merger is approved. Navigant Capital did not consider in its analysis the potential issuance by China Cablecom of up to 8,120,000 additional ordinary shares to certain of its officers and directors (or their affiliates) upon its achievement of EBITDA financial goals for fiscal years 2008 through 2011 as consideration for the Business Combination.

Navigant Capital’s opinion does not constitute a recommendation to the Board of Directors or to any holder of Jaguar’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this proxy statement/prospectus. The opinion does not address the decision of the Board of Directors to enter into the merger transaction as compared to any alternative business transactions that might be available to Jaguar nor does it address the underlying business decision to engage in the merger transaction. In addition, the fairness opinion delivered by Navigant on October 22, 2007, as subsequently confirmed in writing on October 25, 2007, was based on information, projections and assumptions available to Jaguar’s management and Navigant as of the date of the opinion. Since that date, China Cablecom’s financial performance for 2007 has declined substantially as compared to the financial forecast for fiscal 2007 relied upon by Navigant in performing certain aspects of the analysis contained in its opinion. Consequently, the information, projections and related assumptions relied upon by Navigant at the time the opinion was rendered that governed expected results in 2007 have proven ultimately to be materially inaccurate.

Navigant Capital is a nationally recognized investment banking firm that is continually engaged in providing fairness opinions and advising in connection with mergers and acquisitions, leveraged buyouts, recapitalizations and private placement transactions. The Board of Directors retained Navigant Capital based on such qualifications, as well as recommendations from other companies that had engaged members of Navigant Capital’s engagement team for similar purposes and Navigant Capital’s ability to perform research and render a fairness opinion within the required timeframe.

Terms of the Merger Agreement

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement catalogued below are qualified in their entirety by reference to the copy which is attached as Annex D and incorporated herein by reference. The following description summarizes the material provisions of the Merger Agreement, which agreement we urge you to read carefully because it is the principal legal document that governs the Business Combination. For this discussion, we refer to the Merger Agreement simply as the ‘‘Agreement,’’ unless the context otherwise requires.

The representations and warranties described below and included in the Agreement were made by Jaguar, China Cablecom and Clive Ng to each other as of specific dates. The assertions embodied in these representations and warranties may be subject to important qualifications and limitations agreed to by Jaguar, China Cablecom and Clive Ng in connection with negotiating its terms. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among Jaguar, China Cablecom and Clive Ng, rather than establishing matters as facts. The Agreement is described in this proxy statement/prospectus and included as Annex D only to provide you with information regarding its terms and conditions at the time it was entered into by the parties. Accordingly, you should read the representations and warranties in the Agreement not in isolation but rather in conjunction with the other information contained in this document and in the other publicly available information regarding Jaguar and China Cablecom.

General

Jaguar intends to change its domicile from the State of Delaware to the British Virgin Islands by means of a merger with and into its wholly-owned subsidiary, China Cablecom Holdings and as a result, change its name to China Cablecom Holdings Ltd. The acquisition by Jaguar of China Cablecom will be effected through a business combination in the form of a merger of China Cable Merger Co. Ltd. (‘‘China Cable Merger’’), a wholly-owned subsidiary of China Cablecom Holdings, with and into China Cablecom. China Cablecom will be the surviving corporation in the Business Combination and will become a wholly-owned subsidiary of China Cablecom Holdings.

Basic Deal Terms

The Redomestication Merger will result in all of Jaguar’s issued and outstanding shares of common stock immediately prior to the Redomestication Merger converting into ordinary shares of China Cablecom Holdings, and all units, warrants and other rights to purchase Jaguar’s common stock immediately prior to the Redomestication Merger being exchanged for substantially equivalent securities of China Cablecom Holdings at the rate set forth in the Merger Agreement. The shares of China Cablecom Holdings shall continue to be quoted on the Over-the-Counter Bulletin Board, or such other public trading market on which its shares may be trading at such time. Jaguar will cease to exist and China Cablecom Holdings will be the surviving corporation, and in connection therewith, will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Jaguar, which includes the assumption by China Cablecom Holdings of any and all agreements, covenants, duties and obligations of Jaguar set forth in the Agreement. Jaguar’s Certificate of Incorporation and By-laws in effect immediately prior to the Redomestication Merger shall cease and the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings will be the organizational documents of China Cablecom Holdings as the surviving corporation.

The Business Combination will be effected immediately after the Redomestication Merger. Each ordinary share of China Cablecom issued and outstanding prior to the Business Combination will be converted automatically into 0.68 of an ordinary share of China Cablecom Holdings, and each Class A Preferred Share of China Cablecom outstanding immediately prior to the Business Combination will convert into one share of China Cablecom Holdings. In connection with the Business Combination, China Cablecom will assume all the property, rights, privileges, agreements, powers, franchises, debts, liabilities and duties of China Cable Merger. China Cablecom’s Amended and Restated Memorandum and Amended and Restated Articles of Association will remain as the organizational documents after the Business Combination.

Upon the consummation of the Redomestication Merger and the Business Combination, China Cablecom Holdings will own 100% of the issued and outstanding ordinary shares of China Cablecom. As of the closing, the shares of China Cablecom Holdings will be owned 73.45% by the previous stockholders of Jaguar, 16.70% by the previous holder of ordinary shares of China Cablecom and 9.85% by the previous holders of Class A Preferred Shares of China Cablecom.

Shares Subject to Appraisal Rights

Jaguar stockholders who do not vote for the Redomestication Merger and who have properly exercised and perfected their appraisal rights, and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares of Jaguar Common Stock, in accordance with the Delaware General Corporation Law, shall not have their shares converted into a right to receive shares of China Cablecom Holdings and shall be entitled only to such rights as are granted by the Delaware General Corporation Law. Each stockholder who becomes entitled to payment for such shares pursuant to the Delaware General Corporation Law shall receive payment therefor from China Cablecom Holdings in accordance with the Delaware General Corporation Law, provided, however, that (i) if any stockholder who asserts appraisal rights in connection with the Redomestication Merger has failed to establish his entitlement to such rights as provided in the Delaware General Corporation Law, or (ii) if any such stockholder has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the Delaware General Corporation Law, the shares of Jaguar held by such stockholder shall be treated as if they had been converted, as of the effective date of the Redomestication Merger, into a right to receive shares of China Cablecom Holdings. Jaguar shall give China Cablecom Holdings prompt notice of any demands for payment received by Jaguar from a stockholder asserting appraisal rights, and China Cablecom Holdings shall have the right to participate in all negotiations and proceedings with respect to such demands. Jaguar shall not, except with the prior written consent of China Cablecom Holdings, make any payment with respect to, or settlement or offer to settle, any such demands. Under the Delaware General Corporation Law, appraisal rights are not available to Jaguar’s stockholders in connection with the Business Combination. However, appraisal rights are available to Jaguar’s stockholders in connection with the Redomestication Merger. Details about securing appraisal right, the required contents of an appraisal demand, the deadlines for exercising rights and the process for determining the value of the shares are contained in the section ‘‘The Redomestication Merger – Appraisal Rights.’’

Shareholders of China Cablecom’s ordinary shares and Class A Preferred Shares who vote against the Business Combination and who have properly exercised and perfected their appraisal rights, and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their ordinary shares or Class A Preferred Shares of China Cablecom, in accordance with BVI Law, shall not have their shares converted into a right to receive shares of China Cablecom Holdings and shall be entitled only to such rights as are granted by BVI Law. Each shareholder who becomes entitled to payment for such shares pursuant to BVI Law shall receive payment therefor from China Cablecom Holdings in accordance with the BVI Law, provided, however, that (i) if any shareholder who asserts appraisal rights in connection with the Business Combination has failed to establish his entitlement to such rights as provided under BVI Law, or (ii) if any such shareholder has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under BVI Law the shares of China Cablecom held by such shareholder shall be treated as if they had been converted, as of the effective date of the Business Combination, into a right to receive shares of China Cablecom Holdings. China Cablecom shall give China Cablecom Holdings prompt notice of any demands for payment received by the China Cablecom from a shareholder asserting appraisal rights, and China Cablecom Holdings shall have the right to participate in all negotiations and proceedings with respect to such demands. China Cablecom shall not, except with the prior written consent of China Cablecom Holdings, make any payment with respect to, or settlement or offer to settle, any such demands.

Representations and Warranties

China Cablecom makes customary representations and warranties about itself, Hong Kong Zhongyouxiantong Co., Ltd., its wholly-owned Hong Kong subsidiary, HZNT, Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company that is the 49% owner of Binzhou Broadcasting, and Binzhou Broadcasting. The representations and warranties relate to, among other things, organization standing and power, subsidiaries corporate and contractual formalities observed in connection with the Merger Agreement, capitalization; consents, approvals and authority in connection with the transactions contemplated by the Merger Agreement, absence of changes and undisclosed liabilities, restrictions on business activities, governmental authorizations, financial statements, pending and potential legal proceedings, title to property, intellectual property, governmental inquires, compliance with laws, compliance with taxes, employee benefits, interested party transactions, insurance coverage, material contractual arrangements, compliance with laws, foreign corrupt practices and money laundering.

Jaguar makes customary representations and warranties relating to, among other things, its organization standing and power, capitalization, corporate and contractual formalities observed in connection with the Merger Agreement, financial statements, filings with the SEC, compliance with the Sarbanes-Oxley Act of 2002, pending and potential legal proceedings, employee benefit plans, labor matters interested party transactions, insurance coverage, transactions with affiliates, compliance with laws, consents, approvals and authority in connection with the transactions contemplated by the Merger Agreement, no conflicts, absence of certain changes and undisclosed liabilities, restrictions on business activities, no interest in properties, listing on the Over-the Counter BB and funds held in the trust account.

Conduct of Business Pending Closing

Jaguar agrees, and China Cablecom agrees on behalf of itself, its subsidiaries, JYNT and Binzhou Broadcasting to conduct its operations, the operations of its subsidiaries, JYNT and Binzhou Broadcasting, to carry on their respective businesses, in the ordinary course consistent with past practice and use commercially reasonable efforts to pay all debts and taxes when due, preserve their business organization, keep services available and preserve relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, and keep goodwill and their ongoing businesses unimpaired.

Both Jaguar and China Cablecom agree not to, without the prior written consent of the other, amend their respective organizational documents, declare or pay dividends or alter their capital structure, including by splitting, combining, reclassifying, issuing, or repurchasing our stock, enter into material contracts, issue shares or securities convertible into shares, transfer or license intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of or encumber properties or assets, incur any indebtedness in excess of $500,000, pay or discharge any claims, liabilities or obligations in excess of $100,000, make any capital expenditures, additions or improvements except in the ordinary course of business in excess of $250,000, make any acquisitions, other than future acquisitions by China Cablecom of cable operating businesses upon prior consultation with us, make or change any election with respect to taxes and make any change to financial accounting policies and procedures.

Covenants

Jaguar agreed to file this proxy statement/prospectus with the SEC as soon as reasonably practicable after receipt of all financial and other information required to be included herein, for the purpose of soliciting proxies from Jaguar’s stockholders to vote at the special meeting and, as soon as practicable after completing the SEC review process of this proxy statement/prospectus, to distribute the same to all of Jaguar’s stockholders and call the special meeting in accordance with Delaware law. Jaguar has also agreed to negotiate and finalize the terms of the employment contracts with each of Messrs. Ng and Yue. China Cablecom agrees to reasonable best efforts to obtain the vote or consent of its shareholders to effect the Business Combination.

The Merger Agreement provides that Jaguar will, within 30 days after the closing of the Business Combination, file a registration statement relating to the resale of the shares of Jaguar’s common stock acquired by the stockholders of China Cablecom, and that Jaguar will use its commercially reasonable best efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Business Combination.

Additional Agreements

China Cablecom agrees not to make any claims against the trust account for any reason whatsoever or any claim against Jaguar, other than a claim relating to fraud. Notwithstanding its original intention to only deal with a target that would agree to a total waiver, after commencing the negotiations of the definitive Merger Agreement, Jaguar did not attempt to locate another target due to this specific reason because considering the value of the transaction in its entirety weighed against the highly theoretical nature of any potential fraud claim (in view of the limited representations made by Jaguar in the acquisition process), it was determined that settling for a waiver of substantially all claims by China Cablecom was in the best interests of the shareholders.

Jaguar and China Cablecom both agree to provide reasonable access to ‘‘due diligence’’ information and promptly apply or otherwise seek to obtain all consents and approvals required to be obtained for the consummation of the Redomestication Merger and the Business Combination. Neither of Jaguar nor China Cablecom are required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action that could be expected to result in a material adverse effect on the business after the Redomestication Merger and Business Combination.

Jaguar agrees not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party that could reasonably be expected to lead to a proposal or offer for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Jaguar, or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of Jaguar’s assets.

Jaguar and China Cablecom both agree to take all reasonable actions to complete the Redomestication Merger and Business Combination promptly, and cooperate with the other to obtain any necessary, consents, approvals and authorizations, registrations, declarations or perform any filings with any governmental entity or any other person in connection with the transactions contemplated by the Merger Agreement.

Closing Conditions

China Cablecom and Jaguar’s obligations to complete the Redomestication Merger and the Business Combination are subject to the satisfaction or waiver of the following conditions. Neither China Cablecom nor Jaguar will waive any material closing condition.

a)	Jaguar’s stockholders’ approval of the Redomestication Merger and the Business Combination, with public stockholders of less than 20% of the shares of common stock issued in Jaguar’s IPO, which is equivalent to 920,000 shares of common stock, electing to have their common stock redeemed for cash in the trust account;

b)	approval of the Merger Agreement and the Business Combination by the affirmative vote of a majority of the votes of the shares entitled to vote, held by the shareholders of the ordinary shares of China Cablecom, voting together with the shareholders of Class A Preferred Stock of China Cablecom, voting on an as-converted basis, with less than five percent of China Cablecom’s shares, including the shares of Class A Preferred Stock, having perfected appraisal rights in connection with the Business Combination;

c)	the Performance Share Proposal shall have been duly approved and adopted by Jaguar’s stockholders;

d)	the material accuracy of Jaguar and China Cablecom’s respective representations and warranties and the material performance of Jaguar and China Cablecom’s respective obligations under the Merger Agreement;

e)	delivery of various documents in connection with the consummation of the Redomestication Merger and the Business Combination, including executed employment agreements, agreements relating to the Performance Share Proposal, a registration rights agreement and certificates and other agreements necessary to effect the Redomestication Merger and Business Combination;

f)	the absence of legal requirements or orders limiting or restricting the conduct or operation of business, and the absence of pending or threatened legal action or proceedings involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the Merger Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the Merger Agreement;

g)	no material adverse effect shall have occurred or any change that has a material adverse effect;

h)	all parties have timely obtained all approvals, waivers and consents from any governmental authority, including under BVI and PRC laws, that are necessary to consummate the transactions contemplated by the Merger Agreement;

i)	Jaguar’s common stock will be quoted on the OTC BB and there will be no action or proceeding pending or threatened against Jaguar, which would prohibit or termination the quotation of our common stock;

j)	Jaguar shall be in compliance with all of Jaguar’s reporting requirements under the Securities Exchange Act of 1934, as amended, and have timely filed all reports under the Exchange Act for the twelve months prior; and

k)	Jaguar’s aggregate deferred business and operating expenses should not exceed $1,000,000, exclusive of legal fees, unless Jaguar has prior approval from China Cablecom.

Survival of Representations and Warranties; Indemnification

The representations, warranties, covenants and obligations set forth in the Merger Agreement shall survive the closing and expire on October 30, 2008.

Clive Ng, the principal shareholder of China Cablecom, has agreed to indemnify Jaguar after the consummation of the Business Combination, from and against any liabilities, loss, claims, damages, fines, penalties, expenses or diminution of value, including taxes arising, directly or indirectly, from or in connection with any breach of any representation or warranty by China Cablecom in the Merger Agreement, any breach by Mr. Ng or China Cablecom of any covenants or obligations in the Merger Agreement, or the operation of the business of China Cablecom, its subsidiaries, JYNT and Binzhou, prior to the closing. Jaguar will not be entitled to indemnification by Mr. Ng, unless and until the aggregate amount of damages to Jaguar exceeds $650,000, at which time Jaguar shall be entitled to indemnification for the total amount of such damages which shall be recovered solely by the return of no more than 100,000 shares of China Cablecom Holdings that Mr. Ng will receive in exchange for his shares of China Cablecom in the Business Combination.

After the Redomestication Merger, China Cablecom Holdings will assume, among other things, all of Jaguar’s duties and obligations, which shall Jaguar’s obligation to fulfill and honor all obligations of China Cablecom, pursuant to the indemnification provisions of its organizational documents in effect on the date of the Merger Agreement, after the Business Combination. In the event that any person to be indemnified is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, China Cablecom Holdings shall pay as incurred such indemnified person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the BVI Law. To the extent there is a claim, action, suit, proceeding or investigation against an indemnified party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of China Cablecom occurring prior to the Business Combination, or arises out of or pertains to the transactions contemplated by the Merger Agreement, the indemnification obligations of China Cablecom Holdings shall survive for a period of five years after the Business Combination.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Redomestication Merger, whether before or after approval of the proposals being presented to Jaguar’s stockholders by:

•	mutual consent of China Cablecom and Jaguar;

•	either China Cablecom or Jaguar, if the Merger Agreement and the approval of the Redomestication Merger and Business Combination are not approved, or holders of more than 20% of Jaguar’s common stock issued in the IPO exercise their right to redeem their common stock for cash from the trust account;

•	either China Cablecom or Jaguar’s, if without fault of the terminating party, the closing of the Business Combination does not occur on or before April 13, 2008;

•	Jaguar, if China Cablecom breaches any of its representations, warranties or obligations and such breach is not cured within 10 business days of receipt by China Cablecom of written notice of such breach;

•	by China Cablecom, if Jaguar breaches any of its representations, warranties or obligations and such breach is not cured within 10 business days of receipt by Jaguar of written notice of such breach; or

•	either China Cablecom or Jaguar, if any permanent injunction or other order of a court prevents the consummation of the Redomestication Merger or the Business Combination, or the failure to obtain the required vote of Jaguar’s stockholders at the Meeting.

Effect of Termination

In the event of proper termination by either China Cablecom or Jaguar, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of China Cablecom or Jaguar, except in connection with the provisions in the Merger Agreement regarding confidentiality obligations and expense and termination fees, and in the event that such termination results from the breach by a party of any of its representations, warranties or covenants in the Merger Agreement.

Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs and expenses incurred in connection with the Merger Agreement shall be borne by the party incurring such expense. However, if China Cablecom or Jaguar terminates the Agreement due to a breach by the other of its representations, warranties or obligations, such breaching party shall promptly reimburse the non-breaching party for all out-of-pocket costs and expenses incurred in connection with the Merger agreement and the transactions contemplated thereby.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement, provided that any amendment that is made after approval of the Merger Agreement shall not alter or change the amount or kind of consideration received on conversion of Jaguar’s common stock or China Cablecom’s shares, alter or change any term of the organizational documents of China Cablecom Holdings, or alter or change any terms and conditions of the Merger Agreement if such alteration or change would materially adversely affect the China Cablecom shareholders.

At any time prior to the consummation of the Redomestication Merger, either Jaguar or China Cablecom may, to the extent allowed by applicable law, extend the time for the performance of the obligations under the Merger Agreement, waive any inaccuracies in representations and warranties made to the other party and waive compliance with any of the agreements or conditions for the benefit of the other party. Any such extension or waiver must be in writing signed by both parties.

Regulatory and Other Approvals

Except for approvals required by Delaware and British Virgin Islands corporate law and compliance with applicable securities laws and rules and regulations of the U.S. Securities and Exchange Commission, there are no federal, state or foreign regulatory requirements which remain to be complied with or other material approvals to obtain or filings to make in order to consummate the Business Combination or the Redomestication Merger.

Governing Law

The Agreement is governed by the laws of the State of Delaware.

Anticipated Accounting Treatment

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement (representing effective voting control over 22% of China Cablecom’s outstanding shares upon the consummation of the Business Combination, assuming full participation in the Redomestication Merger and no exercise of redemption or appraisal rights), and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in significant influence in the election of directions at future shareholder meetings, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. As a group, the former Jaguar shareholders will retain the largest voting interest in the combined entity after the consummation of the Business Combination. However, if the Performance Shares are earned by Mr. Clive Ng, then the former shareholders of China Cablecom would retain the largest voting interest in the combined entity after the consummation of the Business Combination. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

Regulatory Matters

The Business Combination is not subject to the Hart-Scott-Rodino Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the state of Delaware.

Conclusion of Jaguar’s Board of Directors.After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Business Combination Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Business Combination Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Business Combination Proposal.

The foregoing discussion of the information and factors considered by the Jaguar Board is not meant to be exhaustive, but includes the material information and factors considered by the Board.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of the Business Combination to China Cablecom Holdings, of the Redomestication Merger to Jaguar and the holders of our common stock and warrants (which we refer to collectively as our ‘‘securities’’), and of owning ordinary shares and warrants in China Cablecom Holdings following the Redomestication Merger and Business Combination. The discussion below of the U.S. federal income tax consequences to ‘‘U.S. Holders’’ will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a ‘‘Non-U.S. Holder.’’ The U.S. federal income tax consequences applicable to Non-U.S. Holders of owning common stock and warrants in China Cablecom Holdings are described below under the heading ‘‘– Tax Consequences to Non-U.S. Holders of Common Stock and Warrants of China Cablecom Holdings.’’

This summary is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to China Cablecom Holdings, Jaguar or any particular holder of our securities or of common stock and warrants of China Cablecom Holdings based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities, and will acquire the ordinary shares and warrants of China Cablecom Holdings as a result of owning our securities and own and hold such ordinary shares and warrants, as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or ‘‘financial services entities’’;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock and warrants, or will hold the ordinary shares and warrants of China Cablecom Holdings, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities (or the ordinary shares and warrants of China Cablecom Holdings), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (‘‘IRS’’) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO JAGUAR, CHINA CABLECOM HOLDINGS OR ANY PARTICULAR HOLDER OF OUR SECURITIES OR OF THE ORDINARY SHARES OR WARRANTS OF CHINA CABLECOM HOLDINGS FOLLOWING THE REDOMESTICATION MERGER AND

BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REDOMESTICATION MERGER AND THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND OF THE ORDINARY SHARES AND WARRANTS OF CHINA CABLECOM HOLDINGS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences of the Business Combination to China Cablecom Holdings

China Cablecom Holdings should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination.

Tax Consequences of the Redomestication Merger

Tax Consequences to U.S. Holders of Common Stock and Warrants

The Redomestication Merger should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation (such as Jaguar) with no active business and only investment-type assets, this result is not entirely free from doubt.

If the Redomestication Merger qualifies as a reorganization under Code Section 368(a), a U.S. Holder of our securities should not recognize gain or loss upon the exchange of our securities solely for ordinary shares and warrants of China Cablecom Holdings pursuant to the Redomestication Merger. A U.S. Holder’s aggregate tax basis in the ordinary shares and warrants of China Cablecom Holdings received in connection with the Redomestication Merger also should be the same as the aggregate tax basis of our securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the ordinary shares and warrants in China Cablecom Holdings received in the Redomestication Merger should include the holding period of the securities of Jaguar surrendered in the Redomestication Merger. A shareholder of Jaguar who redeems its shares of common stock for cash (or receives cash in lieu of a fractional share of our common stock pursuant to the Redomestication Merger) should recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

Tax Consequences to Jaguar and China Cablecom Holdings

Section 7874(b) of the Code (‘‘Section 7874(b)’’) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then China Cablecom Holdings, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication Merger and Business Combination as if it were a domestic (U.S.) corporation, and Jaguar should not recognize gain (or loss) as a result of the Redomestication Merger.

After the completion of the Business Combination, which will occur immediately after and as part of the same plan as the Redomestication Merger, it is expected that the former shareholders of Jaguar will own less than 80% of the shares of China Cablecom Holdings. Accordingly, it is not expected that Section 7874(b) will apply to treat China Cablecom Holdings as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of

Section 7874(b) will apply to the transactions contemplated by the Redomestication Merger and the Business Combination, this result is not entirely free from doubt. If, for example, the Redomestication Merger were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the Business Combination, the stock ownership threshold for applicability of Section 7874(b) generally would be satisfied (and China Cablecom Holdings would be treated as a domestic corporation for U.S. federal income tax purposes) because the shareholders of Jaguar, by reason of owning shares of Jaguar, would own all of the shares of China Cablecom Holdings immediately after the Redomestication Merger. Although normal step transaction tax principles and an analogous example in the temporary regulations promulgated under Section 7874 support the view that the Redomestication Merger and the Business Combination should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely certain. The balance of this discussion assumes that China Cablecom Holdings will be treated as a foreign corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code (‘‘Section 7874(a)’’) generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its ‘‘inversion gain’’ (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, inversion gain includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction.

Under Section 367 of the Code, Jaguar should recognize gain (but not loss) as a result of the Redomestication Merger equal to the excess, if any, of the fair market value of each asset of Jaguar over such asset’s adjusted tax basis at the effective time of the Redomestication Merger. In addition, since after the completion of the Redomestication Merger and Business Combination it is expected that the former shareholders of Jaguar will own more than 60% of the shares of China Cablecom Holdings, under Section 7874(a), such gain, in the aggregate, will be subject to U.S. federal income tax without regard to any net operating losses that may otherwise be available to Jaguar.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of China Cablecom Holdings

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (‘‘PFIC’’) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of China Cablecom Holdings. A distribution on such common stock will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of China Cablecom Holdings (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in China Cablecom Holdings and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see ‘‘– Taxation on the Disposition of Ordinary Shares and Warrants’’ below) provided that (1) the ordinary shares of China Cablecom Holdings are readily tradable on an established securities market in the United States, (2) China Cablecom Holdings is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for its shares in China

Cablecom Holdings would be suspended for purposes of clause (3) above for the period that such holder had a right to have its common stock in Jaguar redeemed by us. In addition, under recently published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Bulletin Board (the only exchange on which the ordinary shares of China Cablecom Holdings are currently anticipated to be listed and traded). Accordingly, any dividends paid on the ordinary shares of China Cablecom Holdings are not currently expected to qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of China Cablecom Holdings.

Taxation on the Disposition of Common Stock and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants in China Cablecom Holdings, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants. See ‘‘– Exercise or Lapse of a Warrant’’ below for a discussion regarding a U.S. Holder’s basis in the ordinary shares acquired pursuant to the exercise of a warrant.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise for cash of a warrant to acquire ordinary shares in China Cablecom Holdings. Ordinary shares acquired pursuant to the exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the ordinary shares in China Cablecom Holdings. See ‘‘– Taxation of Distributions Paid on Common Stock,’’ above. If a warrant is allowed to lapse unexercised, a U.S. Holder should recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of China Cablecom Holdings and its subsidiaries after the Redomestication Merger and the Business Combination, it is not anticipated that China Cablecom Holdings will be treated as a PFIC following the Redomestication Merger and the

Business Combination. The actual PFIC status of China Cablecom Holdings for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of China Cablecom Holdings as a PFIC for the current taxable year or any future taxable year.

If China Cablecom Holdings were a PFIC for any taxable year during which a U.S. Holder held its ordinary shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund (‘‘QEF’’) election for the first taxable year of its holding period for the ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•	any excess distribution made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of China Cablecom Holdings during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or excess distribution will be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if China Cablecom Holdings were a PFIC, a U.S. Holder who acquires its ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in China Cablecom Holdings by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of China Cablecom Holdings (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if China Cablecom Holdings were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares in China Cablecom Holdings (or has previously made a QEF election with respect to its ordinary shares in China Cablecom Holdings), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares will continue to apply with respect to such ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at its fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from China Cablecom Holdings. Upon request from a U.S. Holder, China Cablecom Holdings will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that China Cablecom Holdings will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares in China Cablecom Holdings, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to China Cablecom Holdings’ PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of China Cablecom Holdings while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in China Cablecom Holdings and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which China Cablecom Holdings is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which China Cablecom Holdings is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in China Cablecom Holdings, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) common stock in China Cablecom Holdings and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since it is expected that the ordinary shares of China Cablecom Holdings will be quoted and traded on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares of China Cablecom Holdings under their particular circumstances.

If China Cablecom Holdings is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if China Cablecom Holdings receives a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC. Upon request, China Cablecom Holdings will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares and warrants in China Cablecom Holdings should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Common Stock and Warrants of China Cablecom Holdings

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in China Cablecom Holdings generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in China Cablecom Holdings unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the ordinary shares of China Cablecom Holdings within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares or warrants of

China Cablecom Holdings to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the ordinary shares of China Cablecom Holdings to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of China Cablecom Holdings by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

THE REDOMESTICATION MERGER PROPOSAL

General

Jaguar is redomesticating to the British Virgin Islands (the ‘‘BVI’’) and in that process changing its name and corporate documents and reconstituting its board of directors. Redomestication to the BVI is an obligation under the Merger Agreement, and is a condition to consummation of the Business Combination.

As substantially all of the business operations of China Cablecom will be conducted outside the U.S., Jaguar management decided to consider redomestication as a vehicle for a merger with China Cablecom. Jaguar management concluded that the Redomestication Merger will permit greater flexibility and possibly improved economics in structuring acquisitions as China Cablecom expands, as potential target acquisitions would view the status of being a shareholder in a publicly-traded BVI corporation more favorably than being a shareholder in a U.S. corporation, which is significant to China Cablecom in view of its strategic plans to acquire new networks. Jaguar also believes that the regulatory burden in the BVI is less onerous than in the U.S., particularly with respect to companies engaged in on-going acquisitions. Further, ownership of operating businesses in the PRC through a holding company organized in the BVI is also well-established with the PRC authorities, reducing the risk of a challenge to the ownership structure by SARFT or other PRC governmental authorities. In addition, depending on the composition of the shareholder base of China Cablecom Holdings after the Business Combination or changes in board membership or location of its principal executive offices, there is the availability of foreign private issuer status for China Cablecom Holdings with the U.S. Securities and Exchange Commission, which would reduce the reporting requirements under the Securities Exchange Act of 1934, as amended, resulting in less costs associated with financial and reporting compliance.

As a result of the Redomestication Merger, Jaguar’s corporate name will be that of the surviving company, ‘‘China Cablecom Holdings, Ltd.’’ As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Jaguar will, by means of the merger statutes in effect in Delaware and the British Virgin Islands, be enjoyed, owned or owed, as the case may be, by China Cablecom Holdings following the Redomestication Merger, except to the extent such rights, duties or obligations will be governed by the law of the British Virgin Islands as opposed to Delaware, depending upon the issue under consideration. As a result, all of the restrictions applicable to Jaguar’s initial securityholders (including the holding of their securities pursuant to escrow arrangements) will continue to apply until the consummation of the Business Combination, which will take place immediately following the consummation of the Redomestication Merger, and certain of which will continue to apply following such consummation. Similarly, all agreements to which Jaguar is currently a party, including the warrants originally issued by Jaguar, will be assumed by China Cablecom Holdings.

The full text of the Agreement and Plan of Merger and the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings, Ltd. are attached to this proxy statement/prospectus as Annexes D and E, respectively. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

Jaguar’s Board of Directors has unanimously approved the Redomestication Merger and recommends that Jaguar’s stockholders approve it.

The affirmative vote of holders of a majority of Jaguar’s outstanding shares is required for approval of the Redomestication Merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Redomestication Merger will not be consummated if the Merger Agreement and the Business Combination are not approved. The Business Combination will not be consummated if the Redomestication Merger Proposal is not approved. As all of Jaguar’s public stockholders are voting upon the Redomestication Merger in connection with their vote upon the Business Combination, and such transactions are cross-conditioned, Jaguar believes that the consummation of the Redomestication Merger immediately prior to the Business Combination is not violative of its certificate of incorporation.

Jaguar’s Board of Directors unanimously recommends a vote ‘‘FOR’’ the approval of the reincorporation plan and redomestication business combination.

Redomestication Merger

Redomestication will be achieved by the merger of Jaguar, a Delaware corporation, with and into its wholly-owned subsidiary, China Cablecom Holdings, a BVI company. China Cablecom Holdings will be the surviving entity in the Redomestication Merger. The Amended and Restated Memorandum and the Amended and Restated Articles of Association, the equivalent of a Certificate of Incorporation and By-laws of a United States company, of the surviving company will be those of China Cablecom Holdings, written in compliance with BVI law. The effectiveness of the Redomestication Merger is conditioned upon the filing by both Jaguar and China Cablecom Holdings of a certificate of merger with the State of Delaware and articles and a plan of merger with the Registrar of Corporate Affairs in the BVI. Upon the filing of these documents, Jaguar will cease its corporate existence in the State of Delaware, and its business will be continued by China Cablecom Holdings pursuant to BVI law.

At the time of the Redomestication Merger, one new share of China Cablecom Holdings will be issued for each outstanding Jaguar share held by our stockholders on the effective date of the Redomestication Merger. Jaguar shares of common stock no longer will be eligible to trade on the U.S. OTC BB market. China Cablecom Holdings ordinary shares will be eligible to trade in their place beginning on or about the effective date of the Redomestication Merger under a new CUSIP number and trading symbol.

Your percentage ownership of Jaguar/China Cablecom Holdings will not be affected by the Redomestication Merger. As part of the business combination, however, a substantial number of additional China Cablecom Holdings shares will be issued as consideration for China Cablecom. As part of the Redomestication Merger, China Cablecom Holdings will assume Jaguar’s outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of Jaguar and succeed to those benefits enjoyed by Jaguar. The business of Jaguar, upon the Redomestication Merger and completion of the Business Combination, will become that of China Cablecom.

It will not be necessary to replace current Jaguar stock certificates after the Redomestication Merger. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE JAGUAR NAME. Issued and outstanding Jaguar stock certificates will represent rights in China Cablecom Holdings. Stockholders may, if they like, submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000), for new share certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse U.S. for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the Redomestication Merger occurs, Jaguar stockholders who do not vote in favor of it have the right to demand the cash fair value of their Jaguar shares (exclusive of any element of value arising from the accomplishment or expectation of the business combination) instead of taking China Cablecom Holdings shares. Holders of options or warrants to purchase Jaguar common stock do not have appraisal rights.

Jaguar common stock will not be converted into China Cablecom Holdings shares if the holder validly exercises and perfects statutory appraisal rights with respect to them. When and if the holder withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into China Cablecom Holdings shares on the same basis as the other shares converted in the Redomestication Merger.

To perfect one’s appraisal right, a stockholder must not vote in favor of the Redomestication Merger, and then mail or deliver a written demand for appraisal before the taking of the vote on the business combination at the special meeting of Jaguar’s stockholders. This written demand must be separate from any written consent or vote against approval of the Redomestication Merger. Voting against approval of the Redomestication Merger or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand should be delivered to:
Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
Attention: Jonathan Kalman

A written demand for appraisal is only effective if it reasonably informs Jaguar of the stockholder’s identity and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder’s name and mailing address, the number of Jaguar shares owned and that the stockholder is thereby demanding appraisal.

A record owner of Jaguar stock as a nominee for others, such as a broker, may exercise a right of appraisal with respect to stock held for some beneficial owners and not others. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, Jaguar will assume that the written demand covers all the Jaguar shares in the nominee’s name.

It is important that Jaguar receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder failing to perfect his, her or its appraisal rights. In that event, however, the stockholder will remain entitled to receive China Cablecom Holdings shares in the business combination.

Dissenting stockholders must not approve the business combination. If a dissenting stockholder votes in favor of the business combination, the stockholder’s right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the business combination is not required in order to exercise appraisal rights.

Dissenters must continuously hold their Jaguar shares from the date they make the demand for appraisal through the closing of the Redomestication Merger and the Business Combination. Record holders who make the appraisal demand but subsequently sell their shares prior to the business combination will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the business combination, either China Cablecom Holdings or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares held by all stockholders entitled to appraisal rights. Neither Jaguar nor China Cablecom Holdings has any intention at this time of filing such a petition. Because China Cablecom Holdings has no obligation to file this petition if no dissenting stockholder does, dissenting stockholders may lose their rights of appraisal if they fail to file.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the demand for appraisal rights within 60 days after the effective date of the business combination. After that 60-day period, withdrawing a demand requires the written consent of China Cablecom Holdings under Delaware law. If a stockholder effectively withdraws a demand for appraisal rights, he, she or it will receive the business combination consideration.

A stockholder in compliance with the demand requirements is entitled to receive from China Cablecom Holdings, upon written request within 120 days after the effective date of the business combination, a statement of the aggregate number of shares for which appraisal has been demanded and the number of stockholders making demands. China Cablecom Holdings must provide the statement before the later of (i) the tenth day after receiving such request or (ii) the tenth day after the demand period has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the China Cablecom Holdings has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all stockholders demanding appraisal rights, and conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to appraisal rights. The court may require deposit of dissenting stockholders’ stock certificates with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares taking into account all relevant factors, and excluding any appreciation or depreciation due to the anticipation or accomplishment of the Redomestication Merger and the Business Combination. Fair value under Section 262 is not necessarily the same as an investment banking firm determining that the business combination is fair. Upon determination of the value, China Cablecom Holdings will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to China Cablecom Holdings.

The costs of the appraisal proceeding may be assessed against China Cablecom Holdings and the stockholders as the court determines.

Differences of Stockholder Rights

Upon the completion of the Redomestication Merger, the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings will become the governing documents of the surviving corporation. The Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings will be amended prior to the Special Meeting to include protective provisions substantially identical to those contained in Jaguar’s Certificate of Incorporation at the time of its IPO, including the formation of a staggered board of directors with three classes, each with a term of three years. Upon the effectiveness of such amendment, there will not be any material differences between the provisions of Jaguar’s Certificate of Incorporation and China Cablecom Holdings’ Amended and Restated Memorandum and Amended and Restated Articles of Association. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. A comparison of the material provisions of Jaguar’s and China Cablecom Holdings’ governing documents, as well as, a comparison of the material provisions of the Delaware and BVI corporate statutes, and all material differences, if any in Jaguar management’s judgement, are summarized below. Stockholders should refer to the annexes of the Amended and Restated Memorandum and Amended and Restated Articles of Association, the Delaware General Corporation Law and the corporate law of the British Virgin Islands, including the Act, to understand how these laws apply to Jaguar and China Cablecom Holdings and may affect you. Under British Virgin Islands law, holders of a company’s stock or shares are referred to as shareholders, as opposed to stockholders.

Provision	Jaguar	China Cablecom Holdings
Authorized Capital/Shares	21,000,000 shares of which 20,000,000 are shares of common stock, $.0001 par value per share and 1,000,000 are shares of preferred stock, par value $.0001 per share	41,000,000 shares of which 40,000,000 are shares of ordinary shares, with $.0005 par value and 1,000,000 are shares of preferred stock, par value $.0005 per share

Provision	Jaguar	China Cablecom Holdings
Par Value	Stated in United States dollars	Same as Jaguar
	Changes in capital generally require stockholder approval	Changes in number of shares company may issue may be made by resolution of shareholders or directors
Preferred Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution	Same as Jaguar
Registered Shares	Shares of capital stock of Jaguar to be registered shares	Same as Jaguar
Purpose of Corporation	To engage in any lawful act not prohibited by law	To carry on or undertake any business activity irrespective of corporate benefit and not prohibited by law
Certificate of Incorporation/ Amended and Restated Memorandum and Amended and Restated Articles of Association	Requires stockholder vote and, except in limited circumstances, by the board of directors	Requires vote of the shareholders or, as permitted by the Act and the Amended and Restated Memorandum of Association, by resolution of the board of directors only where such amendment is required to provide for the rights conferred by preferred stock on their holders pursuant to the Amended and Restated Memorandum of Association
Registered Office	c/o National Corporate Research, Ltd. 615 DuPont Highway Dover, Delaware 19901	Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company	Same as Jaguar
Voting Rights	Common stock: one share, one vote on all matters before the holders of the common stock	Ordinary shares: one share, one vote on all matters before the holders of the ordinary shares; Preferred shares: one share, one vote on all matters before the holders of the preferred shares
Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders

Provision	Jaguar	China Cablecom Holdings
	Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law	Directors elected by plurality as provided in Amended and Restated Memorandum and Amended and Restated Articles of Association; all other matters by a majority of those shares present and entitled to vote
Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the Redomestication Merger and the Business Combination	Shares may be repurchased or otherwise acquired, provided the company will remain solvent after the Redomestication Merger and the Business Combination
	Company may hold or sell treasury shares	Same as Jaguar
Stockholder consent	Permitted as required for a vote at a meeting	Same as Jaguar
Notice Requirements for Stockholder Nominations and Other Proposals	In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting	To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 30 days nor more than 60 days, all as provided in the Amended and Restated Memorandum and Amended and Restated Articles of Association
	In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs	If the member is making a proposal on a matter or nominating a candidate for director and there is less than 40 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
Meetings of Stockholders − Presence	In person or by proxy or other appropriate electronic means	In person or by proxy or by telephone or other electronic means and all shareholders can hear one another

Provision	Jaguar	China Cablecom Holdings
Meeting of Stockholder − Notice	Not less than 10 days or more than 60 days	Not less than seven days; no maximum limit
Meeting of Stockholders – Call of Meeting	Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote	Meetings may be called by the directors or by shareholders holding 30 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors
Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice
Meeting of Stockholders − Place	Within or without Delaware	Within or outside the BVI as the directors consider necessary or desirable
Meeting of Stockholders − Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	Not less than 50% of the votes of the shares entitled to vote. Adjournment to the next business day at the same time and the same place if quorum is not present.
Meeting of Stockholders − Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given	As fixed by the directors, may be the date on which notice of the meeting is given to the shareholders or such later date as specified in the notice, being a date not earlier than the date of the notice.
Directors − Election	By the stockholders as entitled by their terms, including the holders of common stock	By the shareholders, including the holders of ordinary shares
Directors − Term	Staggered board of three classes; for terms of three years	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Directors − Removal	By the stockholders for cause	By resolution of the shareholders for cause or without cause on a vote of at least 75% of the shareholders passed at a meeting called for the purpose of removing the director or with cause by a resolution of directors passed at a meeting called for the purpose of removing the director
Directors − Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors	Same as Jaguar
Directors − Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one	There shall be a minimum of three and a maximum number of 15.
Directors − Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors	Not less than one-third of the total number of directors, (with a minimum of 2) present in person or by alternate, except if there are only one director, then a quorum will be one director, and a sole director passes resolution by written consent. A resolution is passed at a meeting by the affirmative vote of a majority of the directors or consented to in writing by all directors
Directors − Managing Director	Not applicable	Not applicable
Directors − Powers	All powers to govern the corporation not reserved to the stockholders	Same as Jaguar
Directors − Committees	Directors may establish one or more committees with the authority that the board determines	Directors may establish one or more committees with the authority that the board determines, subject to certain restrictions under the Act
Directors − Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Director − Alternates	Not permitted	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors
Directors − Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine	Same as Jaguar, subject to the Amended and Restated Memorandum and Amended and Restated Articles of Association and certain restrictions under the Act
Director − Limitation of Liability	Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit	Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill that a reasonable director would exercise in the same circumstances, taking the factual circumstances into account. No provisions in the memorandum, articles or agreement may relieve a director from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company. Further, a director who vacates office remains liable in respect of acts or omissions that occurred while he was a director.
Director − Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company	Same as Jaguar

Provision	Jaguar	China Cablecom Holdings
Amendments to Organizational Documents	Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors	Amendments to the Amended and Restated Memorandum and Amended and Restated Articles of Association, with certain restrictions, may be made by resolution of the shareholders or by the resolution of the board of directors only where such amendment is required to provide for the rights conferred by preferred shares on their shareholders pursuant to the Amended and Restated Memorandum of Association
Sale of Assets	The sale of all or substantially all the assets of the company requires stockholder approval	The sale of more than 50% of the assets of the company requires shareholder approval, otherwise than in the regular course of business
Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent	Provision is made under the Act to dissent and obtain fair value of shares in connection with certain corporate actions that require shareholder approval or consent

Indemnification of Officers and Directors

As indicated in the comparison of charter provisions, a director of a company formed under the laws of the BVI is obligated to act honestly and in good faith and exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the factual circumstances. The Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings do not relieve directors from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Act provides that China Cablecom Holdings may indemnify directors against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. There are no agreements that relieve directors from personal liability. There are no provisions under the Act or the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings which provide for the indemnification of any persons other than directors. China Cablecom Holdings is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, China Cablecom Holdings and Jaguar have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of China Cablecom Holdings’ Amended and Restated Memorandum and

Amended and Restated Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of China Cablecom Holdings’ Amended and Restated Memorandum and Amended and Restated Articles of Association.

In general, the anti-takeover provisions of China Cablecom Holdings’ Amended and Restated Memorandum and Amended and Restated Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by China Cablecom Holdings’ board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of China Cablecom Holdings or a tender offer for all of China Cablecom Holdings’ shares. The provisions are designed to discourage any tender offer or other attempt to gain control of China Cablecom Holdings in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of China Cablecom Holdings in a short time and then impose its will on the remaining shareholders. However, to the extent these provisions successfully discourage the acquisition of control of China Cablecom Holdings or tender offers for all or part of China Cablecom Holdings’ shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by shareholders to be in their best interests.

Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of China Cablecom Holdings’ shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of China Cablecom Holdings’ shares, and may thereby deprive shareholders of an opportunity to sell their shares at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those shareholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not shareholders deem such transactions to be in their best interest.

Shareholder Meetings.    BVI law provides that shareholder meetings shall be convened by the board of directors upon the written request of shareholders holding more than 30% of the votes of the outstanding voting shares of the company. China Cablecom Holdings’ Amended and Restated Articles of Association provide that annual shareholder meetings for the election of directors may be called by the directors or by shareholders holding more than 30% of the votes of the outstanding voting shares of the company.

Number of Directors and Filling Vacancies on the Board of Directors.    British Virgin Island law requires that the board of directors of a company consist of one or more members and that the number of directors shall be fixed by the company’s Articles of Association. China Cablecom Holdings’ Amended and Restated Articles of Association provide that the number of directors shall be not less than three or more than fifteen, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the shareholders or the board of directors. Directors may be removed by the members only for cause or without cause on a vote of a majority of the shareholders passed at a meeting called for the purpose of removing the director or with cause by a resolution of directors passed at a meeting called for the purpose of removing the director.

Election of Directors.    Under British Virgin Island law, there is no cumulative voting by shareholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a shareholders meeting may, if they so choose, elect all directors of China Cablecom Holdings, thus precluding a small group of shareholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.    The China Cablecom Holdings Articles of Association will provide for advance notice requirements for shareholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of China Cablecom Holdings at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by China Cablecom Holdings’ board of directors or by shareholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the law of the British Virgin Islands, there is some statutory law for the protection of minority shareholders under the Act. The principal protection under statutory law is that shareholders may bring an action to enforce the memorandum and articles of association of the company. The Act sets forth the procedure to bring such an action. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the company’s memorandum and articles of association. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company, but are not entitled to do so under the Act.

The Act has introduced a series of remedies available to members. Where a company incorporated under the new legislation conducts some activity which breaches the Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies have also been incorporated into the Act – where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the court for an order on such conduct.

Any member of a company may apply to court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 percent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the British Virgin Islands for BVI business corporations is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of China Cablecom Holdings. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, and the memorandum and articles of association.

Transfer of China Cablecom Holdings Securities Upon Death of Holder

Because China Cablecom Holdings is a BVI company, the transfer of the securities of China Cablecom Holdings, including the ordinary shares and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of China Cablecom Holdings seek to obtain a grant of probate or letters of administration from a BVI court in order to transfer the shares upon the shareholder’s death has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from non-BVI jurisdictions, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Redomestication Merger Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Redomestication Merger Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Redomestication Merger Proposal.

THE 2007 OMNIBUS SECURITIES AND INCENTIVE PLAN PROPOSAL

This proposal relates to the approval of China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan (the ‘‘Plan’’). A copy of the Plan is attached hereto as Annex B.

The purpose of the Plan is to benefit the stockholders of China Cablecom Holdings, by assisting China Cablecom Holdings to attract, retain and provide incentives to key management employees and nonemployee directors of, and non-employee consultants to, China Cablecom Holdings and its affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of China Cablecom Holdings’ shareholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Share Options, Non-Qualified Share Options, Performance Share Awards, Restricted Share Awards, Share Appreciation Rights, Tandem Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing (collectively, the ‘‘Awards’’), as may be best suited to the circumstances of the particular employee, director or consultant as provided in the Plan.

The Plan will be administered by the Compensation Committee, which shall be formed by the Board after the Business Combination. The Compensation Committee may from time to time grant Awards to one or more employees, directors and/or consultants determined by it to be eligible for participation in the Plan. China Cablecom Holdings has reserved 10,000,000 Ordinary Shares for issuance under the Plan. Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are employees, directors or consultants of China Cablecom Holdings or its affiliates. An Award may be granted on more than one occasion to the same employee, director or consultant, subject to the limitations set forth in the Plan. In the event all such ordinary shares are issued, the former Jaguar public shareholders’ shareholdings would be diluted by approximately 56%, assuming 7,783,347 shares are outstanding after the Business Combination.

Each individual grant of an Award which provides for the issuance of ordinary shares, including but not limited to the issuance of Ordinary Shares upon the exercise of a Share Option, shall provide for a lock-up covenant by the individual, to be effective for a period not to exceed one year, upon the request of China Cablecom Holdings or China Cablecom Holdings’ principal underwriter in connection with an underwritten public offering of its Ordinary Shares. The price at which an Ordinary Share may be purchased upon exercise of a Share Option shall be determined by the Compensation Committee; provided, however, that such price shall not be less than the mean of the bid and asked prices per Ordinary Share as quoted on the OTC Bulletin Board on the date such Share Option is granted.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Incentive Plan Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Incentive Plan Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Incentive Plan Proposal.

THE PERFORMANCE SHARE PROPOSAL

This proposal relates to the approval of (i) incentive share agreements and a consulting agreement, pursuant to which China Cablecom Holdings shall issue up to 8,120,000 of its ordinary shares, in the aggregate, to certain officers and directors of, and a consultant to China Cablecom Holdings upon the achievement of certain EBITDA goals of China Cablecom Holdings after the Business Combination, and (ii) warrants exercise proceeds award agreements, whereby China Cablecom Holdings shall make cash bonus payments to each of Messrs. Cassano, Kalman, Propper and Ng, in the amount of $666,666, $666,666, $666,668 and $3,000,000, respectively, upon China Cablecom Holdings’ receipt of $30,000,000 of proceeds from the exercise of warrants issued as part of the units in Jaguar’s IPO, which will be assumed by China Cablecom Holdings in the Redomestication Merger.

Material Terms of the Incentive Share Agreements

Pursuant to the Merger Agreement, prior to the consummation of the Business Combination, China Cablecom Holdings will enter into separate incentive share agreements with each of Messrs. Cassano, Kalman and Propper whereby in the event that China Cablecom Holdings meets or exceeds certain EBITDA-based goals during the 2008-2011 calendar years (the EBITDA goal for each of 2008, 2009, 2010 and 2011, is $11,000,000, $20,000,000, $30,000,000 and $40,000,000, respectively), China Cablecom Holdings shall issue to Messrs. Cassano, Kalman and Propper, 66,667, 66,667, 33,333 and 33,333 respectively, of its ordinary shares for each of 2008, 2009, 2010 and 2011. Should China Cablecom Holdings achieve the EBITDA goal not only for a particular calendar year, but also for one or more of the next succeeding calendar year or years, China Cablecom Holdings has agreed to issue the aggregate number of ordinary shares for both or all such calendar years as of the earlier satisfaction of the later year goal.

If, and whenever, after October 30, 2007, China Cablecom Holdings effects a subdivision or consolidation of its ordinary shares or a payment of a dividend on its ordinary shares without receipt of consideration, the number of shares issuable pursuant to the agreements, (a) in the event of an increase in the number of outstanding shares, of China Cablecom Holdings’ ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of outstanding shares of China Cablecom Holdings’ ordinary shares, shall be proportionately reduced. If China Cablecom Holdings capitalizes or otherwise changes its capital structure after October 30, 2007, the numbers of shares issuable will be replaced with the number and class of shares of securities to which the individual would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the individual had been the holder of record of the applicable number of shares issuable upon achievement of the EBITDA goal. In the event of changes to China Cablecom Holdings’ outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after October 30, 2007, the numbers of China Cablecom Holdings’ ordinary shares will be adjusted by the Board of China Cablecom Holdings in its discretion.

Consulting Agreement with China Cable Holdings Ltd.

Pursuant to the Merger Agreement, prior to the consummation of the Business Combination, China Cablecom Holdings will enter into a consulting agreement with China Cable Holdings Limited, a Cayman Islands company. China Cablecom Holdings will engage China Cable Holdings as a consultant to perform the following services:

•	Exploit existing relationships with governmental agencies in China and Southeast Asia to assist the Company in its efforts to penetrate the cable television industry;

•	Develop short-term and long-term strategic/business plan to advance China Cablecom Holdings’ mission and objections with respect to entering the cable television business in China and Southeast Asia;

•	Negotiate and structure transactions on behalf of China Cablecom Holdings with entities in China and Southeast Asia involved in the cable television industry;

•	Identify strategic partners, acquisition and merger opportunities to enhance China Cablecom Holdings’ business in China and Southeast Asia; and

•	Identify individuals and/or entities to make investments in China Cablecom Holdings and/or its subsidiaries.

The purpose of the Consulting Agreement is for China Cable Holdings, an entity controlled and operated primarily by Clive Ng, to provide China Cablecom Holdings with advice in respect of the matters described above. The business of China Cable Holdings is to perform the abovementioned services contemplated by the Consulting Agreement primarily in Asia, particularly in China and the Southeast Asia region. At present, the beneficial owners of China Cable Holdings are Clive Ng and William Jit Thye Ng, Clive Ng’s father; it is currently contemplated that other persons, yet to be determined, who will render services on behalf of China Cable Holdings to China Cablecom Holdings pursuant to the Consulting Agreement may acquire equity interests in China Cable Holdings in the future.

The term of the Consulting Agreement shall continue until December 31, 2011. During the term, China Cable Holdings shall receive up to 7,520,000 ordinary shares, in the event that China Cablecom Holdings achieves certain annual target EBITDA milestones during the 2008-2011 calendar years (the EBITDA goal for each of 2008, 2009, 2010 and 2011 is $11,000,000, $20,000,000, $30,000,000 and $40,000,000, respectively). China Cablecom Holdings shall be required to issue to China Cable Holdings, pursuant to the Consulting Agreement, an aggregate of 2,920,000, 2,800,000, 900,000 and 900,000, respectively, of its ordinary shares for 2008, 2009, 2010 and 2011, provided that, for any such year, the minimum EBITDA milestone therefor is achieved by China Cablecom Holdings. Should China Cablecom Holdings achieve the EBITDA goal not only for a particular calendar year, but also for one or more of the next succeeding calendar year or years, China Cablecom Holdings has agreed to issue the aggregate number of ordinary shares for both or all such calendar years as of the earlier satisfaction of the later year goal.

China Cable Holdings makes certain covenants to China Cablecom Holdings with respect to the assignment of any rights it may have to proprietary information during the term, the non-disclosure of proprietary information and the confidentiality of third-party information. Each party agrees to indemnify the other for claims arising from the breach of any representations, warranties, covenants, terms or conditions set forth in the Consulting Agreement.

The table below sets forth the number of Performance Shares and their value (based on $6.90 per share, the closing price of Jaguar’s common stock on March 14, 2008) that will be issued to each of the participants identified below, as well as to all participants in the aggregate, assuming the achievement of all EBITDA goals.

Name	Number of Shares	Dollar Value ($)
China Cable Holdings Limited	7,520,000	$51,888,000
James Cassano	200,000	$1,380,000
Jonathan Kalman	200,000	$1,380,000
Kerry Propper	200,000	$1,380,000
All Participants	8,120,000	$56,028,000

Material Terms of the Warrants Exercise Proceeds Award Agreements

Pursuant to the Merger Agreement, prior to the consummation of the Business Combination, China Cablecom Holdings will enter into separate Warrants Exercise Proceeds Award Agreements, whereby China Cablecom Holdings will make cash bonus payments to each of James Cassano, Jonathan Kalman, Kerry Propper and Clive Ng, in the amount of $666,666, $666,666, $666,668 and $3,000,000, respectively, upon China Cablecom Holdings’ receipt of $30,000,000 of proceeds from the exercise of warrants issued as part of the units in Jaguar’s IPO. The payment, if any, shall be made during calendar year 2008 and shall be made regardless of whether such person is or is not then providing services to China Cablecom Holdings. If the payment becomes due at a time following the death of such person, China Cablecom Holdings shall make the payment to such deceased person’s estate. China Cablecom Holdings shall be entitled to deduct and withhold from the payment any amount required to be withheld by China Cablecom Holdings by reason of any federal, state, local or foreign tax rules or regulations. The Warrants Exercise Proceeds Award Agreements are governed by BVI law.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Performance Share Proposal is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Performance Share Proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the Performance Share Proposal.

PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING
FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

This proposal allows Jaguar’s Board of Directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposed merger.

If this proposal is not approved by Jaguar’s stockholders, its Board of Directors may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the proposed merger.

Conclusion of Jaguar’s Board of Directors.    After careful consideration of all relevant factors, Jaguar’s Board of Directors determined that the Adjournment and Postponement Proposal of the special meeting for the purpose of soliciting additional proxies is in the best interests of Jaguar and its stockholders. The Board of Directors has approved and declared the Adjournment and Postponement proposal advisable and recommends that you vote or give instructions to vote ‘‘FOR’’ the proposal.

INFORMATION ABOUT CHINA CABLECOM

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains or incorporates by reference certain forward-looking statements and information relating to China Cablecom that are based on the beliefs of management as well as assumptions made by China Cablecom and information currently available to China Cablecom. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. When used in this proxy statement/prospectus, the words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘intend,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘may,’’ and ‘‘should’’ and similar expressions, are intended to identify forward-looking statements. These statements are based on current expectations of China Cablecom and are naturally subject to uncertainty and change in circumstances. Actual results may vary materially from the expectations contained in this document. The following factors, among others, could cause results to differ materially from those described in this proxy statement/prospectus: any economic, business, competitive and/or regulatory factors affecting China Cablecom’s business generally. Unless required by law, China Cablecom undertakes no obligation to update publicly any forward-looking statements set forth in this proxy statement/prospectus, whether as a result of new information, future events or otherwise.

Overview

China Cablecom is a joint-venture provider of cable television services in the People’s Republic of China, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services (‘‘SOE’’). China Cablecom acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Due to restrictions on foreign ownership of PRC media and broadcasting entities, China Cablecom’s 49% joint venture interest is held through a series of contractual arrangements intended to result in the risks and benefits of Binzhou Broadcasting’s operations being primarily borne by China Cablecom, rather than through a direct ownership of equity securities. In addition to seeking to avoid a violation of PRC law, these arrangements provide, under relevant principles of US GAAP, for the consolidation of 60% of the results of operations, financial position and cash flows of Binzhou Broadcasting by China Cablecom. These contractual arrangements each have an initial term of 20 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. China Cablecom is not aware of any legal impediments that may affect the renewal of these agreements under current PRC laws. In order for China Cablecom to continue to derive the economic benefits from the operation of Binzhou Broadcasting, it must renew these agreements. Binzhou Broadcasting operates a cable network with 411,246 paying subscribers as of December 31, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

The PRC Cable Industry

China is the world’s largest cable television market in subscriber volume. As of December 31, 2006, China had 139 million cable households, or 38% of television-viewing households, nearly twice that of the U.S. and over one-third of the global cable user base. However, cable industry revenues in the PRC are less than 3% of the U.S. cable industry and based on widely available industry information digital cable penetration rates are reported to be very low compared to all television-viewing households. China Cablecom expects to benefit from the following additional trends affecting the PRC and the Chinese cable TV industry:

•	Rising household incomes in the PRC. According to a report by the McKinsey Global Institute, over the next 20 years more people will migrate to China’s cities for higher-paying jobs. These working consumers will create a new and significant middle class. McKinsey also notes that the trend in China is toward a younger middle class.

•	Government mandates ensure proliferation of digital cable. SARFT has mandated that China’s well-developed coastal areas must deploy digital cable by 2008. This will result in cable networks switching off their analog transmissions; the government has set a target of 2015 for operators nationwide to complete the digital transition. The government has placed further emphasis in major urban areas to complete the digitalization conversion in time for the 2008 Beijing Olympics.

•	New and dynamic product offerings. The transition to digital cable benefits cable operators by expanding their market for premium product and service offerings to their customers. Examples that are more fully describe below, include broadband Internet access; premium content subscription; electronic programming guide, or EPG; video on-demand, VOD; personal video recorder, or PVR; and others.

•	Higher ARPU. Digital cable offers cable network operators an opportunity to create new revenue streams. In addition, SARFT has authorized cable operators to apply for rate increases to cover the costs associated with digitalization. Recently, the government approved rate increase in excess of 70%. On average, subscribers in the PRC pay $1.50 per month for basic cable service compared to digital cable which averages $3.50 per month.

The following chart summarizes two recent studies on the impact of selected cable operators throughout the PRC and the impact on ARPU after the digitalization conversion. The average increase in ARPU for these 15 locations was 72%.

Examples of basic subscription fee increases after digitalization

	Monthly subscription fee before and after digitalization (USD)
City/Location	Analog	Digital	% Increase
Chongqing	1.57	2.88	83%
Dalian	1.57	3.14	100%
Foshan	1.83	2.22	21%
Fuzhou	1.83	3.40	86%
Guangxi Province	1.70	3.40	100%
Guangzhou	2.22	3.46	56%
Hainan Province	2.09	3.40	63%
Hangzhou	1.83	1.83	0%
Hunan Province	2.16	3.27	52%
Jinan	1.70	3.66	115%
Qingdao	1.57	2.88	83%
Shaanxi Province	1.83	3.14	71%
Shenzhen	2.09	3.66	75%
Taiyuan	1.57	3.01	92%
Zibo	1.70	3.66	115%
Average	1.83	3.14	72%
Source: SYWG Consulting and Research, 2007; Skillnet MI, 2007

Products and Service Offerings

Currently, China Cablecom operates one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Video subscription services.    The majority of Binzhou Broadcasting’s revenues are currently generated from video subscription services and related installation fees. As of December 31, 2007, the network served 634,860 homes passed and 411,246 paying subscribers. Subscribers typically pay Binzhou Broadcasting on an annual basis and generally may discontinue services at any time. Monthly subscription rates, programming availability, and related charges vary according to the type of service selected, the type of equipment used by subscribers and the local cable operators product and service offerings. Following is general information regarding our video services and a general programming guide.

•	Basic Video Service. Basic video service of up to 40 channels includes local broadcast channels, provincial TV channels, limited satellite-delivered programming from other provincial broadcasters and several channels provided by Central China Television Station, or CCTV. The monthly fee for the basic subscription varies depending on the geographic location of the subscriber.

•	Extended Basic Video Service. Extended basic service is divided into two packages. Package one includes up to 11 satellite channels, including Hunan TV, Oriental TV and others. Package two includes up to 7 channels, including movie and sports channel from CCTV. Currently, Binzhou Broadcasting is offering its extended basic video service for free under a program designed to accelerate adoption rates.

•	Digital Video Service. Customers who subscribe to digital video service receive up to 80 digital channels including digital basic channels, extended basic channels, pay TV channels, digital radio, EPG, local news and government access channels. Customers pay a monthly fee for digital video service, which varies according to the level of service and the number of set-top boxes, or STB, in the home. The first STB is free; however, the customer must prepay the subscription fee for one year. Advanced interactive STBs with DVR and cable broadband access are available for a premium charge. As of December 31, 2007, Binzhou Broadcasting had 4,112 digital customers, representing less than 1.0% penetration of its basic video subscribers.

•	Pay TV Service. Pay TV service is offered through three separate packages. Package one subscribers receive 14 channels including a cartoon channel. Package two subscribers receive one movie channel, CHO. Package three subscribes receive 10 channels including the golf and tennis channel and Weiqi channel. Pay TV in China operates on revenue sharing model with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator.

A programming guide for the cable channels offered by Binzhou Broadcasting is shown below:

Landing service for satellite TV broadcasters.    Satellite broadcasters in China have no network and must pay a ‘‘landing fee’’ to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service.

Network leasing.    Local enterprises in the PRC, such as hospitals, schools, financial institutions and telecommunications companies, do not have complete coverage within the region for their own local network. Accordingly, they rent network bandwidth from local cable companies to operate their internal communication networks among their subsidiaries and branches.

Broadband Internet.    Binzhou Broadcasting offers to residential, commercial and governmental packages of cable modem-based services with varied speeds of 1Mbps to 10Mbps FTTL (fiber-to-the-loop). Key customers for cable Internet access include new buildings and the government. As of December 31, 2007, Binzhou Broadcasting had 3,290 broadband households, representing 2% of service penetration. Binzhou Broadcasting faces strong competition from local monopolistic telecommunication companies and therefore has been forced to offer its cable modem service at discounted rates to compete with local telecommunication companies.

Competition and Threats of Substitution

Cable operators in the PRC are local monopolies, similar to the U.S. in the past where only one cable network operates in one municipal city or one county. China Cablecom believes it is possible that current cable network operators may ultimately lose their single monopoly status. Additionally, there are other private sector investors seeking to explore the cable industry in the Shandong province, including CITIC Group, a publicly traded company listed in Hong Kong. CITIC Group currently owns a 49% interest in Weihai Cable Network, which serves approximately 200,000 subscribers. There are a total of 17 municipal cable network companies in Shandong province with an estimated subscriber base of over 11 million households.

There are, however, emerging threats to traditional cable, such as Internet Protocol TV, or IPTV, and Direct Broadcast Satellite, or DBS. Since media and media content are strongly controlled by the PRC government, new entrants to the market will face significant hurdles that are heavily government policy oriented and not market-oriented. Foreign IPTV models cannot be copied in the PRC due to the strict control by the government for censorship purposes. As a consequence, cable operators will continue to be the dominant market force for the foreseeable future. For example, industry experts forecast that in five years cable network operators will still maintain 70% market share in the financially lucrative pay TV content distribution market.

IPTV rollout in the PRC has also been hampered by high service fees, which are $8.00 per month, as well as conflict of interest issues between local SARFT and local telecommunications operators, which has slowed the licensing process for IPTV operators. China Cablecom believes that these new entrants will not pose significant threats of substitution to cable network operators in the foreseeable future.

Similar to the U.S., DBS poses even less of a threat to cable operators than IPTV. There are very few DBS households in the PRC. Due to PRC policies, DBS typically cannot be directly received into households; requiring retransmission through terrestrial or cable networks. The transition to digital cable greatly diminishes the competitive threat to cable from DBS.

Other threats of substitution, such as mobile TV, are in the early stages of development and customer acceptance of this technology is unknown. China Cablecom believes mobile TV does not represent a competitive threat.

Currently, there are several large cable operators in the PRC. The cable market is highly fragmented and the large operators are geographically centered. For example, Beijing GeHau, a cable operator with 3.2 million households, focuses its efforts in Beijing. Hangzhou Wasu, a cable operator with 1.0 million households, focuses its efforts in Hangzhou. The largest consolidator in the PRC is CITIC Guoan, or CITIC, with 6.4 million households. CITIC is a publicly listed company on the Shenzhen stock exchange and is diversified across several industries, including cable TV, real estate, energy and others. CITIC has focused its efforts in the Hunan and Jiangxi provinces; however, they do operate one local cable network, Weihai, in Shandong. China Cablecom believes that there are many attractive acquisition targets, particularly in the Shandong province, and the presence of other cable operators in the PRC does not pose a competitive threat, given the inherent monopolistic nature of the cable business in the PRC.

The Shandong Province is the second most populous province of China with approximately 92 million inhabitants. Moreover, it is the second largest economic region (GDP) in China.

Within the Shandong Province, 45 percent of the population lives in urban areas, and as a result, have a higher cable TV penetration than rural areas. As reported by the China Statistics Bureau, Shandong has $5,212 USD annual income per household, of which $4,821 is the annual disposable income per household.

The cable TV market in Shandong Province covers approximately 10.18 million households that are serviced by seventeen municipal cable operators and 57 county-level cable operators. The largest cable operator in the Shandong Province, Qingdao Cable Network Company, accounts for less than 10 percent of the market.

Marketing and Sales

The sales and marketing strategy of China Cablecom depends heavily on the monopolistic situation of cable in the PRC. The Company does not intend on spending significant dollar amounts on marketing and sales efforts other than for converting the analog signal to a digital signal. The cost of marketing programs associated with premium content service offerings will be mostly borne by the content providers and integrators.

PRC Corporate Structure

China Cablecom conducts substantially all of its business in the PRC through HZNT, and Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a PRC company and a domestic variable interest entity (‘‘VIE’’). JYNT is controlled by the Company through contractual arrangements. China Cablecom also owns 100% of the equity interest of Hong Kong Zhongyouxiantong Co., Ltd. (‘‘HKZ’’), a Hong Kong holding company that, in turn, directly owns 100% of the equity interest of HZNT.

In order to comply with the PRC’s regulations on private investment in the cable industry, China Cablecom operates its cable business in a joint venture with a local state-owned enterprise. China Cablecom’s operations are conducted through direct ownership of HKZ and HZNT and contractual arrangements with JYNT. China Cablecom does not have an equity interest in JYNT, but instead enjoys the economic benefits derived from JYNT through a series of contractual arrangements. JYNT is owned 95% by Pu Yue (95%), China Cablecom’s Chief Executive Officer and 5% by Liang Yuejing, his spouse.

China Cablecom operates its cable business in a joint venture, Binzhou Broadcasting and Television Information Network, Co., Ltd. (‘‘Binzhou Broadcasting’’), which is 49% owned by JYNT and 51% by Binzhou Broadcasting and Television Network, Co., Ltd. (‘‘Binzhou SOE’’), a PRC state-owned enterprise.

We do not directly or indirectly have an equity interest in JYNT, but HZNT and HKZ, our wholly owned subsidiaries, have entered into a series of contractual arrangements with JYNT and its shareholders. As a result of the following contractual arrangements, China Cablecom controls and is considered the primary beneficiary of JYNT and, accordingly, it consolidates JYNT’s results of operations in its financial statements.

•	the shareholders of JYNT have jointly granted HZNT an exclusive and irrevocable option to purchase all or part of their equity interests in JYNT at any time; This option may only be terminated by mutual consent or at the direction of HZNT.

•	without HKZ’s consent, the shareholders of JYNT may not (i) transfer or pledge their equity interests in JYNT, (ii) receive any dividends, loan interest or other benefits from JYNT, or (iv) make any material adjustment or change to JYNT’s business or operations;

•	the shareholders of JYNT agreed to (i) accept the policies and guidelines furnished by HKZ with respect to the hiring and dismissal of employees, or the operational management and financial system of JYNT, and (ii) appoint the candidates recommended by HKZ as directors of JYNT;

•	each shareholder of JYNT has appointed HKZ’s designee as their attorneys-in-fact to exercise all its voting rights as shareholders of JYNT. This power of attorney is effective until 2027; and

•	each shareholder of JYNT has pledged all of its respective equity interests in JYNT to HZNT to secure the payment obligations of JYNT under certain contractual arrangements between JYNT and HKZ, and HZNT and JYNT. This pledge is effective until the later of the date on which the last surviving of the Service Agreements, the Loan Agreement and the Equity Option Agreement terminates and (2) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied.

In addition, JYNT, Binzhou Broadcasting and Binzhou SOE have entered into the following contractual arrangements that provide JYNT with the ability to control and consolidate the results of operations of Binzhou Broadcasting. Also as a result of these agreements, Binzhou Broadcasting controls and consolidates Binzhou SOE in its financial statements.

•	a technical services agreement, pursuant to which JYNT exclusively performs the following for Binzhou Broadcasting: (i) management, operation and maintenance of relevant networks and equipment; (ii) consulting services for operation, business development, sales and planning, market research, data collection and analysis; (iii) training for management personnel; (iv) international developments and advanced technology regarding the cable business; (v) provide developed systems and financial support software; and (vi) provide other technology troubleshooting plans, related software and technical services. JYNT is paid a fee of 11% of the net profits of Binzhou Broadcasting, which brings its effective economic interest in Binzhou Broadcasting to 60%. The term of this technical services agreement is 20 years. JYNT and Binzhou Broadcast may mutually seek to extend this agreement upon the expiry of the current term, and we are not aware of any legal impediments that may affect the renewal of this agreement under current PRC laws. This agreement further provides that any non-breaching party may early terminate this agreement in the event that a breaching party has not made rectification 30 days after receipt of the breaching notice from the non-breaching party.

•	an exclusive services agreement, pursuant to which Binzhou Broadcasting exclusively performs marketing, strategic consulting and technical support and services for Binzhou SOE.

•	under PRC law, Binzhou SOE must maintain ownership of the broadcasting licenses related to the assets that were contributed to Binzhou Broadcasting for a 51% equity interest. As a result and pursuant to an exclusive services agreement, Binzhou Broadcasting will provide the following services in operating the Binzhou SOE contributed assets: (i) collecting all cash related to revenues generated including subscription fees, installation fees, and channel landing fees; (ii) the marketing, promotion and sales of digital TV set-top boxes; (iii) the building and maintenance of the cable TV network; (iv) the marketing, promotion and sales of businesses in relation to broadcast and television network broadband access; (v) the operation of businesses in relation to wireless network transmission and cable TV; (vi) various troubleshooting, software support and other technology services; (vii) developments, updates and upgrades in relation to the provider application software and user application software; (viii) training services for technology staff and technology consulting services in relation to the business; and (ix) other applicable technology services. As the license holder, Binzhou SOE will collect all revenues from customers and, in turn, remit the cash flows, net of business taxes, to Binzhou Broadcasting. Binzhou Broadcasting will provide the necessary resources including employees and other costs necessary to operate the cable business. The term of the agreement is 20 years with an option to extend for another 10 years. Binzhou SOE and Binzhou Broadcasting may mutually seek to extend this agreement upon the expiry of the current term, and we are not aware of any legal impediments that may affect the renewal of this agreement under current PRC laws. This agreement further provides that Binzhou SOE and Binzhou Broadcasting may early terminate this agreement with the mutual written consent of the parties.

Employees and Facilities

Binzhou Broadcasting has 258 employees working in one headquarter facility and 5 operating subsidiary facilities located in Boxin, Huiming and Zoupin counties and in Binzhou city.

Governmental Regulation

The media, cultural and telecommunications industries in China are highly regulated by the PRC government, even though the past several years have seen liberalization in this regard. Many foreign and domestic industry participants operate by means of establishing flexible corporate and commercial relationships that allow them to avoid regulatory restrictions while at the same time achieving their business goals. As a result, in order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. This organization structure is designed to minimize the operational impact of governmental regulation in the PRC, although the contractual arrangements required in this regard are not accorded the same status at law as direct ownership, which may affect the ability of China Cablecom to secure future financing and pursue its strategic growth plans. The effectiveness of the current contractual arrangement is more dependent on there being no change (or at least no substantial change) in the current PRC regulations, rather than direct ownership. There is the possibility that the relevant PRC authorities could, at any time, decide that this contractual arrangement violates existing or future PRC laws, regulations or policies.

Cable TV

Overall responsibility for the administration of the cable TV sector is divided between the Chinese Communist Party (‘‘CCP’’) and the central government. The CCP Central Committee is responsible for censorship; the State Council, in co-operation with the National People’s Congress (‘‘NPC’’), is the government body responsible for promulgating new laws and regulations for the cable TV industry. Responsibility for enforcing policies and laws set out by the CCP and State Council at the local level lies with the relevant department of the State Administration of Radio, Film and Television (‘‘SARFT’’).

Investments in cable TV companies are subject to the supervision of the SARFT and other relevant government agencies. The primary restrictions in this regards are as follows:

•	Transmission Network

•	Foreign Investment – Prohibited – Foreign investors are prohibited from investing in all levels of radio and TV transmission networks.

•	Domestic Private Investment – Limited Access – Private investors may invest in the construction and operation of cable TV transmission networks and participate in the reconstruction of digitalization of the receiving terminals of cable TV, subject to a 49% shareholding ceiling. However, private investors are allowed to hold majority shares in companies which only operate the community access portion (terminal connection) of the cable TV transmission networks.

•	TV Stations and Channels

•	Foreign Investment/Domestic Private Investment – Prohibited – Foreign and domestic private investors are prohibited from investing in radio stations and TV stations and channels.

Notwithstanding the recent attempts at liberalization, the cable TV industry is still primarily State owned. At the central government level, the SARFT is responsible for approving the establishment of cable, radio and TV stations, the nationwide administration of cable, radio and TV services, and developing and promulgating policies, standards and regulations. At the local level, the radio and TV administrative departments and bureau of provinces, municipalities and counties are in charge of the administration of radio and TV services and of implementing policies, standards and regulations within their jurisdiction. In accordance with the Interim Measures on Administration of Fees for Basic Receipt and Maintenance of Cable TV (jointly promulgated by the SARFT and the National Development and Reform Commission on December 2, 2004 and effective as of January 1, 2005), the standards governing the fees for basic receipt and maintenance of cable TV shall be set by the authorities in charge of pricing. A prior hearing is required before the authorities set or adjust the fees. Any changes to the fee standards must comply with the principles of equality, fairness, transparency, and efficiency. In addition, the service costs incurred by providers, as well as the feasibility of the consumer market are considered in making any changes.

As a result of the above restrictions on foreign investment, we rely on the contractual arrangements with these affiliated PRC companies to hold and maintain the licenses necessary to operate our cable TV business in China.

The chart below reflects the division of authority.

Assets of different SARFT

	Central SARFT	Province SARFT (e.g. Shandong)	City SARFT (e.g. Binzhou, Jining)	District & county SARFT (e.g. Boxing/Binzhou)
Character	No direct access to Households but strong power due to central authorities	No direct access to Households	Direct access to Households in its network	Direct access to Households in its network
Networks	Backbone connected with province backbone	Backbone in the province, from city to city	Backbone in the city	Small networks
Channels – Broadcasters	CCTV	Province channels, satellite channels	Local channels, network center	Local channels, network center

As a result of the control arrangements established by China Cablecom through affiliated PRC companies wholly owned by PRC citizens, China Cablecom believes that it is in compliance with the above prohibitions. As set forth in the chart above, however, there are different authorities within the PRC that could seek to regulate the operations of Binzhou Broadcasting, and the fact that one such authority does not impose restrictions on Binzhou Broadcasting’s operations does not mean that any other authority is foreclosed from doing so.

The Measures for the Administration of Radio and Television Program Transmission Services (promulgated on July 6, 2004 by the SARFT as Decree No. 33 and effective as of August 10, 2004), require entities that wish to provide TV program transmission and cable access services to obtain an operating permit for Radio and Television Program Transmission Services.

Only the following entities may apply for an Operating Permit: (i) radio and television broadcasting entities which have been established with the permission of the SARFT; (ii) radio, film and television groups and their affiliates which have been established with the permission of the SARFT; and (iii) state-owned entities that have the right to operate radio and television cable networks.

The Operating Permit contains information about inter alia the transmission content, transmission range, transmission technology and transmission methods. The entity holding the Operating Permit must operate in accordance with the details set forth on the permit.

CHINA CABLECOM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

China Cablecom Limited (the ‘‘Company’’ or ‘‘China Cablecom’’), a British Virgin Islands company, was incorporated on October 6, 2006.

The Company’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities.

On September 20, 2007, China Cablecom entered into a Purchase Agreement with several accredited investors (the ‘‘Purchase Agreement’’), and consummated the private placement of 20,000,000 units, each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the ‘‘Note’’), and (ii) 19,167 detachable shares of the China Cablecom’s Class A Preferred Stock (the ‘‘Units’’). As security for the repayments Notes, Mr. Clive Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used to finance the acquisition through contractual arrangements of Binzhou Broadcasting and (ii) $8 million was used for working capital, including payment of certain administrative, legal, investment banking and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar. Jaguar intends to use the proceeds of this note for working capital expenses associated with completing the acquisition of China Cablecom, including directors’ and officers’ insurance premiums through April 2008, payment of remaining due diligence expenses, accounting fees and printing costs. Since Jaguar will cease to exist immediately prior to the Business Combination pursuant to the Redomestication Merger, the note will be assumed by China Cablecom Holdings and continue in effect as an intercompany obligation.

In connection with the transaction and pursuant to the terms of a registration rights agreement (the ‘‘Registration Rights Agreement’’), China Cablecom has agreed, and Jaguar has agreed to assume the obligation, to register for resale the ordinary shares underlying the shares of Class A Preferred Stock issued as part of the Units. China Cablecom has agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the shares no later than the date that is 30 days after the consummation of the business combination between China Cablecom and Jaguar.

Joint Venture with Binzhou Broadcasting and Television Information Network Co., Ltd. and China Cablecom.

In September 2007, China Cablecom entered into an operating partnership to purchase a 49% equity interest and 60% economic benefit in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses for a 51% equity interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•	Binzhou Guang Shi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. China Cablecom entered into contractual arrangements, through these affiliated PRC companies, to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. In addition, in the Framework Agreement between JYNT and the Binzhou SOE, JYNT has the ability to control certain aspects of the financing and management of Binzhou Broadcasting arising from a veto right it holds regarding the appointment of the general manager of Binzhou Broadcasting, the right to appoint the chief financial officer of Binzhou Broadcasting and an obligation to provide continued financial resources for investment and capital expenditure for the future expansion of the joint venture’s operations. As a result, China Cablecom has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, China Cablecom enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest. The other provisions of the Framework Agreement (including an appraisal of the assets of Binzhou Broadcasting, the initial capitalization of Binzhou Broadcasting and a prohibition on the Binzhou SOE establishing a competing network in the cooperation area) have either been performed in full or are contained in the formal agreement entered into subsequent thereto.

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (‘‘FIN 46’’), which was superseded by a revised interpretation (‘‘FIN 46R’’). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, China Cablecom has evaluated its relationships with Binzhou Broadcasting.

China Cablecom consolidates the affiliated companies and Binzhou Broadcasting pursuant to FIN 46R. The affiliated companies and Binzhou Broadcasting as considered variable interest entities (‘‘VIEs’’) as defined by FIN 46R. Through ownership interest and certain contractual arrangements, China Cablecom is considered the primary beneficiary of the affiliated companies and Binzhou Broadcasting as China Cablecom absorbs a majority of the risk and rewards of those entities.

Exclusive Services Agreement.    Pursuant to the exclusive services agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE has the exclusive right to provide to Binzhou Broadcasting consulting services related to design, construction, operation and maintenance of cable TV projects and networks (including but not limited to TV fee collection of distribution net and network leases); any business with respect to the management of construction, marketing and operation of the analog and digital TV networks and digital TVs (including but not limited to sale of set-top Boxes, sale of pay-per-program and digital TV fee collection); and value-added network business (including but not limited to the cable and wireless broadband access, video-on-demand business, interactive TV-shopping, digital electronic form services, operation services of digital video tape recorder, TV-marketing, publication of electronic information and interactive TV advertisements). Under the terms of this agreement, Binzhou Broadcasting agrees to pay Binzhou SOE the service fees which are an amount equal to the revenue, before any applicable taxes (not including any applicable business taxes), that is accrued by Binzhou Broadcasting during the term of the Agreement and the first renewal period. Binzhou SOE agrees to pay all costs in relation to the operation of the Business and the provision of services to Binzhou Broadcasting.

Technical Services Agreement.    Pursuant to the technical services agreement between Binzhou Broadcasting and JYNT, JYNT has the exclusive right to provide to Binzhou Broadcasting services related management, operation and maintenance of relevant networks and equipment; consulting services for operation, business development, sales and planning, market research, data collection and analysis; training for management personnel; report to Binzhou Broadcasting on international developments and advanced technology; provide developed systems and financial support software; and provide financing for the services, and any related troubleshooting plans, software and technical services. Under the terms of this agreement, Binzhou Broadcasting agrees to pay JYNT a service fee that is equivalent to 11% of Binzhou Broadcasting’s profit.

Asset Transfer Agreement.    Pursuant to the asset transfer agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE agreed to sell to Binzhou Broadcasting the assets of Binzhou SOE valued at approximately $39.8 million. The assets are related to the design, construction, operation and maintenance of cable TV projects and networks, and the management of construction, marketing and operation of the analog and digital TV networks and digital TVs, including but not limited to, the tangible and intangible assets. The assets are to be transferred in installments.

Binzhou Broadcasting’s total payment obligations to Binzhou SOE under the asset transfer agreement are $27.5 million, which are expected to be entirely paid by China Cablecom’s JYNT affiliate. The terms of the loans that JYNT will enter into are anticipated to be twenty years bearing interest at five percent per annum, subject to documentation of such arrangements. Of that amount, $5.3 million will be retained by Binzhou Broadcasting for working capital purposes and $675,000 will be credited as registered capital for JYNT’s 49% equity interest in Binzhou Broadcasting with the remaining $21.5 million payable to Binzhou SOE.

There is no established schedule for the asset installments to be transferred, and China Cablecom expects that such installments will be transferred when related intercompany loans are extended to Binzhou Broadcasting by JYNT. In October 2007, $4.1 million of assets were transferred to Binzhou Broadcasting and paid for through a loan extended by JYNT. Binzhou Broadcasting’s remaining payment obligations under the asset transfer agreement total $23.3 million and are due by August 8, 2008. The amount payable at the respective transfer date shall be proportionate to the value of the assets transferred. Pursuant to the asset transfer agreement, an agreed valuation report has been prepared regarding such assets, and amount of assets that will be transferred will therefore be selected in proportion to the amount of the purchase price paid following the provision of the intercompany loan. As the benefits of operating such assets have previously been transferred to Binzhou Broadcasting, the nominal transfers of the ownership of such assets in accordance with the asset transfer agreement are not expected to have any practical effect on the operations of Binzhou Broadcasting. To the extent assets are contributed to Binzhou Broadcasting by the Binzhou SOE in excess of payments made under the asset transfer agreement, a shareholder loan is created in favor of the Binzhou SOE. The terms of the shareholder loan are twenty years bearing interest at five percent per annum, subject to documentation of such arrangements.

Pursuant to the Exclusive Services Agreement described above, Binzhou Broadcasting has the exclusive right to provide to Binzhou SOE consulting services related to the operations of the cable TV business being contributed to the joint venture. Under the terms of this agreement, Binzhou SOE has agreed to pay Binzhou Broadcasting a fee equal to the revenue that is generated by Binzhou SOE. Binzhou Broadcasting agreed to pay all costs in relation to the operation of the business and the provision of services to Binzhou SOE. Effectively, Binzhou Broadcasting provides all the resources and incurs all the expenses required to operate the assets, and all the benefits of the assets have been transferred to it. Binzhou SOE has no cash flow other than receipt of the revenues, payment of the business tax and then the pass through of the net cash flow to Binzhou Broadcasting. All required governmental, statutory and other approvals for the transfer of assets have been obtained as of the date of transfer of the first installment transfer in October 2007. No further approvals are required for the remaining transfers. Furthermore, all assets will be transferred at their appraised values as determined in October 2007; there will be no further adjustments to the original appraised value. The asset transfer agreement can only be terminated by either party for the following reasons: material breaches of the asset transfer agreement without remedy, bankruptcy of either party, or either party does not discharge its obligations under the asset transfer agreement or force majeure.

Binzhou Broadcasting revenue sources and costs and expenses.

Revenues.    Binzhou Broadcasting earns substantially all of its revenues from the delivery of basic analog cable TV subscription services, including installation fees. Binzhou Broadcasting charges a monthly fee to its customers for the cable TV service which averages $1.60 per subscriber. Binzhou Broadcasting had 634,860 homes passed and 411,246 paying subscribers as of December 31, 2007.

‘‘Homes passed’’ represents the number of households with the ability to receive cable service whether or not they actually subscribe, or all the homes in the community passed by the cable system that could conceivably connect to it.

The Binzhou Broadcasting cable service currently offers up to 40 channels in its basic and extended channel lineup. Monthly rates vary depending on the geographic location of the subscriber from a low of $1.05 in rural areas to a high of $1.70 in city districts. Under a program to promote adoption of digital cable, Binzhou Broadcasting is currently offering its extended channels for free. Installation fees range from $24.00 to $39.00, depending on geographic location.

Cost of revenues.    Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems. Also included in cost of revenues are salaries and related employee costs for the maintenance employees, including temporary staff.

Selling expenses.    Selling and marketing expenses are not significant to the operations of Binzhou Broadcasting because of the public utility nature of cable TV in the PRC. Binzhou Broadcasting currently does not have any viable competitors. Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The increase was due to a modest increase in marketing efforts related to the anticipated conversion to digital TV.

General and administrative expenses.    General and administrative costs include salaries and related employee costs for the following departments: back office administration including accounting, finance, and billing & collections; engineering; and customer service and call centers. General and administrative also includes costs and expenses associated with utilities, transportation, temporary staff, travel and other costs. In connection with China Cablecom’s transition to a public company, post consummation of the business combination, it expects to incur incremental general and administrative costs including full-time employees related to legal, accounting and SEC reporting as well as transfer agent fees, shareholder communication costs and other costs associated with regulatory filings which are estimated to exceed $1.0 million on an annualized basis.

Interest expense.    Interest expense relates to interest charges on a short-term bank loan at the Huiming subsidiary. Also included in interest expense is interest charges related to employee loans across all subsidiaries.

Non-operating income.    Non-operating income comprises miscellaneous income such as rental income on subleased office space and penalty income on households and public places that connect to CATV without paying.

Revenue and product offering trends affecting Binzhou Broadcasting.

Currently, substantially all of Binzhou Broadcasting’s revenues are generated from basic subscription and installation fees. However, Binzhou Broadcasting expects revenues sources over the next five years to expand to include the following: (i) digital cable subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Expanded cable subscription services.    Binzhou Broadcasting expects the average subscription fee to increase due to an expected increase in the number of households converting to digital cable which carries a higher monthly fee than analog cable. Binzhou Broadcasting also anticipates an increase in the number of households subscribing to cable service due to efforts by SARFT to deploy cable to 100% of villages with more than 50 households. Additionally, Binzhou Broadcasting is planning the deployment of digital cable to 120,000 additional households in 2008. Once deployed, Binzhou Broadcasting expects annualized revenue to increase by approximately $2.8 million from these 120,000 households as a result of higher digital cable monthly subscription fees associated with digital cable. It is anticipated that digital cable subscribers will pay an average of $3.33 per month, an increase from an average of $1.42 per month currently paid for analog cable. Households in the cities pay more for cable TV than those in rural areas. The conversion to digital cable will also increase the number of paying subscribers since digital set top boxes (‘‘STB’s’’) minimize piracy and allow for the cable operator to charge per TV instead of per household. In 2007, the number of subscribers that moved to digital service was approximately 4,000 in contrast to 21,000 digital subscribers that were anticipated to have upgraded their service. China Cablecom believes that this reduced migration of subscribers from analog to digital was due primarily to the fact that management and employees of Binzhou Broadcasting had insufficient time and resources to implement an effective marketing and rollout plan, mostly as a result of the demands of creating the joint venture with China Cablecom. China Cablecom management believes that there are sufficient resources to accomplish 2008’s objective of migrating an additional 120,000 subscribers to digital for a total of 124,000 subscribers migrated in 2007 and 2008.

Landing service for satellite TV broadcasters.    In China, satellite broadcasters have no network and must pay a landing fee to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service. Binzhou Broadcasting intends to work with AC Nielson to install TV ratings infrastructure in the Binzhou region, which will serve to increase the importance of channel landing and consequently, result in an anticipated increase in landing fees paid by satellite TV broadcasters.

Pay TV.    Pay TV works on a revenue share model in the PRC, with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator. Pay TV began in China in 2004 with the launch of digital pay TV on 18 channels. By 2006, 130 digital pay channels have been approved, of which 108 are already in operation. Pay TV monthly rates vary from $1.05 per month for a package with one movie channel to $4.71 per month for the most expensive movie package. Binzhou Broadcasting offers 25 premium channels. Binzhou Broadcasting has embarked on a transition to digitization of its cable network.

Broadband Internet.    Key customers for Binzhou Broadcasting’s cable Internet access include new buildings and the government. The basic cable modem monthly service fee for a household ranges from $7.80 to $14.30 per month depending on the length of service contract. For enterprise customers, fees range from $39.00 to $131.00 per month depending on the speed of the cable service purchased. Binzhou Broadcasting also charges installation fees to enterprises ranging from $65.00 to $131.00. As of December 31, 2007, Binzhou Broadcasting had 3,290 broadband households, representing less than 2% of service penetration.

General trends.    Binzhou Broadcasting expects its average subscription fee per subscriber to increase by as much as 70% over the next five years as a result of the incremental revenue sources outline above. Factors contributing to the increase in the average subscription fee per subscriber include the following: 1) changes in the mix of paying subscribers to digital cable service which carries a higher monthly subscription fee, 2) the adoption of broadband Internet and 3) the proliferation of premium value-added services as a result of the adoption of digital cable.

In 2007, Binzhou SOE experienced controls and procedures issues that prevented it from billing and recognizing revenues from certain subscribers prior to the acquisition by China Cablecom. See ‘‘Controls and Procedures Issues’’ below for a more detailed explanation. Since the acquisition of Binzhou Broadcasting by China Cablecom these issues have been addressed and China Cablecom does not anticipate they will recur due to actions taken. The following table outlines the subscriber base of Binzhou Broadcasting:

	2006	2007	2008 (estimated)
Homes passed(1)	574,860	634,860	641,544
Paying subscribers(2)	442,200	411,246	493,495

(1)	Homes passed is the number of households with the ability to receive cable service whether or not they actually subscribe; it represents all the homes in the community passed by the cable system that could conceivably connect to it.
(2)	As more fully described in the results of operations of Binzhou SOE below, paying subscribers decreased to 384,510 as of September 30, 2007 due to billing issues. In addition to the billing issues encountered during 2007, overall operations at the cable companies were impacted by the transition to Binzhou SOE, including a change in management; financial and accounting processes; capital expenditure decisions; and a change in management at the operating company level. The process was significant and distracting and during the first nine months of 2007, temporarily prevented the efforts to expand the network in terms of homes passed.

In the fourth quarter of 2007, under China Cablecom management, the Binzhou Broadcasting network increased by 60,000 in terms of homes passed. Historically, in excess of 50% of homes passed are converted into paying subscribers within one year. China Cablecom anticipates that of the 60,000 homes passed in the fourth quarter of 2007, that at least 30,000 will become paying subscribers in 2008. China Cablecom anticipates expending significant management resources in 2008 on converting existing homes passed into paying subscribers. Beyond 2008, China Cablecom anticipates that the network will continue to expand, in terms of homes passed and paying subscribers, by 10% annually. A significant factor contributing to the growth in homes passes includes efforts by SARFT to deploy cable to 100% of villages with more than 50 households. The proliferation of digital cable will also drive increases in the number of paying subscribers due to the ability of digital set top boxes to minimize piracy and charge per television set as opposed to per household with analog cable service.

Overview of historical financial information presented

China Cablecom’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities. Through September 30, 2007, China Cablecom’s historical results of operations were insignificant and not reflective of the results of operations they anticipate following the partnership operation with Binzhou Broadcasting. As a result, the following historical results of operations and financial operations related to China Cablecom’s recently completed joint venture with Binzhou SOE have been provided to assist investors in evaluating the historical performance of this business in addition to China Cablecom’s other activities:

•	China Cablecom for the period from October 6, 2006 (inception) to December 31, 2006 and the year ended December 31, 2007. The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007

•	Binzhou SOE for the year ended December 31, 2006 as compared to the year ended December 31, 2005

•	Binzhou SOE for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006

Controls and Procedures Issues

The Binzhou SOE group has to date experienced internal accounting control deficiencies, including: (1) lack of sufficient personnel with significant US GAAP reporting experience necessary to identify and resolve certain complex US GAAP matters in a timely manner, and (2) deficiencies in the billing and collection processes resulting in an inability to recognize revenue in accordance with US GAAP. These deficiencies have existed since Binzhou SOE was formed due to the nature of it being a consolidated group of five independently operated state-owed entities in the PRC with the lack of traditional resource control in the finance function which are often associated with entities that lack a profit motive.

To address the immediate concerns resulting from the deficiencies identified, China Cablecom has already taken the following actions: (1) a formal review of the billing and collection processes to assess and record revenue according to US GAAP has been put in place; (2) a Chief Financial Officer with significant US GAAP reporting experience was hired in February 2008; (3) a financial controller with significant US GAAP reporting experience was hired in February 2008; and (4) accounting internal control procedures are being consolidated and streamlined to improve controls on a daily basis, which are planned to be completed by the end of 2008.

Significant Accounting Policies and Estimates

China Cablecom’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (‘‘GAAP’’) in the United States. The preparation of these financial statements requires China Cablecom to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. China Cablecom evaluates its estimates on an on-going basis based on historical experience and on various other assumptions it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

China Cablecom believes the following critical accounting policies affect its significant judgments and estimates used in the preparation of its financial statements.

Revenue recognition.    Sales are recorded as services are provided to customers. China Cablecom recognizes all revenues in the period in which the service is rendered, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. Customer deposits received before services are recorded as receipts in advance in the balance sheet.

Accounts receivable.    Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. China Cablecom considers accounts receivable to be fully collectable; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, they will be charged to statements of operations when that determination is made. Collections on accounts previously written off are included in other income as received.

Inventories.    Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Cash and cash equivalents.    China Cablecom considers all cash on hand and in banks to be cash equivalents.

Property, plant and equipment.    Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: Head-end facilities, fiber infrastructure and electric appliances – 5-30 years.

Foreign currency translation.    China Cablecom’s business is currently conducted in and from China in Renminbi. In this report, all references to ‘‘Renminbi’’ and ‘‘RMB’’ are to the legal currency of China and all references to U.S. dollars, dollars, $ and US$ are to the legal currency of the United States. China Cablecom makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. China Cablecom uses the U.S. dollar as its reporting and functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined interim balance sheet. Combined financial information is translated into U.S. dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

Goodwill and other intangible assets.    China Cablecom follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which establishes the financial accounting and reporting for goodwill and other intangible assets and supersedes APB No. 17, Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment. China Cablecom performs an annual impairment test at fiscal year end for goodwill and other indefinite-lived intangible assets. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step requires a determination of the fair value of the reporting unit, which is compared to its carrying value. If the fair value exceeds the carrying value, the goodwill is not considered impaired. If the carrying value exceeds the fair value, impairment is measured as the excess of the carrying value of the reporting unit goodwill over the implied fair value of the goodwill. The implied fair value of the reporting unit goodwill is determined through a hypothetical purchase price allocation of fair value to all assets and liabilities of the reporting unit, where the hypothetical purchase price is assumed to be the fair value of the reporting unit. The process of evaluating the potential impairment of goodwill is highly subjective and requires the use of significant judgment. The Company’s future results could be adversely affected by an impairment charge if it is not able to materialize the expected net cash flow for these reporting units or there are significant changes to the discount rates. Based on the evaluations performed by China Cablecom no impairment charge was deemed necessary.

Impairment of long-lived assets and intangible assets.    Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of asset may not be recoverable. China Cablecom assesses the recoverability of the long-lived assets and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. China Cablecom recognizes impairment of long-lived assets and intangible assets in the event that the net book value of such assets exceeds the estimated future undiscounted cash flow attributable to such assets. Changes in these estimates and assumptions could materially impact the Company’s financial position and results of operations.

Deferred financing costs.    Deferred financing costs consist of legal, banking, and other related fees that were capitalized in connection with the obtaining of a debt financing and are being amortized by the effective interest method over the life of the related debt.

Off-balance sheet arrangements.    We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Income taxes.    China Cablecom’s provision for income taxes, deferred tax assets and liabilities, and the extent to which deferred tax assets can be recognized, requires significant management judgment. China Cablecom makes its judgments, assumptions and estimates by taking into account current PRC tax laws and its interpretation of current PRC tax laws. Changes in tax laws or the Company’s interpretation of tax laws could significantly impact its provision for income taxes.

China Cablecom makes a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized based on its estimate of future taxable income and prudent and feasible tax planning strategies. Actual taxable income in future years may differ from its current estimates and cause its valuation allowance to be inaccurate and thus materially impact its financial position and operating results.

Period from October 6, 2006 (Inception) to December 31, 2006 and Year Ended December 31, 2007

Results of Operations of China Cablecom Ltd.

China Cablecom’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities. Through September 30, 2007, China Cablecom’s historical results of operations were insignificant and not reflective of the results of operations they anticipate immediately following the consummation of the proposed transactions included in this proxy statement/prospectus.

For the period from October 6, 2006 (inception) to December 31, 2006, China Cablecom had a net loss of $73,000 and generated no revenues. Expenses primarily consisted of fees associated with forming legal entities and travel.

For the nine months ended September 30, 2007, China Cablecom’s operating activities were limited and related to its formation, and professional fees and expenses associated with it acquisition activities. For the year ended December 31, 2007, China Cablecom’s operating activities include the operating results of Binzhou Broadcasting, effective October 1, 2007. The discussion below therefore primarily consists of a review the results of operation of Binzhou Broadcasting for the three months ended December 31, 2007.

Net sales.    In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. Net sales for the year ended December 31, 2007 were $1.99 million, an increase of $1.99 million from the year ended December 31, 2006. This is due to the closing of the acquisition and consolidation of three months operating results ending December 31, 2007 of the five combined entities that entered into joint venture operation with China Cablecom’s affiliates in China. The total amount of home passed reached 634,860 as of December 31, 2007. Home passed refers to the number of households with the ability to receive cable service whether or not they actually subscribe. Cable television systems are generally measured in terms of both the number of home passed and current subscribers. Out of the total homes passed, China Cablecom has 411,246 paying subscribers which pay on average $1.40 to $1.60 per month.

Cost of revenues.    Cost of sales for the year ended December 31, 2007 were $1.0 million, representing 51% of the net sales. The cost of sales is mainly depreciation of $.52 million or 52% of the total cost of sales. The other costs of sales consist of maintenance costs for cable television and installation associated costs for digital television services.

Gross profit.    As a percentage of net sales, the gross margin was 49% for the year ended December 31, 2007.

Selling expenses.    Selling expenses for the year ended December 31, 2007 were $67,000 which consist primarily of the salary and welfare expenses of China Cablecom’s sales and support team which is responsible for sales and marketing activities, such as travel, entertainment, and cost of promotion materials distributed to home owners describing the benefit of digital television and broadband internet. Selling and marketing expenses are generally not significant in this industry because of the monopolistic nature of cable television in the PRC.

General and administrative expenses.    General and administrative expenses for the year ended December 31, 2007 were $1.6 million, an increase of $1.5 million from $73,000 for the year ended December 31, 2006. General and administrative expenses consist primarily amortization of intangible assets and deferred offering costs, and salary and welfare expenses in administrative functions such as human resources, finance and senior management. The increase was due to increased general administration expenses associated with three months of operations in Binzhou of $592,000 and increase of general administration expenses associated with the set-up and maintenance of all China Cablecom Ltd. entities in U.S and in the PRC.

Amortization expenses for the year ended December 31, 2007 were $650,000, including amortization of intangible assets of $375,000 and amortization of deferred offering costs of $275,000. Intangible assets with a definite useful life are amortized using the straight line method over the estimated economic life of the intangible assets. For the subscriber base, the useful life is 10 years while the cable operating license is 20 years. Amortization of deferred offering costs for the year ended December 31, 2007 was approximately $275,000. The deferred offering costs are the costs directly attributed to China Cablecom’s financing of anticipated business acquisition activities. Deferred offering costs related to the China Cablecom’s Bridge Financing approximated $1,463,000. The costs are being amortized using the effective interest method over the life of the related notes payable in 18 months.

Interest income.    Interest income was $67,000 for the year ended December 31, 2007. Interest income was not significant because China Cablecom maintained a low average bank balance throughout the year, as the majority of proceeds from issuance of the bridge financing notes was received near the year end.

Interest expense.    Interest expense for the year ended December 31, 2007 was $1.5 million and is primarily comprised of (1) interest at 10% on the promissory notes issued in connection with the bridge financing in the amount of $564,000, (2) amortization of deferred financing costs associated with the bridge financing in the amount of $671,000, (3) bank charges of $61,000 and (4) and other interest charges of $178,000.

Income tax expense.    Income tax expense for the year ended December 31, 2007 was $40,000.

Loss from operations before non-controlling interest.    Loss from operations before non-controlling interest for the year ended December 31, 2007 was $2.13 million. China Cablecom suffered a loss mainly due to the amortization expenses of $650,000 and interest expense of $1.47 million.

Noncontrolling (‘‘minority’’) interest in income:    Noncontrolling (‘‘minority’’) interest in income for the year ended December 31, 2007 was $20,551, representing the 40% noncontrolling (‘‘minority’’) interest on Binzhou SOE’s share of the net income of Binzhou Broadcasting.

Nine Months Ended September 30, 2007 Compared to
Nine Months Ended September 30, 2006

Results of Operations of Binzhou SOE

Net sales.    Net sales for the nine months ended September 30, 2007 were $5.0 million, a decrease of $1.3 million or 20%, from $6.3 million for the nine months ended September 30, 2006.

In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. The decrease in revenues was primarily driven by a reduction of paying subscribers from 438,377 for the nine months ended September 30, 2006 to 384,510 for the nine months ended September 30, 2007. The reduction in paying subscribers occurred at Zouping Cable Network Center (‘‘Zouping’’). The monthly fee charged per subscriber for basic cable subscription services remained the same at approximately $1.60.

The reduction in paying subscribers relates to a billing and collection process that did not allow for Zouping to recognize revenue because collectibility was not reasonably assured. Legacy billing and collection systems at Zouping are manually intensive and require a laborious monthly process by Zouping personnel to bill for its services. The process includes a manual monitoring of the delivery of cable services that results in a monthly bill issued to the subscriber. During 2007, the process of transitioning to a subsidiary of Binzhou SOE required competing demands on employee’s time and resources. The distraction prevented Zouping personnel from billing and recognizing revenue consistent with past practices. The reduction in paying subscribers at Zouping is a temporary billing issue that prevented the recognition of revenue; the total number of households receiving cable TV service has not decreased.

In connection with the formation of Binzhou Broadcasting, China Cablecom is upgrading the network-wide billing and collection systems and processes to address the manual processes currently in use at Zouping. Additionally, the implementation of digital cable will immediately stabilize a PRC-wide issue of non-paying cable TV subscribers. Similar piracy issues existed in the U.S. in the early days of cable TV; however, the delivery of cable TV over a digital network allows the network operator to turn off services for non-payment.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007 that were included in Amendment No. 3 to Form S-4, revenue was restated to reduce the balance by approximately $517,000. The reduction was necessary as a result of amortizing upfront cash payments by subscribers over the twelve month period of cable subscription service.

Cost of revenues.    Cost of revenues for the nine months ended September 30, 2007 were $2.7 million, an increase of $1.6 million or 139%, from $1.1 million for the nine months ended September 30, 2006.

Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems.

The increase in cost of revenues was primarily attributable to increased depreciation expense and increased maintenance costs. In connection with the consolidation of the five operating cable entities by Binzhou SOE, Zouping’s assets were revalued through an internal appraisal. The result was incremental depreciation expense in 2007 of approximately $1.1 million. In addition, the rural areas of Zouping had increased maintenance costs of approximately $120,000 relating to replacement of fiber optic cable. Also contributing to the increase was installation costs associated with digital TV services in the amount of $50,000 at Binzhou Guangshi as well as increased maintenance staff and related costs at Boxing in the amount of $80,000. Also contributing to the increased cost of revenues across all subsidiaries was an increase in utilities and fuel costs related to maintenance and engineering associated with rising energy prices in 2007, resulting in an overall increase of approximately $100,000 compared to 2006.

Gross profit.    As a percentage of net sales, the gross margin was 47% for the nine months ended September 30, 2007 compared to 82% for the nine months ended September 30, 2006.

The decrease in gross profit percentage is primarily due to a reduction in revenues as described above combined with an increase in depreciation and maintenance costs also described above. The fixed nature of depreciation and maintenance expenses results is a decrease in gross profit percentage when revenue targets originally budgeted are not attained.

Selling expenses.    Selling expenses for the nine months ended September 30, 2007 were $202,000, an increase of $80,000 or 66%, from $121,000 for the nine months ended September 30, 2006.

Selling and marketing expenses are not significant to the operations of Binzhou SOE because of the monopolistic nature of cable TV in the PRC. Binzhou SOE currently does not have any viable competitors. Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The increase was due to a modest increase in marketing efforts related to the anticipated conversion to digital TV.

General and administrative expenses.    General and administrative expenses for the nine months ended September 30, 2007 were $1.6 million, an increase of $148,000 or 10%, from $1.5 million for the nine months ended September 30, 2006.

While general and administrative expenses remained relatively constant from a nominal dollar standpoint, as a percentage of revenues, G&A increased by 9% of revenue. The increase is primarily related to increased general and administrative costs at Zouping and Huiming related to one-time costs employee costs associated with downsizing during the consolidation process of Binzhou SOE. In addition, Binzhou SOE incurred non-recurring expenses, such as appraisal fees, of approximately $100,000 related to the formation of Binzhou Broadcasting and the associated contribution of assets to the newly formed joint venture.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007 that were included in Amendment No. 3 to Form S-4, general and administrative expenses were restated to increase the balance by approximately $152,000. The increase was necessary as a result of recording closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to utilities, staff welfare benefits and other administrative costs.

Non-operating income.    Non-operating income for the nine months ended September 30, 2007 was $411,000, an increase of $43,000 or 12%, from $368,000 for the nine months ended September 30, 2006.

Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying. The increase was due to increased rental income.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007 that were included in Amendment No. 3 to Form S-4, non-operating income was restated to increase the balance by approximately $129,000. The increase was necessary as a result of applying closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to cable leasing revenue and interest income.

Interest expense.    Interest expense for the nine months ended September 30, 2007 was $743,000, an increase of $24,000 or 3%, from $718,000 for the nine months ended September 30, 2006.

The increase in interest expense is primarily attributable to higher average short-term loan balances.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007 that were included in Amendment No. 3 to Form S-4, interest expense was restated to increase the balance by approximately $418,000. The increase was necessary as a result of applying closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to interest accrued at 10% at Zouping for employee loans outstanding for the nine months ended September 30, 2007.

Income tax expense.    Income tax expense for the nine months ended September 30, 2007 was $198,000, an increase of $65,000 or 49%, from $133,000 for the nine months ended September 30, 2006.

With the formation of Binzhou SOE, certain subsidiaries of Binzhou SOE received less favorable tax rates in 2007 as compared to 2006, resulting in a higher effective tax rate.

Net income.    Net income for the nine months ended September 30, 2007 was $24,000, a decrease of $3.1 million or 99%, from $3.1 million for the nine months ended September 30, 2006.

The decrease in net income was due to the inability of Zouping to recognize revenue on certain subscribers due to the transition to Binzhou SOE. Additionally, the fixed nature of depreciation expense and maintenance costs included in cost of revenues contributed to the decrease in net income as well as incremental depreciation expense associated with the revaluation of assets at the formation of Binzhou SOE.

The restatements described above to: (1) reduce revenue by $517,000, (2) increase general and administrative expenses by $152,000, (3) increase non-operating income by $129,000 and (4) increase interest expense by $418,000 reduced net income by approximately $1.0 million from the amount that was previously presented in the unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007 that were included in Amendment No. 3 to Form S-4.

Year Ended December 31, 2006 Compared to
Year Ended December 31, 2005

Results of Operations of Binzhou Broadcasting

Net sales.    Net sales for the year ended December 31, 2006 were $8.3 million, an increase of $500,000 or 6%, from $7.8 million for the year ended December 31, 2005.

In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. The increase was due to an increase in the total number of subscribers from 412,000 in 2005 to 442,900 in 2006, which represents a $443,000, or 8%, increase in subscription fees. The monthly fee charged per subscriber for basic cable subscription services remained constant over the period at approximately $1.60.

Cost of revenues.    Cost of revenues for the year ended December 31, 2006 were $2.8 million, an increase of $65,000 or 2%, from $2.7 million for the year ended December 31, 2005.

Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems. For the period from 2005 to 2006, utility and fuel prices increased approximately 30%, which is the primary contributor to increased cost of revenues.

Gross profit.    As a percentage of net sales, the gross margin was 66% for the year ended December 31, 2006 compared to 65% for the year ended December 31, 2005.

The gross profit percentage remained relatively constant with a modest impact on gross profit percentage associated with increased revenue offset by increased utility and fuel prices affecting the maintenance costs and expenses as described above in cost of revenues.

Selling expenses.    Selling expenses for the year ended December 31, 2006 were $90,000, a decrease of $41,000 or 32%, from $131,000 for the year ended December 31, 2005.

Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The decrease was primarily attributable to decreased selling expenses at the Boxing subsidiary relating to the change in sales incentive model.

General and administrative expenses.    General and administrative expenses for the year ended December 31, 2006 were $1.6 million, an increase of $340,000 or 27%, from $1.3 million for the year ended December 31, 2005.

The increase was due to the accrual of general bonus allowances of $100,000 at Huiming and $120,000 at Zouping. These general bonus allowances related to the anticipation of consolidation efforts by Binzhou SOE.

Non-operating income.    Non-operating income for the year ended December 31, 2006 were $149,000, an increase of $86,000 or 145%, from $59,000 for the year ended December 31, 2005.

Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying. The increase was due to increase in rental income at Zouping.

Non-operating expenses.    Non-operating expenses for the year ended December 31, 2006 were $46,000 as compared to $150 for the year ended December 31, 2005.

Non-operating expenses related to costs associated with the generation of the above non-operating income. The increase was due to increased costs associated with an effort to identify and minimize piracy of cable TV service. The increased expenses related to costs associated with patrol teams.

Interest expense.    Interest expense for the year ended December 31, 2006 was $721,000, an increase of $18,000 or 3%, from $703,000 for the year ended December 31, 2005.

The increase was due to nominal interest increases on long-term debt at Zouping.

Income tax expense.    Income tax expense for the year ended December 31, 2006 was $230,000, an increase of $107,000 or 16%, from $122,000 for the year ended December 31, 2005.

With the formation of Binzhou SOE, certain subsidiaries of Binzhou SOE received less favorable tax rates in 2006 as compared to 2005, resulting in a higher effective tax rate.

Net income.    Net income for the year ended December 31, 2006 were $2.92 million, an increase of $63,000 or 2%, from $2.86 million for the year ended December 31, 2005.

Revenue increases described above is the primary driver to increased net income, offset by one-time expenses general and administrative expenses associated with the consolidation of Binzhou SOE.

Liquidity and Capital Resources

As of December 31, 2007, China Cablecom had cash and cash equivalents in the amount of $12.6 million. Historically, China Cablecom’s sole shareholder funded its operations, which included advancement of payments related to its formation as well as professional fees and expenses associated with its acquisition activities. In September 2007, China Cablecom completed a debt and equity bridge financing as described below to finance the initial payments due related to its acquisition of Binzhou Broadcasting. Historically, Binzhou Broadcasting has relied on the operating cash flows generated from the individual cable network operating companies comprising Binzhou SOE.

Assuming the merger between China Cablecom and Jaguar is consummated and no Jaguar shareholders elect to exercise their redemption rights, China Cablecom will have cash and cash equivalents of approximately $39.4 million and the following obligations totaling $43.0 million due under the bridge financing and the asset transfer agreement:

•	$10.0 million related to the debt and equity bridge financing is due within 10 days following a successful merger between China Cablecom and Jaguar

•	$23.0 million related to JYNT’s payment obligations under the asset transfer agreement is due by August 8, 2008

•	The remaining $10.0 million related to the debt and equity bridge financing is due on the first anniversary of the consummation of the merger between China Cablecom and Jaguar

Since its obligations exceed its available cash balances by approximately $3.6 million, China Cablecom will likely require financings in the next twelve months. Management has not determined the exact financing strategies; however, it believes it will have sufficient financing sources available to it to fund these obligations, although that cannot be assured. It is possible that its cash requirement could increase beyond current forecasts as a result of a number of factors, including unfavorable timing of cash collections of accounts receivable and cash payments for costs and expenses, the decision to increase the rate of deployment of digital cable TV or the use of cash for the acquisition of one or more of cable operating networks to accelerate its rate of growth. To the extent future financings are required, China Cablecom may issue additional ordinary shares for cash in public or private offerings either in the U.S. or internationally or, depending upon its need, incur indebtedness in the form of bank loans, bonds or secured and unsecured financing.

In the event that up to 19.99% of Jaguar’s outstanding common stock exercise their redemption rights, an additional $5.3 million in cash would be required to be paid to dissenting shareholders. Under this scenario, China Cablecom’s obligations outlined above would exceed its available cash balances by approximately $8.9 million. Accordingly, China Cablecom would likely need to raise additional funds in the next twelve months to continue to meet its obligations as well as fund its growth and expansion plans. To the extent future financings are required, China Cablecom may issue additional ordinary shares for cash in public or private offerings either in the U.S. or internationally or, depending upon its need, incur indebtedness in the form of bank loans, bonds or secured and unsecured financing.

Debt and equity bridge financing.    On September 20, 2007, China Cablecom issued an aggregate of $19.99 million in promissory notes and 766,680 Class A Preferred Shares with a par value of $0.0005 par value to 11 investors in exchange for proceeds of $20 million. Each share of preferred stock is convertible into 1 share of China Cablecom’s common stock. The proceeds from the bridge financing were used to fund the initial acquisition payment for Binzhou Broadcasting make certain payments in respect of transaction expenses and for working capital purposes. The promissory notes are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

Assuming the merger between China Cablecom and Jaguar is consummated, one-half of the principal outstanding plus accrued interest is due 10 days following the consummation of the Business Combination and the remaining one-half of the principal outstanding plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

In accordance with Emerging Issues Task Force (‘‘EITF’’) No. 00-27, China Cablecom identified the fact that the closing price of Jaguar’s common stock was $5.68 per share on September 20, 2007 and believed that this price was the most objective indicator of the fair value of the 766,680 Class A Preferred Shares. Using the relative fair value method, China Cablecom allocated the $20.0 million proceeds between the $19.99 million promissory notes and the 766,680 preferred shares, resulting in a discount of $3.6 million to the $19.99 million promissory notes. China Cablecom estimated that the life of these promissory notes will be about 18 months with the expectation that the contemplated merger between China Cablecom and Jaguar will be approved by the stockholders of Jaguar before April 8, 2008. With such estimated life of the bridge loan, China Cablecom adopted the effective interest rate method to amortize the debt discount over the 18 month period.

Capital expenditures.    China Cablecom and Binzhou Broadcasting have no contractual commitments relating to capital expenditures, lease obligations or purchase obligations. However, in connection with the Binzhou Broadcasting’s deployment of digital cable at its partnership cable operators, its capital expenditures will increase over the next five years. The amount and timing of capital expenditures will vary depending on the rate at which China Cablecom’s operating partnerships deploys digital cable. China Cablecom and Binzhou Broadcasting may require additional funding for future capital expenditures.

Capital expenditures for 2007, 2006 and 2005 were approximately $1.7 million, $1.4 million and $2.6 million, respectively. The vast majority of these expenditures related to underground fiber cable and related distribution equipment necessary to decode and send electric signals to household TV sets.

Future capital expenditures will be required for continued network maintenance and upgrades inherent in any cable TV operation as well as for the deployment of digital cable TV. Binzhou Broadcasting expects to convert 120,000 households to digital cable TV over the next twelve or so months. The estimated capital required to convert these household to digital cable TV is approximately $5.4 million. In connection with the formation of the joint venture, Binzhou Broadcasting, approximately $5.9 million in cash will be retained for working capital and capital expenditure purposes. Binzhou Broadcasting’s management believes that current operational cash flow and its available cash balances will be sufficient to fund the deployment of digital cable TV over the next twelve or so months. Beyond the next twelve months, China Cablecom and Binzhou Broadcasting believe that incremental cash flow generated from increased monthly subscription fees charged to digital cable TV subscribers will be a significant contributing factor to it continuing the network-wide deployment of digital cable TV. For example, based on Binzhou Broadcasting estimates, incremental cash flow from the deployment of the initial 120,000 households will support the deployment of digital cable TV to an incremental 60,000 households in the second year. Furthermore, by the third year of deployment, the incremental cash flow generated from a total of 180,000 digital cable TV households will be sufficient to support digital cable TV deployment to an incremental 100,000 households. Additionally, available cash balances will be available to support the continued deployment of digital cable TV.

Although China Cablecom cannot provide any assurance, assuming successful implementation of its digital cable strategy, including future revenues generated from higher priced value-added services and the realization of anticipated cash flows, management of China Cablecom believes that cash flows from operations and the balance of unrestricted cash after the merger with Jaguar will be sufficient to satisfy its budgeted capital expenditures, working capital and debt service obligations for the next five years, at a minimum.

Anticipated partnership program.    In the future, China Cablecom may partner with additional cable operating networks utilizing the cash obtained from Jaguar’s trust fund and other sources if available on acceptable terms. As noted above, China Cablecom has begun researching other municipal regions within Shandong, which it believes may have attractive partnership targets.

The consideration paid by the Company for acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Quantitative and Qualitative Disclosures about Market Risk

Substantially all China Cablecom’s revenues and expenses are denominated in Renminbi, but a substantial portion of its cash is kept in U.S. dollars. Although China Cablecom believes that, in general, its exposure to foreign exchange risks should be limited, its cash flows and revenues will be affected by the foreign exchange rate between U.S. dollars and Renminbi. It is possible that the Chinese government may elect to loosen further its current controls over the extent to which the Renminbi is allowed to fluctuate in value in relation to foreign currencies. China Cablecom’s business and the price of its ordinary shares could be negatively affected by a revaluation of the Renminbi against the U.S. dollar or by other fluctuations in prevailing Renminbi-U.S. dollar exchange rates. For example, to the extent that China Cablecom need to convert funds expected to be released from the Jaguar trust account or from its debt and equity bridge financing from U.S. dollars into Renminbi for its operational or acquisition needs and should the Renminbi appreciate against the U.S. dollar at that time, its cash flows would be reduced which could materially adversely affect China Cablecom’s business. Conversely, if China Cablecom decides to convert its Renminbi balances into U.S. dollars for the purpose of declaring dividends on its ordinary shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of China Cablecom’s earnings from its subsidiaries, including its VIE affiliates, in China would be reduced.

The following table sets forth the average buying rate for Renminbi expressed as per one U.S. dollar for the years 2003, 2004, 2005, 2006 and 2007.

Year	Renminbi Average (1)
2003	8.2771
2004	8.2768
2005	8.1826
2006	7.9579
2007	7.6172

(1)	Determined by averaging the rates on the last business day of each month during the relevant period.

The following table sets forth the high and low exchange rates for Renminbi expressed as per one U.S. dollar for the periods indicated.

	Renminbi Average
Month Ended	High	Low
July 31, 2007	7.558	7.556
August 31, 2007	7.541	7.533
September 30, 2007	7.504	7.496
October 31, 2007	7.465	7.452
November 30, 2007	7.373	7.371
December 31, 2007	7.294	7.294

The value of our investment will be affected by the foreign exchange rate between U.S. dollars and Renminbi.  From 1994 to July 21, 2005, the conversion of Renminbi into foreign currencies, including U.S. dollars, was based on exchange rates published by the People’s Bank of China, which was set daily based on the previous day’s interbank foreign exchange market rates in China and current exchange rates on the world financial markets. During that period, the official exchange rate for the conversion of Renminbi to U.S. dollars was generally stable. However, on July 21, 2005, as a result of the Renminbi being re-pegged to a basket of currencies, the Renminbi was revalued and appreciated against the U.S. dollar.  There can be no assurance that such exchange rate will continue to remain stable in the future.  Our investment could be negatively affected by a revaluation of the

Renminbi against the U.S. dollar or by other fluctuations in prevailing Renminbi-U.S. dollar exchange rates. For example, to the extent that China Cablecom needs to convert U.S. dollars into Renminbi for its investment and should the Renminbi appreciate against the U.S. dollar at that time, its financial position and the costs of finance may be adversely affected.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. China Cablecom is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measures’’. This Statement defines fair value, establishes a framework for measuring fair value in GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. China Cablecom is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In July 2006, the FASB issued Interpretation (‘‘FIN’’) No. 48, ‘‘Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109’’. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. Effective January 1, 2007, China Cablecom adopted FIN No. 48 which did not have a material effect on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), ‘‘Business Combinations’’ (‘‘FAS 141R’’). FAS 141R replaces Statement of Financial Accounting Standards No. 141, ‘‘Business Combinations’’ (‘‘FAS 141’’), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, ‘‘Noncontrolling Interests in Consolidated Financial Statements’’ (‘‘FAS 160’’). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

INFORMATION ABOUT JAGUAR

Jaguar’s History and Business Plans

Jaguar Acquisition Corporation is a Delaware corporation that was incorporated on June 2, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. To date, Jaguar’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Jaguar does not currently have any operations.

The Initial Public Offering and Trust Account.    The funds held in the trust account are not to be released until the earlier of the consummation of a business combination or liquidation of Jaguar, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against Jaguar as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by Jaguar). The trust account contained approximately $26,618,453 as of December 31, 2007. If the acquisition is consummated, the trust account, reduced by amounts paid to stockholders of Jaguar who do not approve the acquisition and elect to redeem their shares of common stock into their pro rata shares of net funds in it, will be released to Jaguar.

As the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of China Cablecom Holdings will be amended prior to the Special Meeting to include protective provisions substantially identical to those contained in Jaguar’s Certificate of Incorporation at the time of its IPO, the fact that China Cablecom Holding’s charter will be the charter of the corporation surviving the Redomestication Merger does not conflict with the anti-amendment provisions of Jaguar’s current Certificate of Incorporation or the disclosure contained in Jaguar’s IPO prospectus.

Fair Market Value of Target Business.    Pursuant to Jaguar’s Certificate of Incorporation, the initial target business that Jaguar acquires or merges with must have a fair market value equal to at least 80% of Jaguar’s net assets at the time of such acquisition/merger, determined by Jaguar’s Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Jaguar is not required to obtain an opinion from an investment banking firm as to fair market value if its Board of Directors independently determines that the target business has sufficient fair market value.

Limited Ability to Evaluate The Target Business’ Management.    Although Jaguar closely examined the management of China Cablecom, Jaguar cannot assure you that its assessment of China Cablecom’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Essentially, all of China Cablecom’s current management will remain with the combined company, and will for the most part run its day-to-day operations. Jaguar’s current Board of Directors will remain directors of Jaguar subsequent to the Redomestication Merger and the Business Combination.

Stockholder Approval of Business Combination.    Provided that a quorum exists, Jaguar will proceed with the Business Combination only if a majority of the shares of common stock sold in Jaguar’s IPO are voted at the special meeting are voted in favor of the Business Combination and holders of shares sold in Jaguar’s IPO, representing no more than 20% of the shares sold in the initial public offering and the private placement, exercise their redemption rights. The holders of Jaguar common stock issued prior to its IPO have agreed to vote 1,116,667 of their shares in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting regarding the Business Combination. The 1,116,667 shares that Jaguar’s initial stockholders will vote in accordance with the holders of a majority of the public shares voting in person or by proxy at the meeting represent 19.53% of Jaguar’s outstanding shares of common stock. If holders of 920,000 shares of Jaguar’s common stock purchased in Jaguar’s IPO (which number represents 20% or more of the shares of Jaguar common stock issued in Jaguar’s IPO and private placement) vote against the Business Combination and exercise their right to redeem their shares for cash, the merger will not be consummated.

If the Business Combination is Not Consummated.    If Jaguar does not consummate the business combination with China Cablecom, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Certificate of Incorporation. To avoid being required to liquidate, as provided in its charter, Jaguar entered a letter of intent relating to a business combination on October 18, 2006, as a result Jaguar is allowed an additional six months to complete a business combination to avoid liquidation. Under its charter as currently in effect, if Jaguar does not acquire at least majority control of a target business by April 13, 2008, Jaguar will dissolve and distribute to its public stockholders the amount in the trust account plus any remaining net assets. Following dissolution, Jaguar would no longer exist as a corporation.

Redemption rights.    Each holder of public shares who votes against the merger has the right to have his or her public shares redeemed for cash, if the merger is approved and completed.

The actual per-share redemption price will be equal to the amount in the trust account, inclusive of any interest, as of two business days prior to the consummation of the merger, less taxes payable, divided by the number of shares issued in Jaguar’s initial public offering and the private placement, which, as of February 29, 2008 would be approximately $5.80 per share.

An eligible stockholder may request redemption at the time the vote is taken with respect to the merger, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for redemption, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect redemption will be distributed promptly after consummation of the merger. Any stockholder who redeems stock into a portion of the trust account still has the right to exercise any warrants to purchase Jaguar common stock that he or she owns. Jaguar will not complete the merger if holders of 920,000 or more of shares of Jaguar’s common stock purchased in Jaguar’s initial public offering (which number represents 20% or more of the shares of Jaguar common stock issued in Jaguar’s initial public offering and private placement) vote against the merger and exercise their redemption rights.

Competition.    If the merger is completed, Jaguar will become subject to competition from competitors of China Cablecom. For more information of the competition China Cablecom faces, please see the section entitled, ‘‘Information About China Cablecom – Competition’’ elsewhere in this document.

Future Plans.    Jaguar’s vision is to become a leading company in the cable TV industry in China. Currently, management anticipates that Jaguar’s focus will be in the following sectors: cable television operations.

Facilities.    Jaguar maintains executive offices at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, PA 19428. The base rental cost for this space is approximately $3,500 per month. Jaguar considers its current office space adequate for current operations.

Employees

Jaguar has two officers. They are not obligated to contribute any specific number of hours per week on Jaguar’s affairs, and they devote only as much time as they deem necessary to Jaguar’s affairs. Jaguar has no other employees.

Periodic Reporting and Audited Financial Statements

Jaguar has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Jaguar’s annual report contains financial statements audited and reported on by Jaguar’s independent accountants.

Legal Proceedings

Jaguar is not currently a party to any pending material legal proceedings.

JAGUAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company’s Consolidated Financial Statements and footnotes thereto contained in this report.

Forward Looking Statements

The statements discussed in this Report include forward looking statements that involve risks and uncertainties detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Plan of Operations

Jaguar was formed on June 2, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Until consummation of our initial public offering in April 2006, all of Jaguar’s activity related to its formation and IPO. Since then, Jaguar has been searching for a prospective target business to acquire. Jaguar intends to utilize cash derived from the proceeds of its IPO, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

Results of Operations for the three and nine months ended December 31, 2007 compared to the three and nine months ended December 31, 2006

Net income for the three months ended December 31, 2007 of $88,697 consisted of $223,641 of interest income reduced by $11,250 for a monthly administrative services agreement, $27,332 for insurance, $39,428 for professional fees, $18,696 for state income and franchise taxes, $13,458 of interest expense and $24,780 for other expenses.

Net income for the three months ended December 31, 2006 of $172,759 consisted of $232,693 of interest income reduced by $11,250 for a monthly administrative services agreement, $22,398 for insurance, $13,516 for professional fees, $10,000 for income taxes and $2,770 for other expenses.

Net income for the nine months ended December 31, 2007 of $370,054 consisted of $699,199 of interest income reduced by $33,750 for a monthly administrative services agreement, $72,010 for insurance, $108,445 for professional fees, $54,459 for income and franchise taxes, $13,458 of interest expense and $47,023 for other expenses.

Net income for the nine months ended December 31, 2006 of $465,740 consisted of $672,199 of interest income reduced by $33,750 for a monthly administrative services agreement, $62,596 for insurance, $48,120 for professional fees, $33,000 for income taxes and $28,993 for other expenses.

Net income for the period June 2, 2005 (inception) to December 31, 2007 of $952,359 consisted of $1,593,316 in interest income reduced by $78,750 for a monthly administrative services agreement, $157,004 for insurance, $182,766 for professional fees, $122,308 for income and franchise taxes, $13,458 of interest expense and $86,671 in other expenses.

Results of Operations for the fiscal year ended March 31, 2007 compared to the fiscal year ended March 31, 2006

Net income for the year ended March 31, 2007 of $583,505 consisted of $894,117 of interest income reduced by a loss of $2,285 on the disposition of Treasury bills, $45,000 for a monthly administrative services agreement, $84,994 for insurance, $74,321 for professional fees, $67,850 for income taxes and $36,162 for other expenses.

Net income for the period from June 2, 2005 (inception) to March 31, 2007 of $582,305 consisted of $894,117 of interest income reduced by a loss of $2,285 on the disposition of Treasury bills, $45,000 for a monthly administrative services agreement, $84,994 for insurance, $74,321 for professional fees, $67,850 for income taxes and $37,362 for other expenses.

For the period from June 2, 2005 (inception) to March 31, 2006, Jaguar had a net loss of $1,200 due to initial organizational costs.

During the year ended March 31, 2007, Jaguar incurred $202,774 with respect to a prospective acquisition. These costs have been capitalized.

Jaguar consummated its IPO on April 13, 2006. On April 18, 2006, Jaguar consummated the closing of an additional 600,000 units that were subject to the underwriters’ over-allotment option. Gross proceeds from Jaguar’s IPO were $28,300,002 (including units sold privately). Jaguar paid a total of $1,932,000 in underwriting discounts and commissions, and approximately $730,000 was paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Jaguar from the offering were approximately $712,293, of which $24,398,000 was deposited into the trust account (or $5.30 per share sold in the offering). In addition, all of the proceeds from the private sale of the units were deposited into the trust fund, for a total of $25,098,002 held in trust. The remaining proceeds are available to be used by Jaguar to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Jaguar will use substantially all of the net proceeds of its IPO to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that Jaguar’s capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. Jaguar believes it will have sufficient available funds outside of the trust fund to operate through April 13, 2008, assuming that a business combination is not consummated during that time. Jaguar does not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, Jaguar may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to it. Jaguar would only consummate such a financing simultaneously with the consummation of a business combination.

Commencing on April 5, 2006 and ending upon the acquisition of a target business, Jaguar began incurring a fee from Katalyst, LLC., an affiliate of our executive officers of $3,750 per month for providing us with office space and certain general and administrative services.

In June 2005, Jaguar’s stockholders, prior to its IPO, advanced $75,000 for payment on behalf of offering expenses. This amount was repaid following its IPO from the net proceeds of the offering.

Subsequent to the signing of the Letter of Intent to effect a business combination with China Cablecom Ltd., Jaguar expended a substantial amount of available cash outside the trust to conduct due diligence and for other legal and professional services associated with designing, structuring and effecting the business combination. As a result, it raised additional funds provided through a $65,000 loan from its original shareholders and a non-recourse loan of $475,000 from China Cablecom in order to obtain further working capital necessary to complete the business combination. As a result of this further fund raising, Jaguar believes it will have sufficient available funds outside of the trust fund to operate through April 13, 2008, assuming that a business combination is not consummated during that time. Jaguar does not believe it will need to raise additional funds following this offering in order to meet the expenditures required for operating its business. However, Jaguar may need to raise additional funds through a further private offering of debt or equity securities if such funds are required to consummate a business combination. Jaguar would only consummate such a financing simultaneously with the consummation of a business combination.

As a result of initial comments by the SEC, on December 27, 2007, Jaguar filed a revised preliminary proxy statement on Schedule 14A. Subsequent to the end of the reporting period, as a result of additional comments by the SEC, Jaguar entered into a Unit Purchase Option Clarification Agreement and a Warrant Clarification Agreement regarding its outstanding warrants and filed further revised preliminary proxy statements on Schedule 14A on January 23, 2008, February 14, 2008 and February 29, 2008.

In addition, in connection with a potential dispute among investors in China Broadband, Inc., another company formed by the principal stockholder of China Cablecom, on January 11, 2008, Jaguar entered into a settlement agreement relating to such matters.

Notwithstanding the terms of the agreement with China Broadband, Ltd., Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to China Cablecom Holdings rather than China Broadband, notwithstanding the express terms of the revised employment agreement and provisions of the settlement agreement. Mr. Ng’s revised employment agreement with China Broadband contains an express provision permitting Mr. Ng to resign from China Broadband in the event an acquisition arises that involves the business of China Cablecom, which is how Mr. Ng currently intends to handle opportunities in the future that could create a situation similar to that which led to the settlement agreement.

Off-Balance Sheet Arrangements

Jaguar does not have any off-balance sheet arrangements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, gives effect to: (1) the merger of China Cablecom and Jaguar and (2) the acquisition of Binzhou Broadcasting by China Cablecom as if they occurred on January 1, 2007. The following unaudited pro forma condensed combined balance sheets as of December 31, 2007 give effect to the transactions above as if they occurred on December 31, 2007.

Merger of China Cablecom and Jaguar

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom will have effective control of the Board of Directors of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement (representing effective voting control over 22% of China Cablecom’s outstanding shares upon the consummation of the Business Combination, assuming full participation in the Redomestication Merger and no exercise of redemption or appraisal rights), and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock intend to enter into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in significant influence in the election of directions at future shareholder meetings, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. As a group, the former Jaguar shareholders will retain the largest voting interest in the combined entity after the consummation of the Business Combination. However, if the Performance Shares are earned by Mr. Clive Ng, then the former shareholders of China Cablecom would retain the largest voting interest in the combined entity after the consummation of the Business Combination. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom will be carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

Acquisition of Binzhou Broadcasting by China Cablecom

In September 2007, China Cablecom entered into a series of asset purchase and services agreements with Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), a company organized by SOEs to serve as a holding company of local operating cable TV businesses in Binzhou, Shandong Province. The audited financial statements of Binzhou SOE are included elsewhere in this proxy statement/prospectus under the name Binzhou Guangdian Network Co., Ltd.

China Cablecom, through affiliated PRC companies, entered into a joint venture agreement with Binzhou SOE to purchase a 49% equity interest and 60% economic benefit for $26.3 million in a newly created entity, Binzhou Broadcasting. Binzhou SOE contributed certain assets and businesses for a 51% equity interest in Binzhou Broadcasting.

Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through affiliated companies wholly owned by PRC citizens in order to comply with current PRC laws limiting foreign ownership in the cable industry. China Cablecom will consolidate the PRC affiliated companies, Binzhou Broadcasting and Binzhou SOE pursuant to FIN46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. China Cablecom will be considered the primary beneficiary of the joint venture and Binzhou SOE as it absorbs a majority of the risks and rewards.

Pursuant to the asset transfer agreement, Binzhou SOE agreed to transfer tangible and intangible assets worth approximately $39.1 million to Binzhou Broadcasting in installments. The following unaudited pro forma condensed combined financial information reflect the transfer of 100% of the assets to Binzhou Broadcasting as if they occurred as of the beginning of the period for the statements of operations and as of December 31, 2007 for the balance sheet.

The acquisition of the cable TV assets will be recorded at fair value using the purchase method of accounting. The allocation of the excess of fair value over the historical carrying value of the assets contributed by Binzhou SOE is based on a final valuation. As a result of the application of initial formation of the joint venture the stockholders’ equity section of the balance sheet of Binzhou SOE was eliminated.

China Cablecom, through affiliated PRC companies, also entered into contractual arrangements to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for an allocation of 11% of the net profits of the joint venture. As a result of its 49% equity interest and these contractual agreements, China Cablecom has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote, and accordingly, consolidates 60% of Binzhou Broadcasting.

You are being provided this information to aid in your analysis of the financial aspects of the merger. This information has been derived from the audited financial statements of China Cablecom, Binzhou Broadcasting, and Jaguar as of and for the year ended December 31, 2007. The pro forma adjustments are based on available information and assumptions that are believed to be are reasonable. The unaudited pro forma condensed financial information does not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. China Cablecom, Binzhou Broadcasting, and Jaguar do not assume any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the China Cablecom, Binzhou Broadcasting, and Jaguar audited financial statements and related notes included elsewhere in this proxy statement.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition of China Cablecom by Jaguar’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•	Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Jaguar’s outstanding common stock exercise their redemption rights.

Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming No Redemption of Shares
At December 31, 2007
(in thousands)

	China Cablecom	Adjustments			Pro Forma China Cablecom	Jaguar	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$12,639	$			$12,639	$137	$16,693	(2)	$29,469
Cash and cash equivalents held in Trust Fund	—					26,689	(26,689	)(3)	—
Assets to be used by noncontrolling interest	1,884		(1,884	) (1)	—		—		—
Other assets	1,671				1,671	7	(238	)(4)	1,440
Total current assets	16,194		(1,884)		14,310	26,833	(10,234)		30,909
Net property, plant and equipment	20,722				20,722				20,722
Intangible assets	18,363				18,363				18,363
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	10,577		(10,577	) (1)	—				—
Other assets	3,640				3,640	789	(789	)(5)	3,403
							(237	)(4)
Total assets	$69,496		$(12,461)		$57,035	$27,622	$(11,260)		$73,397
Liabilities and stockholders’ equity
Total current liabilities, excluding current portion of long-term debt	$3,949				$3,949	$1,019	(475	)(4)	$4,493
Long-term debt (net of debt discount), including current portion	17,096				17,096		(9,996	)(6)	7,100
Liabilities to be settled by noncontrolling interest	12,461		(12,461	)(1)	—	—			—
Note payable – noncontrolling interest, including current portion	34,266				34,266				34,266
Noncontrolling interest	22				22				22
Common stock, subject to possible conversion	—				—	5,330	(5,330	)(7)	—
Preferred stock	3,576				3,576		(3,576	)(8)	—
Common stock	1				1	1			2
Additional paid-in capital	46				46	20,320	5,330	(7)	29,435
							3,576	(8)
							952	(9)
							(789	)(5)
Retained earnings accumulated during development stage	—				—	952	(952	)(9)	—
Retained earnings (deficit)	(2,275)				(2,275)				(2,275)
Accumulated other comprehensive income	354				354				354
Stockholders’ equity	1,702		—		1,702	21,273	4,541		27,516
Total liabilities and stockholders’ equity	$69,496		$(12,461)		$57,035	$27,622	$(11,260)		$73,397

Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming Redemption of 19.99% of Shares
At December 31, 2007
(in thousands)

	China Cablecom	Adjustments			Pro Forma China Cablecom	Jaguar	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$12,639	$			$12,639	$137	$11,363	(2)	$24,139
Cash and cash equivalents held in Trust Fund	—					26,689	(26,689	) (3)	—
Assets to be used by noncontrolling interest	1,884		(1,884	) (1)	—				—
Other assets	1,671				1,671	7	(238	) (4)	1,440
Total current assets	16,194		(1,884)		14,310	26,833	(15,564)		25,579
Net property, plant and equipment	20,722				20,722				20,722
Intangible assets	18,363				18,363				18,363
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	10,577		(10,577	) (1)	—	—			—
Other assets	3,640				3,640	789	(789	) (5)	3,403
							(237	) (4)
Total assets	$69,496		$(12,461)		$57,035	$27,622	$(16,590)		$68,067
Liabilities and stockholders’ equity
Total current liabilities, excluding current portion of long-term debt	$3,949				$3,949	$1,019	(475	) (4)	$4,493
Long-term debt (net of debt discount), including current portion	17,096				17,096		(9,996	) (6)	7,100
Liabilities to be settled by noncontrolling interest	12,461		(12,461	) (1)	—	—			—
Note payable – noncontrolling interest, including current portion	34,266				34,266				34,266
Noncontrolling interest	22				22				22
Common stock, subject to possible conversion	—				—	5,330	(5,330	) (7)	—
Preferred stock	3,576				3,576		(3,576	) (8)	—
Common stock	1				1	1			2
Additional paid-in capital	46				46	20,320	3,576	(8)	24,105
							952	(9)
							(789	) (5)
Retained earnings accumulated during development stage	—				—	952	(952	) (9)	—
Retained earnings (deficit)	(2,275)				(2,275)				(2,275)
Accumulated other comprehensive income	354				354				354
Stockholders’ equity	1,702		—		1,702	21,273	(789)		22,186
Total liabilities and stockholders’ equity	$69,496		$(12,461)		$57,035	$27,622	$(16,590)		$68,067

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming no redemption of shares

(1)	(1,884) (12,461) (10,577)	In accordance with FIN 46-R, China Cablecom’s consolidated balance sheet at December 31, 2007 includes the assets and liabilities of the five operating entities comprising Binzhou SOE. However, pursuant to the framework agreement, only certain assets and no liabilities are to be transferred to Binzhou Broadcasting. The assets and liabilities that will not be transferred to Binzhou Broadcasting are reported in the historical financial statements of China Cablecom under the captions ‘‘assets held for disposition by transfer’’ and ‘‘liabilities held for disposition by transfer.’’ The following table summarizes the individual assets held for disposition by transfer and liabilities held for disposition by transfer reported on China Cablecom’s balance sheet as of December 31, 2007. The pro forma adjustment assumes the installment transfer of the assets is completed and the assets of five operating entities comprising Binzhou SOE will no longer be consolidated and, accordingly, eliminates the following assets and liabilities:

Cash and cash equivalents	$540
Restricted cash	684
Accounts receivable	24
Prepaid expenses and other receivables	636
Total assets to be used by noncontrolling interest	$1,884
Accounts payable	$1,820
Dividend payable	74
Due to related parties	6,856
Other current liabilities	1,934
Notes payable-bank	1,777
Total liabilities to be settled by noncontrolling interest	$12,461
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	$10,577

(2)	26,689	Conversion of securities held in Trust Fund into unrestricted cash
	(9,996)	Repayment of one-half of bridge financing
	16,693	Total adjustments to cash
(3)	(26,689)	Conversion of securities held in Trust Fund into unrestricted cash
(4)	(238)	Elimination of current portion of promissory note between Jaguar and China Cablecom
	(237)	Elimination of long-term portion of promissory note between Jaguar and China Cablecom
	(475)	Elimination of promissory note between Jaguar and China Cablecom
(5)	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
(6)	(9,996)	Repayment of one-half of bridge financing
(7)	(5,330)	Reclassification of common stock subject to possible conversion to paid-in capital
	5,330	Reclassification of common stock subject to possible conversion to paid-in capital
(8)	(3,576)	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
	3,576	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
(9)	(952)	Transfer from earnings accumulated during development stage
	952	Additional paid-in capital

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets
Assuming redemption of 19.99% of shares

(1)	(1,884) (12,461) (10,577)	In accordance with FIN 46-R, China Cablecom’s consolidated balance sheet at December 31, 2007 includes the assets and liabilities of the five operating entities comprising Binzhou SOE. However, pursuant to the framework agreement, only certain assets and no liabilities are to be transferred to Binzhou Broadcasting. The assets and liabilities that will not be transferred to Binzhou Broadcasting are reported in the historical financial statements of China Cablecom under the captions ‘‘assets held for disposition by transfer’’ and ‘‘liabilities held for disposition by transfer.’’ The following table summarizes the individual assets held for disposition by transfer and liabilities held for disposition by transfer reported on China Cablecom’s balance sheet as of December 31, 2007. The pro forma adjustment assumes the installment transfer of the assets is completed and the assets of five operating entities comprising Binzhou SOE will no longer be consolidated and, accordingly, eliminates the following assets and liabilities:

Cash and cash equivalents	$540
Restricted cash	684
Accounts receivable	24
Prepaid expenses and other receivables	636
Total assets to be used by noncontrolling interest	$1,884
Accounts payable	$1,820
Dividend payable	74
Due to related parties	6,856
Other current liabilities	1,934
Notes payable-bank	1,777
Total liabilities to be settled by noncontrolling interest	$12,461
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	$10,577

(2)	26,689	Conversion of securities held in Trust Fund into unrestricted cash
	(5,330)	Reduction of dissenting shares
	(9,996)	Repayment of one-half of bridge financing
	11,363	Total adjustments to cash
(3)	(26,689)	Conversion of securities held in Trust Fund into unrestricted cash
(4)	(238)	Elimination of current portion of promissory note between Jaguar and China Cablecom
	(237)	Elimination of long-term portion of promissory note between Jaguar and China Cablecom
	(475)	Elimination of promissory note between Jaguar and China Cablecom
(5)	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
(6)	(9,996)	Repayment of one-half of bridge financing
(7)	(5,330)	Reduction of dissenting shares
(8)	(3,576)	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
	3,576	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
(9)	(952)	Transfer from earnings accumulated during development stage
	952	Additional paid-in capital

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming No Redemption of Shares
Year Ended December 31, 2007
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (b)	Adjustments			Pro Forma China Cablecom	Jaguar (c)	Adjustments			Pro Forma
Revenues	$1,995	$5,020	$			$7,015	$—	$			$7,015
Cost of revenues	1,017	2,680				3,697					3,697
Gross profit	978	2,340				3,318	—				3,318
Selling, general and administrative expense	1,660	1,807		1,088	(1)	4,555	261				4,816
Income (loss) from operations	(682)	533		(1,088)		(1,237)	(261)				(1,498)
Interest (expense) income, net	(1,408)	(717)		(4,554	)(2)	(6,679)	686		(699	) (5)	(6,692)
Other (expense) income, net	(4)	406				402	—				402
Income (loss) before income taxes and noncontrolling interest	(2,094)	222		(5,642)		(7,514)	425		(699)		(7,788)
Provision (benefit) for income taxes	40	198		(705	) (3)	(467)	54				(413)
Income (loss) before noncontrolling interest	(2,134)	24		(4,937)		(7,047)	371		(699)		(7,375)
Noncontrolling interest	(21)			971	(4)	950	—				950
Net income (loss)	$(2,155)	$24		$(3,966)		$(6,097)	$371		$(699)		(6,425)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—		—		—	(140)		140	(6)	—
Net income (loss) attributable to common stockholders	$(2,155)	$24		$(3,966)		$(6,097)	$231		$(559)		$(6,425)
Pro forma weighted average number of common shares outstanding – basic and diluted							4,797		2,067	(7)	6,864
Pro forma net income (loss) per share – basic and diluted							$0.05				$(0.94)

(a)	The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007.
(b)	For the nine months ended September 30, 2007.
(c)	For the nine months ended December 31, 2007.

Unaudited Pro Forma Condensed Combined Statement of Operations
Assuming Redemption of 19.99% of Shares
Year Ended December 31, 2007
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (b)	Adjustments			Pro Forma China Cablecom	Jaguar (c)	Adjustments			Pro Forma
Revenues	$1,995	$5,020	$			$7,015	$—	$			$7,015
Cost of revenues	1,017	2,680				3,697					3,697
Gross profit	978	2,340				3,318	—				3,318
Selling, general and administrative expense	1,660	1,807		(1,088	) (1)	4,555	261				4,816
Income (loss) from operations	(682)	533		(1,088)		(1,237)	(261)				(1,498)
Interest (expense) income, net	(1,408)	(717)		(4,554	) (2)	(6,679)	686		(699	) (5)	(6,692)
Other (expense) income, net	(4)	406				402	—				402
Income (loss) before income taxes and noncontrolling interest	(2,094)	222		(5,642)		(7,514)	425		(699)		(7,788)
Provision (benefit) for income taxes	40	198		(705	) (3)	(467)	54				(413)
Income (loss) before noncontrolling interest	(2,134)	24		(4,937)		(7,047)	371		(699)		(7,375)
Noncontrolling interest	(21)			971	(4)	950	—				950
Net income (loss)	$(2,155)	$24		$(3,966)		$(6,097)	$371		$(699)		$(6,425)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—		—		—	(140)		140	(6)	—
Net income (loss) attributable to common stockholders	$(2,155)	$24		$(3,966)		$(6,097)	$231		$(559)		$(6,425)
Pro forma weighted average number of common shares outstanding – basic and diluted							4,797		1,147	(7)	5,944
Pro forma net income (loss) per share – basic and diluted							$0.05				$(1.08)

(a)	The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007.
(b)	For the nine months ended September 30, 2007.
(c)	For the nine months ended December 31, 2007.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007

Assuming no redemption of shares

(1)	$1,088	Nine months of amortization of intangible assets on a straight-line basis over 20 years for cable operating license ($7.5 million) and 10 years for subscriber base ($11.2 million); the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
(2)	(1,706)	Nine months of amortization of debt discount ($3,567) over estimated life of promissory notes of 18 months; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
	(1,714)	Interest expense on loans issued by Binzhou SOE at 5%
	(435)	The historical financial statements of China Cablecom for the year ended December 31, 2007 reflect actual interest accrued at 10% of approximately $564,000 on $20.0 million of promissory notes. However, the pro forma financial information assumes that one-half of the promissory notes or $10.0 million is repaid at the closing of the Business Combination. Consequently, for purposes of the pro forma financial information interest expense has been calculated on $10.0 million in promissory notes at 10% less the $564,000 reflected in the historical financial statements.
	(699)	Nine months of amortization of deferred offering costs ($1,463) over estimated life of promissory notes of 18 months, which are included in other non-current assets; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
	(4,554)	Total adjustments to interest (expense) income
(3)	(705)	Income tax effect of pro forma adjustments at 12.5%
(4)	971	Minority interest related to Binzhou SOE’s ownership calculated as follows:
		Binzhou net income	$24
		Pro forma adjustments:
		Interest expense on note payable – noncontrolling interest	(1,714)
		Amortization	(1,088)
		Income tax effect at 12.5%	350
		Binzhou net income after pro forma adjustments	(2,428)
		Noncontrolling interest at 40%	$971
(5)	(699)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(6)	140	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(7)	2,067	Additional shares of common stock issued to acquire China Cablecom

Assuming redemption of 19.99% of shares
(1)	$1,088	Nine months of amortization of intangible assets on a straight-line basis over 20 years for cable operating license ($7.5 million) and 10 years for subscriber base ($11.2 million); the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
(2)	(1,706)	Nine months of amortization of debt discount ($3,567) over estimated life of promissory notes of 18 months; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
	(1,714)	Interest expense on loans issued by Binzhou SOE at 5%
	(435)	The historical financial statements of China Cablecom for the year ended December 31, 2007 reflect actual interest accrued at 10% of approximately $564,000 on $20.0 million of promissory notes. However, the pro forma financial information assumes that one-half of the promissory notes or $10.0 million is repaid at the closing of the Business Combination. Consequently, for purposes of the pro forma financial information interest expense has been calculated on $10.0 million in promissory notes at 10% less the $564,000 reflected in the historical financial statements.
	(699)	Nine months of amortization of deferred offering costs ($1,463) over estimated life of promissory notes of 18 months, which are included in other non-current assets; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007
	(4,554)	Total adjustments to interest (expense) income
(3)	(705)	Income tax effect of pro forma adjustments at 12.5%
(4)	971	Minority interest related to Binzhou SOE’s ownership calculated as follows:
		Binzhou net income	$24
		Pro forma adjustments:
		Interest expense on note payable – noncontrolling interest	(1,714)
		Amortization	(1,088)
		Income tax effect at 12.5%	350
		Binzhou net income after pro forma adjustments	(2,428)
		Noncontrolling interest at 40%	$971
(5)	(699)	As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities
(6)	140	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(7)	1,147	Shares of common stock issued to acquire China Cablecom (2,067), net of dissenting shares (920)

DIRECTORS AND MANAGEMENT

Directors, Management and Key Employees Following the Redomestication Merger and the Business Combination

Upon consummation of the Redomestication Merger and the Business Combination, the board of directors and executive officers of China Cablecom Holdings shall be as follows:

Name	Age	Position
Clive Ng	45	Executive Chairman
Pu Yue	35	Chief Executive Officer
Colin Sung	43	President and Chief Financial Officer(1)
Jonathan Kalman	46	Director
Kerry Propper	32	Director
Simon Bax	48	Director
Shan Li	44	Director
Alejandro Zubillaga	38	Director

(1)	On February 4, 2008, Mr. Sung was appointed as the President and Chief Financial Officer of China Cablecom and resigned from China Cablecom’s board of directors.

Clive Ng has served as Executive Chairman of the board of China Cablecom since its inception on October 6, 2006 and as a director, Executive Chairman and President of China Cablecom Holdings since October 2007. From 2000 to 2003, he was the Chief Executive Officer of Pacific Media PMC, a home shopping company, Mr. Ng co-founded TVB Superchannel Europe in 1992, which has grown to become Europe’s leading Chinese language broadcaster. He also owned a 50% stake in HongKong SuperNet, the first Hong Kong based ISP which was then sold to Pacific Internet (NASDAQ:PCNTF). He was Chairman and founder of Asiacontent (NASDAQ:IASIA), one of the first Asian internet companies to list in the United States, that has been a joint venture partner with NBCi, MTVi, C-NET, CBS Sportsline and DoubleClick in Asia. Mr. Ng was also one of the initial investors and founder of E*TRADE Asia, a partnership with E*TRADE Financial Corp (NYSE: ET). He is also a founding shareholder of MTV Japan, with H&Q Asia Pacific and MTV Networks (a division of Viacom Inc). Currently he serves as a Senior Advisor to Warner Music Group Inc. (NYSE: WMG) and as Chairman and a director of China Broadband, Inc., a company that operates a broadband cable internet company based in the city of Jinan in the Shandong region of China pursuant to contractual arrangements similar to those between JZNT and China Cablecom.

Pu Yue has served as general manager and Chief Executive Officer of China Cablecom since its inception in 2006 and Chief Executive Officer of China Cablecom Holdings since October 2007. Mr. Pu also serves as Chief Executive Officer and a director of China Broadband, Inc., a company that operates a broadband cable internet company based in the city of Jinan in the Shandong region of China pursuant to contractual arrangements similar to those between JZNT and China Cablecom. Mr. Pu was an intelligence officer with China’s National Security Service from 1993 to 1995. He then worked as a logistics specialist with the joint venture between Crown Cork & Seal and John Swire & Sons in Beijing. In 1997, he joined Economic Daily, where he spent a two-year journalism career with China Entrepreneur Magazine. From 1999 to 2000, he oversaw the inception of Macau 5-Star Satellite TV, a mainland China satellite TV channel venture in which his family took significant investment. From 2004 to 2006, Mr. Pu was in charge of business development for a TV advertising consolidation venture under HC International. Mr. Pu holds MBA from Jesse H. Jones Graduate School of Management of Rice University, and Bachelor of Law from University of International Relations in Beijing, China.

Colin Sung has been the President and Chief Financial Officer of China Cablecom Holdings since February 2008 where he had been a director since January 2008. From 2004 through January 2008, Mr. Sung served as Chief Financial Officer for Linktone Ltd. (NASDAQ: LTON), one of the leading providers of wireless interactive entertainment services to consumers and a provider of advertising services through new and traditional media channels in China. Prior to joining Linktone, from 2004 to 2005, Mr. Sung served as Corporate Controller of UTi, United States, Inc., a subsidiary of UTi Worldwide Inc. (NASDAQ: UTIW), a global integrated logistics company. From 2001 until 2004, he was Vice President of Finance and Corporate Controller at USF Worldwide, Inc., a subsidiary of USF Corporation (NASDAQ: USFC), a transportation industry leader. Mr. Sung is a Certified Public Accountant and has a Bachelor of Science degree in Accounting from William Paterson University and a Master of Business Administration degree from American InterContinental University.

Jonathan Kalman has served as chairman of the board and chief executive officer of Jaguar since its inception and a director of China Cablecom Holdings since October 2007. Mr. Kalman is managing partner of Jaguar Capital Partners, a private equity investment firm. Mr. Kalman has served as chairman of the board and chief executive officer of Katalyst LLC, a cross-border investment banking and advisory firm, since he founded the firm in September 1999. Mr. Kalman is also the founder of Internet Katalyst Investment Partners, and co-founder of Katalyst Venture Partners, both affiliates of Katalyst. Mr. Kalman has served on the investment committee of Katalyst Venture Partners since December 1999 and sat on the investment committee of Internet Katalyst Investment Partners from June 1999 to December 2000. From January 1999 to September 1999, Mr. Kalman served as chairman of the board and chief executive officer of iVenture Capital Group, an investment advisory firm providing business strategy, capital raising and merger and acquisition services to emerging growth companies and venture capital firms. From June 1995 through May 1998, he was managing director of Naviant Technology Solutions, a consumer profile and e-marketing company acquired by Equifax Inc. in August 2002. Mr. Kalman began his career at IBM in June 1985 and remained with IBM through June 1995. While at IBM, he worked with clients in the payments industry, as well as led an advanced semiconductor technology team. Mr. Kalman received a Bachelor of Science in Applied Physics from Cornell University and an M.B.A. from Northwestern University’s Kellogg School.

Kerry Propper has been a director of China Cablecom Holdings since October 2007 and the chief financial officer, secretary and a member of the board of directors of Chardan North China Acquisition Corporation and has been the chief executive officer, secretary and a member of the board of directors of Chardan South China Acquisition Corp. since their inception in March 2005. Chardan North China Acquisition Corp. and Chardan South China Acquisition Corp. are blank check companies seeking to acquire an operating business north and south, respectively, of the Yangtze River in the People’s Republic of China. Mr. Propper has been the owner and chief executive officer of Chardan Capital Markets LLC, a New York based broker/dealer, since July 2003. He has also been a managing director of SUJG, Inc., an investment company, since April 2005. From its inception in December 2003 until November 2005, Mr. Propper served as the executive vice president and a member of the board of directors of Chardan China Acquisition Corp., an OTC Bulletin Board listed blank check company that was seeking to acquire an operating business in the People’s Republic of China. In November 2005, Chardan China Acquisition Corp. completed its business combination with State Harvest Holdings Ltd. and changed its name to Origin Agritech Ltd. Mr. Propper has continued to serve as a member of the board of directors of Origin Agritech since its merger. Mr. Propper also sits on the board of directors of Source Atlantic Inc., a health care consulting company based in Massachusetts. Mr. Propper was a founder, and from February 1999 to July 2003 owner and managing director of Windsor Capital Advisors, a full service brokerage firm also based in New York. Mr. Propper also founder The Private Capital Group LLC, a small private investment firm specializing in hard money loans and convertible preferred debt and equity offerings for small companies, in May 2000 and was affiliated with it until December 2003. From July 1997 until February 1999, Mr. Propper worked at Aegis Capital Corp., a broker dealer and member firm of NASD. Mr. Propper received his B.A. (with honors) in Economics and International Studies from Colby College and studied at the London School of Economics.

Simon Bax has been a director of China Cablecom Holdings since October 2007. Mr. Bax has extensive financial and operating experience primarily in the media and entertainment industry. From May 2004 to June 2006, he was Chief Financial Officer of Pixar Animation Studios. Between September 2001 and May 2004 he consulted and acted as a principal in two partnerships formed to raise funds to co-finance films with a major studio and acted as Chairman and a shareholder in Smartjog S.A., a technology startup with offices in Paris and Los Angeles. From 1994 to 2001, he served as Chief Financial Officer of Fox Filmed Entertainment and President of Studio Operations for Twentieth Century Fox. He is a member of the board of directors of Panmure Gordon & Co., a leading corporate and institutional stockbroker, which is a public company listed on AIM, and is also a director of several privately-held companies, including MobiTV, a mobile television and radio service provider and Docufide, the leading provider of educational records management services. Mr. Bax is a member of the Academy of Motion Picture Arts and Sciences, and the British Academy of Film and Television Arts. He also serves on several non-profit boards including the ODC/Dance Company, The Berkeley Art Museum and the Caius Foundation.

Shan Li has been a director of China Cablecom Holdings since October 2007. Mr. Li is a founding principal of San Shan Capital Partners, a Hong Kong-based private equity firm focusing on asset-based alternative investments in the Greater China region where he has been employed since November 2005. From April 2001 until October 2005, Dr. Li was the Chief Executive Officer of Bank of China International Holdings (‘‘BOCI’’). Prior to joining BOCI and from 1999, Dr. Li was the managing director and head of China investment banking at Lehman Brothers, from April 1998 to September 1999 he was the Deputy Head of the Investment Bank Preparation Committee at the China Development Bank. From November 1993 to April 1998, Dr. Li was the Executive Director of Investment Banking and Economic Research at Goldman Sachs and from April 1993 until October 1993, he was an Associate of Global Foreign exchange trading at Credit Suisse First Boston. Dr. Li is Vice Chairman of China Overseas-Educated Scholars Development Foundation and a regular commentator and author of various influential local and international mass media and publications on areas concerning China’s economic development policy. He is deputy head of the National Center of Economic Research and a member of the board of alumni at Tsinghua University in Beijing. Mr. Li holds a B.E. in management information systems from Tsinghua University, an M.A. in economics from University of California at Davis and a Ph.D. in economics from Massachusetts Institute of Technology.

Alejandro Zubillaga has been a director of China Cablecom Holdings since October 2007. Mr. Zubillaga is currently Executive Vice President, Digital Strategy and Business Development for Warner Music Group (‘‘WMG’’). Since joining WMG in March 2004, Zubillaga has aggressively developed new product and distribution opportunities for WMG in the mobile space and online music space. Before joining WMG and since 2004, Mr. Zubillaga served as managing director and co-founder of Lexa Partners LLC, a management venture capital group based in New York City. From 1995 until 2004, Mr. Zubillaga was founder and managing partner of E-Quest Partners, a venture capital firm focused on Latin America. Until 1995, Mr. Zubillaga served as founder, Chairman and Chief Executive Officer of NETUNO, a provider of broadband communication services in Venezuela. Mr. Zubillaga graduated from Babson College with a degree in Business Administration.

Director Independence

China Cablecom Holdings’ Board of Directors has determined that Simon Bax, Shan Li and Alejandro Zubillaga are independent under the American Stock Exchange Rules, because they do not currently own a significant percentage of China Cablecom Holdings’ stock, are not currently employed by China Cablecom Holdings, have not been actively involved in the management of China Cablecom Holdings and do not fall into any of the enumerated categories of people who cannot be considered independent under the American Stock Exchange Rules. China Cablecom Holdings does not have an audit committee, nominating committee or compensation committee. Until an audit committee is formed, the entire Board of Directors of China Cablecom Holdings shall perform the functions of an audit committee and until the nominating and compensation committees are formed the independent directors shall perform such functions. China Cablecom Holdings’ Board has determined that Messrs. Kalman, Propper and Ng are not independent directors.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of China Cablecom Holdings, and no former officer of China Cablecom Holdings, during the last completed fiscal year, participated in deliberations of China Cablecom Holdings’ Board of Directors concerning executive officer compensation.

China Cablecom’s management team will remain substantially the same, and Clive Ng, its current Executive Chairman, will remain the Executive Chairman of China Cablecom. Mr. Colin Sung, its current President and Chief Financial Officer, will remain the President and Chief Financial Officer of China Cablecom. Mr. Pu Yue, its current Chief Executive Officer, will remain the Chief Executive Officer of China Cablecom.

Meetings and Committees of the Board of Directors of Jaguar

To date, China Cablecom Holdings’ Board has only taken formal action solely by unanimous consent. Although China Cablecom Holdings does not have any formal policy regarding director attendance at annual stockholder meetings, in the future China Cablecom Holdings will attempt to schedule its annual meetings so that its directors can attend. In addition, China Cablecom Holdings expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee

In anticipation of some day being listed on a national securities exchange, China Cablecom Holdings will establish an audit committee after the business combination. As required by American Stock Exchange listing standards, China Cablecom Holdings’ audit committee will be comprised of at least three independent directors who are also ‘‘financially literate.’’ The listing standards define ‘‘financially literate’’ as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Audit Committee Financial Expert.    The Board will also attempt to select a director of the combined company to qualify as an ‘‘audit committee financial expert’’ within the meaning of all applicable rules.

Jaguar’s Board of Directors.    Jaguar’s Board is currently composed of four individuals and does not have any committees.

Settlement with China Broadband

Following the original filing of this Prospectus/Proxy Statement with the Securities and Exchange Commission, investors in China Broadband informed Mr. Ng that they viewed the planned activities of China Cablecom as violative of Mr. Ng’s employment agreement with China Broadband. China Broadband is another company organized by Mr. Ng to pursue broadband cable opportunities in the PRC. Currently, it operates a broadband cable internet company that is pursuing opportunities in stand-alone, independent broadband services, including electronic program/television program-type publications, and is based in the city of Jinan in the Shandong province of the PRC.

Although Mr. Ng disagreed that the planned activities of China Cablecom violated his employment agreement with China Broadband, in order to avoid the possibility of time consuming and costly litigation, Mr. Ng, Mr. Pu, China Broadband, Jaguar, China Cablecom and certain of China Broadband’s shareholders and consultants entered into a settlement agreement dated as of January 11, 2008, pursuant to which the potential claims were resolved. As a result of this settlement, the parties agreed, among other things, as follows:

•	Each of Mr. Ng and Mr. Pu agreed with a subsidiary of China Broadband to modifications to his employment agreement to reflect the original intent of the parties, and allow them to continue as executives and directors of China Cablecom Holdings. In addition, the amendment to Mr. Ng’s employment agreement provides that (i) until such time as China Broadband hires a new Chief Executive Officer, Mr. Ng would remain an executive of China

Broadband and take commercially reasonable efforts to assure that his activities with China Cablecom and China Cablecom Holdings would not materially interfere with his obligations to China Broadband and (ii) when China Broadband hires a new Chief Executive Officer, Mr. Ng’s work requirements for China Broadband would be appropriately reduced and he would no longer be an executive of China Broadband, although he will remain the non-executive Chairman and a member of the board of directors of China Broadband until the expiration of the employment agreement in July 2009, and (iii) requiring that he assist the Chief Executive Officer, the Board and management of China Broadband in identifying, negotiating with and entering into agreements with potential acquisition candidates that are in the stand-alone, independent broadband business in the People’s Republic of China. A new Chief Executive Officer was appointed by China Broadband. The amendment to Mr. Pu’s employment agreement provides that when China Broadband hires a new Chief Financial Officer and Principal Financial Officer, Mr. Pu’s work requirements for China Broadband shall be appropriately reduced although he will remain Vice Chairman and a member of the board of directors of China Broadband. The settlement agreement contains a provision recognizing that the provision of integrated cable television services in the People’s Republic of China and related activities is the business of China Cablecom and the provision of stand-alone independent broadband services is the business of China Broadband. Mr. Ng’s revised employment agreement contains an express provision permitting Mr. Ng to resign from China Broadband in the event an acquisition arises that involves the business of China Cablecom, which is how Mr. Ng currently intends to handle opportunities in the future that could create a situation similar to that which led to the settlement agreement. (Mr. Pu’s revised employment agreement does not include a similar provision). The resignation of Mr. Ng under his revised employment agreement with China Broadband should not result in a violation of such agreement for actions occurring prior to his resignation provided he complies with the terms of such agreement. However, notwithstanding the terms of the settlement agreement and the amendment to Mr. Ng’s employment agreement with China Broadband, Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to China Cablecom Holdings rather than China Broadband, notwithstanding his current intention to resign in such circumstances.

•	The revised China Broadband employment agreements with Messrs. Ng and Pu expressly allow for them to engage in certain ‘‘permitted activities’’, including serving as an officer, director and/or board committee member or being a securityholder of China Cablecom and China Cablecom Holdings pursuant to an employment agreement or otherwise and all activities undertaken in connection with the business of acting as a joint venture provider of integrated cable television services in the PRC and related activities (not including the provision of stand-alone broadband services).

•	Mr. Ng agreed, subject to the terms of the settlement agreement, to transfer 390,000 of the shares of common stock of China Cablecom Holdings that he will receive in the Business Combination and make certain transfers of shares of China Broadband to or for the benefit of certain securityholders of China Broadband.

•	China Broadband, for itself and on behalf of any person or entity claiming by or through China Broadband, together with the securityholders and consultant who are parties to the settlement agreement, Mr. Ng, Mr. Pu, China Cablecom Holdings and Jaguar all agreed to mutual releases of claims against each other (except that no release was provided by Jaguar or Cablecom Holdings to Mr. Ng or Mr. Pu and that certain investors will be asked to provide releases subsequent to the settlement agreement having been entered into).

Jaguar’s Principal Accountant

The firm of BDO Seidman LLP (‘‘BDO’’) has served as our principal accountant since June 2, 2005. The following is a summary of fees paid or to be paid to BDO for services rendered for the last two fiscal years.

Audit Fees.    The aggregate fees billed or to be billed by BDO Seidman, LLP for professional services rendered since its appointment as Jaguar’s independent registered public accounting firm are $99,885. Such fees relates to (i) the audit of Jaguar’s financial statements as of December 9, 2005 and for the period from June 2, 2005 (inception) through December 9, 2006, appearing in Jaguar’s prospectus and registration statement; and the audit of Jaguar’s financial statements as of April 12, 2006 and for the period from June 2, 2005 (inception) through April 12, 2006 appearing in Jaguar’s Form 8K/A (total $50,875); (ii) the audit of Jaguar’s 10-KSB for the period ended March 31, 2006 ($4,600); (iii) the review of Jaguar’s quarterly financial statements set forth in Jaguar’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2006 (total $28,930); and (iii) the audit of Jaguar’s annual financial statements set forth in Jaguar’s Form 10-KSB for the fiscal year ended March 31, 2007 ($15,480).

Audit-Related Fees.    During the period, Jaguar’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees.    During the period, Jaguar’s principal accountant did not render services for tax compliance, tax advice and tax planning.

All Other Fees.    During the period, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

Audit Committee Approval.    Jaguar does not have an audit committee and as a result our board of directors performs the duties of an audit committee. Jaguar’s board of directors evaluates and approves in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. Jaguar does not rely on pre-approval policies and procedures.

Nominating Committee Information

In anticipation of being listed on a national securities exchange, China Cablecom Holdings will form a nominating committee after the business combination. The nominating committee will be responsible for overseeing the selection of persons to be nominated to replace those individuals selected to initially serve on China Cablecom Holdings’ board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Other than the timing requirements of its by-laws described under ‘‘Description of the Combined Company’s Securities Following the Business Combination,’’ Jaguar does not have any restrictions on stockholder nominations under its amended and restated certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the business combination, Jaguar has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, Jaguar’s board has not proposed any nominees for director. The board is not ‘‘independent.’’ Currently, the board will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to the board, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, Jaguar’s Board believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and director of Jaguar are the same person, he has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to Jaguar’s Board’s attention by virtue of the co-extensive employment.

Director Compensation

China Cablecom Holdings will compensate its Board of Directors based on policies put into place after the Business Combination and Redomestication Merger, but which are expected to include a per diem for each Board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards pursuant to the 2007 Incentive Plan, if the 2007 Incentive Plan is approved by Jaguar’s stockholders. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

Jaguar’s current directors do not currently receive any compensation for their services.

Executive Compensation

China Cablecom Compensation Discussion and Analysis.

China Cablecom’s Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame. Currently, all executives are involved in decisions relating to their compensation. At this time, no executives of China Cablecom receive compensation for their work on behalf of China Cablecom, Binzhou Broadcasting or China Cablecom Holdings and they will not receive any compensation until after the consummation of the Business Combination and Redomestication Merger.

It is contemplated that after the consummation of the Business Combination and Redomestication Merger that China Cablecom Holdings’ Board of Directors will conduct reviews informally, and that compensation will not be typically changed on a regimented time-frame. It is contemplated that the Board of Directors of China Cablecom Holdings will base the salaries it pays its executive officers on the amounts other companies pay their executive officers for similar performance. In general, if an executive performs exceptionally well, the performance and, if applicable, the increase in responsibilities would also merit a salary increase. After consummation of the Business Combination and Redomestication Merger, all executives will continue to be involved in decisions relating to their compensation.

China Cablecom’s Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame.

All executives are involved in decisions relating to their compensation. China Cablecom believes that, for the most part, its executives believe they are fairly compensated.

China Cablecom’s Executive Officers.    The following sets forth summary information concerning the compensation paid by China Cablecom to its chief executive officer and its other four most highly compensated officers during the last three fiscal years.

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each person who served as our chief executive officer or chief financial officer at any time during the fiscal year ended December 31, 2006 and the five other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2006:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation	Total
Pu Yue, Chief Executive Officer and Chief Financial Officer(2)	2005 2006	$0 $0	$0 $0	$0 $0	0 0	$0 $0	$0 $0
Clive Ng, Executive Chairman	2005 2006	$0 $0	$0 $0	$0 $0	0 0	$0 $0	$0 $0

(1)	Other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than the lesser of $25,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2)	Pu Yue was the acting Chief Financial Officer. In February 2008, China Cablecom Holdings employed Mr. Colin Sung as full-time President and Chief Financial Officer.

The following table shows the outstanding equity awards for our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards Market or Number of Unearned Shares, Shares, Units or Other Rights that Have Not Vested	Payout Value of Unearned Shares, Shares, Units or Other Rights that Have Not Vested
Pu Yue, Chief Executive Officer and Chief Financial Officer(1)	—	—
Clive Ng, Executive Chairman and President	—	—

(1)	Pu Yue was the acting Chief Financial Officer. In February 2008, China Cablecom Holdings employed Mr. Colin Sung as full-time President and Chief Financial Officer.

The following table sets forth aggregate information regarding China Cablecom’s equity compensation plans in effect as of December 31, 2006:

China Cablecom Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

Director Compensation

China Cablecom does not have any independent directors and does not pay its directors any amounts in excess of the amounts it pays them for services as officers of China Cablecom.

Employment Agreements

The following discussion summarizes the material terms of current employment agreements between China Cablecom and its executive officers:

As a condition to the consummation of the Business Combination, China Cablecom Holdings is expected to enter into an agreement with Clive Ng on the following terms:

•	Annual Salary – $500,000; minimum bonus of $250,000.

•	Principal Benefits will include Health Insurance, Life Insurance, Company Car, Tax Advisory Services, Annual Leave of Four Weeks and Stock Option Employment Commencement Package with vesting over ten (10) years.

•	Benefits Upon Termination For Cause or Resignation For Other Than Good Reason will include Earned Compensation, Earned Benefits, Vested Stock Options.

•	Severance Pay – The greater of six (6) times monthly compensation or twelve (12) months base salary less any compensation paid to the employee during the period between change of control and termination.

As a condition to the consummation of the Business Combination, China Cablecom Holdings is expected to enter into an agreement with Pu Yue on the following terms:

•	Annual Salary – RMB 900,000.

•	Principal Benefits will include Health Insurance, Life Insurance, Annual Leave of Four Weeks.

•	Benefits Upon Termination For Cause or Resignation For Other Than Good Reason will include Earned Compensation, Earned Benefits.

•	Severance Pay – The greater of six (6) times monthly compensation or twelve (12) months base salary less any compensation paid to the employee during the period between change of control and termination.

Post Merger Employment Agreements

Other than as described above for Mr. Ng and Mr. Pu, there have been no employment agreements negotiated or drafted between Jaguar and the executive officers of China Cablecom, although it is anticipated that such agreements will be put in place after the closing of the China Cablecom transaction.

It is anticipated that the China Cablecom Holdings’ Board of Directors will form a compensation committee promptly after the China Cablecom transaction is closed. It is currently contemplated that at least a majority of the members of the Compensation Committee will be comprised of independent directors. Future employment agreements for the executive officers of China Cablecom Holdings, other than Messrs. Ng and Pu, will be negotiated with the Compensation Committee.

Jaguar Executive Officers and Stockholders

Other than as disclosed elsewhere in this proxy statement/prospectus, no compensation of any kind, including finders and consulting fees, has been or will be paid to any Jaguar stockholder who acquired common stock prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, those Jaguar stockholders have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Jaguar’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than Jaguar’s directors, or a court of competent jurisdiction if such reimbursement is challenged.

Since Jaguar does not currently have an operating business, its officers do not receive any compensation for their service to Jaguar; and, since it has no other employees, Jaguar does not have any compensation policies, procedures, objectives or programs in place.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JAGUAR

Jaguar has and will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Jaguar’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Jaguar, which will be reviewed only by Jaguar’s board of directors or a court of competent jurisdiction if such reimbursement is challenged.

Other than reimbursable out-of-pocket expenses payable to Jaguar’s officers and directors, no compensation or fees of any kind, including finders and consulting fees has or will be paid by Jaguar to any of its initial stockholders, officers or directors who owned Jaguar’s common stock prior to its IPO, or to any of their respective affiliates for services rendered to Jaguar prior to or with respect to the Business Combination other than as otherwise disclosed elsewhere in this proxy statement/prospectus.

Kerry Propper, one of Jaguar’s special advisors, has certain pre-existing fiduciary and contractual obligations to Chardan North China Acquisition Corporation and Chardan South China Acquisition Corporation. Chardan North China Acquisition Corp. and Chardan South China Acquisition Corp. are blank check companies seeking to acquire an operating business north and south, respectively, of the Yangtze River in the People’s Republic of China. To the extent that Mr. Propper identifies business opportunities that may be suitable for Chardan North China Acquisition Corporation or Chardan South China Acquisition Corporation, he will honor his pre-existing contractual and fiduciary obligations to these entities. Accordingly, he may not present opportunities to us that otherwise may be attractive to Chardan North China Acquisition Corporation or Chardan South China Acquisition Corporation unless such entities have declined to accept such opportunities. As each of such companies are in the process of acquiring other businesses in China, Jaguar does not view this restriction as material.

In connection with the vote required for any Business Combination, all of Jaguar’s initial stockholders, including all of Jaguar’s officers and directors, have agreed to vote their respective shares of common stock which were owned prior to Jaguar’s IPO as well as those included in the units purchased in the private placement in accordance with the vote of the public stockholders owning a majority of the shares of Jaguar’s common stock sold in the IPO. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to the IPO. Any common stock acquired by initial stockholders in the IPO or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the redemption rights afforded to public stockholders, these initial stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with the Business Combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, Jaguar has agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of March 14, 2008, certain information regarding beneficial ownership of Jaguar’s common stock by each person who is known by Jaguar to beneficially own more than 5% of Jaguar’s common stock. The table also identifies the stock ownership of each of Jaguar’s directors, each of Jaguar’s officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Jonathan Kalman	143,889	(2)	2.5%
C. Richard Corl	123,334	(3)	2.2%
James S. Cassano	102,778	(4)	1.8%
John Hoey(5)	30,833	(6)	0.5%
Craig Samuels(7)	1,367,000		20.7%
Jeffrey L. Feinberg(8)	703,503		12.3%
JLF Asset Management, L.L.C.(8)	703,503		12.3%
JLF Offshore Fund, Ltd(8)	384,071		6.7%
JLF Partners I, L.P.(8)	296,723		5.2%
Globis Capital Partners, L.P.(9)	408,967		7.2%
Globis Capital Advisors, L.L.C.(9)	408,967		7.2%
Globis Overseas Fund, Ltd.(9)	96,500		1.7%
Globis Capital Management, L.P.(9)	505,467		8.8%
Globis Capital, L.L.C.(9)	505,467		8.8%
Paul Packer(9)	505,467		8.8%
Mitchell Metzman(10)	510,000		8.9%
Marnie Metzman(10)	510,000		8.9%
Steven M. Oliveira Charitable Remainder Unitrust(11)	318,300		5.6%
All Directors and executive officers as a group (four individuals)	400,834	(12)	7.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
(2)	Represents (i) 116,667 shares of common stock held by Sapphire Canyon Investments LLC and (ii) 27,222 shares of common stock held by Jonathan Kalman IRA. Does not include 54,444 shares of common stock issuable upon exercise of warrants held by Jonathan Kalman IRA which are not exercisable and will not become exercisable within 60 days.
(3)	Represents (i) 100,000 shares of common stock held by Corl LLC and (ii) 23,334 shares of common stock held by C. Richard Corl IRA. Does not include 46,668 shares of common stock issuable upon exercise of warrants held by C. Richard Corl IRA which are not exercisable and will not become exercisable within 60 days.

(4)	These shares are held by JSC Group Holdings LLC, of which Mr. Cassano is the president. Does not include 38,890 shares of common stock issuable upon exercise of warrants held by JSC Group Holdings which are not exercisable and will not become exercisable within 60 days.
(5)	The business address of Mr. Hoey is Beneficial Capital Corp., Post Office Box 40A, Villanova, Pennsylvania 19085.
(6)	Does not include 11,666 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days.
(7)	The business address of Mr. Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. Includes 900,000 shares of common stock issuable upon exercise of warrants. The information was derived from a Schedule 13G/A filed with the SEC on February 13, 2007.
(8)	The business address of Mr. Feinberg, JLF Asset Management, L.L.C. and JLF Partners I, L.P. is 2775 Via de la Valle, Suite 204, Del Mar, CA 92014. The business address of JLF Offshore, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, PO Box 896, Harbour Centre, 2nd Floor, North Church Street, Grand Cayman KY1-1103, Cayman Islands. Mr. Feinberg and JLF Asset Management, L.L.C. each share voting and dispositive power over their shares and disclaim beneficial ownership except to the extent of their pecuniary interest therein. The information was derived from a Schedule 13G/A filed with the SEC on February 27, 2008 and a Form 4 filed on February 27, 2008.
(9)	The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. The Schedule 13G, as amended on February 11, 2008, was jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended: (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to shares of Common Stock directly held by it; (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to shares of Common Stock directly held by it; (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; and (vi) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, and GC, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas. The information was derived from a Schedule 13G filed on April 26, 2007.
(10)	Represents 510,000 shares issuable upon the exercise of outstanding warrants, as to which Mitchell Metzman and Marnie Metzman share dispositive control. The information was derived from a Schedule 13G filed with the SEC on February 26, 2007.
(11)	The principal office and business address is 18 Fieldstone Court, New York, NY 10956. Represents 318,300 shares as to which Steven M. Oliveira and Bernadette Oliveira share dispositive control. The information was derived from a Schedule 13G filed with the SEC on November 15, 2007.
(12)	Does not include 151,668 shares of common stock issuable upon exercise of warrants which are not exercisable and will not become exercisable within 60 days.

All of the shares of Jaguar’s outstanding common stock owned by its initial stockholders prior to the IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	April 5, 2009;

•	Jaguar’s liquidation; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Jaguar is unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to Jaguar’s initial public offering.

As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Jaguar will, by means of the merger statutes in effect in Delaware and the British Virgin Islands, be enjoyed, owned or owed, as the case may be, by China Cablecom Holdings following the Redomestication Merger, all of the restrictions applicable to Jaguar’s initial security holders (including the holding of their securities pursuant to escrow arrangements) will continue to apply until the consummation of the Business Combination, which will take place immediately following the consummation of the Redomestication Merger. Similarly, all agreements to which Jaguar is currently a party, including the warrants originally issued by Jaguar, will be assumed by China Cablecom Holdings.

Jonathan Kalman, C. Richard Corl and James S. Cassano are our ‘‘promoters,’’ as that term is defined under the Federal securities laws.

Security Ownership of China Cablecom

The following persons are the current shareholders of China Cablecom and their respective beneficial ownership percentages are shown:

Owner	Number of Ordinary Shares	Number of Class A Preferred Shares	Beneficial Ownership Percentage	Beneficial Ownership Assuming Exercise of all Outstanding Derivative Securities
Clive Ng	1,900,000	—	100%	62.90%
Atlas Master Fund, Ltd.	—	25,556	—	1.24%
Longview Fund, L.P.	—	63,890	—	3.09%
New Value Partners.	—	25,556	—	1.24%
Platinum Partners Value Arbitrage Fund L.P.	—	217,226	—	10.51%
Nicole Kubin	—	12,778	—	0.62%
MLR Capital Offshore Master Fund, Ltd.	—	25,556	—	1.24%
Pinnacle China Fund, L.P.	—	127,780	—	6.18%
Oliveira Capital, LLC	—	76,668	—	3.71%
Jayhawk Private Equity Fund, LP	—	120,211	—	5.82%
Jayhawk Private Equity Co-Invest Fund, LP	—	7,569	—	0.37%
The Gordon and Donna Crawford Trust	—	63,890	—	3.09%

Security Ownership of the Combined Company after the Redomestication Merger and the Business Combination

The following table sets forth information with respect to the beneficial ownership of the China Cablecom Holdings’ ordinary shares immediately after the consummation of the Redomestication Merger and Business Combination by each person who is expected to beneficially own more than

5% of China Cablecom Holdings’ ordinary shares and each officer, each director and all officers and directors as a group. Immediately after the consummation of the Redomestication Merger and the Business Combination, China Cablecom Holdings will have 7,783,347 ordinary shares issued and outstanding, which includes the ordinary shares issued upon the conversion of each Class A Preferred Share of China Cablecom.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. For purposes of this table, China Cablecom Holdings has assumed that no stockholders of Jaguar exercise their redemption rights.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Clive Ng(2)	910,000	(3)	11.7%
Pu Yue(4)	—		0.0%
Colin Sung(5)	—		0.0%
Jonathan Kalman	198,333	(6)	2.2%
C. Richard Corl	170,002	(7)	1.6%
James S. Cassano	141,668	(8)	1.8%
John Hoey(9)	42,499	(10)	*
Kerry Propper(11)	297,500	(12)	3.8%
Simon Bax(13)	—		0.0%
Shan Li(14)	—		0.0%
Alejandro Zubillaga(15)	—		0.0%
Craig Samuels(16)	1,367,000		15.7%
Jeffrey L. Feinberg(17)	703,503		9.0%
JLF Asset Management, L.L.C.(17)	703,503		9.0%
JLF Offshore Fund, Ltd(17)	384,071		4.4%
JLF Partners I, L.P.(17)	296,723		3.8%
Globis Capital Partners, L.P.(18)	408,967		5.2%
Globis Capital Advisors., L.L.C.(18)	408,967		5.2%
Globis Overseas Fund, Ltd.(18)	96,500		*
Globis Capital Management, L.P.(18)	505,467		6.5%
Globis Capital, L.L.C.(18)	505,467		6.5%
Paul Packer(18)	505,467		6.5%
Mitchell Metzman(19)	510,000		6.6%
Marnie Metzman(19)	510,000		6.6%
Steven M. Oliveira 1998 Charitable Unitrust(20)	318,300		4.1%
All directors and executive officers as a group (eight individuals)	1,405,833	(21)	17.8%

(1)	Unless otherwise indicated, the business address of each of the individuals is 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, Pennsylvania 19428.
(2)	The business address for Mr. Ng is 17 State Street, Suite 1600, New York, New York 10004.
(3)	Represents 1,300,000 shares of common stock issued in connection with the Business Combination less 390,000 shares of common stock subject to the terms of a settlement agreement. See ‘‘Settlement with China Broadband.’’ Does not include up to 7,520,000 shares that can be earned in connection with the grant of the Performance Shares.

(4)	The business address for Mr. Pu is 17 State Street, Suite 1600, New York, New York 10004.
(5)	The business address of Mr. Sung is Unit 3309-3310, Floor 33, 1, Grand Gateway, 1 Hongqiao Road, 200030, PRC.
(6)	Represents (i) 116,667 shares of common stock held by Sapphire Canyon Investments LLC, (ii) 27,222 shares of common stock held by Jonathan Kalman IRA and (iii) 54,444 shares of common stock issuable upon exercise of warrants held by Jonathan Kalman IRA. Does not include 200,000 shares that can be earned by Mr. Kalman in connection with the grant of the Performance Shares.
(7)	Represents (i) 100,000 shares of common stock held by Corl LLC, (ii) 23,334 shares of common stock held by C. Richard Corl IRA and (iii) 46,668 shares of common stock issuable upon exercise of warrants held by C. Richard Corl IRA.
(8)	Represents (i) 102,778 shares of common stock are held by JSC Group Holdings LLC, of which Mr. Cassano is the president and (ii) 38,890 shares of common stock issuable upon exercise of warrants held by JSC Group Holdings. Does not include 200,000 shares that can be earned by Mr. Cassano in connection with the grant of the Performance Shares.
(9)	The business address of Mr. Hoey is Beneficial Capital Corp., Post Office Box 40A, Villanova, Pennsylvania 19085.
(10)	Represents (i) 30,833 shares of common stock and (ii) 11,666 shares of common stock issuable upon exercise of warrants.
(11)	The business address of Mr. Propper is Chardan Capital Markets, LLC, 17 State Street, Suite 2575, New York, New York 10004.
(12)	Represents (i) 250,000 shares of common stock and (ii) 47,500 shares of common stock issuable upon exercise of warrants. Does not include 200,000 shares that can be earned in connection with the grant of the Performance Shares.
(13)	The business address of Mr. Bax is 22 Craig Avenue, Piedmont, CA 94611.
(14)	The business address of Mr. Li is Two IFC, 8 Finance Street, Central, Hong Kong.
(15)	The business address of Mr. Zubillaga is 75 Rockefeller Plaza, New York, NY 10019.
(16)	The business address of Mr. Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. Includes 900,000 shares of common stock issuable upon exercise of warrants. The information was derived from a Schedule 13G/A filed with the SEC on February 13, 2007.
(17)	The business address of Mr. Feinberg, JLF Asset Management, L.L.C. and JLF Partners I, L.P. is 2775 Via de la Valle, Suite 204, Del Mar, CA 92014. The business address of JLF Offshore Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust Limited, PO Box 896, Harbour Centre, 2nd Floor, North Church Street, Grand Cayman KY1-1103, Cayman Islands. Mr. Feinberg and JLF Asset Management, L.L.C each share voting and dispositive power over their shares and disclaim beneficial ownership except to the extent of their pecuniary interest therein. The information was derived from a Schedule 13G/A filed with the SEC on February 27, 2008 and a Form 4 filed on February 27, 2008.
(18)	The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. The Schedule 13G, as amended, on February 11, 2008, was jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended: (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to shares of Common Stock directly held by it; (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to shares of Common Stock directly held by it; (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; and (vi) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, and GC, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas. The information was derived from a Schedule 13G filed on April 26, 2007.
(19)	Represents 510,000 shares issuable upon the exercise of outstanding warrants, as to which Mitchell Metzman and Marnie Metzman share dispositive control. This information was derived from a Schedule 13G filed on February 26, 2007.
(20)	The principal office and business address is 18 Fieldstone Court, New York, NY 10956. Represents 318,300 shares as to which Steven M. Oliveira and Bernadette Oliveira share dispositive control. The information was derived from a Schedule 13G filed with the SEC on November 15, 2007.
(21)	Includes 101,944 shares of common stock issuable upon exercise of warrants. Does not include 7,920,000 shares that can be earned in connection with the grant of the Performance Shares.

SHARES ELIGIBLE FOR FUTURE SALE

After the Redomestication Merger and the Business Combination, there will be 7,783,347 ordinary shares of China Cablecom Holdings outstanding, of which all but 3,183,347 shares (1,116,667 shares owned by Jaguar’s current officers and directors and their respective affiliates and 2,066,680 shares to be issued to the current security holders of China Cablecom) will be registered and freely tradable without securities law restriction. In addition, there are outstanding warrants to purchase 9,433,334 shares of Jaguar’s common stock, each to purchase one share of common stock, 9,200,000 of which are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. China Cablecom Holdings intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Jaguar’s initial public offering, Jaguar issued a unit purchase option to the representative of the underwriters which is exercisable for 350,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at an exercise price of $9.10 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 10,483,834 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.
The 1,116,667 shares of Jaguar’s common stock owned by its officers and directors and their respective affiliates are being held in escrow with Continental Stock Transfer & Trust Company, and, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, these shares will not be transferable until April 13, 2009. These shares will not be released from escrow until April 13, 2009, unless (i) Jaguar is being liquidated, in which case Continental will destroy the certificates representing these shares, or (ii) China Cablecom Holdings were to consummate a transaction after the Business Combination which results in all of the shareholders of China Cablecom Holdings having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the release of these shares from escrow in accordance with (ii), the transfer of the shares will continue to be restricted until April 5, 2009.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of ordinary shares of China Cablecom Holdings or the availability for sale of ordinary shares of China Cablecom Holdings will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for China Cablecom Holdings’ securities and could impair China Cablecom Holdings’ future ability to raise capital through the sale of common stock or securities linked to it.

Lock-Up Agreement. As a condition to the closing of the transactions contemplated by the Merger Agreement, Mr. Ng shall execute a lock-up agreement whereby he shall agree that without the consent of China Cablecom Holdings, except as otherwise provided herein (i) until the earlier of the date (the ‘‘Trade Commencement Date’’), that (x) is six months after the effective date of the Business Combination, and (y) a registration statement to be filed 30 days after the consummation of the Business Combination, which shall include for resale the 1,200,000 shares of China Cablecom Holdings issuable to Mr. Ng upon the consummation of the Business Combination (the ‘‘Closing Shares’’) and the 100,000 shares of China Cablecom Holdings issuable to Mr. Ng to be held in escrow pursuant to the terms of the Merger Agreement (the ‘‘Escrow Shares’’), shall be declared effective by the Securities and Exchange Commission (the ‘‘SEC’’), he shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of his Closing Shares or Escrow Shares (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Mr. Ng, or any affiliate of Mr. Ng. other than China Cablecom Holdings, or any person in privity with Mr. Ng or any affiliate of Mr. Ng, other than China Cablecom Holdings), directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder (each of the foregoing referred to as a ‘‘Disposition’’); (ii) for a period of 6 months after the Trade Commencement Date, not to effect a Disposition of more than 33 1/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time and (iii) for a period of 12 months after the Trade Commencement Date not to effect a Disposition of more than 66 2/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time.

DESCRIPTION OF JAGUAR’S SECURITIES

General

Jaguar is authorized to issue 20,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this proxy statement/prospectus, 5,716,667 shares of common stock are outstanding, held by 168 holders of record. No shares of preferred stock are currently outstanding.

Common Stock

Holders of Jaguar’s common stock are currently entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of Jaguar, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Jaguar has 9,433,334 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at $5.00 per share. Jaguar also has one unit purchase option outstanding, entitling the holder to purchase 350,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at an exercise price of $9.10 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the Business Combination. The warrants will expire at 5:00 p.m., New York City time on April 13, 2011.

Jaguar may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Jaguar.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Jaguar, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Jaguar will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Change of Control Provisions

A number of provisions in Jaguar’s charter and bylaws and under Delaware law may make it more difficult to acquire control of Jaguar. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by Jaguar’s Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;

•	Discourage some types of transactions that may involve an actual or threatened change in control;

•	Discourage certain tactics that may be used in proxy fights;

•	Ensure that the Board of Directors will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

•	Encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock.    After the Business Combination, Jaguar will have approximately 7,783,347 shares of common stock outstanding, assuming that no stockholders elect to exercise their redemption rights. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Jaguar could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock.    Jaguar’s Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

DESCRIPTION OF CHINA CABLECOM HOLDINGS SECURITIES FOLLOWING THE
BUSINESS COMBINATION

The following description of the material terms of China Cablecom Holdings’ shares and warrants following the business combination includes a summary of specified provisions of the Amended and Restated Memorandum and Amended and Restated Articles of Association of China Cablecom Holdings that will be in effect upon completion of the Business Combination and the Redomestication Merger. This description is subject to the relevant provisions of British Virgin Islands law and qualified by reference to China Cablecom Holdings’ Amended and Restated Memorandum and Amended and Restated Articles of Association, copies of which are attached to this proxy statement/prospectus and incorporated herein by reference.

General.    China Cablecom Holdings is authorized to issue 40,000,000 ordinary shares par value $.0005 and 1,000,000 preferred shares par value $.0005.

Ordinary Shares.    Holders of China Cablecom Holdings’ ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred shares, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the ordinary shares are entitled to share ratably in any distribution of China Cablecom Holdings’ assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Anti-Takeover Effect of Unissued Shares.

Ordinary shares.    After the Redomestication Merger and Business Combination, China Cablecom Holdings will have outstanding approximately 7,783,347 ordinary shares, assuming that none of the public shareholders elects to exercise conversion rights. The remaining shares of authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances China Cablecom Holdings could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing shares in private placements to purchasers who might side with China Cablecom Holdings’ board of directors in opposing a hostile takeover bid.

Preferred Shares.    The existence of authorized but unissued preferred shares could reduce China Cablecom Holdings’ attractiveness as a target for an unsolicited takeover bid since it could, for example, issue preferred shares to parties who might oppose such a takeover bid or shares that contain terms potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over market and adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Warrants.    After the Redomestication Merger and Business Combination, China Cablecom Holdings will have 9,433,334 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our ordinary shares at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the business combination. The warrants will expire at 5:00 p.m., New York City time on                 . China Cablecom Holdings may call the warrants for redemption (a) in whole and not in part, (b) at a price of $.01 per warrant at any time after the warrants become exercisable, (c) upon not less than 30 days’ prior written notice of redemption to each warrantholder and (d) if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders. Those warrants originally issued to insiders of Jaguar are identical to those held by the public warrant holders, except they also contain a cashless exercise feature.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Jaguar.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a dividend payable in shares,

recapitalization, reorganization, share purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of shares of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, her or it, China Cablecom Holdings will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the ordinary shares on the last trading day prior to the exercise date.

Purchase Option.

Registration Rights Agreements    China Cablecom has entered into a registration rights agreement providing for the registration of the ordinary shares issuable upon the conversion of Class A Preferred Shares of China Cablecom.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for China Cablecom Holdings’ ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the Business Combination is consummated, China Cablecom Holdings’ 2008 annual meeting of stockholders will be held on or about May 29, 2009 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the Proxy Statement for that annual meeting, you need to provide it to China Cablecom Holdings by no later than April 14, 2009. You should direct any proposals to China Cablecom Holdings secretary at China Cablecom Holdings principal office.

LEGAL MATTERS

Maples and Calder, British Virgin Islands, will pass upon the validity of the China Cablecom Holdings securities to be issued in the Redomestication Merger and certain other legal matters related to this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy/prospectus forms a part.

EXPERTS

The financial statements of China Cablecom Ltd. as at December 31, 2006, and for the period October 6, 2006 (inception) to December 31, 2006 included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph regarding China Cablecom Ltd.’s ability to continue as a going concern) appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Binzhou SOE as at December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006 included in this prospectus have been audited by UHY ZTHZ HK CPA Limited, independent registered accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Jaguar as of and for the periods ended March 31, 2007 included in this document have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein (the report contains an explanatory paragraph regarding Jaguar’s ability to continue as a going concern) given on the authority of BDO Seidman, LLP as experts in auditing and accounting.

PROXY STATEMENT/PROSPECTUS

Mr. Jonathan Kalman
Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
(610) 825-0288

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Jaguar and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Jaguar’s annual report to stockholders and proxy statement. Upon written or oral request, Jaguar will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Jaguar deliver single copies of such documents in the future. Stockholders may notify Jaguar of their requests by calling or writing Jaguar at Jaguar’s principal executive offices at 8 Tower Bridge, Suite 1050, 161 Washington Street, Conshohocken, PA 19428.

WHERE YOU CAN FIND MORE INFORMATION

Jaguar files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Jaguar with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Jaguar files its reports, proxy statements and other information electronically with the SEC. You may access information on Jaguar at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

This Proxy describes the material elements of relevant contracts, exhibits and other information described in this Proxy. Information and statements contained in this Proxy are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this document.

All information contained or incorporated by reference in this Proxy relating to Jaguar has been supplied by Jaguar, and all such information relating to China Cablecom has been supplied by China Cablecom. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Redomestication Merger or the Business Combination, you should contact:

Jonathan Kalman
Chairman and Chief Executive Officer
Jaguar Acquisition Corporation

This proxy statement/prospectus incorporates important business and financial information about Jaguar, China Cablecom and their respective subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Jonathan Kalman
Jaguar Acquisition Corporation
8 Tower Bridge, Suite 1050
161 Washington Street
Conshohocken, PA 19428
(610) 825-0288

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is April 4, 2008.

INDEX TO FINANCIAL STATEMENTS

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
December 31, 2006

CHINA CABLECOM LTD.

December 31, 2007

JAGUAR ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets – As of March 31, 2007 and 2006	F-36
Statements of Operations – For the Year Ended March 31, 2007, for the Period from June 2, 2005 (Inception) to March 31, 2006 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-37
Statements of Stockholders’ Equity – For the Year Ended March 31, 2007 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-38
Statements of Cash Flows – For the Year Ended March 31, 2007, for the Period from June 2, 2005 (Inception) to March 31, 2006 and for the Period from June 2, 2005 (Inception) to March 31, 2007	F-39
Summary of Significant Accounting Policies	F-40
Notes to Financial Statements	F-42

JAGUAR ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

Balance Sheets – As of December 31, 2007 and March 31, 2007	F-47
Statements of Operations – For the Quarter and Nine Months Ended December 31, 2007, for the Quarter and Nine Months Ended December 31, 2006 and for the Period from June 2, 2005 (Inception) to December 31, 2007	F-48
Statements of Stockholders’ Equity – For the Period from June 2, 2005 (Inception) to December 31, 2007	F-49
Statements of Cash Flows – For the Quarter and Nine Months Ended December 31, 2007, for the Quarter and Nine Months Ended December 31, 2006 and for the Period from June 2, 2005 (Inception) to December 31, 2007	F-50
Summary of Significant Accounting Policies	F-51
Notes to Unaudited Financial Statements	F-54

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm	F-61
Combined Balance Sheets	F-62
Combined Statements of Operations	F-63
Combined Statements of Changes of Stockholders’ Equity	F-64
Combined Statements of Cash Flows	F-65
Notes to Combined Financial Statements	F-66

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Report of Independent Registered Public Accounting Firm	F-73
Combined Balance Sheets	F-74
Combined Statements of Income	F-75
Combined Statements of Changes of Stockholders’ Equity	F-76
Combined Statements of Cash Flows	F-77
Notes to Combined Financial Statements	F-78

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
China Cablecom Ltd.

We have audited the accompanying balance sheet of China Cablecom Ltd. (a development stage company) (the ‘‘Company’’) as of December 31, 2006, and the related statements of operations, shareholders’ deficit and cash flows for the period from October 6, 2006 (inception) to December 31, 2006. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the period from October 6, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not engaged in any operations to date, has no revenue, has no cash, has a working capital deficiency, and its business plan is dependant on completion of a business acquisition. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 6 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
UHY LLP
Albany, New York
October 22, 2007

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2006
ASSETS
CURRENT ASSETS	$—
PROPERTY AND EQUIPMENT
Computer equipment	4,074
Accumulated depreciation	(292)
PROPERTY AND EQUIPMENT, net	3,782
DEFERRED TRANSACTION COSTS	52,000
Total assets	$55,782
LIABILITIES AND SHAREHOLDER’S DEFICIT
CURRENT LIABILITIES
Accrued expenses	$20,867
Shareholder advances	107,025
Total current liabilities	127,892
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER’S DEFICIT
Common stock	1,000
Accumulated deficit	(73,110)
Total shareholder’s deficit	(72,110)
Total liabilities and shareholder’s deficit	$55,782

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

Period from October 6, 2006 (Inception) to December 31, 2006
Net revenue	$—
Expenses
Travel and travel related	46,016
Organization	21,466
Other	5,628
Total expenses	73,110
Net loss	$73,110

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF SHAREHOLDER’S DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance October 6, 2006 (inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	1,000	1,000	—	—	1,000
Net loss	—	—	—	(73,110)	(73,110)
Balance at December 31, 2006	1,000	$1,000	$—	$(73,110)	$(72,110)

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

Period from October 6, 2006 (Inception) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(73,110)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	292
Change in operating liabilities:
Accrued expenses	20,867
Net cash used in operating activities	(51,951)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of computer equipment	(4,074)
Net cash used in investing activities	(4,074)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,000
Proceeds from shareholder advances	107,025
Increase in deferred transaction costs	(52,000)
Net cash provided by financing activities	56,025
NET CHANGE IN INCREASE IN CASH	—
CASH AT BEGINNING OF THE PERIOD	—
CASH AT THE END OF THE PERIOD	$—

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 — ORGANIZATION

China Cablecom Ltd. (the ‘‘Company’’) was incorporated under the laws of the British Virgin Islands on October 6, 2006. The Company is a development stage company formed to be a provider (through joint ventures) of cable television services in the People’s Republic of China (‘‘PRC’’), operating in partnership with local state-owned enterprises authorized by the PRC government to control the distribution of cable TV services.

At December 31, 2006, the Company had not yet commenced any operations nor generated revenue. Activity through December 31, 2006 relates to the Company’s formation, private placement offering and potential business acquisitions as described below. The Company has selected December 31 as its fiscal year end.

At December 31, 2006, the Company had no cash and a working capital deficiency of approximately $128,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and business acquisition plans. Management’s plans to address this uncertainty are discussed in Note 6. There is no assurance that the Company’s plans to consummate a business combination will be successful. Theses factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Deferred Transaction Costs

Deferred transaction costs consist of professional fees and other costs directly attributable to the Company’s anticipated financing and business acquisition activities. Upon closing, those deferred costs related to financing activities will be offset against the proceeds received, those deferred costs related to business acquisition activities will be included as part of the total cost of the business acquired, or charged to expense if not completed. Indirect costs of financing and business acquisition activities are expensed as incurred. At December 31, 2006, deferred transaction costs consist of the following:

December 31, 2006
Business acquisition costs	$42,000
Financing costs	10,000
Total deferred transaction costs	$52,000

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful life of three years for computer equipment. Depreciation expense totaled $292 for the period October 6, 2006 (inception) to December 31, 2006.

Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based upon enacted tax laws and statutory tax rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. No deferred tax assets have been provided for the net operating losses through December 31, 2006 due to the uncertainty of the realization of such benefits.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

In July 2006, the FASB issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Shareholder Advances

Amounts due to shareholder consist of advances made to the Company by the shareholder to finance development stage activities and other costs. At December 31, 2006 the amounts due to shareholder were non-interest bearing and had no stated repayment terms. Amounts due to shareholder totaled approximately $107,000 at December 31, 2006.

In June 2007, the Company issued an unsecured promissory note to the shareholder that provides for advances up to $720,000. The note bears interest at 4%. The note is payable upon the earlier of the release from escrow of proceeds relating to a closing of the first tranche of the Company’s Bridge Financing (Note 6) or the occurrence of an event of default by the Company.

NOTE 4 — SHAREHOLDER’S DEFICIT

The aggregate number of shares that the Company had the authority to issue was 50,000 shares of common stock, par value $1.00 per share. In September 2007, the Company amended its articles of incorporation such that it has the authority to issue a maximum of 3,050,020 shares of common stock, par value $.0005 and 1,150,020 shares of Class A preferred stock, par value $.0005.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

During 2006, the Company executed an agreement with a consultant to assist with the consummation of a transaction to structure an operating company in the PRC seeking to perform a public offering (the ‘‘Transaction’’). Under the agreement, the Company is obligated to pay the consultant at least $350,000 upon the successful closing of the Transaction. The agreement shall continue in effect for 24 months or until the Company consummates the Transaction or until the agreement is terminated by either party pursuant upon 30 days written notice, as further defined in the agreement.

NOTE 6 — SUBSEQUENT EVENTS

Debt and Equity Bridge Financing

In September 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 shares of Class A preferred stock to 10 investors in exchange for proceeds of $20 million (the

CHINA CABLECOM LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 6 — SUBSEQUENT EVENTS (Continued)

‘‘Bridge Financing’’). Each share of Class A preferred stock is convertible into one share of the Company’s common stock. The proceeds from the Bridge Financing were used to fund the acquisition price of Binzhou Broadcasting (see below) and for working capital purposes. The promissory notes bear interest at 10% and are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

The Company intends to enter into an agreement and plan of merger with Jaguar Acquisition Corporation (‘‘Jaguar’’). The approval of the agreement and plan of merger is subject to customary closing conditions and shareholder approval.

Upon a successful merger between China Cablecom and Jaguar, 50% of the promissory notes plus accrued interest is due 10 days following the consummation of the merger and the remaining 50% of the promissory notes plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

Acquisition of Binzhou Broadcasting and Television Information Network Co., Ltd.

In September 2007, the Company entered into a series of agreements and transactions to affect an acquisition of a 49% interest in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’) for approximately $26.5 million. The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), agreed to contribute certain assets and businesses in exchange for a 51% interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, PRC. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks: Binzhou Guang Shi Network Co., Ltd.; Huming Cable Network Co., Ltd.; Boxing Dian Guang Media Co., Ltd.; Zouping Cable Network Center; and Binzhou Guang Shi Network Center.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
China Cablecom Ltd.

We have audited the accompanying consolidated balance sheet of China Cablecom Ltd. (the ‘‘Company’’) as of December 31, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2007. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/UHY ZTHZ HK CPA Limited
UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong, February 28, 2008
(THE PEOPLE’S REPUBLIC OF CHINA)

CHINA CABLECOM LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$12,638,574	$—
Prepaid expenses and advances	668,518	—
Inventories	766,120	—
Note receivable	237,500	—
Assets to be used by noncontrolling (‘‘minority’’) interest – note 4	1,883,769	—
Total Current Assets	16,194,481	—
Property, Plant & Equipments, net	20,721,845	3,782
Construction In Progress	1,242,289	—
Intangible assets, net	18,362,729	—
Other Assets:
Note receivable, net of current portion	237,500	—
Deferred financing costs, net	1,188,020	—
Deferred acquisition costs, net	971,622	52,000
Deemed receivable from noncontrolling (‘‘minority’’) interest for settlement of certain net liabilities – note 12	10,577,656	—
Total Assets	$69,496,142	$55,782
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of note payable – net of discount	$9,617,646	$—
Accounts payable	2,460,843	—
Due to related parties	—	107,025
Service performance obligation-deferred revenue assumed	110,745	—
Other current liabilities	1,378,135	20,867
Current portion of note payable – noncontrolling (‘‘minority’’)interest	17,218,612	—
Liabilities to be settled by noncontrolling (‘‘minority’’) interest – note 4	12,461,425	—
Total Current Liabilities	43,247,406	127,892
Long Term Liabilities:
Notes payable – noncontrolling (‘‘minority’’) interest, net of current portion	17,046,817	—
Notes payable, net of discount and current portion	7,477,822	—
Total Liabilities	67,772,045	127,892
Noncontrolling (‘‘minority’’) interest	21,883	—
Commitments and contingencies – note 19
STOCKHOLDERS’ EQUITY (DEFICIENCY)
Class A convertible preferred stock, $.0005 par value; 1,150,020 authorized shares, and 766,680 shares and 0 shares issued and outstanding at December 31, 2007 and December 31, 2006; liquidation preference $11,500 at December 31, 2007	383	—
Common stock, $.0005 par value; 3,050,020 authorized shares, 1,900,000 shares and 1,000 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	950	1
Additional paid in capital	3,575,737	999
Statutory reserves	46,269	—
Accumulated deficit	(2,274,783)	(73,110)
Accumulated other comprehensive income	353,658	—
Total stockholders’ equity (deficiency)	1,702,214	(72,110)
Total liabilities and stockholders’ equity (deficiency)	$69,496,142	$55,782

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the year ended December 31, 2007	For the Period from October 1, 2006 (Inception) to December 31, 2006
Revenue	$1,994,773	$—
Cost of revenue	1,016,766	—
Gross profit	978,007	—
Operating expenses
Selling expenses	66,853	—
General and administrative expenses	1,595,106	73,110
Total Operating Expenses	1,661,959	73,110
Loss from operations	(683,952)	(73,110)
Other income and (expenses)
Interest income	66,692	—
Interest expense	(1,473,766)	—
Other expenses	(3,625)	—
Total other income (expenses)	(1,410,699)	—
Loss before income taxes	(2,094,651)	(73,110)
Income taxes	(40,202)	—
Loss from operations before noncontrolling (‘‘minority’’) interest	(2,134,853)	(73,110)
Noncontrolling (‘‘minority’’) interest in income	(20,551)	—
Net loss	(2,155,404)	(73,110)
Other comprehensive income
Foreign currency translation adjustment	353,658	—
Net comprehensive loss	$(1,801,746)	$(73,110)
Loss per common share:
— Basic and fully diluted	$(1.13)	$(73.11)
Weighted average number of shares
— Basic and fully diluted	1,900,000	1,000

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Class A Preferred Stock		Common Stock		Additional Paid-in Capital	Statutory Reserves	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount
Balance October 6, 2006 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock for cash	—	—	1,000	1	999	—	—	—	1,000
Net loss for the period	—	—	—	—	—	—	(73,110)	—	(73,110)
Balance at December 31, 2006	—	—	1,000	1	999	—	(73,110)	—	(72,110)
Issuance of common stock for cash	—	—	1,899,000	949	1	—	—	—	950
Shares of Class A preferred stock issued in the bridge financing	766,680	383	—	—	3,574,737	—	—	—	3,575,120
Foreign currency translation adjustment	—	—	—	—	—	—	—	353,658	353,658
Transfer from retained earnings to statutory reserve	—	—	—	—	—	46,269	(46,269)	—	—
Net loss for the year	—	—	—	—	—	—	(2,155,404)	—	(2,155,404)
Balance at December 31, 2007	766,680	$383	1,900,000	$950	$3,575,737	$46,269	$(2,274,783)	$353,658	$1,702,214

See accompanying notes to consolidated financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Period from October 6, 2006 (Inception) to December 31, 2006
Cash Flows From Operating Activities:
Net loss	$(2,155,404)	$(73,110)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	555,178	292
Amortization expenses of intangibles & deferred financing costs	649,487	—
Amortization of notes payable discount – note 16	670,588	—
Noncontrolling (‘‘minority’’) interest in income	20,551	—
Changes in operating assets and liabilities:
Inventories	(213,015)	—
Prepaid expenses and other receivable	(657,977)	—
Accounts payable	1,351,918	—
Service performance obligation-deferred revenue assumed	108,821	—
Other current liabilities	751,308	20,867
Net cash provided by (used in) operating activities	1,081,455	(51,951)
Cash Flows From Investing Activities:
Purchase of property and equipment	(1,102,753)	(4,074)
Purchase of construction in progress	(556,828)	—
Issuance of note receivable – related party	(475,000)	—
Acquisition of Binzhou PRC	(4,239,758)	—
Net cash used in investing activities	(6,374,339)	(4,074)
Cash Flows From Financing Activities:
Proceeds from issuance of common stock	950	1,000
Proceeds from issuance of Class A preferred stock	3,575,120	—
Proceeds from issuance of notes payable	16,424,880	—
(Repayment) proceeds from shareholder advances	(107,025)	107,025
Increase in deferred financing costs	(863,000)	—
Increase in acquisition merger costs	(971,623)	(52,000)
	18,059,302	56,025
Cash flow from financing assets/liabilities held be settled by noncontrolling (‘‘minority’’) interest	(239,916)	—
Net cash provided by financing activities	17,819,386	56,025
Effect Of Exchange Rate Changes On Cash	112,072	—
Net Increase In Cash	12,638,574	—
Cash and Cash Equivalents At Beginning Of The Period	—	—
Cash and Cash Equivalents At The End Of The Period	$12,638,574	$—
Supplemental Disclosure of cash paid during the period:
Interest paid	$38,820	$—
Income taxes paid	$9,404	$—
Supplemental Disclosure Of Non-Cash Investing And Financing Activities:
Investment in Binzhou PRC financed by note payable – relating to assets transfer	$34,265,429	$—

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Basis of Preparation of Financial Statements

China Cablecom Ltd. (the Company’’ or China Cablecom’’), was incorporated under the laws of the British Virgin Islands on October 6, 2006. The Company is the 100% shareholder of China Cablecom Company Limited (‘‘HK Cablecom’’) incorporated in the Hong Kong on May 22, 2007. As of December 31, 2007, HK Cablecom owned 100% of Heze Cablecom Network Technology Co., Ltd (‘‘HZNT’’) incorporated under the laws of the People’s Republic of China (‘‘PRC’’) on October 9, 2007

The Company is also the primary beneficiary of the following Variable Interest Entities (‘‘VIE’’) as defined under Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 46R, Consolidation of Variable Interest Entities (‘‘FIN-46R’’):

•	Ji nan Youxiantong Network Technology Co. Ltd (‘‘JYNT’’) incorporated under the laws of the PRC on July 16, 2007

•	Binzhou Broadcasting and Television Information Network Co. Ltd. (‘‘Binzhou Broadcasting’’) incorporated under the laws of the ‘‘PRC’’ on September 10, 2007.

•	The PRC cable companies (collectively, ‘‘Binzhou PRC’’) held by Binzhou Broadcasting:

•	Huiming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

•	Binzhou Guang Shi Network Co., Ltd

On October 1, 2007 the Company, through JYNT, a company controlled through a series of agreements and transactions by China Cablecom, acquired a 49% equity interest in Binzhou Broadcasting, a joint-venture company. By entering into this joint-venture agreement, China Cablecom became a provider of cable television services in the PRC, operating with its partner in the joint venture, Binzhou Guangdian Network Co., Ltd (Binzhou SOE’’). Binzhou SOE is a local state-owned enterprise authorized by the PRC government to control the distribution of cable television services in PRC. China Cablecom and Binzhou Broadcasting acquired the cable network it currently operates in Binzhou, Shandong Province, by entering into a series of asset purchase and services agreements with Binzhou SOE (note 4).

Binzhou PRC was previously owned by the local branches of the PRC’s State Administration of Radio, Film and Television (‘‘SARFT’’), located in five different PRC municipalities. Binzhou SOE was formed by SARFT to serve as a holding company of Binzhou PRC. Due to restrictions by the PRC government, regarding foreign ownership of PRC media and broadcasting entities, China Cablecom’s 49% joint venture interest in Binzhou Broadcasting is held through a series of contractual arrangements with other entities it controls. The intended result of these contractual arrangements is that the economic risks and benefits of Binzhou Broadcasting’s operations are being primarily borne by China Cablecom, without China Cablecom having a direct ownership of equity securities of Binzhou SOE or Binzhou PRC. These contractual arrangements in addition to the service agreements JYNT has with Binzhou Broadcasting, provide under the relevant principles of United States Generally Accepted Accounting Principles (‘‘US GAAP’’) for the consolidation of the results of operations of Binzhou Broadcasting by China Cablecom, with 60% of the Binzhou Broadcasting’s net income included in the accompanying financial statements of China Cablecom.

These contractual arrangements between JYNT and Binzhou Broadcasting have an initial term of 20 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. China Cablecom is not aware of any legal impediments that may affect the renewal of these

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Basis of Preparation of Financial Statements (Continued)

agreements under current PRC laws. In order for China Cablecom to continue to derive the economic benefits from its joint venture interest in the operation of Binzhou Broadcasting, it must renew these contractual agreements.

Formation of the Joint Venture — Binzhou Broadcasting

On October 1, 2007, JYNT entered into an operating partnership through a joint venture with its partner Binzhou SOE, called Binzhou Broadcasting. Binzhou SOE agreed to contribute all of the inventory and property plant and equipment of Binzhou PRC along with all of their cable business operations in the PRC, for a 51% equity interest in Binzhou Broadcasting. JYNT agreed to acquire the remaining 49% equity interest in Binzhou Broadcasting, as well as receive 60% of the economic benefits in Binzhou Broadcasting, through an exclusive 11% service agreement, for total consideration of approximately $26.5 million. This exclusive service agreement provides marketing, strategic consulting and technical support and services for 11% of the net profits of Binzhou Broadcasting. Binzhou SOE will receive 40% of the economic benefits or net profits of Binzhou Broadcasting for its interest in the joint venture.

In addition, in accordance with the operating partnership and other agreements (‘‘Framework Agreement’’) between JYNT and Binzhou SOE, JYNT was given the ability to control certain aspects of the financing and management of Binzhou Broadcasting. JYNT has a veto right regarding the appointment of the general manager of Binzhou Broadcasting, the right to appoint the chief financial officer of Binzhou Broadcasting and an obligation to provide continued financial resources for investment and capital expenditures for the future expansion of the Binzhou Broadcasting’s operations. The result of these rights and obligations given to JYNT is that China Cablecom and JYNT have the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder vote.

Basis of Presentation

The consolidated financial statements, prepared in accordance with U.S. GAAP, include the financial statements of China Cablecom Ltd., and its wholly owned subsidiaries and its consolidated variable interest entities as listed above. A consolidated variable interest entity is a variable interest entity of which the Company is the primary beneficiary under FIN 46R. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. The Company has included the results of operations of its subsidiaries and consolidated variable interest entity from the dates of acquisition.

The Company, its subsidiaries and VIEs referenced above are hereinafter collectively referred to as the ‘‘Company’’.

2.	Summary of Significant Accounting Policies

Consolidation of Variable Interest Entities

VIE’s are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. The FASB has issued FIN-46R which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling (‘‘minority’’) interests and results of activities of a variable interest entity in its consolidated financial statements.

According to the requirements of FIN-46R, China Cablecom has evaluated its economic relationships with Binzhou Broadcasting and Binzhou PRC and has determined that it is required to consolidate Binzhou Broadcasting and Binzhou PRC pursuant to the rules of FIN-46R. Therefore Binzhou Broadcasting and the five companies comprising Binzhou PRC are each considered to be a VIE, as defined by FIN-46R, of which China Cablecom is the primary beneficiary. China Cablecom, as mentioned above, will absorb a majority of the economic risks and rewards of all of these VIEs that are being consolidated in the accompanying financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and deposits in banks. As of December 31, 2007, approximately 58% of total cash and cash equivalents were denominated in Renminbi (‘‘RMB’’) with its deposits placed with banks in the PRC. This cash is not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining balance of cash and cash equivalents were denominated in US dollars and in deposits with reputable financial institutions in the United States.

Deferred Financing Costs

Deferred financing costs are the costs directly attributable to the Company’s financing of anticipated business acquisition activities. Deferred financing costs related to the Company’s Bridge Financing (Note 16) approximated $1,463,000. The costs are being amortized using the effective interest method over the life of the related notes payable, 18 months. Amortization for the year ended December 31, 2007 was approximated $275,000. Indirect costs of financing activities are expensed as incurred. At December 31, 2007 and 2006, deferred financing costs were $1,188,020 and $0 respectively.

Deferred Acquisition Costs

Deferred acquisition costs consisted of principally professional fees and other costs directly attributable to the Company’s anticipated shell merger with Jaguar Acquisition Corp. Deferred costs related to shell merger activities will be included as part of the total cost of the business acquired, or charged to expense if the merger with Jaguar Acquisition Corp. is not completed. Indirect costs of business acquisition activities are expensed as incurred. At December 31, 2007 and 2006, the deferred acquisition costs were $971,622 and $52,000 respectively.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed when they are consumed in construction relating to maintaining or repairing the current cable distribution network.

Property, Plant and Equipment

Property and equipment is stated at cost less accumulated depreciation and impairment, if any. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (SFAS 51), the Company capitalized costs associated with the construction of new cable transmission and distribution

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during any of the periods presented in the accompanying financial statements.

Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets:

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 – 30
Building and building improvements	30 – 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite are received and transmitted to other sub Headends. There are five sub-head ends in Binzhou servicing and distributing signals to subscribers in the counties.

Fiber infrastructure means fiber cable laid underground or laid through poles across urban and suburban areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations when the expense is incurred.

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, as interpreted by FASB Interpretation No. 47, the Company recognizes a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of fair values.

Asset retirement obligations may arise from rights of way that the Company obtained from local municipalities or other relevant authorities. Under certain circumstances, the authority can cause the Company to have to remove its network, such as if the Company discontinued using the equipment or the authority does not renew its access rights. The Company expects to maintain its rights of way for the foreseeable future as these rights are necessary to remain a going concern. In addition, the authorities have the incentive to indefinitely renew its rights of way and in the Company’s past experience, renewals have always been granted. The Company also has obligations in lease agreements to restore the property to its original condition or remove its property at the end of the lease term. Sufficient information is not available to estimate the fair value of its asset retirement obligations in certain of its lease arrangements. This is the case in long-term lease arrangements in which the underlying leased property is integral to its operations, there is not an acceptable alternative to the leased property and the Company has the ability to indefinitely renew the lease. Accordingly, for most of the rights of way and certain lease agreements, the possibility is remote that the Company

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

will incur significant removal costs in the foreseeable future, and as such, the Company does not have sufficient information to make a reasonable estimate of fair value for these asset retirement obligations.

As of December 31, 2007 and 2006, the Company did not have any asset retirement obligations.

Valuation of Long-lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Intangible Assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets, as follows:

Years
Subscriber Base	10
Cable Operating License	20

Revenue Recognition

The Company recognizes revenue based on the following:

Cable Network Revenue — The Company recognizes revenue from the basic analog and digital cable subscription services (including installation), referred to as subscription services over the Company’s cable network to customers in the period the related services are provided. Subscription services are offered for basic video service (over 90% of the total revenue), extended basic video service, digital video service, and pay TV service. All revenue is collected for the calendar year in advance, with the amount collected depending on when the sale is made during the year. There was no deferred revenue at December 31, 2007 for Cable Network Revenue.

Installation revenue — Installation revenue, including reconnect fees, related to these services over our cable network is recognized as revenue in the period in which the installation services are completed. Costs related to connections and reconnections are recognized in the consolidated statement of operations as incurred.

Fiber cable leasing revenue — Cable leasing revenue represents the leasing income received relating to the fiber cable and network leasing income and is recognized as revenue on a pro-rata basis over the contracted service period. The balance sheet caption, service performance obligation-deferred revenue assumed for fiber cable leasing revenue totaled $110,745 at December 31, 2007, which is the remaining deferred income liability from the acquisition of assets from Binzhou SOE (note 4) relating to the unexpired contract service period of the fiber cable leasing.

In accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, ‘‘Revenue Arrangements with Multiple Deliverables’’, when more than one element such as equipment, installation and other

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

services are contained in a single arrangement, the Company allocates revenue between the elements based on acceptable fair value allocation methodologies, provided that each element meets the criteria for treatment as a separate unit of accounting. An item is considered a separate unit of accounting if it has value to the customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered items. The fair value of the undelivered elements is determined by the price charged when the element is sold separately, or in cases when the item is not sold separately, by using other acceptable objective evidence. Management applies judgment to ensure appropriate application of EITF 00-21, including the determination of fair value for multiple deliverables, determination of whether undelivered elements are essential to the functionality of delivered elements, and timing of revenue recognition, among others. For those arrangements where the deliverables do not qualify as a separate unit of accounting, revenue from all deliverables are treated as one accounting unit and recognized ratably over the term of the arrangement. Installation revenue is amortized over the initial year of cable service.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 ‘‘Accounting for Income Taxes’’. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements at December 31, 2007.

Comprehensive Income

The Company has adopted SFAS 130, ‘‘Reporting Comprehensive Income’’, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Foreign Currency Translation

China Cablecom Ltd. functional currency is the US dollar. The Company’s subsidiaries and VIEs determine their functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and have determined their functional currency to be their respective local currency. The Company uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of income.

Translation of amounts from RMB into United States dollars (‘‘US$’’) has been made at the following exchange rates for the respective years:

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

December 31, 2007
Balance sheet	RMB 7.3141 to US$1.00
Statement of operations and comprehensive loss	RMB 7.4435 to US$1.00
December 31, 2006
Balance sheet	RMB 7.8075 to US$1.00
Statement of operations and comprehensive loss	RMB 7.9597 to US$1.00

Employee Benefits

Full time employees of subsidiaries of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employee’s salaries. Other than the employee defined contribution plan, neither the Company nor its subsidiaries provide any other employee benefits.

Basic Income/Loss Per Common Share

The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, ‘‘Earnings Per Share’’. At December 31, 2007 and 2006, the Company’s stock equivalents were anti-dilutive and excluded in the loss per share computations.

In accordance with SFAS 128 and EITF 03-06 the Company has determined that in the case of a net loss, none of the loss should be allocated to the Class A convertible preferred stock as the preferred stock has no contractual obligation to participate in losses.

Use of Estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, useful lives for depreciation and amortization, deferred taxes provision and valuation allowances, purchase price allocation under FAS 141, contingencies and deferred revenue. These estimates may be adjusted as more current information becomes available to the Company, and any adjustment could be significant to the accompanying financial statements.

3.    Recent Changes in Accounting Standards

SFAS 155, ‘‘Accounting for Certain Hybrid Financial Instruments’’ —

In February 2006, the FASB issued FASB Statement No. 155 (SFAS 155), ‘‘Accounting for Certain Hybrid Financial Instruments’’ an amendment of FASB Statements No. 133 and 140. SFAS 155 simplifies the accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Recent Changes in Accounting Standards (Continued)

otherwise would require bifurcation. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. This Statement was adopted by the Company in the first quarter of fiscal 2007. The adoption of SFAS 155 did not have a material impact on the Company’s combined results of operations and financial condition.

FIN 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement
No. 109’’ —

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109’’. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, ‘‘Accounting for Income Taxes’’. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006 and was adopted by the Company in the first quarter of fiscal 2007. The adoption of FIN 48 did not have a material impact on the Company’s combined results of operations and financial condition.

SFAS 157, ‘‘Fair Value Measurements’’ —

In September 2006, the FASB issued SFAS 157, ‘‘Fair Value Measurements’’, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ —

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (‘‘SFAS No. 159’’). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

SFAS 141R, ‘‘Business Combinations’’ —

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), ‘‘Business Combinations’’ (‘‘FAS 141R’’). FAS 141R replaces Statement of Financial Accounting Standards No. 141, ‘‘Business Combinations’’ (‘‘FAS 141’’), although it retains the

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Recent Changes in Accounting Standards (Continued)

fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling (‘‘minority’’) interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

SFAS 160, ‘‘Noncontrolling (‘‘Minority’’) Interests in Consolidated Financial Statements’’ —

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, ‘‘Noncontrolling (‘‘minority’’) Interests in Consolidated Financial Statements’’ (‘‘FAS 160’’). FAS 160 establishes accounting and reporting standards for the noncontrolling (‘‘minority’’) interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling (‘‘minority’’) interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling (‘‘minority’’) interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

4.    Business Acquisition — Binzhou Broadcasting

Acquisition of 49% Equity Interest in The Joint Venture — Binzhou Broadcasting

In September 2007, the Company entered into a series of agreements and transactions to acquire a 49% interest in the joint venture called Binzhou Broadcasting, for approximately $26.5 million.

Pursuant to the asset transfer agreement and Framework Agreement, the local state-owned enterprise and other partner in the joint venture, Binzhou SOE, agreed to sell tangible and intangible, certain assets and the businesses it held in Binzhou PRC for a total consideration of $38,505,187 (equivalent to Rmb289,090,000) in asset transfer installments that are expected be completed by August 2008.

The total consideration of $38.5 million will be partially settled by cash, and a note payable. and the total consideration will be offset by the future equity contribution to be made by Binzhou SOE of Rmb 5.1 million (equivalent to approximately $700,000 US dollars at December 31, 2007) representing Binzhou SOE’s 51% equity interest contribution to be made in 2008, in Binzhou Broadcasting, once the asset transfers are completed in 2008. In accordance with FIN 46-R, the consolidated balance sheet at December 31, 2007 includes 100% of the assets to be transferred over to Binzhou Broadcasting by Binzhou SOE in 2008 as the Company consolidates Binzhou PRC.. In accordance with the Framework Agreement, certain assets will not be transferred and certain liabilities of Binzhou PRC were not assumed by Binzhou Broadcasting. However, such assets and liabilities were recorded in the accompanying balance sheet at December 31, 2007 as Binzhou PRC is obligated to settle the liabilities and then receive the reimbursement from Binzhou SOE.

The assets and liabilities in Binzhou PRC that are part of this consolidation but will be retained by Binzhou SOE in accordance with the Framework Agreement, are reported under the captions in the accompanying balance sheet, ‘‘assets to be used by noncontrolling (‘‘minority’’) interest’’ and ‘‘liabilities to be settled by noncontrolling (‘‘minority’’) interest’’.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    Business Acquisition — Binzhou Broadcasting (Continued)

The following table summarizes the assets to be used by noncontrolling (‘‘minority’’) interest and liabilities to be settled by noncontrolling (‘‘minority’’) interest, reported on the accompanying balance sheet as of December 31, 2007. In accordance with the Framework Agreement to set up the joint venture Binzhou Broadcasting, these assets and liabilities will not be transferred to or assumed by Binzhou Broadcasting and therefore will all be retained or effectively settled by Binzhou SOE in 2008.

Cash and cash equivalents	$539,887
Restricted cash	683,611
Accounts receivable	24,491
Prepaid expenses and other receivables	635,780
Total assets to be used by noncontrolling (‘‘minority’’) interest	$1,883,769
Accounts payable	$1,819,827
Dividend payable	73,830
Due to related parties	6,856,090
Other current liabilities	1,934,289
Notes payable-bank	1,777,389
Total liabilities to be settled by noncontrolling (‘‘minority’’) interest,	$12,461,425
Deemed receivable from noncontrolling (‘‘minority’’) interest for settlement of certain net liabilities	$10,577,656

Statement of Financial Accounting Standards No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’ (‘‘SFAS 144’’) applies to long lived assets to be disposed of by a company. It is permissible, for financial reporting purposes, to group the current assets and current liabilities to be disposed of or (assets to be used by noncontrolling (‘‘minority’’) interest and liabilities to be settled by noncontrolling (‘‘minority’’) interest ) as separate line items on the accompanying balance sheet and the statement of cash flows at December 31, 2007, as shown above.

Acquisition of Assets of Binzhou PRC from Binzhou SOE

The acquisition of the Binzhou PRC assets from Binzhou SOE are recorded at fair value using the purchase method of accounting of SFAS 141 at the date of acquisition, October 1, 2007.

The purchase price consisted of the cash payments made of $4,239,758 and a note payable by Binzhou Broadcasting to Binzhou SOE of $34,265,429, total $38,505,187. The allocation of the purchase consideration is as follows:

Inventories	$658,204
Property, plant and equipment, net	19,596,915
Construction in progress	535,182
Intangible asset – subscriber base	11,223,334
Intangible asset – cable operating license	7,513,902
Service performance obligation-deferred revenue assumed	(1,022,350)
Net assets acquired from Binzhou SOE	$38,505,187

Of the $38,505,187 of acquired assets, $11,223,334 was assigned to subscriber base and $7,513,902 was assigned to cable license, which both are subject to amortization over their respective useful lives. The purchase price was less than the total estimated fair market value of the assets. The excess was applied against the tangible and intangible assets on a pro rata basis at the date of acquisition, in accordance with FASB Interpretation No. 4 and FASB Statement No. 141, Business Combinations.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    Business Acquisition — Binzhou Broadcasting (Continued)

The following unaudited pro forma financial information presents the combined results of the Company as if the acquisition had occurred as of the beginning of the fiscal year 2007 and 2006:

	2007	2006
Revenue	$7,014,675	$8,287,946
Net earnings (loss)	$(2,110,664)	$2,851,578
Earnings (Loss) per share: basic and diluted	$(1.11)	$1.50
Weighted average number of shares: basic and diluted	1,900,000	1,900,000

5.    Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	2007	2006
Cash at banks and cash on hand	$12,638,574	$—

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and pledged deposits.  As of December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC and United States, which management believes are high credit quality financial institutions.

6.    Prepaid Expenses and Advances

Prepaid expenses and other receivables consist of the following:

	2007	2006
Interest receivable	$13,571	—
Prepaid professional fees	166,075	—
Prepaid utilities expenses	104,583	—
Advanced payments	307,382	—
Purchase deposits	76,907	$—
Total	$668,518	$—

7.    Inventories

Inventories by major categories are summarized as follows:

	2007	2006
Supplies inventory	$766,120	$—

8.    Note receivable

Note receivable consists of the following:

	2007	2006
Note Receivable, Jaquar Acqusition Corporation	$475,000	$—
Less: Note receivable, current portion	(237,500)	—
Note receivable, net of current portion	$237,500	$—

In September 2007, the Company advanced $475,000 to Jaguar Acquisition Corporation (‘‘Jaguar’’). The note accrues interest at 10% per annum. In the event that the merger of the Company with Jaguar is consummated, one half of the principal with unpaid interest is due ten days following

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    Note receivable (Continued)

closing of the merger and the remaining principal plus accrued interest is due on the first anniversary of the closing of the merger. In the event the merger is not consummated by April 2008, one half of the principal with unpaid interest is due on the first anniversary of the note issuance date and the remaining principal plus accrued interest is due on the eighteen month anniversary of the note issuance date.

9.    Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	2007	2006
At cost:
Furniture, fixtures and office equipment	$14,284	$4,074
Headend facilities	1,613,279	—
Motor vehicles	135,016	—
Fiber infrastructure and electric appliance	19,472,540	—
Building and building improvements	42,196	—
Total	21,277,315	4,074
Less: accumulated depreciation	555,470	292
	$20,721,845	$3,782

There were no impairment provisions made at December 31, 2007 and 2006.

During the year ended December 31, 2007, depreciation expense totaled $555,178, of which $527,454 and $27,724 were recorded as cost of sales and administrative expenses, respectively.

10.    Construction in Progress

Construction in progress represents costs incurred in connection with construction of fiber infrastructure. The construction in progress that was completed during the year was transferred to Property, Plant and Equipment on a monthly basis, with monthly completion and inspection reports. Total construction in progress was $1,242,289 and $0 at December 31, 2007 and 2006, respectively. Capitalized interest was not significant for the year ended December 31, 2007.

11.    Intangible Assets, Net

The following table summarizes the lives and carrying values of the Company’s intangible assets by category, at December 31, 2007:

	Useful Life	Gross Amount	Accumulated Amortization	Net Carrying Amount
Subscriber base	10	$11,223,334	$280,583	$10,942,751
Cable operating license	20	7,513,902	93,924	7,419,978
Total		$18,737,236	$374,507	$18,362,729

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense for the year ended December 31, 2007 was $374,507. Estimated amortization expenses of the existing intangible assets for the next five years is as follows:

For the year ending December 31,	Amortization
2008	$1,498,028
2009	$1,498,028
2010	$1,498,028
2011	$1,498,028
2012	$1,498,028

12.    Deemed Receivable From Noncontrolling (‘‘Minority’’) Interest For Settlement Of Certain Net Liabilities and Noncontrolling (‘‘Minority’’) Interest

Deemed Receivable From Noncontrolling (‘‘Minority’’) Interest For Settlement Of Certain Net Liabilities

Deemed receivable from noncontrolling (‘‘minority’’) interest for settlement of certain net liabilities of $10,577,656 represents the net liabilities in Binzhou PRC which are held to be settled by Binzhou SOE, as disclosed in Note 4. This amount will be settled in future financial reporting periods, as the net liabilities held be settled (Note 4) decrease or are settled by Binzhou PRC or when all the assets are transferred in 2008 to Binzhou Broadcasting and Binzhou PRC is no longer considered a VIE of the Company. These adjustments wll be reflected in the future consolidations of China Cablecom with Binzhou Broadcasting and Binzhou PRC.

Noncontrolling (‘‘Minority’’) Interest

Noncontrolling (‘‘minority’’) interest of $21,883 represents Binzhou SOE’s equity contribution made to Binzhou Broadcasting up through December 31, 2007 of $1,332. In addition to this equity contribution made, is its 40% proportionate share of the total economic benefits ($51,378) in Binzhou Broadcasting and Binzhou PRC from the date of the asset transfer agreement October 1, 2007, through December 31, 2007 which totaled $20,551. The total of this noncontrolling (‘‘minority’’) interest in income of $20,551 combined with the equity contribution made in 2007 of $1,332 was $21,883.

13.    Income Taxes

British Virgin Islands

China Cablecom Ltd. was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

Hong Kong

China Cablecom Company Limited, a wholly owned subsidiary of the Company, was incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. No provision for profits tax has been made as the subsidiary has no assessable income for the year. The applicable statutory tax rate for the years ended December 31, 2007 is 17.5%.

PRC

Enterprises income tax in PRC is charged at 33% of the assessable profit. The subsidiaries and the VIEs incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    Income Taxes (Continued)

on the taxable income as reported in their PRC statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

Deferred tax liabilities relate to installation income received, that in accordance to PRC tax regulations is taxable over an 8-year period. For financial reporting purposes, the installation income is recognized in the period that the installation services are completed.

The provision for income taxes consists of the following:

	2007	2006
Current tax
— PRC tax	$2,632	$—
— PRC tax refund	(12,675)	—
— Deferred tax provision – PRC – revenue recognition	50,245	—
Total	$40,202	$—

14.Other Current Liabilities

Other current liabilities consist of the following:

	2007	2006
Accrued professional fees	$600,000	$—
Accrued expenses	213,751	20,867
Accrued interest	564,384	—
Total	$1,378,135	$20,867

15.    Notes Payable — Noncontrolling (‘‘Minority’’) interest

Note payable – noncontrolling interest consists of the following:

	2007	2006
Note payable – noncontrolling (‘‘minority’’) interest	$34,265,429	$—
Short term portion	(17,218,612)	—
Long term portion	$17,046,817	$—

Pursuant to the terms of the Asset Transfer Agreement with Binzhou SOE (noncontrolling (‘‘minority’’) interest), Binzhou Broadcasting must complete the payment for all assets to be transferred by installments in 2008, no later than August 2008.

As of December 31, 2007, there were no assets transferred over from Binzhou SOE to Binzhou Broadcasting. These assets (asset title remained with Binzhou PRC at December 31, 2007) and the above note payable (total amount $38,505,187 less cash payments already paid of $4,239,758) for the purchase of these assets were recorded in the accompanying balance sheet at December 31, 2007 in accordance with the VIE rules of FIN-46R and the purchase method of accounting, pursuant to SFAS 141.

Due to the circumstances that the legal title to these assets will be transferred over to Binzhou Broadcasting in 2008, no interest has been accrued on this note at December 31, 2007. The note payable will bear 5% interest per annum. The repayment terms of this note require Binzhou Broadcasting to pay approximately 155 million RMB (equivalent to approximately $17.2 million US dollars at December 31, 2007) in 2008, representing the current portion of this note payable,

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    Notes Payable — Noncontrolling (‘‘Minority’’) interest (Continued)

approximately 128 million RMB (equivalent to approximately $17 million US dollars at December 31, 2007) to be paid over a 20 year period from the date of the assets transfer, is the long term portion of this note payable.

16.    Notes payable — long-term debt

Notes payable – long term debt consists of the following:

Promissory notes issued		$19,992,320
Less:
Original debt discount	$3,567,440
Less: Amortization of discount	(670,588)
Net debt discount at December 31, 2007		(2,896,852)
Notes payable – net of original issue discount		$17,095,468
Short-term portion – net of original issue discount		9,617,646
Long-term portion – net of original issue discount		$7,477,822

In September 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 shares of Class A preferred stock to 10 investors in exchange for proceeds of approximately $20 million (the ‘‘Bridge Financing’’). Each share of Class A preferred stock is convertible into one share of the Company’s common stock.  The proceeds from the Bridge Financing were used to fund the acquisition of Binzhou Broadcasting (Note 4) and for working capital purposes. The promissory notes bear interest at a stated interest rate of 10% and are collateralized by a pledge of approximately 950,000 shares of the common stock of the Company, held by the Company’s Chairman. The Company allocated the proceeds based on the relative fair value of the promissory notes and the Class A preferred stock, the resulting discount on the promissory notes is being amortized using the effective interest method to interest expense over the term of the promissory notes. For the year ended December 31, 2007 approximately $671,000 was amortized and charged to interest expense. In addition, the interest expense on these promissory notes approximated $564,000 for the year ended December 31, 2007, resulting in total interest expense of approximately $1,235,000.

Upon a successful merger between the Company and Jaguar, 50% of the promissory notes plus accrued interest is due 10 days following the consummation of the merger and the remaining 50% of the promissory notes plus accrued interest is due on the first anniversary of the consummation of the merger.  If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes. The remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes. The current and long-term portions of this note payable, using the effective interest rate method, is recorded pursuant to the repayment terms of the note where 50% of the principal of the note is due April 5, 2008 and the remaining 50% of the principal of the note plus accrued interest is due on March 27, 2009.

In October 2007, the Company entered into an agreement and plan of merger with Jaguar. The approval of the agreement and plan of merger is subject to customary closing conditions and shareholder approval.

17.    Stockholders’ Equity

In September 2007, the Company amended its articles of incorporation such that it has the authority to issue a maximum of 3,050,020 shares of common stock, par value $.0005 and 1,150,020

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Stockholders’ Equity (Continued)

shares of Class A preferred stock, par value $.0005. All 2006 amounts have been restated to reflect the change in par value. There were 1,899,000 shares issued in September 2007 to the sole shareholder of China Cablecom, for total consideration of $950. These shares issued in 2007 were issued to the sole shareholder of China Cablecom, in order to recapitalize the company prior to the issuance of the promissory notes (note 16).

Each share of Class A convertible preferred stock is convertible at the holder’s option into one share of common stock. Each Class A preferred stock share is entitled to participate with equally with common stock in regard to dividends and distributions except that each share has a $0.01 per share liquidation preference.  Each share of Class A convertible preferred stock has voting rights equal to that of a common share.

18    Statutory Reserves

The Company’s statutory reserves comprise as follows:

	2007	2006
Statutory reserves	$40,009	$—
Other reserve	6,260	—
Total	$46,269	$—

Statutory reserves

Under PRC regulations, the Company’s PRC subsidiaries and VIEs may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP. In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital. The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

19    Commitments and Contingencies

During 2006, the Company executed an agreement with a consultant to assist with the consummation of a transaction to structure an operating company in the PRC seeking to perform a public offering (the ‘‘Transaction’’). Under the agreement, the Company is obligated to pay the consultant at least $350,000 upon the successful closing of the Transaction. The agreement shall continue in effect for 24 months or until the Company consummates the Transaction or until the agreement is terminated by either party pursuant upon 30 days written notice, as further defined in the agreement. No amounts have been accrued relating to this agreement, at December 31, 2007.

20.    Employee Benefits

The Company contributes to a state pension plan organized by municipal and provincial governments in respect of its employees in PRC. The expense related to this plan, was $35,527 and $0 for the year ended December 31, 2007 and 2006 respectively.

21.    Operating Risk

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. As of December 31, 2007, substantially all of the Company’s cash and cash equivalents were managed by three financial institutions that management

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.    Operating Risk (Continued)

believes are high credit quality financial institutions. The Company has approximately $7.3 million in cash, bank deposits and money market funds in the PRC, which constitute about 58% of total cash and cash equivalents. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006, which went into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to WTO, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks, which holds the Company’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

Accounts receivable are typically unsecured and are derived from revenue earned from customers in China. The Company’s customers pay all fees in advance for services to be provided. The risk with respect to accounts receivables is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances.

Foreign exchange risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Company’s operations are substantially in foreign countries

All of the Company provided cable networks business are in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Restrictions on transfer of assets out of China

Dividend payments by the Company, are limited by certain statutory regulations in China. The Company may pay no dividend without receiving first prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

22.    Related Party Transactions

Apart from the transactions as disclosed in notes 8, 15 and 16 to these financial statements, the Company had no significant transactions carried out with related parties during the financial reporting periods shown in the accompanying financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.    Segment reporting

Management considers the Company to have one business segment, consisting of the cable network services and support. The information presented in the consolidated statement of operations reflects the revenues and costs associated with this business segment that management uses to make operating decisions and assess performance.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Jaguar Acquisition Corporation
Conshohocken, Pennsylvania

We have audited the accompanying balance sheets of Jaguar Acquisition Corporation (a corporation in the development stage) as of March 31, 2007 and March 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2007, periods from June 2, 2005 (inception) to March 31, 2007 and June 2, 2005 (inception) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Offering (‘‘Offering’’) (such date would be October 13, 2007), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (such date would be April 13, 2008).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jaguar Acquisition Corporation as of March 31, 2007 and March 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2007, periods from June 2, 2005 (inception) to March 31, 2007, and June 2, 2005 (inception) to March 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the financial statements, the company is required to consummate a business combination by April 13, 2008. The possibility of such business combination not being consummated raises substantial doubt as to its ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
June 26, 2007

Jaguar Acquisition Corporation
(A corporation in the development stage)
Balance Sheets

	March 31 2007	March 31 2006
Assets
Current Assets:
Cash and cash equivalents	$193,651	$470
Cash and cash equivalents held in trust fund (note 1)	25,913,282	—
Accrued interest receivable in Trust Fund (note 1)	76,552	—
Prepaid expenses	46,259	—
Total Current Assets:	26,229,744	470
Deferred offering costs (note 1)		110,330
Deferred acquisition costs	202,774	—
Total Assets	$26,432,518	$110,800
Liabilities and Stockholder’ Equity
Current Liabilities:
Accounts payable	$19,251	$—
Accrued acquisition costs	113,362
Accrued offering costs	—	$12,000
Taxes payable (note 8)	67,075	—
Note payable, stockholders (note 6)	—	75,000
Total Current Liabilities	199,688	87,000
Common Stock, subject to possible conversion, 919,540 shares at conversion value (note 2)	5,189,769	—
Commitment (Note 3)
Stockholders’ equity (Notes 4, 5 and 7)
Preferred Stock, $.0001 par value, Authorized 1,000.000 shares, none issued	—	—
Common Stock, $.0001 par value, Authorized 20,000,000 shares, Issued and outstanding 5,716,667 shares (which includes 919,540 subject to possible conversion) and 1,000,000 respectively	572	100
Additional paid-in capital	20,460,184	24,900
Retained earnings (deficit) accumulated during development stage	582,305	(1,200)
Total Stockholder’s Equity	21,043,061	23,800
Liabilities and Stockholder’ Equity	$26,432,518	$110,800

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Operations

	Year ended March 31 2007	Period from June 2, 2005 (inception) to March 31 2006	Period from June 2, 2005 (inception) to March 31 2007
Income:
Interest income	$894,117	$—	$894,117
Loss on disposition of Treasury bills	(2,285)	—	(2,285)
Total Income	891,832	—	891,832
Expenses:
General and administrative and formation expenses (Note 3)	240,477	1,200	241,677
Net income (loss) before income taxes	651,355	(1,200)	650,155
Provision for taxes (Note 8)	67,850	—	67,850
Net income (loss) for period	$583,505	$(1,200)	$582,305
Accretion of Trust Account relating to common stock subject to possible conversion	(178,276)	—	(178,276)
Net income (loss) attributable to other common shareholders	$405,229	$(1,200)	$404,028
Weighted average shares outstanding, subject to possible conversion	919,540	0
Net income per share – basic and diluted	$0.19	$—
Weighted average common shares outstanding	4,672,290	1,000,000
Net income (loss) per share – basic and diluted	$0.09	$(0.00)

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings/ (deficit) accumulated during the development state	Total Stockholder’s Equity
	Shares	Amount
Balance, June 2, 2005 (inception)		$—	$—	$—	$—
Common shares issued to initial stockholders	1,000,000	100	24,900	—	25,000
Net Loss for the period				(1,200)	(1,200)
Balance March 31, 2006	1,000,000	$100	$24,900	$(1,200)	$23,800
Sale of 4,000,000 units of underwriters’ discount and offering expenses (includes 799,600 shares subject to possible conversion	4,000,000	400	21,626,463	—	21,626,863
Proceeds subject to possible conversion of 799,600 shares	—	—	(4,357,820)	—	(4,357,820)
Proceeds from issuance of underwriter purchase option	—	—	100	—	100
Proceeds from issuance of insider units	116,667	12	699,990	—	700,002
Sale of 600,000 units in overallotment (includes 119,940 shares subject to possible conversion), net of underwriter’s discount	600,000	60	3,311,940	—	3,312,000
Proceeds subject to possible conversions of 119,940 shares	—	—	(653,672)	—	(653,672)
Accretion of trust relating to common stock subject to possible conversion	—	—	(178,276)	—	(178,276)
Additional offering expenses	—	—	(13,441)	—	(13,441)
Net Income for the year ending March 31 2007	—	—	—	583,505	583,505
Balance, March 31, 2007	5,716,667	$572	$20,460,184	$582,305	$21,043,061

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Cash Flows

	Year ended March 31 2007	Period from June 2, 2005 (inception) to March 31 2006	Period from June 2, 2005 (inception) to March 31 2007
Cash Flows from operating activities
Net Income (loss) for the period	$583,505	$(1,200)	$582,305
Adjustments to reconcile net income
Increase in prepaid expenses	(46,259)	—	(46,259)
Increase in accrued expenses	—	—	—
Increase in accounts payable	19,251	—	19,251
Increase in taxes payable	67,075	—	67,075
Increase in interest receivable	(76,552)	—	(76,552)
Net cash provided by (used in) operating activities	$547,020	$(1,200)	$545,820
Cash Flows from Investing activities
Cash and cash equivalents held in trust account	$(25,913,282)	$—	$(25,913,282)
Deferred acquisition costs	(89,412)	—	(89,412)
Net cash used in investing activities	$(26,002,694)	$—	$(26,002,694)
Cash Flow from Financing activities
Proceeds from initial public offering, net	$25,723,855	$—	$25,723,855
Proceeds from notes payable, shareholders	—	75,000	75,000
Payment of notes payable, shareholders	(75,000)	—	(75,000)
Proceeds from issuance of shares of common stock to initial shareholders	—	25,000	25,000
Payment of deferred offering costs		(98,330)	(98,330)
Net cash provided by financing activities	$25,648,855	$1,670	$25,650,525
Net increase in cash and cash equivalents	$193,181	$470	$193,651
Cash and cash equivalents at beginning of period	470		—
Cash and cash equivalents at end of period	$193,651	$470	$193,651
Supplemental disclosure of non-cash financing activities
Accrued offering costs	$—	$12,000	$12,000
Accrued acquisition costs	$113,362	$—	$113,362
Accretion of trust fund relating to common stock subject to possible conversion	$178,276	$—	$178,276
Fair value of underwriter purchase option	$759,500	$—	$759,500
Taxes paid	$745	$—	$745

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Cash and Cash Equivalents	The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents

Securities Held in Trust Fund	The Company carries its investment in U.S. government at cost, which approximates fair value.

Income Taxes	The Company follows Statement of Financial Accounting Standards No. 109 (‘‘SFAS No. 109’’), ‘‘Accounting for Income Taxes’’ which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Net Income per Common Share	Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period.

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,000,000 initial shares outstanding throughout the period from June 2, 2005 (inception) to March 31, 2007 and 3,797,127 common shares outstanding after the effective date of the offering on April 13, 2006. Net income per share subject to possible conversion is calculated by dividing accretion of trust account relating to common stock subject to possible conversion by 919,540 common stock subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At March 31, 2007, there were no such potentially dilutive securities.

Deferred Offering Costs	Deferred offering costs consist principally of legal, audit and underwriting fees incurred through the balance sheet date that were charged to capital upon receipt of the proceeds from the offering during April 2006.

Deferred Acquisition Costs	Costs related to proposed acquisitions are capitalized and in the unlikely event the acquisition does not occur the costs are expensed.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Use of Estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements	In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48 (‘‘FIN 48’’), ‘‘Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a significant effect on the Company’s balance sheet or statements of operations.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

1. Organization and Business Operations	Jaguar Acquisition Corporation (the ‘‘Company’’) was incorporated in Delaware on June 2, 2005 as a blank check company whose objective is to acquire an operating business. The Company’s initial stockholders purchased 1,200,000 shares of common stock, $.0001 par value, for $25,000 in July 2005.

The registration statement for the Company’s initial public offering (‘‘Offering’’) was declared effective April 5, 2006. The Company consummated the offering on April 13, 2006 and received net proceeds of approximately $21,600,000 from the sale of 4,000,000 units. The Company incurred $110,330 in deferred offering costs as of March 31, 2006 which were charged to Additional Paid-In Capital at the time of the initial public offering. On April 18, 2006 the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $3,300,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (‘‘Business Combination’’). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $25,098,002 (including $700,002 of proceeds from the Insider Units discussed in Note 8) was placed in an interest-bearing trust account. As of March 31, 2007 an amount of $25,989,834 (which includes accrued interest of $76,552) is being held in an interest-bearing trust account (‘‘Trust Account’’) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Stockholders’’), have agreed to vote their

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In this respect, $5,189,769 (which includes $178,276 accretion of Trust Fund) has been classified as common stock subject to possible conversion at March 31, 2007.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date would be October 13, 2007), or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (such date would be April 13, 2008). In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering (See Note 3)).

2. Offering	The Company sold 4,600,000 units (‘‘Units’’) in the Offering, which includes the 600,000 Units subject to the underwriters’ over-allotment. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (‘‘Warrants’’). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, upon prior written consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (‘‘Representative’’), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued an option, for $100, to the Representative to purchase 350,000 Units at an exercise price of $9.10 per Unit. At April 5, 2006, the Company estimated that the fair value of this unit purchase option was approximately $759,500 ($2.17 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated using the following assumptions: (1) expected volatility of 48.79%, (2) risk-free interest rate of 4.79% and (3) expected life of 5 years. The Company accounted for the fair value of the unit purchase option as an expense of the Offering resulting in a charge directly to stockholders’ equity. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $5.00 per share.

3. Commitment	The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $3,750 per month for such services commencing on April 5, 2006, the effective date of the Offering. Amounts of $45,000 for the year ended March 31, 2007 and $45,000 for the period from June 2, 2005 (inception) to March 31, 2007 are included in general and administrative expenses for such services.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

4. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

5. Common Stock	On February 6, 2006, the Company’s Board of Directors authorized a stock dividend of 0.333333 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

At March 31, 2007, 10,483,334 shares of common stock were reserved for issuance upon exercise of redeemable warrants and the representative’s unit purchase option.

6. Notes Payable Stockholders	In June 2005, the Company issued an aggregate of $75,000 unsecured promissory notes to its Initial Stockholders. The notes are non-interest-bearing and were paid following the consummation of the Offering from the net proceeds of the Offering.

7. Insider Units	Simultaneously with the consummation of the Offering on April 13, 2006, certain of the Initial Stockholders and their affiliates purchased an aggregate of 116,667 Units (‘‘Insider Units’’) at $6.00 per unit (for an aggregate purchase price of $700,002) privately from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Units are identical to the Units offered in the Offering except that the Warrants underlying such Units may be exercisable on a cashless basis so long as such Warrants are held by the Initial Stockholders or their affiliates. Additionally, the purchasers have waived their right to receive distributions upon the Company’s liquidation prior to a Business Combination with respect to the securities underlying these Insider Units. The purchasers have further agreed that the Insider Units and underlying securities will not be sold or transferred by them until after the Company has completed a Business Combination.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Financial Statements

8. Provision for Taxes	Provision for current franchise and income taxes consists of:

	Federal Income Taxes	State Franchise and Income Taxes	Total Current
Year ended March 31, 2007	$2,000	$65,850	$67,850
Period from June 2, 2005 (Inception) to March 31, 2006	—	—	—
Period from June 2, 2005 (Inception) to March 31, 2007	$2,000	$65,850	$67,850

Due to the majority of the Company’s interest income being tax exempt, the Company has a net operating loss for Federal income tax purposes of approximately $180,000. The deferred tax asset resulting from such net operating loss has been fully offset by a valuation allowance due to uncertainty of its realization.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Balance Sheets

	December 31, 2007	March 31, 2007
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$137,424	$193,651
Cash and cash equivalents held in Trust Fund (Note 2)	26,618,453	25,913,282
Accrued interest receivable in Trust Fund (Note 2)	70,557	76,552
Prepaid expenses	6,820	46,259
Total Current Assets	26,833,254	26,229,744
Deferred acquisition costs	788,742	202,774
Total Assets	$27,621,996	$26,432,518
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	24,161	19,251
Accrued acquisition costs	289,959	113,362
Accrued expenses	30,000	—
China Cablecom Loan (Note 10)	475,000	—
Accrued Interest on China Cablecom Loan (Note 10)	13,458	—
Taxes payable (Note 9)	121,534	67,075
Note payable, stockholders (Note 7)	65,000	—
Total Current Liabilities	1,019,112	199,688
Common Stock, subject to possible conversion, 919,540 shares at conversion value (Note 2)	5,329,534	5,189,769
Commitment (Note 4)
Stockholders’ equity (Notes 5, 6 and 8)
Preferred Stock, $.0001 par value, Authorized 1,000.000 shares, none issued
Common Stock, $.0001 par value,
Authorized 20,000,000 shares,
Issued and outstanding 5,716,667 shares (which includes 919,540 subject to possible conversion)	572	572
Additional paid-in capital	20,320,419	20,460,184
Retained earnings accumulated during development stage	952,359	582,305
Total Stockholders’ Equity	21,273,350	21,043,061
Liabilities and Stockholders’ Equity	$27,621,996	$26,432,518

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Operations

	Quarter ended December 31 2007	Nine Months ended December 31 2007	Quarter ended December 31 2006	Nine Months ended December 31 2006	Period from June 2, 2005 (inception to) December 31 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income:
Interest income	$223,641	$699,199	$232,693	$672,199	$1,593,316
Loss on disposition of T-Bills	—	—	(2,285)	(2,285)	(2,285)
Total Income	$223,641	$699,199	$230,408	$669,914	$1,591,031
Expenses:
General and administrative expenses (Note 4)	102,790	261,228	47,649	171,174	502,906
Interest expense (Note 10)	13,458	13,458	—	—	13,458
	116,248	274,686	47,649	171,174	516,364
Net income before income taxes	107,393	424,513	182,759	498,740	1,074,667
Provision for income taxes	18,696	54,459	10,000	33,000	122,308
Net income for period	$88,697	$370,054	$172,759	$465,740	$952,359
Accretion of Trust Account relating to common stock subject to possible conversion	(44,701)	(139,765)	(46,058)	(133,915)	(318,041)
Net income attributable to other common shareholders	$43,996	$230,289	$126,701	$331,825	$634,318
Weighted average number of shares subject to conversion	919,540	919,540	919,540	873,890
Net income per share – basic and diluted	$0.04	$0.15	$0.05	$0.15
Weighted average number of shares outstanding	4,797,127	4,797,127	4,797,127	4,608,898
Net income per share – basic and diluted	$0.01	$0.05	$0.03	$0.07

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings (deficit)	Total Stockholder’s Equity
	Shares	Amount
Balance June 2, 2005 (inception)
Common shares issued to initial stockholders	1,000,000	$100	$24,900	$—	$25,000
Net Loss for the period				(1,200)	(1,200)
Balance March 31, 2006	1,000,000	$100	$24,900	$(1,200)	$23,800
Sale of 4,000,000 units of underwriter’s discount and offering expenses (includes 799,600 shares subject to possible conversion	4,000,000	400	21,626,463	—	21,626,863
Proceeds subject to possible conversion of 799,600 shares	—	—	(4,357,820)	—	(4,357,820)
Proceeds from issuance of underwriter purchase option	—	—	100	—	100
Proceeds from issuance of insider units	116,667	12	699,990	—	700,002
Sale of 600,000 units in over allotment (includes 119,940 shares subject to possible conversion), net of underwriter’s discount	600,000	60	3,311,940	—	3,312,000
Proceeds subject to possible conversion of 119,940 shares (unaudited)	—	—	(653,672)	—	(653,672)
Accretion of trust relating to common stock subject to possible conversion	—	—	(178,276)	—	(178,276)
Additional offering expenses	—	—	(13,441)	—	(13,441)
Net Income for the period ending March 31, 2007	—	—	—	583,505	583,505
Balance March 31, 2007	5,716,667	$572	$20,460,184	$582,305	$21,043,061
Accretion of trust relating to common stock subject to possible conversion (unaudited)	—	—	(139,765)	—	(139,765)
Net Income for the period ending December 31, 2007 (unaudited)	—	—	—	370,054	370,054
Balance December 31, 2007 (Unaudited)	5,716,667	$572	$20,320,419	$952,359	$21,273,350

See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Statements of Cash Flows

	Nine Months ended December 31 2007	Nine Months ended December 31 2006	Period from June 2, 2005 (inception) to December 31 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from operating activities
Net Income for the period	$370,054	$465,740	$952,359
Adjustments to reconcile net income to net cash provided by operations
(Increase) decrease in prepaid expenses	39,439	(69,157)	(6,820)
(Increase) in interest income	(699,199)	(672,199)	(1,593,316)
Increase in accrued expenses	30,000	5,974	30,000
Increase in accounts payable	4,910	730	24,161
Increase in taxes payable	54,459	33,000	121,534
Increase in accrued interest – China Cablecom loan	13,458	—	13,458
Net cash used in operating activities	$(186,879)	$(235,912)	$(458,624)
Cash Flows from Investing activities
Interest earned on cash and cash equivalents	$699,199	$672,199	$1,593,316
Accrued interest receivable	5,995	(76,773)	(70,557)
Funds invested in trust account	(705,171)	(25,691,143)	(26,618,453)
Deferred acquisition costs	(409,371)	(44,850)	(498,783)
Net cash used in investing activities	$(409,348)	$(25,140,567)	$(25,594,477)
Cash Flow from Financing activities
Proceeds from initial public offering, net	$—	$25,736,353	$25,723,855
Proceeds from notes payable, shareholders	65,000	—	140,000
Proceeds from China Cablecom Loan	475,000		475,000
Payment of notes payable, shareholders	—	(75,000)	(75,000)
Proceeds of issuance of shares of common stock to initial shareholders	—	—	25,000
Payment of deferred offering costs	—		(98,330)
Net cash provided by financing activities	$540,000	$25,661,353	$26,190,525
Net increase in cash and cash equivalents	$(56,227)	$284,874	$137,424
Cash and cash equivalents at beginning of period	193,651	470	—
Cash and cash equivalents at end of period	$137,424	$285,344	$137,424
Supplemental disclosure of non-cash financing activities
Accrued offering costs		$5,973	$—
Accrued acquisition costs	$176,597		$289,959
Accretion of trust fund relating to common stock subject to possible conversion	$139,765	$133,915	$318,041
Fair value of underwriter purchase option		$759,500	$759,500
Taxes Paid			$745
See summary of significant accounting policies and accompanying notes to financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Cash and Cash Equivalents	The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities Held in Trust Fund	The Company carries its investment in U.S. government securities at cost, which approximates fair value.

Income Taxes	The Company follows Statement of Financial Accounting Standards No. 109 (‘‘SFAS No. 109’’), ‘‘Accounting for Income Taxes’’ which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Net Income Per Share	Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,000,000 initial shares outstanding throughout the period from June 2, 2005 (inception) to December 31, 2007 and 3,797,127 common shares outstanding after the effective date of the offering on April 13, 2006. Net income per share subject to possible conversion is calculated by dividing accretion of trust account relating to common stock subject to possible conversion by 919,540 common stock subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the equity. At December 31, 2007, there were no such potentially dilutive securities.

Deferred Acquisition Costs	Costs related to proposed acquisitions are capitalized and in the unlikely event the acquisition does not occur, the costs are expensed. At December 31, 2007, the Company has incurred $788,742 of such costs related to the proposed business combination discussed in Notes 10 and 11.

Use of Estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

Statements of Cash Flows	Certain reclassifications have been made in the statements of cash flows to conform prior period data with the current presentation.

Recently Issued Accounting Standards	In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48 (‘‘FIN 48’’), ‘‘Accounting for Uncertainty in Income taxes, and Interpretation of FASB Statement No.109.’’ FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, accounting for interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 was effective for the fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (‘‘SFAS No. 157’’), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value estimates. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company will evaluate the potential impact, if any, of the adoption of SFAS No. 157 on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, ‘‘the Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB No. 115 (‘‘SFAS No. 159’’). SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value.

Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or on a remeasurement event that gives rise to new-basis accounting. SFAS No. 159 does not effect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting

Jaguar Acquisition Corporation
(A corporation in the development stage)
Summary of Significant Accounting Policies

standards. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year and the Company has adopted SFAS No. 157. The Company is evaluating whether it will adopt the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations,(‘‘SFAS 141(R)’’). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of SFAS 141 (R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective accounting standard if currently adopted would have a material effect on the Company’s consolidated financial statements.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

1. Basis of Presentation	The accompanying financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10QSB. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements that were included in the Company’s Form 10-KSB for the period ended March 31, 2007.

In the opinion of the Company, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position and results of operations of the Company. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

2. Organization and Business Operations	Jaguar Acquisition Corporation (the ‘‘Company’’) was incorporated in Delaware on June 2, 2005 as a blank check company whose objective is to acquire an operating business. The Company’s initial stockholders purchased 1,000,000 shares of common stock, $.0001 par value, for $25,000 in June 2005.

The registration statement for the Company’s initial public offering (‘‘Offering’’) was declared effective April 5, 2006. The Company consummated the offering on April 13, 2006 and received net proceeds of approximately $21,600,000 from the sale of 4,000,000 units. On April 18, 2006 the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $3,300,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (‘‘Business Combination’’). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $25,098,002 (including $700,002 of proceeds from the Insider Units discussed in Note 8) was placed in an interest-bearing trust account. As at December 31, 2007 an amount of $26,618,453 (plus accrued interest of $70,557) is being held in an interest-bearing trust account (‘‘Trust Account’’) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company.

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Stockholders’’), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (‘‘Public Stockholders’’) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In this respect, $5,329,534 (which includes $318,041 accretion of Trust Fund) has been classified as common stock subject to possible conversion at December 31, 2007.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date was October 13, 2007), or 24 months from the consummation of the Offering since a Letter of Intent to acquire China Cablecom, Ltd. has been executed and announced (such date would be April 13, 2008). In the event of liquidation,

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering (See Note 3)).

3. Offering	The Company sold 4,600,000 units (‘‘Units’’) in the Offering, which includes the 600,000 Units subject to the underwriters’ over-allotment. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (‘‘Warrants’’). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, upon prior written consent of the underwriter, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with this Offering, the Company issued an option, for $100, to the representative of the underwriters to purchase 350,000 Units at an exercise price of $9.10 per Unit. On April 5, 2006, the Company estimated that the fair value of this unit purchase option was approximately $759,500 ($2.17 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated using the following assumptions: (1) expected volatility of 48.79%, (2) risk-free interest rate of 4.79% and (3) expected life of five years. The Company accounted for the fair value of the unit purchase option as an expense of the Offering resulting in a charge directly to stockholders’ equity. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any such cash. In addition, the warrants underlying such Units are exercisable at $5.00 per share.

4. Commitment	The Company presently occupies office space with an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

Company, it will pay for office space leased by the Company, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate $3,750 per month for such services commencing on April 5, 2006, the effective date of the Offering. Amounts of $11,250 for the three-month period ended December 31, 2007, $33,750 for the nine-month period ended December 31, 2007 and $71,250 for the period from June 2, 2005 (inception) to December 31, 2007 are included in general and administrative expenses for such services.

5. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

6. Common Stock	On February 6, 2006, the Company’s Board of Directors authorized a stock dividend of 0.333333 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

At December 31, 2007, 10,483,334 shares of common stock were reserved for issuance upon exercise of redeemable warrants and the representative’s unit purchase option.

7. Notes Payable Stockholders	In July 2007, the Company issued an aggregate of $65,000 unsecured promissory notes to its Initial Stockholders. The notes are non-interest-bearing and are to be paid back with proceeds from a non-recourse loan from China Cablecom. (See Note 10.)

8. Insider Units	Simultaneously with the consummation of the Offering on April 13, 2006, certain of the Initial Stockholders and their affiliates purchased an aggregate of 116,667 Units (‘‘Insider Units’’) at $6.00 per unit (for an aggregate purchase price of $700,002) privately from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Units are identical to the Units offered in the Offering except that the Warrants underlying such Units may be exercisable on a cashless basis so long as such Warrants are held by the Initial Stockholders or their affiliates. Additionally, the purchasers have waived their right to receive distributions upon the Company’s liquidation prior to a Business Combination with respect to the securities underlying these Insider Units. The purchasers have further agreed that the Insider Units and

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

underlying securities will not be sold or transferred by them until after the Company has completed a Business Combination.

9. Provision for Taxes	Provision for current taxes consists of:

	Federal Income Taxes	State Franchise and Income Taxes	Total Current
Quarter ended December 31, 2007	$—	$18,696	$18,696
Nine months ended December 31, 2007	$—	$54,459	$54,459
Quarter ended December 31, 2006	$—	$10,000	$10,000
Nine months ended December 31, 2006	$2,000	$31,000	$33,000
Period from June 2, 2005 (inception) to December 31, 2007	$2,000	$120,308	$122,308

Due to the majority of the Company’s interest being tax exempt, the Company has an operating loss for Federal Income Tax purposes and the deferred tax asset resulting from such operating loss has been fully offset by a valuation allowance due to uncertainty of its realization.

10. China Cablecom Letter of Intent and Loan	On October 16, 2006 the Company signed a Letter of Intent (‘‘LOI’’) to acquire all of the issued and outstanding shares of China Cablecom Ltd., a British Virgin Islands company, (‘‘China Cablecom’’), an emerging consolidated cable network operator in the highly populated Shandong Province in the People’s Republic of China (PRC). To secure the proposed transaction, China Cablecom has raised $20 million from debt and bridge financing. Subsequent to obtaining this financing, China Cablecom loaned the Company $475,000 (the China Cablecom Loan) to pay for on-going expenses associated with consummating the Company’s business combination with China Cablecom.

The China Cablecom Loan carries an interest rate of 10% per annum. Interest for the period from October 16, 2007 to December 31, 2007 was $13,458. One-half of the principal, together with any then unpaid and accrued interest is due and payable upon the tenth (10th) day following the closing of a Business Combination, and the remainder of the principal is due and payable, together with any then unpaid and accrued interest thereon and

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

other amounts payable on the first anniversary of the closing of the Business Combination. In the event that the business combination is not consummated by April 15, 2008, one-half of the principal amount is due and payable on the first anniversary of the issuance date of the note and one-half is due and payable on the eighteen month anniversary of the issuance date of note, provided that in the event that business combination is not consummated the Company is not obligated to repay such principal or accrued interest.

11. Merger Agreement signed with China Cablecom Ltd.	On October 31, 2007 the Company executed an Agreement and Plan of Merger (‘‘Merger Agreement’’) to redomesticate from the State of Delaware to the British Virgin Islands (the ‘‘Redomestication Merger’’) through a merger with and into the Company’s wholly-owned BVI subsidiary, China Cablecom Holdings Ltd., which will be the surviving entity and to acquire all of the issued and outstanding shares of China Cablecom, Ltd (China Cablecom) (the ‘‘Business Combination’’). On November 2, 2007, the Company filed a preliminary proxy statement on Schedule 14A, providing for the approval by the Company’s stockholders of the Redomestication Merger and the Business Combination. China Cablecom is an emerging consolidated cable network operator and acquirer in the highly-populated Shandong province in the People’s Republic of China (PRC).

On November 28, 2007, the executive officers of Jaguar Acquisition Corp., together with the Executive Chairman of China Cablecom Ltd., held presentations at The Roth Conference – China Comes to Phoenix, regarding Jaguar’s proposed business combination with China Cablecom Ltd., as described in Jaguar’s Form 8-K filed on November 5, 2007. The investor presentation is incorporated by reference herein.

As a result of initial comments by the SEC, on December 27, 2007, the Company filed with the SEC a revised preliminary proxy statement on Schedule 14A Subsequent to the end of the reporting period, as a result of additional comments by the SEC, the Company entered into a warrant clarification agreement regarding its outstanding warrants and filed a further revised preliminary proxy statement on January 23, 2008 on Schedule 14A. In addition, in connection with a potential dispute among investors in another company formed by the principal stockholder of China Cablecom, on January 11, 2008, the Company entered into a settlement agreement relating to such matters. For a more complete

Jaguar Acquisition Corporation
(A corporation in the development stage)
Notes to Unaudited Financial Statements

discussion of the proposed business combination, including the risks that are applicable to the Company with respect to the acquisition of China Cablecom, see the Company’s revised preliminary proxy statement on Schedule 14A filed January 23, 2008.

The Company expects that this transaction will be consummated in the first or second quarters of 2008, after the required approval by shareholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT

To the Board of Directors of
BINZHOU GUANGDIAN NETWORK CO., LTD.
(Incorporated in the People’s Republic of China)

We have audited the accompanying combined balance sheets of Binzhou Guangshi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as of December 31, 2006 and 2005, and the related statements of operations, and changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Binzhou Guangshi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center as at December 31, 2006 and 2005 and the combined results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY ZTHZ HK CPA Limited

UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong, December 20, 2007
(THE PEOPLE’S REPUBLIC OF CHINA)

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED BALANCE SHEETS
AS AT DECEMBER 31, 2006 AND 2005

	December 31, 2006	December 31, 2005
	USD	USD
ASSETS
Current assets:-
Cash (Note 2)	$302,941	$354,658
Accounts receivable (Note 3)	132,145	18,065
Prepayment and other receivables (Note 4)	1,165,177	1,791,021
Inventories (Note 5)	1,049,110	986,023
Total current assets	$2,649,373	$3,149,767
Property, plant and equipment, net (Note 6)	20,946,460	20,196,525
Construction-in-progress (Note 7)	244,343	651,991
TOTAL ASSETS	$23,840,176	$23,998,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:-
Accounts payable (Note 8)	$9,623,915	$12,129,280
Other payable (Note 9)	279,118	184,402
Tax payable	192,591	267,465
Accrued expenses	526,390	502,840
Short-term loan (Note 10)	1,921,229	1,858,688
TOTAL LIABILITIES	$12,543,243	$14,942,675
Commitment and contingencies (Note 11)	$—	$—
Stockholders’ equity (Note 12):-
Share capital	$2,015,345	$2,015,345
Reserves	563,790	400,535
Retained earnings	8,295,697	6,561,447
Accumulated other comprehensive income	422,101	78,281
	$11,296,933	$9,055,608
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,840,176	$23,998,283

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
Revenue	$8,287,946	$7,804,269
Cost of revenue	(2,802,727)	(2,738,179)
Gross profit	$5,485,219	$5,066,090
Operating expenses:
Selling expenses	$(89,870)	$(131,260)
General and administrative expenses	(1,621,789)	(1,306,804)
Total operating expenses	$(1,711,659)	$(1,438,064)
Operating income	$3,773,560	$3,628,026
Other income	148,618	59,238
Other expenses	(46,467)	(150)
Interest expenses	(721,356)	(703,188)
Income before income taxes	$3,154,355	$2,983,926
Income tax expense	(229,668)	(122,213)
Net income	$2,924,687	$2,861,713

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Share capital	Reserves	Retained earnings	Accumulated other comprehensive income	Total Stockholders’ equity
	USD	USD	USD	USD	USD
Balance, January 1, 2005	$2,015,345	$87,684	$4,714,504	$—	$6,817,533
Net income	—	—	2,861,713	—	2,861,713
Transfer from retained earnings to reserve	—	312,851	(312,851)	—	—
Dividend paid	—	—	(701,919)	—	(701,919)
Foreign Currency Translation Adjustment	—	—	—	78,281	78,281
Balance, December 31, 2005	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign Currency Translation Adjustment	—	—	—	343,820	343,820
Balance, December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:-
Profit before tax:	$3,154,355	$2,983,926
Adjustments to reconcile net income to net cash provided by operating activities:-
Depreciation	1,705,276	1,773,838
Other	—	24,842
Operating cash flows before movements in working capital	$4,859,631	$4,782,606
Change in operating assets and liabilities:-
(Increase)/Decrease in Accounts receivable	(111,303)	258,971
Decrease in prepayment and other receivables	672,990	387,953
(Increase) in Inventories	(29,337)	(112,853)
(Decrease)/Increase in Accounts payable	(2,824,063)	(168,889)
Increase/(Decrease) in other payable	53,108	(2,431,306)
Increase in accrued expenses	6,503	82,677
Cash generated from operations	$2,627,529	$2,716,483
Income taxes paid	(311,398)	(301,198)
Net cash provided by operating activities	$2,316,131	$2,415,285
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,396,740)	(2,578,546)
Purchase of construction-in-progress	—	(211,407)
Net cash used in investing activities	$(1,396,740)	$(2,789,953)
CASH FLOW FROM FINANCIAL ACTIVITIES
Net proceeds from borrowings	$—	$99,121
Dividends paid	(1,027,182)	(945,138)
Net cash used in financing activities	$(1,027,182)	$(846,017)
INCREASE (DECREASE) IN CASH	$(107,791)	$(1,220,685)
CASH – Beginning of period	354,658	1,659,406
EFFECT OF FOREIGN EXCHANGE RATE CHANGES	56,074	(84,063)
CASH – End of period	$302,941	$354,658

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	BACKGROUND OF FINANCIAL INFORMATION

Basis of Presentation

The accompanying financial statements represent the combined financial position and results of operations of the following cable entities, collectively referred to as Binzhou Guangdian Network Co., Ltd., the ‘‘Group’’ or ‘‘Company’’: -

Binzhou Guangshi Network Co., Ltd.
Huming Cable Network Co., Ltd.
Boxing Guangdian Media Co., Ltd.
Zouping Cable Network Center
Binshou Guangshi Network Center

Binzhou Guangdian Network Co., Ltd. also referred to as Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’) was organized in 2006 to aggregate the local state-owned enterprises (‘‘SOE’’) note above which were authorized by the Peoples Republic of China (‘‘PRC’’) government to control the distribution of cable TV services owned by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in Binzhou, Shandong Providence of the PRC.

In September 2007, Binzhou SOE, through a series of agreements and transactions, agreed to contribute certain assets in exchange for a 51% interest in Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’), a joint venture established to operate the cable television services of Binzhou SOE.

The basis for combination is that the individual cable entities that comprise the Group have entered into equity contribution agreements with Binzhou SOE, whereby the entities have agreed to contribute their net assets to Binzhou SOE in exchange for an equity position in Binzhou SOE.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the cable entities, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in stockholders’ equity and cash flows of the cable entities on a stand-alone basis. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in shareholders’ equity and cash flows of the cable entities in the future or what they would have been had each of the cable entities been separate, stand-alone entities during the periods presented.

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Group financial information. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of combined financial information.

i.	Use of Estimates

The preparation of combined financial information in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

contingent assets liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could differ from those assumptions and estimates.

ii.	Concentrations of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivables.

iii.	Accounts Receivable

Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. The Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established.

iv.	Inventories

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed when they are consumed in construction relating to maintaining or repairing the current cable distribution network. General and administrative costs are not capitalized in the inventory.

v.	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: -

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 - 30
Building and building improvements	30 - 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite are received and transmitted to other sub headends. There are 5 sub-head ends in Binzhou servicing and distributing signals to subscribers in counties.

Fiber infrastructure meaning fiber cable laid underground or laid through poles across urban and suburb areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas. The balance sheet includes fiber infrastructure that are owned by Binzhou SOE.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

vi.	Income Tax

The Group is subjected to China Business tax at 3% on business income.

Out of the group, the following three companies are subject to China Profits Tax at a rate of 33% on net income:—

(1)    Binzhou Guangshi Network Co. Ltd
(2)    Huming Cable Network Co. Ltd
(3)    Boxing Guangdian Media Co. Ltd

The net income on the two centers are exempted from China Profits Tax.

vii.	Revenue Recognition

The Group earns substantially all of its revenues from basic analog and digital cable subscription services (including installation), referred to as video subscription services.

The Group recognizes revenue when services are rendered and the customer takes ownership and assumes risk of loss, collection of the relevent receivable is probable, persuasive evidence of an anrrangement exists and the sales price is fixed or determinable.

As of December 31, 2006 and 2005 basic cable service fee contributes to more than 90% and 90% of the revenue, respectively. The revenues are recorded as services are provided. In some scenarios, when the customer data on certain subscribers is not complete and service history does not precisely match the billing, revenues are booked only when proper confirmation of service fee payment amount from customers is acquired. Provision for discounts and rebates to customers, estimate refunds and allowances, and other adjustments are provided for in the same period when related revenue are recorded.

viii.	General and Administrative Expenses

Allocation of Common Expenses — historical allocation of all the expenses related to the business being carved-out has not been possible due to the fact that many expenses, incurred at the corporate level, are of common nature and relate to the entire corporation or to the bigger entities within the corporation. In the circumstances, the proportional cost allocation method are being used for allocating common expenses. The management is of the opinion that the expenses allocated are not materially different from expenses that would be incurred by the business on a stand-alone basis.

ix.	Foreign Currency Translation

The Company uses the local currency (RMB) as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined balance sheets. Combined financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity. The currency translation adjustment increased stockholders’ equity by $78,281 and $343,820 for the years ended December 31, 2006 and 2005 respectively.

x.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

NOTE 2 — CASH

Cash consists of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Cash on hand	$109,851	$564
Cash in banks	193,090	354,094
	$302,941	$354,658

Cash on hand represents cash that has not been deposited into bank accounts of the Group. Cash in bank is restricted as to withdrawals without notice by local Chinese banks. Approximately $28,000 may be withdrawn from each account without restriction.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Receivables from corporate customers	$132,145	$18,065

NOTE 4 — PREPAYMENT AND OTHER RECEIVABLE

Prepayment and other receivable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Prepayment and deposit to suppliers	$702,840	$1,506,093
Other receivable	462,337	284,928
	$1,165,177	$1,791,021

NOTE 5 — INVENTORIES

At December 31, 2006 and 2005, inventories were $1,049,110 and $986,023, respectively.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Furniture and fixtures	$71,687	$44,104
Headend facilities	1,936,453	1,879,702
Motor vehicles	296,099	266,581
Fiber infrastructure and electric appliance	26,717,288	24,164,904
Building and building improvements	89,099	14,479
	$29,110,626	$26,369,770
Less: Accumulated depreciation	8,164,166	6,173,245
	$20,946,460	$20,196,525

NOTE 7 — CONSTRUCTION IN PROGRESS

Construction in process represents costs incurred in connection with construction of fiber infrastructure. The local piecemeal construction were completed and charged on monthly basis

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

with monthly completion and inspection reports. There is no commitment for contract of main network infrastructure construction.

NOTE 8 — ACCOUNTS PAYABLE

Accounts payable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Payable to suppliers	$1,944,770	$2,825,431
Amounts due to various Bureaus	7,679,145	9,303,849
	$9,623,915	$12,129,280

The amounts due to various bureaus represents the net balance of assets less liabilities taken over from the Bureaus. Bureaus refer to the varying levels of SARFT that are responsible for managing the cable assets. The cable network assets are state-owned assets registered under different levels of the Ministry of Finance. The Bureaus are not considered related parties.

NOTE 9 — OTHER PAYABLE

The other payable consists of the following:—

	December 31, 2006	December 31, 2005
	USD	USD
Amount due to staff	$139,810	$184,402
Customers payment in advances	139,308	—
	$279,118	$184,402

NOTE 10 — SHORT TERM LOAN

Short-term loan for the years consists of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
The short-term loan provided by China Construction Bank to Huming Cable Network Co., Ltd. was guaranteed by its previous shareholders; with effective annual interest rate of 6.1389% per annum and mature in December 2007.	$1,921,229	$1,858,688

There are no assets mortgaged, pledged, or otherwise subject to lien in connection with the loan.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

There are no commitments and contingencies as of December 31, 2006 and 2005 respectively.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

NOTE 12 — STOCKHOLDERS’ EQUITY

(1)	SHARE CAPITAL

The issued and outstanding share capital represents paid up capital in the following companies: -

	December 31, 2006	December 31, 2005
	USD	USD
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
	$2,015,345	$2,015,345

As of December 31, 2006 and 2005, there were no restrictions that limit the payment of dividends.

(2)	RESERVES

Reserve represent transfer from retained earnings as approved by the directors. These reserves can only be utlilised for issue of bonus shares.

NOTE 13 — SUPPLEMENTAL CASH FLOW INFORMATION

The Companies had paid interest of $721,356 and $703,188 for the years ending December 31, 2006 and 2005, respectively in respect of the bank loan obtained during the years.

The Companies had paid income taxes in the amount of $311,398 and $301,198 for the years ending December 31, 2006 and 2005, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
BINZHOU GUANG DIAN NETWORK CO., LTD.
(Incorporated in the People’s Republic of China)

We have audited the accompanying combined balance sheet of Binzhou Guang Shi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Dian Guang Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as of September 30, 2007, and the related statements of income, stockholders’ equity and comprehensive income for the nine-month period ended September 30, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Binzhou Guang Shi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Dian Guang Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as at September 30, 2007 and the combined results of their operations and cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/UHY ZTHZ HK CPA Limited
UHY ZTHZ HK CPA Limited
Certified Public Accountants

HONG KONG, February 28, 2008
(THE PEOPLE’S REPUBLIC OF CHINA)

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$866,871	$302,941
Restricted cash	665,995	—
Accounts receivable	94,857	132,145
Prepaid expenses and other receivables	666,947	1,165,177
Inventory	535,182	1,049,110
Total current assets	$2,829,852	$2,649,373
Property, plant and equipment:
Property, plant and equipment, net	21,323,624	20,946,460
Construction in progress	658,204	244,343
Total assets	$24,811,680	$23,840,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,722,097	$1,944,770
Subscribers’ advance payments	905,467	372,347
Dividend payable	436,920	—
Due to related parties	6,013,423	7,679,145
Other current liabilities	1,818,783	625,752
Notes payable-bank	1,997,986	1,921,229
Total liabilities	$13,894,676	$12,543,243
Commitment and contingencies	$—	$—
STOCKHOLDERS’ EQUITY
Share capital – at stated value, no authorized shares or issued shares outstanding	$2,015,345	$2,015,345
Reserves	563,790	563,790
Retained earnings	7,479,870	8,295,697
Accumulated other comprehensive income	857,999	422,101
Total stockholders’ equity	10,917,004	11,296,933
Total liabilities and stockholders’ equity	$24,811,680	$23,840,176

See accompanying notes to combined financial statements

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF INCOME

	Nine Months Ended September 30,
	2007	2006
	(Restated)
Revenue	$5,019,902	$6,312,637
Cost of sales	2,679,908	1,121,517
Gross profit	$2,339,994	$5,191,120
Operating expenses
Selling expenses	$201,688	$121,457
General and administrative expenses	1,606,129	1,457,842
	$1,807,817	$1,579,299
Operating income	$532,177	$3,611,821
Other income and (expenses)
Interest income	$26,020	$—
Other income	411,394	368,476
Interest expense	(742,546)	(718,225)
Other expenses	(5,109)	—
Total other income (expenses)	$(310,241)	$(349,749)
Income before income taxes	$221,936	$3,262,072
Income taxes	(197,747)	(132,663)
Net income	$24,189	$3,129,409

See accompanying notes to combined financial statements

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Share Capital	Reserves	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity
Balance at January 1, 2006	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income for the year	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign currency translation difference	—	—	—	343,820	343,820
Balance at December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933
Net income for the period	—	—	24,189	—	24,189
Dividend paid	—	—	(840,016)	—	(840,016)
Foreign currency translation difference	—	—	—	435,898	435,898
Balance at September 30, 2007 – restated	$2,015,345	$563,790	$7,479,870	$857,999	$10,917,004

See accompanying notes to combined financial statements

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
	(Restated)
Operating activities
Net Income	$24,190	$2,924,687
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	1,618,296	1,705,276
Changes in operating assets and liabilities:
Accounts receivable	41,774	(111,303)
Prepaid expenses and other receivables	(122,420)	672,990
Inventories – held for disposal	545,478	(29,337)
Accounts payable	686,586	(992,687)
Subscribers’ advance payments	508,582	—
Other current liabilities	1,146,254	(22,119)
Net cash provided by operating activities	4,448,739	4,147,507
Investing activities
Purchase of equipment	(1,167,183)	(1,396,740)
Construction in progress	(396,565)	—
Net cash used in investing activities	(1,563,748)	(1,396,740)
Financing activities
Payments to due to related parties	(1,935,739)	(1,831,376)
Dividend paid	(411,243)	(1,027,182)
Net cash used in financing activities	(2,346,982)	(2,858,558)
Effect of exchange rate changes in cash	25,921	56,074
Net increase/(decrease) in cash and cash equivalents	563,930	(51,717)
Cash and cash equivalents, beginning of period	302,941	354,658
Cash and cash equivalents, end of period	$866,871	$302,941
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$324,502	$721,356
Income taxes paid	$127,362	$311,398

See accompanying notes to combined financial statement

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

Restatement Of The Previously Issued September 30, 2007 Financial Statements

Subsequent to the issuance of the interim unaudited September 30, 2007 combined financial statements, the Company, while conducting the audit of its September 30, 2007 financial statements determined that it needed to restate its previously issued financial statements in order to correct previous reported items so that they are in accordance with generally accepted accounting principles. The Company restated its revenue and certain expenses for the nine month period ended September 30, 2007. These adjustments resulted in a reduction of the Company’s net income reported in its unaudited financial statements for the nine month period ended September 30, 2007 from $1,027,896 to $24,189. with a corresponding decrease in retained earnings and equity at September 30, 2007. There were no restatements made to the prior year, 2006 financial statements and to the opening retained earnings at January 1, 2007. The detailed explanation for this restatement of the previously issued September 30, 2007 financial statements are disclosed in note 19 to these financial statements.

1.    Organization and basis of presentation

Basis of Presentation

The accompanying financial statements represent the combined financial position and the combined results of income and changes in stockholders equity and the combined statement of cash flows of the following five cable entities, collectively referred to as Binzhou Guangdian Network Co., Ltd., the ‘‘Group’’ or the ‘‘Company’’:

•	Binzhou Guang Shi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

Binzhou Guangdian Network Co., Ltd. also referred to as Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’) was organized in 2006 to be a holding company, in order to aggregate the local state-owned enterprises (‘‘SOE’’) in the Shandong province of China. Binzhou SOE is authorized by the Peoples Republic of China (‘‘PRC’’) government to control the distribution of cable TV services owned by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in Binzhou, located in the Shandong Providence of the PRC.

The basis for combination is that the individual cable entities that comprise the Group have entered into equity contribution agreements with Binzhou SOE, whereby the entities have agreed to contribute their assets to Binzhou SOE in exchange for an equity position in the holding company, Binzhou SOE. Binzhou. SOE has recorded the above asset transfers at historical net book value, by accounting for the assets contributed as a transfer of assets between entities under common control, in a manner similar to the pooling of interests method that was used for certain business combinations.

2.    Summary of Significant Accounting Policies

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the cable entities, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in stockholders’ equity and cash flows of each of the cable entities on a

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies (cont'd)

stand-alone basis. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in shareholders’ equity and cash flows of the cable entities in the future or what they would have been had each of the cable entities been separate, stand-alone entities during the periods presented.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of September 30, 2007 and December 31, 2006, almost all the cash and cash equivalents were denominated in Renminbi (‘‘RMB’’) and deposited with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Restricted cash

Deposits in banks pledged as security for bank loans (Note 5) that are restricted in use, are being classified in the balance sheet as restricted cash, under the balance sheet caption current assets.

Inventory

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed from inventory when the items are consumed in construction, relating to maintaining or repairing the current cable distribution network.

Accounts receivable

Accounts receivable is recorded at the invoiced amount, after deduction of trade discounts, and allowances. The Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established at September 30, 2007 and December 31, 2006.

Property, plant and equipment

Property and equipment is stated at cost less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (SFAS 51), we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during any of the periods presented.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies (cont'd)

Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: –

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 - 30
Building and building improvements	30 - 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite, are received and transmitted to other sub headends. There are five sub-head ends in Binzhou servicing and distributing signals to subscribers.

Fiber infrastructure meaning fiber cable laid underground or laid through poles across urban and suburb areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas. The balance sheet includes fiber infrastructure that is owned by Binzhou SOE.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance expenses are charged as an expense to operations when incurred.

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, as interpreted by FASB Interpretation No. 47, we recognize a liability for asset retirement obligations in the period in which it is incurred, if sufficient information is available to make a reasonable estimate of fair values.

Property, plant and equipment - continued

Asset retirement obligations may arise from rights of way that we obtain from local municipalities or other relevant authorities. Under certain circumstances, the authority can cause us to have to remove our network, such as if we discontinue using the equipment or the authority does not renew our access rights. We expect to maintain our rights of way for the foreseeable future as these rights are necessary to remain a going concern. In addition, the authorities have the incentive to indefinitely renew our rights of way and in our past experience, renewals have always been granted. We also have obligations in lease agreements to restore the property to its original condition or remove our property at the end of the lease term. Sufficient information is not available to estimate the fair value of our asset retirement obligations in certain of our lease arrangements. This is the case in long-term lease arrangements in which the underlying leased property is integral to our operations, there is not an acceptable alternative to the leased property and we have the ability to indefinitely renew the lease. Accordingly, for most of our rights of way and certain lease agreements, the possibility is remote that we will incur significant removal costs in the foreseeable future, and as such, we had not recorded any asset retirement obligations.

Valuation of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies (cont'd)

undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Impairment of property and equipment

SFAS 144 requires that we periodically review the carrying amounts of our property and equipment and our intangible assets (other than goodwill and indefinite-lived intangible assets) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue recognition

Cable Network Revenue – We recognize revenue from the basic analog and digital cable subscription services (including installation), in the period the related services are provided. Subscription services are offered for basic video service (approximately 90% of the total revenue), extended basic video service, digital video service, and pay TV service.

Installation revenue – Installation revenue (including reconnect fees) related to these services over our cable network, is recognized as revenue in the period in which the installation occurs, to the extent these fees are equal to or less than direct selling costs which are expensed as incurred. To the extent installation revenue exceeds direct selling costs, the excess revenue is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the combined statement of operations as incurred.

Subscriber advance payments - Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 ‘‘Accounting for Income Taxes’’. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in Company’s financial statements in the period in which they are declared.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies (cont'd)

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS 130, ‘‘Reporting Comprehensive Income’’, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Foreign currency translation

The combined financial statements of the Company are presented in United States Dollars (‘‘US$’’). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to US$.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the ‘‘PBOC’’) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (‘‘US$’’) have been made at the following exchange rates for the respective years:

September 30, 2007
Balance sheet	RMB7.5076 to US$1.00
Statement of income and comprehensive income	RMB7.6502 to US$1.00
December 31, 2006
Balance sheet	RMB 7.8075 to US$1.00
Statement of income and comprehensive income	RMB 7.9597 to US$1.00
September 30, 2006
Balance sheet	RMB 7.9068 to US$1.00
Statement of income and comprehensive income	RMB 8.0006 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005.  Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post-employment benefits

The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

2.    Summary of Significant Accounting Policies (cont'd)

Basic income/loss per common share

No basic earnings per common share has been calculated based on the weighted average number of shares outstanding during the period, since the Company is a Chinese company with stated capital, without having a number of shares outstanding.

Use of estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred revenue, deferred income taxes and the estimation on useful lives of property, plant and equipment and allocation of expenses. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Significant estimates relating to specific financial statement accounts and transactions are identified

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, useful lives used to calculate depreciation, deferred revenue, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any future adjustment could be significant to these accompanying financial statements.

Reclassification of Accounts

Certain reclassifications have been made to prior-year comparative financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or financial position.

3.    Recent changes in accounting standards

SFAS 155, ‘‘Accounting for Certain Hybrid Financial Instruments’’ –

In February 2006, the FASB issued FASB Statement No. 155 (SFAS 155), ‘‘Accounting for Certain Hybrid Financial Instruments’’ an amendment of FASB Statements No. 133 and 140. SFAS 155 simplifies the accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company adopted this Statement in the first quarter of fiscal 2007. The adoption of SFAS 155 did not have a material impact on our combined results of operations and financial condition.

FIN 48, ‘‘Accounting for Uncertainty in Income Taxes— An Interpretation of FASB Statement No. 109’’ –

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109’’. This Interpretation clarifies the

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

3.    Recent changes in accounting standards (cont'd)

accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, ‘‘Accounting for Income Taxes’’. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006 and was adopted by the Company in the first quarter of fiscal 2007. The adoption of FIN 48 did not have a material impact on our combined results of operations and financial condition.
SFAS 157, ‘‘Fair Value Measurements’’ –

In September 2006, the FASB issued SFAS 157, ‘‘Fair Value Measurements’’, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ –

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (‘‘SFAS No. 159’’). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

4.    Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	September 30, 2007	December 31, 2006
Cash on hand	$46,337	$109,851
Cash at banks	820,534	193,090
Total	$866,871	$302,941

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits.  As of September 30, 2007, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

5.    Restricted cash

Restricted cash consists of the following:

	September 30, 2007	December 31, 2006
Bank deposit held as collateral for note payable to bank	$665,995	$—

As of September 30, 2007, restricted cash of $665,995 represented the deposits for pledged for general banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 13).

6.    Accounts receivable

Accounts receivable is as follows:

	September 30, 2007	December 31, 2006
Accounts receivable	$94,857	$132,145
Less: allowances for doubtful accounts	—	—
Total	$94,857	$132,145

7.    Prepaid expenses and other receivables

Prepaid expenses and other receivables consist of the following:

	September 30, 2007	December 31, 2006
Other receivables, net of allowances for bad debts of $0	$634,160	$462,337
Advance to suppliers	32,787	702,840
Total	$666,947	$1,165,177

8.    Inventory

Inventory by major category is summarized as follows:

	September 30, 2007	December 31, 2006
Raw materials	$535,182	$1,049,110
Less: allowances for slowing moving items	—	—
Total	$535,182	$1,049,110

9.    Property, plant and equipment, net

Property, plant and equipment, net consist of the following:

	September 30, 2007	December 31, 2006
At cost:
Furniture and fixtures	$90,920	$71,687
Headend facilities	2,052,301	1,936,453
Motor vehicles	461,071	296,099
Fiber infrastructure and electric appliance	28,736,188	26,717,288
Building and building improvements	122,525	89,099
Total	31,463,005	29,110,626
Less: accumulated depreciation and amortization	10,139,381	8,164,166
Net book value	$21,323,624	$20,946,460

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

9.    Property, plant and equipment, net (cont'd)

The Company reviewed the carrying value of property, plant, and equipment for impairment. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. There was no impairment provision at September 30, 2007 and December 31, 2006.

Depreciation expense, related to our property and equipment, was $1,618,296 and $1,705,276 for the nine months ended September 30, 2007 and for the year ended December 31, 2006, respectively.

10.    Construction in progress

Construction in progress represents costs incurred in connection with construction of fiber infrastructure. The construction in progress were completed and charged on monthly basis with monthly completion and inspection reports. Total construction in progress was $658,240 and $244,343 at September 30, 2007 and December 31, 2006, respectively.

11.    Income taxes

The following three companies, being a domestic enterprise in the PRC, were subject to enterprise income tax at 33%, in which 30% for national tax and 3% for local tax, of the assessable profits as reported in the statutory financial statements prepared under China Accounting regulations:

(1) Binzhou Guangshi Network Co. Ltd.

(2) Huming Cable Network Co. Ltd.

(3) Boxing Guangidan Media Co. Ltd.

The following two entities, being a center in the PRC, were exempted from enterprise income tax:

(4) Zouping Cable Network Center

(5) Binzhou Guang Dian Cable Network Center

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Deferred tax liabilities relate to installation income received, that in accordance to PRC tax regulations is taxable over an 8 year period. For financial reporting purposes, the installation income is recognized in the period that the installation services are completed.

The net operating loss of approximately $928,000 and tax credits of Zouping Cable Network Center are subject to the approval by the PRC tax bureau, on whether there is a tax carry forward available in future years. Therefore, due to the uncertainty at December 31, 2007 of whether we would receive this approval from the PRC tax bureau, we have taken a 100% valuation allowance against this deferred tax asset.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

11.    Income taxes (cont'd)

The provision for income taxes and deferred tax consists of the following:

	September 30, 2007	December 31, 2006
Current tax
— PRC	$48,298	$132,663
— Deferred tax provision- revenue taxed in future periods	149,449	—
Total	$197,747	$132,663

12.    Other current liabilities

Other current liabilities consist of the following:

	September 30, 2007	December 31, 2006
Income taxes payable	$375,383	$192,591
Deferred taxes payable	149,449	—
Accrued interest	484,920	—
Welfare and insurance payable	463,355	—
Amount due to staff	—	139,810
Customers payment in advance - telecom	116,882	139,308
Others	228,794	154,043
Total	$1,818,783	$625,752

13.    Note payable — bank

Note payable to bank consists of the following:

	September 30, 2007	December 31, 2006
The note payable provided by China Construction Bank to Huiming Cable Network Co., Ltd. guaranteed by shareholders; with effective annual interest rate of 6.1389% per annum and matures in December 2007.	$1,997,986	$1,921,229

14.    Due to related parties

Due to related parties consist of the following:

	September 30, 2007	December 31, 2006
Due to stockholders	$486,828	$820,559
Due to related parties	5,526,595	6,858,586
Total	$6,013,423	$7,679,145

The amount due to related parties is unsecured with interest bearing at approximately 10% per annum and are payable on demand.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

15.    Commitments and contingencies

There are no commitments and contingencies as of September 30, 2007 and December 31, 2006 respectively.

16.    Operating risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 13. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company provided cable networks business in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Restrictions on transfer of assets out of China

Dividend payments by the Company, are limited by certain statutory regulations in China. The Company may pay no dividend without receiving first prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

17.    Shareholders’ Equity

(1)    Share Capital

The issued and outstanding share capital represents paid up capital in the following companies:

	September 30, 2007	December 31, 2006
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
Zouping Cable Network Center	—	—
Binzhou Guang Dian Cable Network Center	—	—
	$2,015,345	$2,015,345

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

17.    Shareholders’ Equity (cont'd)

Zouping Cable Network Center and Binzhou Guang Dian Cable Network Center did not have registered capital since they were registered as a ‘‘Center’’ in the PRC, which does not have any capital requirements.

(2)    Reserves

In accordance with the PRC Companies Law, the Company was required to transfer 10% of their profit after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve and a percentage of not less than 5%, as determined by management, of the profit after tax to the public welfare fund. The statutory surplus reserve is non-distributable.

18.    Subsequent Event

Acquisition of Equity Interest in Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’)

On October 1, 2007, Binzhou SOE entered into a joint venture agreement with Jinan Youxiantong Network Technology Co., Ltd. (‘‘JYNT’’), a company controlled through a series of agreements and transactions by China Cablecom Limited. Binzhou SOE agreed to contribute the operating assets and businesses of the five cable entities that it held, for a 51% equity interest and 40% economic interest in Binzhou Broadcasting. Binzhou SOE agreed to transfer on October 1, 2007, a total of $21,313,624 of property plant and equipment, $658,204 of construction in progress, and $535,182 of inventory to Binzhou Broadcasting, totaling on the accompanying balance sheet at September 30, 2007 $22,507,010. This transfer is for total consideration of RMB 289,080,000 or if converted to US dollars at October 1, 2007 is approximately $38.5million. All property and equipment and inventory will be transferred in installments before August 5, 2008. At September 30, 2007, all other assets and liabilities that are shown on the accompanying combined balance sheet will not be transferred to Binzhou Broadcasting, pursuant to the terms of the framework agreement.

19. Restatement Of The Previously Issued September 30, 2007 Financial Statements

The Company’s previously issued (unaudited) financial statements have been restated to give effect to the following adjustments made in these accompanying audited financial statements :

Increase/(Decrease) in Current Earnings
Profit after tax before restatement	$1,027,896
Reduction in previously reported revenue – revenue received in advance, net of related cost of sales	(505,395)
Increase in selling, and general administrative expenses	(181,635)
Increase in other income	128,871
Increase in interest expense	(418,044)
Subtotal	(976,203)
Income tax effect of restatement	(27,504)
Total reduction in September 30, 2007 net earnings	(1,003,707)
Net Income - restated	$24,189

Accordingly, the accompanying audited September 30, 2007 combined financial statements have been restated for the items mentioned above, from the above amounts previously reported on the September 30, 2007 combined unaudited financial statements.

Annex A

October 25, 2007

The Board of Directors
Attn: Mr. Jonathan Kalman
Jaguar Acquisition Corporation
1200 River Road
Conshohocken, PA 19428

Gentlemen:

We understand that Jaguar Acquisition Corporation (‘‘Jaguar’’ or ‘‘JAC’’) is proposing to enter into a transaction in which it will acquire China Cablecom Ltd. (‘‘China Cablecom’’), a British Virgin Islands domiciled corporation, pursuant to a draft Agreement and Plan of Merger originally dated October 10, 2007 (the ‘‘Merger Agreement’’) and subsequently updated as of October 25, 2007.

Pursuant to the Merger Agreement, Jaguar will merge (the ‘‘Merger’’) into its wholly owned subsidiary, China Cablecom Holdings, Ltd. (‘‘CCH’’), under the laws of the British Virgin Islands, and as a result of such Merger, Jaguar’s corporate existence shall cease and CCH shall be the surviving corporation. Immediately thereafter, CCH’s wholly-owned subsidiary, China Cable Merger Co., Ltd. will merge with and into China Cablecom, in which Clive Ng is the principal shareholder, and as a result of such Merger, China Cablecom shall be the surviving entity. Through a series of subsidiaries, located in Hong Kong and in China, China Cablecom formed a joint venture, Binzhou Broadcasting and Television Information Network Co, Ltd. (‘‘Binzhou Broadcasting’’), and acquired operation rights and assets relating to the exclusive operation of a cable network, Binzhou Dian Network Co., Ltd., of Binzhou, Shandong, People’s Republic of China. China Cablecom is entitled, under a series of agreements signed concomitant with its acquisition of Binzhou Broadcasting, to 60% of the economic interests of Binzhou Broadcasting.

The Merger Agreement calls for each stockholder of JAC to receive one ordinary share of CCH in exchange for every one share of JAC such stockholder owns immediately prior to the Merger, and each ordinary share of the existing China Cablecom issued and outstanding immediately prior to the Merger described above, will be converted into 0.68 shares of CCH. Upon completion of the transactions contemplated by the Merger Agreement, China Cablecom shareholders shall receive approximately 2.1 million shares of the stock in CCH, amounting to [26.6%] of CCH’s outstanding shares, assuming full participation in the exchange offer and no conversions or exercise of appraisal rights, which includes the issuance of 766,680 ordinary shares of CCH to 11 investors who provided $20.0 million of bridge financing to China Cablecom, who are entitled to convert their Series A Preferred Shares on a one-for-one basis into ordinary shares of CCH. CCH also shall assume $20.0 million of debt incurred by China Cablecom.

Such transaction and all related transactions are referred to collectively herein as the ‘‘Transaction.’’

You have requested our opinion (the ‘‘Opinion’’) as to the fairness, from a financial point of view, to JAC with respect to the consideration to be paid in conjunction with the Merger Agreement.

As part of our analysis for this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We also took into account our experience in connection with similar transactions Among other things, we have:

1.	Reviewed financial statements for cable systems in Binzhou for the fiscal years 2005 and 2006;

2.	Reviewed publicly available filings by Jaguar, including its Registration Statement on Form S-1 dated March 31, 2006 and quarterly filings on Form 10-QSB for the periods ended June 30, 2006, September 31, 2006 and December 31, 2006 as well as Form 10-KSB for the year ended March 31, 2007;

3.	Reviewed the draft Merger Agreement between Jaguar and China Cablecom acquired from Jaguar on October 10, 2007, and subsequently updated as of October 25, 2007;

4.	Reviewed the Framework Agreement between China Cablecom and the municipal cable operator in Binzhou, and certain related agreements;

5.	Reviewed investment presentations prepared by China Cablecom’s investment banker outlining the proposed Binzhou transaction and the comparative economic benefits;

6.	Met with representatives of Jaguar and China Cablecom to discuss the rationale, structure and financial aspects of the Transaction;

7.	Developed a selected group for comparative purposes of worldwide cable television system operators including both publicly traded companies and transaction comparables;

8.	Reviewed publicly available financial data, stock market performance data and trading multiples of companies in the business sector of cable television companies for comparative purposes;

9.	Reviewed recent telecommunications firm transaction in the People’s Republic of China;

10.	Reviewed the terms of (i) recent mergers and acquisitions of companies in the cable television sector and (ii) premiums paid in acquisitions of a diverse set of companies within a similar industry to China Cablecom and which we deemed relevant to our analysis of the Transaction;

11.	Developed a discounted cash flow analysis for China Cablecom using financial forecasts prepared by China Cablecom and supplied to us by JAC and China Cablecom; and

12.	Conducted such other studies, analyses and inquiries as we deemed appropriate.

In rendering our Opinion, we have assumed the accuracy and completeness of all of the information that has been supplied to us with respect to Jaguar, China Cablecom and the cable television system in Binzhou and do not assume any responsibility for any independent verification of any such information, and have further relied upon the assurance of management of JAC and China Cablecom that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our analysis. We have not made any physical inspection or independent appraisal of any of the properties or assets of JAC or China Cablecom, nor have we evaluated the solvency or fair value of JAC or China Cablecom under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. In addition, at the instruction of management of Jaguar we have assumed, without any independent verification of such information, that the structure of the Transaction provides for 60% of the economic benefit of the joint venture encompassing the Binzhou cable television system to inure to China Cablecom. In rendering our Opinion, we have also assumed the following: (i) that all contractual rights to the transfer of assets have been received by Binzhou Broadcasting, (ii) that the assets are being transferred in installments pursuant to the terms of the Asset Transfer Agreement dated September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. (the ‘‘Asset Transfer Agreement’’), (iii) that the Asset Transfer Agreement is irrevocable and enforceable, (iv) that all requirements for consolidation have been met; and (v) that China Cablecom is receiving the benefits of the signed and executed Exclusive Services Agreement dated as of September 7, 2007, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd. and the Technical Services Agreement dated as of September 7, 2007 and by and between Binzhou Broadcast and Television Information Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. and (vi) that in all material respects the Binzhou transactions described above and the Merger will be irrevocably completed in accordance with the terms of the Framework Agreement and certain related agreements. We have assumed that the Transaction will be consummated on the terms and conditions described in the Merger Agreement reviewed by us.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

With respect to the financial forecast information furnished to or discussed with us by JAC and China Cablecom, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of JAC’s and China Cablecom’s management as to the expected future financial performance of China Cablecom and the municipal cable television system in Binzhou.† For purposes of this Opinion, it has been represented to us that JAC and China Cablecom have not consummated any material transaction other than the Transaction and those activities undertaken in the ordinary course of business. Further, we make no representations as to the actual value which may be received in connection with the Transaction nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the Transaction.

This Opinion only addresses the matters specifically addressed hereby. Without limiting the foregoing, this Opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of JAC or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for JAC or the effect of any other transaction in which JAC might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the Transaction, being located in the People’s Republic of China, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the Transaction to either JAC, its shareholders or any other party.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. Our analysis and opinion are reasonably based on market, economic and other conditions as they existed and could be evaluated on October 22, 2007, the date upon which our oral opinion was delivered to the board of directors. Accordingly, although subsequent developments may affect the conclusions expressed in this Opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that the consideration to be paid by JAC to China Cablecom in connection with the Transaction is fair to JAC from a financial point of view.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Navigant Capital, provided that this letter may be used by the Company in conjunction with any proxy mailing to shareholders and related registration statement filing in connection with the Merger Agreement, provided that Navigant Capital has the right to review and approve the framework in which this document is used or referenced.

We will receive a fee from JAC for this Opinion, no portion of which is contingent upon the consummation of the Transaction or the conclusions reached in this Opinion. In addition, JAC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

The Opinion does not constitute a recommendation to the Board or any shareholders of Jaguar regarding the proposed Transaction. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of Navigant to any such party. Our Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that the obligations of Navigant Capital in connection with this Opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Navigant Capital shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

NAVIGANT CAPITAL ADVISORS, LLC

SUBSEQUENT CAUTIONARY NOTE

†	It should be noted that, since the date such information was provided to Navigant and after the date of the opinion, China Cablecom’s financial performance for 2007 has declined substantially as compared to the financial forecast for fiscal 2007 relied upon by Navigant in performing certain aspects of their analysis contained in its opinion. Consequently, the information, projections and related assumptions relied upon by Navigant at the time the opinion was rendered that governed expected results in 2007 have proven ultimately to be materially inaccurate.

Annex B

CHINA CABLECOM HOLDINGS, LTD.

2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

i

ii

CHINA CABLECOM HOLDINGS, LTD.
2007 OMNIBUS SECURITIES AND INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan (the ‘‘Plan’’) is to benefit the shareholders of China Cablecom Holdings, Ltd., a BVI business company (the ‘‘Company’’), by assisting the Company to attract, retain and provide incentives to key management employees and nonemployee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of the Company’s shareholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Share Options, Non-Qualified Share Options, Performance Share Awards, Restricted Share Awards, Share Appreciation Rights, Tandem Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant as provided herein.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

‘‘Affiliate’’ shall mean any corporation which, with respect to the Company, is a ‘‘parent corporation’’ within the meaning of Section 424(e) of the Code.

‘‘Award’’ shall mean, individually or collectively, any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Stock Appreciation Right or Unrestricted Stock Award.

‘‘Award Agreement’’ shall mean a written agreement between the Company and the Holder with respect to an Award, each of which shall constitute a part of the Plan.

‘‘Board’’ shall mean the Board of Directors of the Company, from time to time.

‘‘Cause’’ shall mean (i) if the Holder is a party to an employment or similar agreement with the Company or an Affiliate which agreement defines ‘‘Cause’’ (or a similar term) therein, ‘‘Cause’’ shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, ‘‘Cause’’ shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

‘‘Change of Control’’ shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines ‘‘Change of Control’’ (or a similar term) therein, ‘‘Change of Control’’ shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, ‘‘Change of Control’’ shall mean the satisfaction of any one or more of the following conditions (and the ‘‘Change of Control’’ shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)    Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, ‘‘Person’’), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)    The closing of a merger, consolidation or other business combination (a ‘‘Business Combination’’) other than a Business Combination in which holders of ordinary shares of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;

(c)    The closing of either (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate, or (ii) a plan of complete liquidation of the Company;

(d)    The persons who were members of the Board immediately before a tender offer by any Person other than the Company or an Affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions; or

(e)    Any other event which shall be deemed by a majority of the members of the Board to constitute a ‘‘Change of Control.’’

‘‘Code’’ shall mean the United States Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

‘‘Committee’’ shall mean a committee comprised of (i) at any time that the Ordinary Shares are not registered under Section 12 of the Exchange Act, the Compensation Committee of the Board, and (ii) at any time that the Ordinary Shares are registered under Section 12 of the Exchange Act, not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.

‘‘Company’’ shall mean China Cablecom Holdings, Ltd., a BVI business company, and any successor thereto.

‘‘Consultant’’ shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

‘‘Director’’ shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

‘‘Distribution Equivalent Right’’ shall mean an Award granted under Article XII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Ordinary Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Ordinary Shares during the period the Holder held the Distribution Equivalent Right.

‘‘Distribution Equivalent Right Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

‘‘Effective Date’’ shall mean          , 2008.

‘‘Employee’’ shall mean any employee, including officers, of the Company or an Affiliate.

‘‘Exchange Act’’ shall mean the United States Securities Exchange Act of 1934, as amended.

‘‘Fair Market Value’’ shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, the closing sales price of the Ordinary Shares for such date (or, in the event that the Ordinary Shares are not traded on such date, on the immediately preceding trading date) on the Nasdaq Stock Market or a domestic or foreign national securities exchange (including London’s Alternative Investment Market) on which the Ordinary Shares may be listed, as reported in The Wall Street Journal or The Financial Times. If the Ordinary Shares are not listed on the Nasdaq Stock Market or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Ordinary Shares shall be the mean of the bid and asked prices per Ordinary Share for such date. If the Ordinary Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Ordinary Shares shall be determined by the Board in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

‘‘Family Member’’ shall mean any child, stepchild, grandchild, parent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

‘‘Holder’’ shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

‘‘Incentive Share Option’’ shall mean an Option which is intended by the Committee to constitute, and which does constitute, an ‘‘incentive stock option’’ under Section 422 of the Code.

‘‘Non-Qualified Share Option’’ shall mean an Option which is not an Incentive Share Option.

‘‘Option’’ shall mean an Award granted under Article VII of the Plan of an option to purchase Ordinary Shares and includes both Incentive Share Options and Non-Qualified Share Options.

‘‘Option Agreement’’ shall mean a written agreement between the Company and a Holder with respect to an Option.

‘‘Ordinary Shares’’ shall mean the ordinary shares, par value $0.0005 per share, of the Company.

‘‘Performance Share Award’’ shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, Ordinary Shares are paid to the Holder.

‘‘Performance Share Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Performance Share Award.

‘‘Performance Unit’’ shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

‘‘Performance Unit Award’’ shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

‘‘Performance Unit Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

‘‘Plan’’ shall mean this China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

‘‘Restricted Share Award’’ shall mean an Award granted under Article VIII of the Plan of Ordinary Shares, the transferability of which by the Holder shall be subject to Restrictions.

‘‘Restricted Share Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Restricted Share Award.

‘‘Restriction Period’’ shall mean the period of time for which Ordinary Shares subject to a Restricted Share Award shall be subject to Restrictions, as set forth in the applicable Restricted Share Award Agreement.

‘‘Restrictions’’ shall mean forfeiture, transfer and/or other restrictions applicable to Ordinary Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Share Award and set forth in a Restricted Share Award Agreement.

‘‘Rule 16b-3’’ shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

‘‘Share Appreciation Right’’ shall mean an Award granted under Article XIII of the Plan of a right, granted alone or in connection with a related Option, to receive a payment on the date of exercise.

‘‘Share Appreciation Right Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to a Share Appreciation Right.

‘‘Tandem Share Appreciation Right’’ shall mean a Share Appreciation Right granted in connection with a related Option, the exercise of which shall result in termination of the otherwise entitlement to purchase some or all of the Ordinary Shares under the related Option, all as set forth in Section 13.2.

‘‘Ten Percent Shareholder’’ shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

‘‘Total and Permanent Disability’’ shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

‘‘Units’’ shall mean bookkeeping units, each of which represents such monetary amount as shall be designated by the Committee in each Performance Unit Award Agreement.

‘‘Unrestricted Share Award’’ shall mean an Award granted under Article IX of the Plan of Ordinary Shares which are not subject to Restrictions.

‘‘Unrestricted Share Award Agreement’’ shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Share Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the shareholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

Section 4.1    Composition of Committee.    The Plan shall be administered by the Committee, which shall be appointed by the Board. Notwithstanding the foregoing, however, at any time that the Ordinary Shares are registered under Section 12 of the Exchange Act, the Committee shall consist solely of two (2) or more Directors who are each (i) ‘‘outside directors’’ within the meaning of Section 162(m) of the Code (‘‘Outside Directors’’), and (ii) ‘‘non-employee directors’’ within the meaning of Rule 16b-3 (‘‘Non-Employee Directors’’); provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then ‘‘covered employees’’ within the meaning of Section 162(m) of the Code and are not expected to be ‘‘covered employees’’ at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

Section 4.2    Powers.    Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made, what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including acceleration of vesting), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award, the Restrictions under a Restricted Stock Award and the number of Ordinary Shares which may be issued under an Award, all as applicable. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion shall deem relevant.

Section 4.3    Additional Powers.    The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.4    Committee Action.    In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1    Shares Grant and Award Limits.    The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed Eight Million One Hundred Twenty Thousand (8,120,000) Ordinary Shares. Ordinary Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Ordinary Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Ordinary Shares that may be subject to

Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIII, in either or both cases granted to any one Employee during any calendar year, shall be              (    ) Ordinary Shares (subject to adjustment in the same manner as provided in Article XIV with respect to Ordinary Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Stock Appreciation Rights to constitute ‘‘performance-based’’ compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Ordinary Shares, to the extent required under Section 162(m) of the Code, any Ordinary Shares subject to Options or Stock Appreciation Rights that are canceled or repriced.

Section 5.2    Shares Offered.    The stock to be offered pursuant to the grant of an Award may be authorized but unissued Ordinary Shares, Ordinary Shares purchased on the open market or Ordinary Shares previously issued and outstanding and reacquired by the Company.

Section 5.3    Lock-Up Agreement.    Each Award Agreement which provides for the issuance of Ordinary Shares, including but not limited to the issuance of Ordinary Shares upon the exercise of an Option, shall provide for a lock-up covenant by the Holder, to be effective for a period not to exceed one year, upon the request of the Company or the Company’s principal underwriter in connection with an underwritten public offering of the Ordinary Shares.

ARTICLE VI
ELIGIBILITY FOR AWARDS; TERMINATION OF
EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1    Eligibility.     Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-Qualified Share Option, a Restricted Share Award, an Unrestricted Share Award, a Distribution Equivalent Right Award, any combination thereof or, solely for Employees, an Incentive Share Option.

Section 6.2    Termination of Employment or Director Status.    Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4, the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death:

(a)    The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Share Options shall terminate:

(1)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, not more than ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2)    If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Share Options.

(b)    The Holder’s rights, if any, to exercise any then exercisable Incentive Share Option shall terminate:

(1)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, not more than three (3) months after the date of such termination of employment;

(2)    If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

(3)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Incentive Share Options.

(c)    If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to an Award of Restricted Shares, such Restricted Shares shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of employment or Director status, that all or a portion of any such Holder’s Restricted Shares shall not be so canceled and forfeited.

Section 6.3    Termination of Consultant Status.    Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

(a)    The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Share Options shall terminate:

(1)    If such termination is for a reason other than the Holder’s death, not more than ninety (90) days after the date of such termination; or

(2)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

(b)    If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the restrictions, terms and conditions applicable to an Award of Restricted Shares, such Restricted Shares shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Shares shall not be so canceled and forfeited.

Section 6.4    Special Termination Rule.    Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.3; provided, however, that any such Award which is intended to be an Incentive Share Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-Qualified Share Option. Should a Holder’s status as a Consultant terminate, if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

Section 6.5     Termination for Cause.    Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.

ARTICLE VII
OPTIONS

Section 7.1    Option Period.    The term of each Option shall be as specified in the Option Agreement.

Section 7.2    Limitations on Exercise of Option.    An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

Section 7.3    Special Limitations on Incentive Share Options.    To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Share Option is granted) of Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Share Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), such Incentive Share Options shall be treated as Non-Qualified Share Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Share Options when granted to the Holder, will not constitute Incentive Share Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Share Option shall be granted to an Employee if, at the time the Option is granted, such Employee is a Ten Percent Shareholder, unless (i) at the time such Incentive Share Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares subject to the Option, and (ii) such Incentive Share Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Share Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s shareholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for ‘‘incentive stock option’’ status under Section 422 of the Code.

Section 7.4    Option Agreement.    Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Share Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Ordinary Shares (plus cash if necessary) having a Fair Market Value equal to such Option price. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, specify the effect of termination of employment, Director status or Consultant status on the exercisability of the Option. Moreover, an Option Agreement may provide for a ‘‘cashless exercise’’ of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the Ordinary Shares to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Ordinary Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Options, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional ‘‘gross-up’’ payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment upon a ‘‘change of control’’ of the Company resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

Section 7.5    Option Price and Payment.    The price at which an Ordinary Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Ordinary Share on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XIV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the applicable Option Agreement. Separate stock certificates shall be issued by the Company for those Ordinary Shares acquired pursuant to the exercise of an Incentive Share Option and for those Ordinary Shares acquired pursuant to the exercise of a Non-Qualified Share Option.

Section 7.6    Shareholder Rights and Privileges.    The Holder of an Option shall be entitled to all the privileges and rights of a shareholder of the Company solely with respect to such Ordinary Shares as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

Section 7.7    Options and Rights in Substitution for Share Options Granted by Other Corporations.    Options may be granted under the Plan from time to time in substitution for share options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of shares of the employing entity with the result that such employing entity becomes an Affiliate.

ARTICLE VIII
RESTRICTED SHARE AWARDS

Section 8.1    Restriction Period to be Established by Committee.    At the time a Restricted Share Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Share Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Share Award shall not be changed except as permitted by Section 8.2.

Section 8.2    Other Terms and Conditions.    Ordinary Shares awarded pursuant to a Restricted Share Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Share Award. If provided for under the Restricted Share Award Agreement, the Holder shall have the right to vote Ordinary Shares subject thereto and to enjoy all other shareholder rights, including the entitlement to receive dividends on the Ordinary Shares during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock certificate during the Restriction Period (with a stock power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Ordinary Shares during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Share Award Agreement shall cause a forfeiture of the Restricted Share Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Share Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Share Award Agreement made in conjunction with the Award. Such Restricted Share Award Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a ‘‘change of control’’ of the Company, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional ‘‘gross-up’’ payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a ‘‘change of control’’ of the Company resulting from the operation of the Plan or of such Restricted Share Award Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Share Agreements need not be identical. All Ordinary Shares delivered to a Holder as part of a Restricted Share Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder by no later than two and one-half (2½) months after the end of the calendar year in which the Holder’s entitlement to such Ordinary Shares becomes vested.

Section 8.3    Payment for Restricted Shares.    The Committee shall determine the amount and form of any payment from a Holder for Ordinary Shares received pursuant to a Restricted Share Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Ordinary Shares received pursuant to a Restricted Share Award, except to the extent otherwise required by law.

Section 8.4    Restricted Share Award Agreements.    At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Share Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE IX
UNRESTRICTED SHARE AWARDS

Pursuant to the terms of the applicable Unrestricted Share Award Agreement, a Holder may be awarded (or sold at a discount) Ordinary Shares which are not subject to Restrictions, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

ARTICLE X
PERFORMANCE UNIT AWARDS

Section 10.1    Terms and Conditions.    The Committee shall set forth in the applicable Performance Unit Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit.

Section 10.2    Payments.    The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Award Agreement) the performance goals and objectives set forth in such Performance Unit Award Agreement.

ARTICLE XI
PERFORMANCE SHARE AWARDS

Section 11.1    Terms and Conditions.    The Committee shall set forth in the applicable Performance Share Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Ordinary Shares pursuant to such Holder’s Performance Share Award and the number of Ordinary Shares subject to such Performance Share Award.

Section 11.2    Shareholder Rights and Privileges.    The Holder of a Performance Share Award shall have no rights as a shareholder of the Company until such time, if any, as the Holder actually receives Ordinary Shares pursuant to the Performance Share Award.

ARTICLE XII
DISTRIBUTION EQUIVALENT RIGHTS

Section 12.1    Terms and Conditions.    The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Ordinary Shares or is to be entitled to choose among such alternatives. Distribution Equivalent Rights Awards may be settled in cash or in Ordinary Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award, whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

Section 12.2    Interest Equivalents.    The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date, at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIII
SHARE APPRECIATION RIGHTS

Section 13.1    Terms and Conditions.    The Committee shall set forth in the applicable Share Appreciation Right Award Agreement the terms and conditions of the Share Appreciation Right, including (i) the base value (the ‘‘Base Value’’) for the Share Appreciation Right, which for purposes of a Share Appreciation Right which is not a Tandem Share Appreciation Right, shall be not less than the Fair Market Value of an Ordinary Share on the date of grant of the Share Appreciation Right, (ii) the number of Ordinary Shares subject to the Share Appreciation Right, (iii) the period during which the Share Appreciation Right may be exercised, and (iv) any other special rules and/or requirements which the Committee imposes upon the Share Appreciation Right. Upon the exercise of some or all of the portion of a Share Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Ordinary Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)    The excess of (i) the Fair Market Value of an Ordinary Share on the date of exercise, over (ii) the Base Value, multiplied by;

(b)    The number of Ordinary Shares with respect to which the Share Appreciation Right is exercised.

Section 13.2    Tandem Share Appreciation Rights.    If the Committee grants a Share Appreciation Right which is intended to be a Tandem Share Appreciation Right, the Tandem Stock Appreciation Right must be granted at the same time as the related Option, and the following special rules shall apply:

(a)    The Base Value shall be equal to or greater than the exercise price under the related Option;

(b)    The Tandem Share Appreciation Right may be exercised for all or part of the Ordinary Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when an Ordinary

Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be cancelled);

(c)    The Tandem Share Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)    The value of the payment with respect to the Tandem Share Appreciation Right may be no more than one hundred percent (100%) of the difference between the exercise price under the related Option and the Fair Market Value of the Ordinary Shares subject to the related Option at the time the Tandem Share Appreciation Right is exercised; and

(e)    The Tandem Share Appreciation Right may be exercised solely when the Fair Market Value of the Ordinary Shares subject to the related Option exceeds the exercise price under the related Option.

ARTICLE XIV
RECAPITALIZATION OR REORGANIZATION

Section 14.1    Adjustments to Ordinary Shares.    The shares with respect to which Awards may be granted under the Plan are Ordinary Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Ordinary Shares or the payment of a stock dividend on Ordinary Shares without receipt of consideration by the Company, the number of Ordinary Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Ordinary Shares, shall be proportionately increased, and the purchase price per Ordinary Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Ordinary Shares, shall be proportionately reduced, and the purchase price per Ordinary Share shall be proportionately increased. Notwithstanding the foregoing, any such adjustment made with respect to an Award which is an Incentive Stock Option shall comply with the requirements of Section 424(a) of the Code, and in no event shall any such adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an ‘‘incentive stock option’’ for purposes of Section 422 of the Code.

Section 14.2    Recapitalization.    If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Ordinary Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Ordinary Shares then covered by such Award.

Section 14.3    Other Events.    In the event of changes to the outstanding Ordinary Shares by reason of recapitalization, reorganization, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XIV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion as to the number and price of Ordinary Shares or other consideration subject to such Awards. In the event of any such change to the outstanding Ordinary Shares, the aggregate number of Ordinary Shares available under the Plan may be appropriately adjusted by the Board, the determination of which shall be conclusive.

Section 14.4    Powers Not Affected.    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Ordinary Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 14.5    No Adjustment for Certain Awards.     Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class,

for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Ordinary Shares subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XV
AMENDMENT AND TERMINATION OF PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as ‘‘performance-based’’ compensation within the meaning of Section 162(m) of the Code).

ARTICLE XVI
SPECIAL RULES

Section 16.1    Right of First Refusal.    Solely during such time that the Ordinary Shares are not publicly traded, no Holder (or beneficiary of a Holder including but not limited to the Holder’s estate) may sell or otherwise transfer (except for inter vivos transfers to Family Members) any Ordinary Shares obtained thereby pursuant to an Award without first (a) providing the Company with a written offer to sell the Ordinary Shares to the Company on the same terms as were offered to the Holder (or the Holder’s beneficiary) by a bona fide third party (a copy of which third party offer shall be attached to the Holder’s or beneficiary’s offer to sell such Ordinary Shares to the Company) for a sales price and with other terms and conditions, in each case equal to those stated in the third party’s purchase offer, and (b) waiting thirty (30) days from the date of the Company’s receipt of such offer. If the Company shall accept the Holder’s or beneficiary’s offer in writing within said thirty (30) day period, the Holder or beneficiary and the Company shall promptly effect such transaction. If the Company does not provide a written acceptance of the Holder’s or beneficiary’s offer within said thirty (30) day period, the Holder or beneficiary shall be entitled to accept such third party’s offer and effect such transaction.

Section 16.2    Call Option.    Solely during such time that the Ordinary Shares are not publicly traded, upon the termination of (a) an Employee’s employment with the Company or an Affiliate, (b) a Director’s membership on the Board or on the board of directors of an Affiliate or (c) a Consultant’s consulting or advisory engagement by the Company or Affiliate, the Company shall have the right to purchase from such individual or from such individual’s estate, for a period of 90 days following the date of such termination, any Ordinary Shares obtained thereby pursuant to the exercise of a Share Option hereunder for a purchase price equal to the Fair Market Value of such Ordinary Shares as of the date on which the Company provides written notice of its intent to exercise its call option hereunder to such individual or to such individual’s estate; provided, however, that notwithstanding the foregoing, should the individual’s employment, Board membership or consulting or advisory engagement be terminated by the Company for Cause, in lieu of Fair Market Value, the purchase price shall equal the amount paid, if any, by such individual, to obtain such Ordinary Shares.

ARTICLE XVII
MISCELLANEOUS

Section 17.1    No Right to Award.    Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 17.2    No Rights Conferred.    Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 17.3    Other Laws; Withholding.    The Company shall not be obligated to issue any Ordinary Shares pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and under such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel of the Company, if there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such Ordinary Shares. No fractional Ordinary Shares shall be delivered, nor shall any cash in lieu of fractional Ordinary Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Ordinary Shares, no Ordinary Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Ordinary Shares (including Ordinary Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

Section 17.4    No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 17.5    Restrictions on Transfer.    No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Share Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

Section 17.6    Beneficiary Designations.    Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 17.7    Rule 16b-3.    It is intended that, at any time when the Ordinary Shares are registered under Section 12 of the Exchange Act, the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 17.8    Section 162(m).    It is intended that, at any time when the Ordinary Shares are registered under Section 12 of the Exchange Act, the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Holders who are ‘‘covered employees’’ (as defined in Section 162(m) of the Code) shall constitute ‘‘performance-based’’ compensation within the meaning of Section 162(m) of the Code. The performance criteria to be utilized under the Plan for such purposes shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow, customer satisfaction, revenues, financial return ratios (such as return on equity and/or return on assets), market performance, shareholder return and/or value, operating profits, EBITDA, net profits, profit returns and margins, stock price, credit quality, sales growth, market share, comparisons to peer companies (on a company-wide or divisional basis), working capital and/or individual or aggregate employee performance. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m).

Section 17.9    Section 409A.     Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified ‘‘deferred compensation’’ under Section 409A of the Code. Accordingly, by way of example but not limitation, no Option shall be granted under the Plan with a per share Option exercise price which is less than the Fair Market Value of an Ordinary Share on the date of grant of the Option. Notwithstanding anything herein to the contrary, no Award Agreement shall provide for any deferral feature with respect to an Award which constitutes a deferral of compensation under Section 409A of the Code. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code and shall be so interpreted and construed.

Section 17.10    Other Plans.    No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received.

Section 17.11    Limits of Liability.    Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 17.12    Governing Law.    Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 17.13    Severability of Provisions.    If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 17.14    No Funding.    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 17.15     Headings.    Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 17.16    Terms of Award Agreements.    Each Award shall be evidenced by an Award Agreement, which Award Agreement, if it provides for the issuance of Ordinary Shares, shall require the Holder to enter into and be bound by the terms of the Company’s Shareholders’ Agreement, if any. The terms of the Award Agreements utilized under the Plan need not be the same.

ANNEX C

PERFORMANCE SHARE AGREEMENT

CHINA CABLECOM HOLDINGS, LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH JAMES S. CASSANO

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings, Ltd., a BVI business company (the ‘‘Company’’) and James S. Cassano (‘‘Cassano’’).

1.    The Company hereby agrees that Cassano shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($666,666.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Cassano, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Cassano, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Cassano’s death, the Payment shall be made to Cassano’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

JAMES S. CASSANO		CHINA CABLECOM HOLDINGS, LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS, LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH KERRY PROPPER

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of                          2008, by and between China Cablecom Holdings, Ltd., a BVI business company (the ‘‘Company’’) and Kerry Propper (‘‘Propper’’).

1.    The Company hereby agrees that Propper shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($666,666.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Propper, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Propper, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Propper’s death, the Payment shall be made to Propper’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

KERRY PROPPER		CHINA CABLECOM HOLDINGS, LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS, LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH JONATHAN KALMAN

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings Ltd., a BVI business company (the ‘‘Company’’) and Jonathan Kalman (‘‘Kalman’’).

1.    The Company hereby agrees that Kalman shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Six Hundred Sixty-Six Thousand Six Hundred Sixty-Eight Dollars ($666,668.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Kalman, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Kalman, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Kalman’s death, the Payment shall be made to Kalman’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

JONATHAN KALMAN		CHINA CABLECOM HOLDINGS, LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS, LTD.
WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT
WITH CLIVE NG

THIS WARRANTS EXERCISE PROCEEDS AWARD AGREEMENT (‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings, Ltd., a BVI business company (the ‘‘Company’’) and Clive Ng (‘‘Ng’’).

1.    The Company hereby agrees that Ng shall become entitled to receive from the Company a lump sum cash payment equal to U.S. Three Million Dollars ($3,000,000.00) (the ‘‘Payment’’) upon the Company’s receipt of U.S. Thirty Million Dollars ($30,000,000.00) of proceeds from the exercise of warrants issued as part of the units in the initial public offering of Jaguar Acquisition Corporation.

2.    The Company hereby agrees to make the Payment to Ng, subject to Section 1, during calendar year 2008.

3.    The Company hereby acknowledges and agrees that the Payment shall be made to Ng, subject to Section 1, regardless of whether he is or is not then providing services to the Company.

4.    Should the Payment become due pursuant to the terms of this Agreement at a time following Ng’s death, the Payment shall be made to Ng’s estate.

5.    Should the Company be required to withhold any amount in connection with the Payment, if made, by reason of any federal, state, local or foreign tax rules or regulations, the Company shall be entitled to deduct and withhold such amount.

6.    This Agreement can be amended solely in writing by both of the parties hereto.

7.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

CLIVE NG		CHINA CABLECOM HOLDINGS, LTD.

By:
Date

Its:
Date

CHINA CABLECOM HOLDINGS, LTD.
INCENTIVE SHARES AGREEMENT
WITH JAMES S. CASSANO

THIS AGREEMENT (this ‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings Ltd., a BVI business company (the ‘‘Company’’), and James S. Cassano (‘‘Cassano’’).

1.    Incentive Shares.    The Company and Cassano hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0005 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,666
2009	$20,000,000	66,666
2010	$30,000,000	33,334
2011	$40,000,000	33,334

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.    Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Cassano pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Cassano’s rights or entitlements hereunder shall be effective without Cassano’s written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Cassano.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a share dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Cassano would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Cassano had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Cassano Acknowledgement.    By executing this Agreement, Cassano hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Cassano and the Company with respect to the subject matter hereof.

CHINA CABLECOM HOLDINGS, LTD.
By:
Date
Its:
JAMES S. CASSANO

Date

CHINA CABLECOM HOLDINGS, LTD.
INCENTIVE SHARES AGREEMENT
WITH KERRY PROPPER

THIS AGREEMENT (this ‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings Ltd., a BVI business company (the ‘‘Company’’), and Kerry Propper (‘‘Propper’’).

1.    Incentive Shares.    The Company and Propper hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0005 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,667
2009	$20,000,000	66,667
2010	$30,000,000	33,333
2011	$40,000,000	33,333

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.    Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Propper pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Proppers rights or entitlements hereunder shall be effective without Proppers written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Propper.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a share dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Propper would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Propper had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Propper Acknowledgement.    By executing this Agreement, Propper hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Propper and the Company with respect to the subject matter hereof.

CHINA CABLECOM HOLDINGS, LTD.
By:
Date
Its:
KERRY PROPPER

Date

CHINA CABLECOM HOLDINGS, LTD.
INCENTIVE SHARES AGREEMENT
WITH JONATHAN KALMAN

THIS AGREEMENT (this ‘‘Agreement’’) made as of                         , 2008, by and between China Cablecom Holdings Ltd., a BVI business company (the ‘‘Company’’), and Jonathan Kalman (‘‘Kalman’’).

1.    Incentive Shares.    The Company and Kalman hereby agree that should the Company meet or exceed the EBITDA-based goals set forth below for the 2008-2011 calendar years (each, an ‘‘EBITDA Goal’’), subject to Section 3, the Company shall issue to the Executive the number of its ordinary shares, par value $0.0005 (‘‘Shares’’) set forth below:

Calendar Year	Calendar Year EBITDA Goal	Number of Shares
2008	$11,000,000	66,667
2009	$20,000,000	66,667
2010	$30,000,000	33,333
2011	$40,000,000	33,333

2.    Definition of EBITDA.    For purposes of this Agreement, the term ‘‘EBITDA’’ shall mean the Company’s non-GAAP earnings before interest, taxes, depreciation and amortization, and shall specifically exclude compensation charges for equity-based compensation (including but not limited to any such charges in connection with any Shares issued pursuant to this Agreement) and any extraordinary or one-time charge items (e.g., impairment of goodwill). All acquisitions must be accretive on an EBITDA per Share basis. In calculating EBITDA per Share, the Company shall use the Company’s audited annual financial statements. For the acquisition to be accretive, the proforma EBITDA per Share on a post-acquisition basis must be greater than the proforma EBITDA per Share immediately prior to the acquisition. EBITDA in these calculations will be proforma EBITDA Shares used in calculating EBIDTA per Share shall be the pro forma Share amount used in the GAAP earnings per Share calculation for the same year.

3.    Special Rule.    Notwithstanding anything to the contrary contained in Section 1, for any of calendar years 2008-2011, should the Company achieve the EBITDA Goal not only for such calendar year, but also for one or more of the next succeeding calendar year or years, the Company shall issue the aggregate number of Shares for both or all such calendar years at the time of issuance set forth in Section 4 for the earlier calendar year, and in such case, no Shares will be issued for the next following calendar year or years under this Agreement for which Shares were so previously earned.

4.    Timing of Share Issuances.    Any Shares to be issued by the Company to Kalman pursuant to Sections 1 and 3 will be so issued during the calendar year next following the calendar year for which the EBITDA Goal was met or exceeded.

5.    Withholding.    If the Company or an affiliate thereof shall be required to withhold any amounts in connection with the issuance of Shares hereunder by reason of any federal, state, local or foreign tax rules or regulations, the Company or affiliate shall be entitled to deduct and withhold such amounts.

6.    Amendment.    The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would adversely affect any of Kalman’s rights or entitlements hereunder shall be effective without Kalman’s written consent thereto.

7.    Regulation by the Board.    This Agreement shall be subject to such administrative procedures and rules as the Company’s board of directors (the ‘‘Board’’) shall adopt. All decisions of the Board upon any question arising under this Agreement shall be conclusive and binding on Kalman.

8.    Recapitalization or Reorganization.    The Shares under this Agreement are shares of the Company’s ordinary shares as constituted as of the date of this Agreement; provided, however, that if, and whenever, after the date of this Agreement, the Company shall effect a subdivision or consolidation of its ordinary shares or the payment of a share dividend on its ordinary shares without receipt of consideration by the Company, the numbers of Shares set forth in Section 1, (a) in the event of an increase in the number of the Company’s outstanding ordinary shares, shall be proportionately increased, and (b) in the event of a reduction in the number of the Company’s outstanding ordinary shares, shall be proportionately reduced. If the Company recapitalizes or otherwise changes its capital structure after the date of this Agreement, the numbers of Shares set forth in Section 1 shall be replaced with the number and class of shares of stock and securities to which Kalman would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Kalman had been the holder of record of the applicable number of Shares then set forth in Section 1. In the event of changes to the Company’s outstanding ordinary shares by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of this Agreement and not otherwise provided for in this Section 8, the numbers of Shares set forth in Section 1 shall be adjusted by the Board in its discretion as to the number of the Company’s ordinary shares to be subject to said Section of this Agreement.

9.    Governing Law.    This Agreement shall be construed in accordance with and subject to applicable BVI law.

10.    Kalman Acknowledgement.    By executing this Agreement, Kalman hereby acknowledges his agreement to be bound by all of the terms hereof, and that the terms hereof shall supersede any previous oral or written agreement between Kalman and the Company with respect to the subject matter hereof.

CHINA CABLECOM HOLDINGS, LTD.
By:
Date
Its:
JONATHAN KALMAN

Date

CHINA CABLECOM HOLDINGS, LTD

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the ‘‘Agreement’’), dated as of November 1, 2007, by and between CHINA CABLECOM HOLDINGS, LTD, a British Virgin Islands business company (the ‘‘Company’’), and CHINA CABLE HOLDINGS LIMITED, a Cayman Islands Exempted Company (‘‘Consultant’’).

Background

A.    [Immediately prior to the execution of this Agreement, Jaguar Acquisition Corporation (‘‘JAC’’), a Delaware corporation, reincorporated in the British Virgin Islands through a merger of JAC with and into the Company].

B.    Immediately following the execution of this Agreement, a newly-formed, wholly owned subsidiary of the Company will merge with and into China Cablecom Ltd., a British Virgin Islands corporation (‘‘China Cablecom’’), as a result of which China Cablecom will become a wholly-owned subsidiary of the Company.

C.    Consultant, through its employees, desires to be engaged and to remain engaged by the Company as a consultant and acknowledges that it has been given access and will be given access to certain Proprietary Information (as defined in Section 6.1) of the Company.

D.    Consultant represents to the Company that neither Consultant nor its employees are subject or a party to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement, and from performing fully, and without limitation, Consultant’s duties and responsibilities hereunder.

E.    The Company desires to engage Consultant, subject to certain restrictions on Consultant’s use of the Company’s/Successor Co.’s Proprietary Information.

INCORPORATING THE FOREGOING HEREIN, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Term.    The term of this Agreement shall commence on the date hereof and shall continue until [December 31, 2011] unless mutually extended by agreement of the Company and the Consultant (the ‘‘Term’’).

2.    Duties.    During the Term, Consultant shall, as requested by the President or other executive officers of the Company, perform the services set forth on Schedule A attached hereto. Neither Consultant nor its employees shall have authority in such capacity to bind the Company and shall not commit the Company (or hold itself out as being authorized to commit the Company) to any duty, obligation or liability, without the express written authorization of the President of the Company or other officer designated by the President of the Company.

3.    Compensation.

3.1    Amount.    In consideration for Consultant’s services during the Term, Consultant shall receive compensation of up to 7,520,000 shares of the Company’s ordinary shares. The number of the Company’s ordinary shares that may be received by Consultant on a yearly basis shall be based on the Company achieving certain annual target EBITDA milestones as set forth on Schedule B of this Agreement.

3.2    Payment.    The compensation earned by the Consultant pursuant to Section 3.1 shall be paid no later that fifteen (15) days after the date in which the Company’s Audit Committee established by its Board of Directors has certified that the target EBITDA milestones set forth on Schedule B have been achieved based on the Company’s US GAAP financial statements. The Company shall use its good faith efforts to ensure that compensation owed to the Consultant pursuant to Section 3.1 shall be paid on or before March 31 of each succeeding year.

3.3    Determination of EBITDA.    For purposes of this Agreement, ‘‘EBITDA’’ shall be based upon the Company’s (or any successor entity’s) non-US Generally Accepted Accounting Principles (Non-GAAP) which is the Company’s Earnings before Interest, Taxes, Depreciation and Amortization and which also excludes deferred compensation charges (stock based compensation) and any extraordinary or one-time charges items such as impairment of goodwill.

4.    Expenses.    The Company shall reimburse Consultant for all reasonable, necessary and fully-documented expenses that Consultant incurs in providing the services to the Company hereunder; provided, however, that in no event shall Consultant incur, or be reimbursed for, any individual expense without the Company’s prior written consent.

5.    Warranties by Consultant.    Consultant represents and warrants to the Company that (i) Consultant through its employees has the experience and ability to perform the services required by this Agreement; (ii) Consultant will cause its employees to perform said services in a professional, competent and timely manner; (iii) Consultant has the power to enter into and perform this Agreement; (iii) Consultant’s and its employees performance of this Agreement shall not (x) infringe upon or violate the intellectual property or other proprietary rights of any third party, (y) conflict with or violate any provision of any agreement to which Consultant or its employees is a party or by which Consultant or its employees are bound, or (z) violate any federal, state, local and foreign laws; and (iv) this Agreement is the legal, valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms.

6.    Covenants.

6.1    Proprietary Information.    Consultant recognizes and acknowledges that by reason of its engagement as a consultant to the Company it and its employees will have access to confidential and/or proprietary information of the Company and its affiliates, including (a) trade secrets, inventions, ideas, processes, apparatus, equipment, data, programs, listings, patents, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, sketches, drawings, models and techniques relating to the current, future and proposed products and services of the Company (collectively, ‘‘Inventions’’); (b) information regarding plans for research, development, new products, product design, details and specifications, engineering, marketing and sales, business records and plans, budgets, plans for future developments, business forecasts, financial statements and other financial information, licenses, prices and costs, procurement requirements, policies or operational methods, suppliers, customers, potential customers and key personnel; (c) information regarding the skills and compensation of other executive officers and employees of and consultants to the Company; and (d) the existence and terms of this Agreement ((a), (b), (c) and (d) collectively, ‘‘Proprietary Information’’). Consultant hereby assigns to the Company all rights it may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

6.2    Nondisclosure.    Consultant covenants and agrees that it will not and its employees will not, for as long as it is consulting to the Company and at all times thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as an employee, associate, owner, partner, member, agent, director, officer, shareholder, consultant, representative or in any other capacity, for its own account or for the benefit of any Person (as defined herein), communicate, disclose, divulge, provide commentary regarding or make available to any Person any of the Company’s Proprietary Information, including, without limitation, the existence and terms of this Agreement; provided that the provisions of this Section 6.2 shall not apply to information that (a) is or becomes generally available to the public other than as a result of disclosure by Consultant or its employees; (b) was readily available to Consultant on a non-confidential basis prior to its disclosure to Consultant by the Company; (c) was in Consultant’s lawful possession as evidenced by records kept in the ordinary course of business consistent with past practice or by proof of actual prior possession; (d) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by confidentiality agreements with the Company or its affiliates or representatives or by legal, fiduciary or ethical constraints on disclosure of such information, or (e) is required to be disclosed pursuant to an order or other law; provided that Consultant shall give the Company prompt notice thereof prior to such disclosure and, at the request of the Company, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. For purposes of this Agreement, ‘‘Person’’ means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

6.3    Third Party Information.    Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (‘‘Third Party Information’’) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Consultant and its employees will hold Third Party Information in the strictest confidence and will not communicate, disclose, divulge, provide commentary regarding or make available to any Person (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

7.    Adequacy of Consideration.    Consultant acknowledges that the consideration received in exchange for the execution of this Agreement is adequate in light of the obligations and agreements provided herein.

8.    Return of Company Documents.    Upon termination of the Agreement, Consultant and its employees shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information or Third Party Information.

9.    Indemnification.

9.1    Consultant’s Indemnification Obligations.    Consultant agrees to indemnify, defend and hold harmless the Company, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all claims, damages, liability, losses and expenses (including reasonable attorneys’ fees, court costs and disbursements (the ‘‘Claims’’) arising from Consultant’s breach of the representations, warranties, covenants, terms or conditions set forth in this Agreement.

9.2    Company’s Indemnification Obligations.    The Company agrees to indemnify, defend and hold harmless the Consultant, its affiliates, officers, directors, shareholders, employees, directors and consultants from and against any and all Claims arising from the Company’s breach of the covenants, terms or conditions set forth in this Agreement.

9.3    Condition to Indemnification Obligations.    As a condition to the foregoing indemnity obligations, the indemnified party shall provide the indemnifying party with prompt notice of any Claim for which indemnification shall be sought hereunder and shall cooperate in all reasonable respects with the indemnifying party in connection with any such Claim. The indemnifying party shall have the right to control the defense of the Claim, and the indemnified party shall reasonably cooperate in the defense of such Claim at the expense of the indemnifying party. The indemnified party shall have the right to retain counsel to participate in the Claim, in which case the indemnifying party shall reasonably cooperate with the indemnified party and its counsel. The indemnifying party may settle any Claim without the consent of the indemnified party, but only if the sole relief awarded is money damages, without any admission of wrongdoing by the indemnified party, and the indemnifying party pays such settlement or damages in full.

10.    Limitation of Liability.    NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS OR REVENUES EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE FOREGOING LIMITATION SHALL NOT APPLY TO THE EXTENT THAT SUCH DAMAGES

ARISE FROM CLAIMS WHICH ARE SUBJECT TO INDEMNIFICATION HEREUNDER. THE COMPANY’S LIABILITY HEREUNDER SHALL BE LIMITED TO THE AMOUNTS PAID TO CONSULTANT BY THE COMPANY HEREUNDER.

11.    Miscellaneous.

11.1    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

11.2    Relationship of the Parties.    The parties acknowledge and agree that each of the parties hereto is an independent contractor of the other. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any of the services hereunder. Neither party is, nor shall be considered, an agent, distributor, partner, joint venturer or representative of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. Neither party assumes the debts of the other party as a result of executing this Agreement. Each party shall be responsible for the compensation of its own employees and the payment of any applicable employee benefits of such employees, including, but not limited to, workers compensation, disability and unemployment insurance.

11.3    Successors and Assigns.    The rights and protections of the Company hereinunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates, if any.

11.4    Modification/Amendment of Agreement.    This Agreement may not be modified or amended except by a writing executed by an authorized employee of Consultant and the President of the Company.

11.5    Entire Agreement.    This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written agreement or understanding between the Company and Consultant.

11.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.7    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or uneforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9    Delivery by Facsimile.    This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.10    Interpretation of Agreement.    The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Consulting Agreement as of the date first above written.

CHINA CABLECOM HOLDINGS, LTD
By:
Name: Title: Address:
Facsimile: Telephone:
CHINA CABLE HOLDINGS LIMITED
By:
Name: Title: Address:
Facsimile: Telephone:

Schedule A

Services

•	Exploit existing relationships with various governmental agencies in China and Southeast Asia to assist the Company in its efforts to penetrate the cable television industry in such regions.

•	Develop a short term and long term strategic/business plan to advance the Company’s mission and objectives with respect to entering the cable television business in China and Southeast Asia.

•	Subject to approval the Company’s Board of Directors, negotiate and structure transactions on behalf of the Company with entities located in China and Southeast Asia that are involved in the cable television industry.

•	Identify strategic partners, acquisition and merger opportunities to enhance the Company’s business in China and Southeast Asia.

•	Identify individuals and/or entities to make investments in the Company and/or any of its subsidiaries.

Schedule B

Target EBITDA

Year	Target EBITDA	Ordinary Shares
2008	$11,000,000	2,920,000
2009	$20,000,000	2,800,000
2010	$30,000,000	900,000
2011	$40,000,000	900,000

Annex D

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JAGUAR ACQUISITION CORPORATION

AND

CHINA CABLECOM LTD.

AND

CLIVE NG

OCTOBER 30, 2007

D-i

D-ii

D-iii

D-iv

EXHIBITS
A	Form of Certificate of Merger
B	Form of Articles of Merger
C	Form of Business Combination Articles of Merger
D	Schedule of Closing Shares
E	Form of Escrow Agreement
F	Form of Lock-Up Agreement

SCHEDULES

COMPANY DISCLOSURE SCHEDULES

Schedules	Description
Schedule 3.2	Subsidiaries
Schedule 3.3(a)	Authorized Capital Stock
Schedule 3.3(b)	Capitalization
Schedule 3.8	Absence of Certain Changes
Schedule 3.13	Title to Property
Schedule 3.14	Intellectual Property
Schedule 3.15	Taxes
Schedule 3.18	Interested Party Transactions
Schedule 3.20	Material Company Contracts

PARENT DISCLOSURE SCHEDULES

Schedules	Description
Schedule 4.12	No Interest in Property

The contents of the schedules have been omitted. We will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

D-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the ‘‘Agreement’’) is made and entered into as of October 30, 2007, by and among Jaguar Acquisition Corporation, a Delaware corporation (‘‘Parent’’), China Cablecom Ltd., a British Virgin Islands corporation (‘‘Company’’), and Clive Ng, as the principal shareholder of the Company (the ‘‘Principal Shareholder’’).

RECITALS

WHEREAS, the Parent desires to form a wholly-owned subsidiary in the British Virgin Islands (‘‘Merger Sub I’’), solely for the purpose of a merger of Parent with and into Merger Sub I, in which Merger Sub I will be the surviving corporation (the ‘‘Redomestication Merger’’). The name of Merger Sub I shall be China Cablecom Holdings, Ltd.;

WHEREAS, immediately after the formation of Merger Sub I, Merger Sub I shall form a wholly-owned subsidiary in the British Virgin Islands (‘‘Merger Sub II’’), solely for the purpose of a merger of Merger Sub II with and into the Company in which the Company will be the surviving corporation (the ‘‘Business Combination’’). The name of Merger Sub II shall be China Cable Merger Co., Ltd.;

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other), Parent and Merger Sub I shall consummate the Redomestication Merger, pursuant to which, among other things, (i) the outstanding shares of common stock of the Parent, $0.0001 par value (the ‘‘Parent Common Stock’’) shall be converted into shares of common stock of Merger Sub I, $0.0001 par value (the ‘‘Merger Sub I Common Stock’’) and (ii) all warrants and other rights to purchase Parent Common Stock then outstanding (the ‘‘Parent Stock Rights’’) shall be exchanged for substantially equivalent securities of Merger Sub I at the rate set forth herein (‘‘Merger Sub I Stock Rights’’);

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Redomestication Merger shall occur without the other) Merger Sub II and the Company shall consummate the Business Combination, pursuant to which, among other things, (i) the outstanding common shares of the Company, $0.0005 par value (‘‘Company Shares’’), shall be converted into shares of the China Cablecom Surviving Corporation (as hereinafter defined) $0.0001 par value (the ‘‘Surviving Corporation Common Stock’’) and (ii) outstanding Class A Preferred Shares of the Company, $0.0005 par value ‘‘(‘‘Preferred Shares’’, and together with the Company Shares, the ‘‘Company Securities’’) shall be converted into shares of Surviving Corporation Common Stock, in each case at the rate set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE REDOMESTICATION MERGER

1.1    The Redomestication Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger substantially in the form attached hereto as Exhibit A, the Articles of Merger substantially in the form attached hereto as Exhibit B, and in accordance with the applicable provisions of the Delaware General Corporation Law (‘‘Delaware Law’’) and the BVI Business Companies Act, 2004 (as amended) (‘‘BVI Law’’), respectively, Parent shall be merged with and into Merger Sub I, the separate corporate existence of Parent shall cease and Merger Sub I shall continue as the surviving corporation. Merger Sub I as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the ‘‘China Cablecom Surviving Corporation.’’

1.2    Effective Time.    The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Articles of Merger, being the ‘‘Effective Time’’).

1.3    Effect of the Redomestication Merger.    At the Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the China Cablecom Surviving Corporation, which shall include the assumption by China Cablecom Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of China Cablecom Surviving Corporation issued and outstanding as a result of the conversion under Section 1.6(a) hereof shall be listed on the Over-the-Counter Bulletin Board, or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time.

1.4    Memorandum and Articles of Association.    At the Effective Time, the Certificate of Incorporation and By-Laws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Memorandum and Articles of Association (‘‘MOA’’) of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the MOA of the China Cablecom Surviving Corporation.

1.5    Directors and Officers of the China Cablecom Surviving Corporation.    Immediately after the Effective Time, the board of directors of the China Cablecom Surviving Corporation, shall consist of Clive Ng, Kerry Propper, Jonathan Kalman, Shan Li, Alejandro Zubillaga and Simon Bax, and the officers of the China Cablecom Surviving Corporation shall be Clive Ng as Executive Chairman and President and Pu Yue as Chief Executive Officer and Acting Chief Financial Officer.

1.6    Effect on Capital Stock.    By virtue of the Redomestication Merger and without any action on the part of Merger Sub I, the Parent or the holders of any of the following securities:

(a)    Conversion of Parent Common Stock.    At the Effective Time, every one share of the Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(c) or Section 1.11 below) shall be converted automatically into one share of Merger Sub I Common Stock (the ‘‘Conversion Ratio’’), subject to any adjustments made pursuant to Section 1.6(d). At the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing such number of shares of Merger Sub I Common Stock calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Common Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 1.7.

(b)    Parent Stock Rights.    At the Effective Time, each Parent Stock Right shall be converted into one substantially equivalent option, warrant or other right to purchase Merger Sub I Stock Rights. At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Merger Sub I Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights (the ‘‘Parent Stock Rights Agreements’’) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 1.6(d), (i) each of the Merger Sub I Stock

Rights will be exercisable for that number of whole shares of Merger Sub I Common Stock equal to the product of the number of shares of Parent Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Merger Sub I Common Stock, and (ii) the per share exercise price for the shares of Merger Sub I Common Stock issuable upon exercise of such Merger Sub I Stock Rights will be equal to the quotient determined by dividing the exercise price per share of Parent Common Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Merger Sub I shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Merger Sub I Stock Rights remain outstanding, a sufficient number of shares of Merger Sub I Common Stock for delivery upon the exercise of such Merger Sub I Stock Rights.

(c)    Cancellation of Parent Common Stock Owned by Parent.    At the Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury stock or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d)    Adjustments to Conversion Ratio.    The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Merger Sub I Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Merger Sub I Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Common Stock and Merger Sub I Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e)    No Fractional Shares.    No fractional shares of Merger Sub I Common Stock shall be issued in connection with the Redomestication Merger, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of Parent or holder of Parent Stock Rights who would otherwise be entitled to receive a fraction of a share of Merger Sub I Common Stock (after aggregating all fractional shares of Merger Sub I Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Surviving Corporation Common Stock on the Over-the-Counter Bulletin Board (‘‘OTC BB’’), or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time, at the Effective Time.

(f)    Transfers of Ownership.    If any certificate for shares of Merger Sub I Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Merger Sub I or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Merger Sub I Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Merger Sub I or any agent designated by it that such tax has been paid or is not payable.

(g)    No Liability.    Notwithstanding anything to the contrary in this Section 1.6, none of the China Cablecom Surviving Corporation, Merger Sub I or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7    Surrender of Certificates.    All shares of Merger Sub I Common Stock issued upon the surrender of shares of Parent Common Stock in accordance with the terms hereof, and all Merger Sub I Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Common Stock shall also apply to the Merger Sub I Common Stock so issued in exchange.

1.8    Lost, Stolen or Destroyed Certificates.    In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, Merger Sub I shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such shares of Merger Sub I Common Stock or Merger Sub I Stock Rights, as may be required pursuant to Section 1.7; provided, however, that China Cablecom Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Cablecom Surviving Corporation with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

1.9    Section 368 Reorganization.    For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). The parties to this Agreement hereby (i) adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) shall file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the transactions contemplated by this Agreement are determined not to qualify as a reorganization under Section 368 of the Code.

1.10    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the China Cablecom Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Merger Sub I, the officers and directors of Parent and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11    Shares Subject to Appraisal Rights.

(a)    Notwithstanding Section 1.6(a), Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Merger Sub I Common Stock and the holders thereof shall be entitled only to such rights as are granted by the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Delaware Law shall receive payment therefor from the China Cablecom Surviving Corporation in accordance with the Delaware Law, provided, however, that (i) if any shareholder of Parent who asserts appraisal rights in connection with the Redomestication Merger (a ‘‘Dissenter’’) has failed to establish his entitlement to such rights as provided in Delaware, or (ii) if any such Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under Delaware Law the shares of Parent Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive shares of Merger Sub I Common Stock and as provided in Section 1.6(a). The Parent shall give Merger Sub I prompt notice of any demands for payment received by the Parent from a person asserting appraisal rights, and Merger Sub I shall have the right to participate in all negotiations and proceedings with respect to such demands. The Parent shall not, except with the prior written consent of Merger Sub I, make any payment with respect to, or settlement or offer to settle, any such demands.

(b)    As used herein, ‘‘Dissenting Shares’’ means any shares of Parent Common Stock held by shareholders who are entitled to appraisal rights under Delaware Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware Law.

ARTICLE II
THE BUSINESS COMBINATION

2.1    Business Combination.    Immediately after the consummation of the Redomestication Merger, and subject to the terms of this Agreement and the Articles of Merger substantially in the form attached hereto as Exhibit C (the ‘‘Business Combination Articles of Merger’’), and in accordance with BVI Law, Merger Sub II shall be merged with and into the Company, the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Business Combination is hereinafter sometimes referred to as the ‘‘China Cable Surviving Corporation.’’

2.2    Closing; Effective Time.    The closing of the Business Combination (the ‘‘Closing’’) shall take place immediately after the Redomestication Merger, which shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VIII hereof or at such other time as the parties hereto agree (the ‘‘Closing Date’’). The Closing shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, or at such other location as the parties hereto agree. On the Closing Date:

(a)    Merger Sub I and Parent shall cause the Redomestication Merger to be immediately consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law; and

(b)    Merger Sub II and the Company shall cause the Business Combination to be immediately consummated by filing the Business Combination Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the ‘‘Business Combination Effective Time’’).

2.3    Effect of the Business Combination.    At the Business Combination Effective Time, the effect of the Business Combination shall be as provided in this Agreement, the Business Combination Articles of Merger and the applicable provisions of BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Business Combination Effective Time, all the property, rights, privileges, agreements, powers and franchises of the Company and Merger Sub II shall vest in the China Cable Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the China Cable Surviving Corporation, and all Company Securities upon conversion in accordance with Section 2.7(a) shall be eligible for quotation on the Over-the Counter Bulletin Board, or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time.

2.4    Escrow.    Notwithstanding any provision of this Agreement to the contrary, in lieu of delivering to the Principal Shareholder certificates for the full number of shares of Surviving Corporation Common Stock such Principal Shareholder is entitled to pursuant to Section 2.7, the China Cablecom Surviving Corporation shall deliver or cause to be delivered (A) to the Principal Shareholder, a certificate evidencing the aggregate number of shares issuable to the Principal Shareholder at Closing, less the Escrow Shares (as hereinafter defined) as set forth in Exhibit D (the ‘‘Closing Shares’’); and (B) to Loeb & Loeb LLP as escrow agent (the ‘‘Escrow Agent’’) for deposit into escrow pursuant to an escrow agreement, to be executed and delivered at the Closing substantially in the form of Exhibit E (the ‘‘Escrow Agreement’’), a certificate registered in the name of the Principal Shareholder, together with a stock power executed in blank, for an aggregate of

100,000 of the shares (the ‘‘Escrow Shares’’), which certificate will be held pursuant to the escrow established by, and disposed of by the Escrow Agent in accordance with the terms and provisions of, the Escrow Agreement.

2.5    Memorandum and Articles of Association.    At the Business Combination Effective Time, the MOA of Merger Sub II, as in effect immediately prior to the Closing Date, shall cease and the MOA of the Company, as in effect immediately prior to the Business Combination Effective Time, shall be the MOA of China Cable Surviving Corporation.

2.6    Directors of China Cable Surviving Corporation.    Immediately after the Business Combination Effective Time, the board of directors of China Cable Surviving Corporation, shall consist of the following persons Clive Ng, Kerry Propper and Jonathan Kalman.

2.7    Effect on Capital Stock.    By virtue of the Business Combination and without any action on the part of Merger Sub II, the Company or the holders of any of the following securities:

(a)    Conversion of Company Securities.    At the Business Combination Effective Time, (i) each share of the Company Shares issued and outstanding immediately prior to the Business Combination Effective Time (other than those described in Section 2.12 below) shall be converted automatically into 0.68 of a share of Surviving Corporation Common Stock and (ii) each of the Preferred Shares shall be converted automatically into one share of Surviving Corporation Common Stock (collectively, the ‘‘Business Combination Conversion Ratio’’), subject to any adjustments made pursuant to Section 2.7(c). At the Business Combination Effective Time, all shares of Company Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing the Company Securities outstanding immediately prior to the Business Combination Effective Time shall cease to have any rights with respect to such shares of Company Securities, except as provided herein or by law. Each certificate previously evidencing Company Securities shall be exchanged for such number of shares of Surviving Corporation Common Stock calculated by multiplying the applicable Business Combination Conversion Ratio by the number of shares of Company Securities previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with the terms hereof.

(b)    Cancellation of Merger Sub II Common Stock Owned by Merger Sub II.    At the Business Combination Effective Time, if any shares of Merger Sub II Common Stock are held by Merger Sub II as treasury shares or any shares of Merger Sub II Common Stock are owned by any direct or indirect wholly owned subsidiary of Merger Sub II immediately prior to the Business Combination Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)    Adjustments to Business Combination Conversion Ratio.    Each Business Combination Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Surviving Corporation Common Stock or Company Securities), reorganization, recapitalization or other like change with respect to Surviving Corporation Common Stock and Company Securities occurring after the date hereof and prior to the Business Combination Effective Time, so as to provide holders of Company Securities the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(d)    No Fractional Shares.    No fractional shares of Surviving Corporation Common Stock shall be issued in connection with the Business Combination, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of the Company who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Surviving Corporation Common Stock on the OTC BB at the Business Combination Effective Time.

(e)    Transfers of Ownership.    If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to China Cable Surviving Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Surviving Corporation Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of China Cable Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

(f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of China Cable Surviving Corporation, Merger Sub II or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8    Surrender of Certificates.    All shares of Surviving Corporation Common Stock issued upon the surrender of shares of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Company Securities shall also apply to the Surviving Corporation Common Stock so issued in exchange.

2.9    Lost, Stolen or Destroyed Certificates.    In the event any certificates shall have been lost, stolen or destroyed, China Cable Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of Surviving Corporation Common Stock as may be required pursuant to Section 2.7(a); provided, however, that China Cable Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against China Cable Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10    Section 368 Reorganization.    For U.S. federal income tax purposes, the Business Combination is intended to constitute a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) shall file all tax and information returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Business Combination as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Business Combination Effective Date has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the transactions contemplated by this Agreement are determined not to qualify as a reorganization under Section 368 of the Code.

2.11    Taking of Necessary Action; Further Action.    If, at any time after the Business Combination Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the China Cable Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub II, the officers and directors of Company and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12    Withholding Rights.    China Cablecom Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Surviving Corporation Common Stock otherwise deliverable under this Agreement, such amounts as China Cablecom Surviving Corporation reasonably determines it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the person otherwise entitled to the Surviving Corporation Common Stock in respect of which such deduction and withholding was made by China Cablecom Surviving Corporation. Notwithstanding the foregoing, the China Cablecom Surviving Corporation, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the China Cablecom Surviving Corporation prior to the issuance of the Surviving Corporation Common Stock.

2.13    Shares Subject to Appraisal Rights.

(a)    Notwithstanding Section 2.7(a), BVI Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Surviving Corporation Common Stock and the holders thereof shall be entitled only to such rights as are granted by BVI Law. Each holder of BVI Dissenting Shares who becomes entitled to payment for such shares pursuant to BVI Law shall receive payment therefor from the Surviving Corporation in accordance with the BVI Law, provided, however, that (i) if any shareholder who asserts appraisal rights in connection with the Business Combination (a ‘‘BVI Dissenter’’) has failed to establish his entitlement to such rights as provided in BVI Law, or (ii) if any such BVI Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under BVI Law the shares of Company Securities held by such BVI Dissenter shall be treated as if they had been converted, as of the Business Combination Effective Time, into a right to receive Surviving Corporation Common Stock and as provided in Section 2.7. The Company shall give Surviving Corporation prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Surviving Corporation shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Surviving Corporation, make any payment with respect to, or settlement or offer to settle, any such demands.

(b)    As used herein, ‘‘BVI Dissenting Shares’’ means any shares of Company Securities held by shareholders who are entitled to appraisal rights under BVI Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with BVI Law.

2.14    Restriction on Disposal of Shares.    As a condition to the closing of the transactions contemplated by this Agreement, the Principal Shareholder shall execute a lock-up agreement (the ‘‘Lock-Up Agreement’’) substantially in the form attached hereto as Exhibit G, whereby he shall agree that (i) until the earlier of the date (the ‘‘Trade Commencement Date’’), that (x) is six months after the Business Combination Effective Time, and (y) a registration statement to be filed 30 days after the consummation of the Business Combination, which shall include for resale the Closing Shares and the Escrow Shares, shall be declared effective by the Securities and Exchange Commission (the ‘‘SEC’’), he shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of his Closing Shares or Escrow Shares (or enter into any transaction which is designed to, or might reasonably be expect to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Principal Shareholder or any affiliate of Principal Shareholder, other than the China Cablecom Surviving Corporation, or any person in privity with Principal Shareholder or any affiliate of Principal Shareholder, other than the China Cablecom Surviving Corporation), directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder (each of the foregoing referred to as a ‘‘Disposition’’);

(ii) for a period of 6 months after the Trade Commencement Date, not to effect a Disposition of more than 33 1/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time and (iii) for a period of 12 months after the Trade Commencement Date not to effect a Disposition of more than 66 2/3% of his Closing Shares and Escrow Shares, if any such Escrow Shares have been released as of such time. Additional terms and conditions relating to the Disposition of the Closing Shares and Escrow Shares are set forth in the Lock-Up Agreement. The foregoing restriction is intended to preclude the Principal Shareholder from engaging in any hedging transaction, which is designed to or is reasonably expected to lead to or result in a Disposition during such period even if the Closing Shares would be disposed of by someone other than the Principal Shareholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to any event, change, condition or effect being ‘‘material’’ with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a ‘‘Material Adverse Effect’’ with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by general economic conditions (and solely with respect to this Article III, shall include economic conditions solely or principally applicable to the cable communications industry, or to locations in which the Company, its Subsidiaries and the PRC Companies operate.)

In this Agreement, any reference to the Company’s ‘‘knowledge’’ means the reasonable knowledge of Clive Ng, the Company’s Executive Chairman and, after reasonable inquiry, the actual knowledge of Pu Yue, the Company’s Chief Executive Officer.

Except as set forth in the disclosure schedule delivered by the Company to Surviving Corporation concurrently with the execution of this Agreement (the ‘‘Company Disclosure Schedule’’), which shall identify exceptions by specific section references, Clive Ng and Pu Yue on behalf of the Company, hereby represent and warrant to Parent, as follows:

3.1    Organization, Standing and Power.

(a)    Each of the Company, China Cablecom Company Limited (HK), (‘‘HKSPV’’) and Heze Zhongyouxiantong Network Technology Co., Ltd., (‘‘WFOE’’ and together with HKSPV the ‘‘Subsidiaries’’), is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of their respective jurisdictions of organization. Each of the Company and its Subsidiaries has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Company has delivered or made available to Parent a true and correct copy of the MOA of the Company and the organizational documents of each of the Subsidiaries, each as amended to date. Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its respective MOA, Bylaws or equivalent organizational documents.

(b)    As of the date hereof, Jinan Youxiantong Network Technology Co., Ltd., a People’s Republic of China (‘‘PRC’’) domestic limited liability company (‘‘JNCC’’), and Binzhou Broadcast and Television Information Network Co., Ltd. (‘‘BZDTV’’ and together with JNCC, the ‘‘PRC Companies’’), have been duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of the PRC Companies has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

(c)    True, correct and complete copies of the organizational documents of each of the PRC Companies have been delivered or made available to the Parent prior to the execution of this Agreement, and no action has been taken to amend or repeal such organizational documents. The organizational documents of each of the PRC Companies are valid and subsisting and no PRC Company is in violation or breach of any of the provisions of its organizational documents.

3.2    Subsidiaries.

(a)    Except for the Subsidiaries, and those entities set forth on Schedule 3.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.. The Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others. Except as set forth in Schedule 3.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.3    Capital Structure.

(a)    The authorized capital stock of the Company consists of (i) 3,105,020 shares, $0.0005 par value, of which there were issued and outstanding as of the close of business as of the date hereof, 1,900,000 common shares, and (ii) 1,105,020 preferred shares, $0.0005 par value, of which there were issued and outstanding as of the close of business as of the date hereof, 766,680 Class A Preferred Shares. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no other outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities after the date hereof. All outstanding Company Securities are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the MOA of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth on Schedule 3.3(a) and in connection with the Financing (as hereinafter defined), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.3(a) and in connection with the Financing, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s shares (i) between or among the Company and any of its shareholders, and (ii) to the best of the Company’s knowledge, between or among any of the Company’s shareholders.

(b)    The capitalization of the JNCC and the BZDTV is set forth on Schedule 3.3(b) of the Company Disclosure Schedule. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of the PRC Companies after the date hereof. The issued and outstanding shares of capital stock of each PRC Company set forth on such schedule have been duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective organizational documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of each such PRC Company. As of the date hereof and as of the date of the Special Meeting (as defined below), all registered capital and other capital contributions regarding each of the PRC Companies has been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked or withdrawn.

(c)    With respect to the PRC Companies, as of the date hereof, the owners of equity interests of each of the PRC Companies set forth on Schedule 3.3(b) of the Company Disclosure Schedule own, and have good, valid and marketable title to, all equity interests of each such PRC Company. There are no, and as of the Effective Time there will be no, outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that would require any of the PRC Companies to increase or reduce its registered capital or issue corporate bonds. There are no, and as of the date of the Special Meeting (as defined below) there will be no, outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the equity interests of any of the PRC Companies.

3.4    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 7.1(c). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company’s shareholders holding a majority of the outstanding shares of Company Shares, as contemplated by Section 7.1(c). This Agreement, when duly executed and delivered, shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

3.5    No Conflict.    The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the MOA or Bylaws of the Company or any of the organizational documents of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6    Consents and Approvals.    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (‘‘Governmental Entity’’) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.7    Financial Statements.    The Company has provided to Parent a correct and complete copy of (i) the audited consolidated financial statements (including any related notes thereto) of the Company and BZDTV for the fiscal years ended December 31, 2006 and 2005, (collectively, the ‘‘Audited

Financial Statements’’) and the (y) unaudited consolidated financial statements for the six month period ended June 30, 2007 of the Company and BZDTV (collectively, the ‘‘Interim Financial Statements, and together with the Audited Financial Statements, the ‘‘Company Financial Statements’’). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (‘‘GAAP’’) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and of BZDTV at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated.

3.8    Absence of Certain Changes.    Except for the acquisition through contractual arrangements (as described in Schedule 3.8 of the Company Disclosure Schedule) of BZDTV (the ‘‘Business Acquisition’’), and the agreements entered into, and amendments to the Company’s MOA made in connection with the consummation of a bridge loan transaction pursuant to the terms of a purchase agreement between the Company and the investors listed therein for the sale and purchase of up to $30,000,000 of units of the Company (the ‘‘Financing’’), since June 30, 2007 (the ‘‘Company Balance Sheet Date’’), Company, each of its Subsidiaries and each of the PRC Companies, has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of the Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries or the PRC Companies other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its Subsidiaries’ or the PRC Companies’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company, any of its Subsidiaries or any of the PRC Companies, other than in the ordinary course of business and as provided or made available to Parent, or any amendment or termination of, or default under, any material contract to which Company, any of its Subsidiaries or any of the PRC Companies is a party or by which it is bound; (vi) any amendment or change to the MOA or Bylaws (if applicable); or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company, its Subsidiaries or any of the PRC Companies to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s, its Subsidiaries or the PRC Companies past practices. Neither the Company, its Subsidiaries nor the PRC Companies has agreed since June 30, 2007 to take any of the actions described in the preceding clauses (i) through (vii) and are not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement, the Business Acquisition and the Financing).

3.9    Absence of Undisclosed Liabilities.    Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Company Financial Statements for the six month period ended June 30, 2007 (the ‘‘Company Balance Sheet’’), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; (iv) those incurred in connection with the execution of this Agreement, (v) those incurred in connection with the Business Acquisition; and (vi) those incurred in connection with the Financing.

3.10    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation (‘‘Proceeding’’) pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, any of its Subsidiaries or the PRC Companies, threatened against Company, any of its Subsidiaries, the PRC Companies, or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company, its Subsidiaries, any of the PRC Companies or any of their respective assets or business, or, to the knowledge of Company, its Subsidiaries, or the PRC Companies, or any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Company, its Subsidiaries, or the PRC Companies.

3.11    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Company, any of its Subsidiaries or any of the PRC Companies which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Company, any of its Subsidiaries or any of the PRC Companies, any acquisition of property by Company, any of its Subsidiaries or any of the PRC Companies, or the conduct of business by Company, any of its Subsidiaries or any of the PRC Companies.

3.12    Governmental Authorization.    The Company, each of its Subsidiaries and each of the PRC Companies have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company, any of its Subsidiaries or any of the PRC Companies, currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s, any of its Subsidiaries’ or any of the PRC Companies’ business or the holding of any such interest ((i) and (ii) herein collectively called ‘‘Company Authorizations’’), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

3.13    Title to Property.    The Company, its Subsidiaries and each of the PRC Companies as of the date hereof shall have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The property and equipment of Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.13 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company, any of its Subsidiaries or any of the PRC Companies.

3.14    Intellectual Property.    Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, Company, its Subsidiaries and the PRC Companies do not own, do not have any license to use or otherwise possess legally enforceable and unencumbered rights to use, any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material that are used in the business of Company, its Subsidiaries or any of the PRC Companies (‘‘Company Intellectual Property’’).

3.15    Taxes.

(a)    For purposes of this Agreement, the following terms have the following meanings: ‘‘Tax’’ (and, with correlative meaning, ‘‘Taxes’’ and ‘‘Taxable’’) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a ‘‘Tax authority’’) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement, as a result of being a responsible person, or otherwise. ‘‘Tax Return’’ means any return, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes.

(b)    All Tax Returns required to be filed by or on behalf of the Company, its Subsidiaries and each of the PRC Companies have been timely filed and all Tax Returns filed by or on behalf of the Company, its Subsidiaries and each of the PRC Companies were (at the time they were filed) and are true, correct and complete in all respects; (b) all Taxes of Company, its Subsidiaries and each of the PRC Companies (whether or not reflected on any Tax Return) have been fully and timely paid, (c) no waivers or extensions of statutes of limitation have been given or requested with respect to Company, its Subsidiaries or each of the PRC Companies in connection with any Tax Returns or with respect to any Taxes payable by it; (d) no Governmental Entity in a jurisdiction where Company, its Subsidiaries or the PRC Companies do not file Tax Returns has made a claim, assertion or threat to Company, its Subsidiaries or any of the PRC Companies that it is or may be subject to taxation by such jurisdiction; (e) each of the Company, its Subsidiaries and the PRC Companies has duly and timely collected or withheld, and paid over and reported to the appropriate Governmental Entity all amounts required to be so collected or withheld and paid over for all periods under all applicable laws; (f) there are no liens with respect to Taxes on the Company, its Subsidiaries or any of the PRC Companies or any of their property or assets; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company, its Subsidiaries or any of the PRC Companies for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of the Company, its Subsidiaries or any of the PRC Companies made by a Governmental Entity in any examination that the Company, its Subsidiaries or any of the PRC Companies is required to report to the appropriate Tax Authority has been reported, and any additional Taxes due with respect thereto have been paid.

(c)    There is no pending Proceeding with respect to any Taxes of the Company, its Subsidiaries or any of the PRC Companies, nor, to the knowledge of the Company, is any such Proceeding threatened. The Company has made available to the Parent prior to the date of this Agreement, true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company, its Subsidiaries and the PRC Companies since their inception and any and all correspondence with respect to the foregoing.

(d)    Except as disclosed on Schedule 3.15(e), neither the Company, its Subsidiaries nor the PRC Companies, is a party to any Tax allocation or sharing agreement.

(e)    The Company is treated as a foreign corporation for U.S. federal income tax purposes.

3.16    Employee Benefit Plans.    The Company does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Company, or any trade or business (whether or not incorporated) which is under common control with Company, with respect to which the Company has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company.

3.17    Labor Matters.    Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company nor does Company know of any activities or proceedings of any labor union to organize any such employees.

3.18    Interested Party Transactions.    Except as disclosed in Schedule 3.18 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is indebted to any director or officer of Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

3.19    Insurance.    Neither the Company and it Subsidiaries, nor any PRC Companies maintain any insurance policies on their respective properties or assets.

3.20    Material Company Contracts.

(a)    The Company has made available to the Parent, prior to the date of this Agreement, true, correct and complete copies of each written agreement, contract, arrangement, lease, commitment or otherwise (each, a ‘‘Material Company Contract’’), including each amendment, supplement and modification relating thereto to which the Company, its Subsidiaries and each PRC Company is a party. A list of each such Material Company Contract is set forth on Schedule 3.20 to the Company Disclosure Schedule, including, without limitation, (i) the Framework Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd. dated August 6, 2007, (ii) the Asset Transfer Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and BZDTV, dated September 7, 2007, (iii) the Exclusive Service Agreement, between Binzhou Broadcasting and Television Network Co., Ltd. and BZDTV, dated September 7, 2007, (iv) the Technical Services Agreement, between BZDTV and Jinan Youxiantong Network Technology Co., Ltd., dated September 7, 2007, (v) the Purchase Agreement (the ‘‘Purchase Agreement’’) by and among the Company and the entities listed on the schedule of investors, attached thereto as Schedule I (the ‘‘Investors’’), (vi) the Registration Rights Agreement, dated September 20, 2007 by and among the Company, and the entities listed on Schedule A attached thereto; and (vii) the Promissory Note issued to each of the Investors in accordance with the terms of the Purchase Agreement

(b)    Each Material Company Contract is a legal, valid and binding agreement, and is in full force and effect, and (a) none of the Company, its Subsidiaries or the PRC Companies are in breach or default of any Material Company Contract to which it is a party in any material respect; (b) no event has occurred or circumstance has existed that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (ii) permit the Company, the PRC Companies or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract; (c) neither the Company, its Subsidiaries, nor the PRC Companies have received notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party; and (d) there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Company Contract.

3.21    Compliance With Laws.

(a)    To the Company’s knowledge, each of Company, its Subsidiaries and each of the PRC Companies has complied with, are not in violation of, and have not received any notices of violation with respect to, any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

(b)    The contractual agreements described in Section 3.20(a)(i) through (iv), were validly entered into by the parties and are in compliance with relevant PRC laws and regulations and all necessary approvals in connection with such contractual arrangements have been obtained, except for those that do not have a Material Adverse Effect on the business of the Company.

3.22    Foreign Corrupt Practices Act.    Neither the Company, nor to the Company’s knowledge, its Subsidiaries, the PRC Companies, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company, its Subsidiaries or the PRC Companies, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any Governmental Entity from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company, its Subsidiaries or the PRC Companies. Neither the Company, its Subsidiaries, the PRC Companies, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company, its Subsidiaries or the PRC Companies has committed any acts or omissions which would constitute a breach of relevant BVI or PRC criminal laws, including but not limited to corruption laws.

3.23    Money Laundering Laws.    The operations of the PRC Companies are and have been conducted at all times in compliance with money laundering statutes in all applicable PRC jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the ‘‘Money Laundering Laws’’) and no proceeding involving any PRC Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.24    Governmental Inquiry.    Neither the Company, its Subsidiaries, nor any PRC Company has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Entity.

3.25    Minute Books.    The minute books of Company and its Subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of Company and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26    Brokers’ and Finders’ Fees.    Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except in connection with the Financing, and as disclosed on Schedule 2.26.

3.27    Vote Required.    The affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company Shares (subject to any provision in the Company’s MOA requiring a higher voting threshold) is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.28    Board Approval.    The Board of Directors of Company has (i) approved this Agreement and the Business Combination, (ii) determined that this Agreement and the Business Combination are advisable and in the best interests of the stockholders of Company and are on terms that are fair to the shareholders and (iii) intends to recommend that the shareholders of Company approve this Agreement and consummation of the Business Combination.

3.29    Representations Complete.    None of the representations or warranties made by Company herein or in any Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB I AND MERGER SUB II

In this Agreement, any reference to the Parent’s knowledge means such party’s actual knowledge after reasonable inquiry (within the meaning of Rule 405 under the Securities Act) of such party’s executive officers and directors. The defined term ‘‘Material Adverse Effect’’ shall have the same meaning as in Article III.

Except as set forth in the disclosure schedule delivered by the Parent to the Company concurrently with the execution of this Agreement (the ‘‘Parent Disclosure Schedule’’), which shall identify exceptions by specific section references, the Parent, hereby represents and warrants to Company, on behalf of itself, and on behalf of Merger Sub I at the Effective Time with respect to the Redomestication Merger, and on behalf of Merger Sub II at the Business Combination Effective Time with respect to the Business Combination, as follows:

4.1    Organization, Standing and Power.

(a)    Each of Parent, Merger Sub I and Merger Sub II is, a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the laws of its jurisdiction of organization. Each of Parent, Merger Sub I and Merger Sub II has, the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II, as the case may be. Merger Sub I was formed for the sole purpose of effecting the Redomestication Merger and the Business Combination. Accordingly prior to the Effective Time, Merger Sub I had no business, operations, property or assets. Merger Sub II will be formed for the sole purpose of effecting the Business Combination. Accordingly, prior or the Business Combination Effective Time, Merger Sub II will have had no business, operations, property or assets. Each of Parent and Merger Sub I has made available to the Company, and when available, Merger Sub II will make available to the Company, a true and correct copy of the Certificate of Incorporation and the By-Laws, or other organizational documents thereof, as applicable, each as amended to date. As of the date hereof and as of the Effective Time, neither Parent, nor Merger Sub I is, and as of the Business Combination Effective Time Merger Sub II is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, or organizational documents, as applicable. Except for Merger Sub I, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)    At the Effective Time, Parent is the owner of all outstanding shares of capital stock of Merger Sub I and all such shares are duly authorized, validly issued, fully paid and nonassessable. At the Effective Time, all of the outstanding shares of capital stock of Merger Sub I are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. At the Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Merger Sub I, or otherwise obligating Parent or Merger Sub I to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c)    At the Business Combination Effective Time, Merger Sub I is the owner of all outstanding shares of capital stock of Merger Sub II and such shares are duly authorized, validly issued, fully paid and nonassessable. At the Business Combination Effective Time, all of the outstanding shares of Merger Sub II are owned by Merger Sub I free and clear of all liens, charges, claims or encumbrances or rights of others. At the Business Combination Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub II, or otherwise obligating Merger Sub I or Merger Sub II to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

4.2    Capital Structure.

(a)    The authorized capital stock of Parent consists of 20,000,000 shares of common stock, $.0001, par value, and 1,000,000 shares of preferred stock, $.0001 par value, of which there were issued and outstanding, 5,716,667 shares of common stock and no shares of preferred stock. There are no other outstanding shares or voting securities of the Parent and no outstanding commitments to issue any shares of capital stock or voting securities of the Parent after the date hereof, other than (i) pursuant to this Agreement and (ii) shares of Parent Common Stock issuable upon the exercise of warrants (‘‘Parent Warrants’’) issued in Parent’s initial public offering (‘‘IPO’’). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. Parent has reserved 10,483,334 shares of common stock for issuance upon exercise of Parent Warrants. Except for (i) the rights created pursuant to this Agreement, and (ii) the Parent Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the obligation of Parent’s initial stockholders to vote in accordance with the majority of the Parent’s stockholders with respect to the Merger, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

(b)    The authorized shares of Merger Sub I consists of 40,000,000 common shares, $0.0001 par value, of which there were issued and outstanding as of the Effective Date 100 shares, owned by Parent. There are no other outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Merger Sub I, other than pursuant to this Agreement. The shares of China Cablecom Surviving Corporation to be issued in connection with the Redomestication Merger and the Business Combination, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free of any liens or encumbrances.

(c)    At the Business Combination Effective Time, the authorized shares of Merger Sub II shall consist of 1,000 common shares, $0.0005 par value, of which there will be issued and outstanding as of the Business Combination Effective Date 100 shares, owned by Merger Sub I. There will be no other outstanding shares or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Merger Sub II, other than pursuant to this Agreement.

4.3    Authority.

(a)    Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Merger by Parent’s stockholders, as contemplated by Section 8.1(a). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1. This Agreement has been duly executed and delivered by Parent and shall constitute the valid and binding obligations of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)    As of the Effective Time, Merger Sub I shall have the requisite corporate power and authority to enter into the agreements necessary and required to consummate the Redomestication Merger and the Business Combination, and shall have been duly authorized by all necessary corporate power on the part of Merger Sub I to consummate the Redomestication Merger and the Business Combination. As of the Effective Time, the execution and delivery of the agreements and the consummation of the Redomestication Merger and the Business Combination transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of Merger Sub I, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1.

(c)    As of the Business Combination Effective Time, Merger Sub II shall have the requisite corporate power and authority to enter into the agreements necessary and required to consummate the Business Combination, and shall have been duly authorized by all necessary corporate power on the part of Merger Sub II to consummate the Business Combination. As of the Business Combination Effective Time, the execution and delivery of the agreements and the consummation of the Business Combination transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of Merger Sub II, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 8.1.

4.4    No Conflict.    The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent, or any of its subsidiaries, as amended, or the organizational documents of Merger Sub I or Merger Sub II, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub I or Merger Sub II, or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II.

4.5    Consents and Approval.    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Merger Sub I or Merger Sub II, or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent and Merger Sub I of the Redomestication Merger, or the consummation by Merger Sub I and Merger Sub II of the Business Combination, contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of the Articles of Merger as provided in Section 1.2, (iii) the filing of the Business Combination Articles of Merger as provided in Section 2, (iv) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a preliminary merger proxy/prospectus (the ‘‘Merger Proxy/Prospectus’’) pursuant to which the Company’s stockholders must vote at a special meeting of stockholders to approve, among other things this Agreement, the Redomestication Merger and the Business Combination; (v) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (vi) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vii) any filings required with the OTC BB with respect to the shares of (x) Surviving Corporation Common Stock issuable upon conversion of the Company Securities in the Business Combination and (y) Surviving Corporation Common Stock issuable upon conversion of the Parent Common Stock in the Redomestication Merger; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

4.6    SEC Documents; Financial Statements.    A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings of Parent filed with the SEC by Parent since inception have been, and, prior to the Business Combination Effective Time will be available to Company on the SEC’s website at www.sec.gov, and at the Parent’s executive offices, further, complete copies of any additional documents filed with the SEC by Parent prior to the Business Combination Effective Time will be available at www.sec.gov and at Parent’s executive offices (collectively, the ‘‘Parent SEC Documents’’). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since inception. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Business Combination Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the ‘‘Parent Financial Statements’’) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.7    Sarbanes-Oxley Act of 2002.    Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the ‘‘Sarbanes-Oxley Act’’) applicable to it as of the date hereof and the Business Combination Effective Time. There has been no change in Parent’s accounting policies since inception except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Parent nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. To the knowledge of Parent, no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

4.8    Absence of Certain Changes.    Since June 30, 2007 (the ‘‘Parent Balance Sheet Date’’), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) other than this Agreement, any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since June 30, 2007 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.9    Absence of Undisclosed Liabilities.    Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007 (the ‘‘Parent Balance Sheet’’), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, (iv) the promissory note in the amount of $475,000 payable to the Company, incurred in connection with the Financing and (v) those incurred in connection with this Agreement.

4.10    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Parent.

4.11    Restrictions on Business Activities.    Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent, or its subsidiaries, any acquisition of property by Parent, or its subsidiaries, or the conduct of business by Parent, its subsidiaries.

4.12    No Interest in Property.    Except as set forth on Schedule 4.12, the Parent and Merger Sub I, and as of the Business Combination Effective Time. Merger Sub II do not have any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable),

4.13    Employee Benefit Plans.    Parent does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has or would reasonably be expected to have liability. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent.

4.14    Labor Matters.    Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

4.15    Interested Party Transactions.    Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

4.16    Insurance.    Parent maintains no insurance of any kind, other than general liability insurance in the amount of $2,000,000 and D&O liability coverage in the amount of $10,000,000.

4.17    Compliance With Laws.    Parent and Merger Sub I have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their respective businesses, or the ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

4.18    Broker’s and Finders’ Fees.    Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.19    Minute Books.    The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.20    Vote Required.    The approval of Parent’s and Merger Sub I’s Board of Directors, the affirmative vote of the sole stockholder of Merger Sub II and the approval of Parent’s stockholders in accordance with Section 8.1 hereof, are the only approvals or votes necessary to approve this Agreement, the Redomestication Merger and the Business Combination and the transactions contemplated hereby.

4.21    Board Approval.    The Board of Directors of Parent has approved this Agreement, the Redomestication Merger and the Business Combination and determined that this Agreement, the

Redomestication Merger and the Business Combination are in the best interests of the Parent, Merger Sub I and Merger Sub II. The Board of Directors of Parent have determined that the fair market value of the Company is equal to at least 80% of the Parent’s assets. At the Effective Time, the Board of Directors of Merger Sub I shall have approved this Agreement, the Redomestication Merger and the Business Combination and shall have recommended to the sole stockholder of Merger Sub I to approve this Agreement, the Redomestication Merger and the Business Combination. At the Business Combination Effective Time, the Board of Directors of Merger Sub II shall have approved this Agreement and the Business Combination and shall have recommended to Merger Sub I to approve this Agreement and the Business Combination.

4.22    Over-the-Counter Bulletin Board Quotation.    Parent Common Stock is quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (‘‘NASD’’) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB. The Parent Common Stock is registered pursuant to Section 15(d) of the Exchange Act and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.

4.23    Trust Account Funds.    As of September 30, 2007 there was $26,465,391.70, including interest thereon, held in the trust account established in connection with Parent’s IPO (the ‘‘Trust Account’’) for use by the Parent in connection with a business combination as set forth in Parent’s Certificate of Incorporation. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

4.24    Representations Complete.    None of the representations or warranties made by Parent, Merger Sub I, or Merger Sub II herein or in any Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Business Combination Effective Time any untrue statement of a material fact, or omits or will omit at the Business Combination Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME

5.1    Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and, in the case of the Company, its Subsidiaries’ business, and in the case of the PRC Companies, Company agrees to cause each PRC Company to carry on their respective businesses, in the ordinary course in substantially the same manner as heretofore conducted, to pay and in the case of the Company, to cause its Subsidiaries and the PRC Companies to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its, its Subsidiaries’ and the PRC Companies’, present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its, and in the case of the Company, its Subsidiaries’ and the PRC Companies’ present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its, and in the case of the Company, its Subsidiaries’ and the PRC Companies’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and in the case of the Company, its Subsidiaries or the PRC Companies, to the end that its, its Subsidiaries’ and the PRC Companies’ goodwill and ongoing businesses shall be unimpaired at the Business Combination Effective Time. Each of Parent and Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and in the case of the Company, the business of its Subsidiaries’ and each of the PRC Companies’, and of any event that would have a Material Adverse Effect on Parent or Company.

5.2    Restrictions on Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, except as expressly contemplated by this Agreement or the Financing, neither Parent nor Company shall do, cause or permit any of the following, or in the case of the Company, allow, cause or permit any of its Subsidiaries, or in the case of the PRC Companies, Company shall not allow, cause or permit any of the PRC Companies, to do, cause or permit any of the following, without the prior written consent of the other:

(a)    Charter Documents.    Cause or permit any amendments to its Certificate of Incorporation, Bylaws, MOA or other equivalent organizational documents;

(b)    Dividends; Changes in Capital Stock.    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c)    Material Contracts.    Enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract, other than (i) in the ordinary course of business consistent with past practice, (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement, or (iii) specifically in the event of future acquisitions of cable operating businesses by the Company in China, upon prior consultation with the Parent;

(d)    Issuance of Securities.    Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e)    Intellectual Property.    Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice;

(f)    Dispositions.    Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g)    Indebtedness.    Except in its ordinary course of business, and pursuant to the Financing, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $500,000 in the aggregate;

(h)    Payment of Obligations.    Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(i)    Capital Expenditures.    Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $250,000 individually or in the aggregate;

(j)    Acquisitions.    Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization, other than future acquisitions of cable operating business by the Company in China, upon the prior consultation with the Parent;

(k)    Taxes.    In the case of the Company, its Subsidiaries or the PRC Companies, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l)    Accounting Policies and Procedures.    Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m)    Other.    Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE VI
COVENANTS

6.1    Merger Proxy/Prospectus; Special Meeting.

(a)    As soon as is reasonably practicable after receipt by Parent from Company of all financial and other information required in a Registration Statement on Form S-4, containing the Merger Proxy/ Prospectus, Parent shall prepare and file with the SEC under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and with all other applicable regulatory bodies, the Registration Statement for the purpose of soliciting proxies from holders of Parent Common Stock to vote at a special meeting of the stockholders of Parent (the ‘‘Special Meeting’’) in favor of (i) the adoption of this Agreement and the approval of the Business Combination, whereby the Company will become a wholly-owned subsidiary of the China Cablecom Surviving Corporation (the ‘‘Business Combination Proposal’’), (ii) the approval of the Redomestication Merger for the purpose of redomesticating the Parent to the British Virgin Islands, and in connection with such merger changing the Parent’s name to China Cablecom Holdings, Ltd. (the ‘‘Redomestication Proposal’’), (iii) to adopt an equity incentive plan (the ‘‘Incentive Plan Proposal’’), and (iv) approve the granting of shares pursuant to consulting and other arrangements to certain of the Company’s and Parent’s insiders in connection with the Business Combination upon the achievement of certain financial goals following the consummation of the Business Combination (the ‘‘Performance Share Proposal’’). The effectiveness of the Business Combination shall be conditioned upon the approval of the Redomestication Proposal and the Performance Share Proposal, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Performance Share Proposal and the Business Combination Proposal. The approval of the Incentive Plan Proposal shall not be a condition to the consummation of the Redomestication Merger, the Business Combination or the grant of the Performance Share. Such materials shall be in the form of the Merger Proxy/Prospectus to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and registering the shares of the Surviving Corporation Common Stock to be issued, upon consummation of the Redomestication Merger, in exchange for the Parent Common Stock outstanding immediately prior to the Redomestication Merger. The Merger Proxy/Prospectus shall include the registration shares underlying the Merger Sub I Stock Rights to be issued in connection with the Business Combination. Company shall furnish to Parent all information concerning Company, its Subsidiaries and the PRC Companies and their business required to be set forth in the Merger Proxy/Prospectus. Company and its counsel shall be given an opportunity to review and comment on the Merger Proxy/Prospectus prior to its filing with the SEC. Parent, with the assistance of Company, shall promptly respond to any SEC comments on the Merger Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Parent shall retain a reputable proxy solicitation firm.

(b)    As soon as practicable following the completion of the SEC review process, Parent shall distribute the Merger Proxy/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with Delaware Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c)    Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, Exchange Act and the applicable provisions of the Delaware Law in the preparation, filing and distribution of the Merger Proxy/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Company, its Subsidiaries and the PRC Companies and their business or any other information specifically furnished by Company in writing for inclusion in the Merger Proxy/Prospectus). Without limiting the foregoing, Parent shall ensure that the Merger Proxy/Prospectus does not, as of the date on which it is first distributed to stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Company, its Subsidiaries and the PRC Companies and their business or any other information specifically furnished by Company in writing for inclusion in the Merger Proxy/Prospectus). Company represents and warrants that the information relating to Company, its Subsidiaries and the PRC Companies and their business specifically supplied in writing by Company for inclusion in the Merger Proxy/Prospectus will not as of the date on which the Merger Proxy/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Company shall in good faith provide Parent with a letter, dated the date of the Merger Proxy/Prospectus and in form and substance reasonably acceptable to Parent, attaching the Merger Proxy/Prospectus and confirming that all the information included in the Merger Proxy/Prospectus has been specifically furnished by Company in writing for inclusion therein. Any subsequent changes to such sections of the Merger Proxy/Prospectus without the consent of Company shall be the responsibility of Parent.

6.2    Form 8-K.    At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (‘‘Merger Form 8-K’’), which shall be in a form reasonably acceptable to Company. Prior to Closing, Parent and Company will prepare the press release announcing the consummation of the Merger hereunder (‘‘Press Release’’). Simultaneously with the Closing, Parent shall file and distribute the Press Release. Within four (4) business days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

6.3    Action of Company’s Stockholders.    Company shall promptly after the date hereof, take all action necessary in accordance with BVI Law and its MOA and By-laws and shall use its reasonable best efforts to secure the vote or consent of stockholders required to effect the Business Combination.

6.4    Employment Agreements.    The Parent and each of Messrs. Ng and Pu Yue shall agree upon definitive terms with respect to the employment agreements to be executed, by each of them, as a condition to the Closing.

6.5    Legal Opinion.    The Principal Shareholder will receive a legal opinion of Blank Rome LLP that the Business Combination qualifies as a tax-free reorganization with respect to the conversion of the Principal Shareholder’s Company Shares into shares of Surviving Corporation Common Stock.

6.6    Registration Rights Agreement.    The Parent and the Principal Shareholder will agree upon definitive terms with respect to the Registration Rights Agreement to be executed as a condition to the Closing.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1    No Claim Against Trust Account.    Except for any claim relating to fraud, Company hereby waives all rights against Parent to collect from the Trust Account any moneys that may be owed to Company by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which Company would have the right to collect the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

7.2    Access to Information.

(a)    Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives (the ‘‘Representatives’’), reasonable access during normal business hours during the period prior to the Business Combination Effective Time to (i) all of such party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Company also agrees to cause each PRC Company to afford Parent and its Representatives such access to information described above.

(b)    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)    No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d)    Each of Parent and Company shall provide the other, and the Company shall cause each of the Subsidiaries and the PRC Companies to provide Parent, and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s and its Subsidiaries’ and the PRC Companies’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries and the PRC Companies in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of the Subsidiaries or the PRC Companies, and (v) receipts for any Taxes paid to foreign Tax authorities.

7.3    Confidential Information; Non-Solicitation or Negotiation.

(a)    Confidential Information.    Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b)    No Solicitation or Negotiation.    Unless and until this Agreement is terminated, Parent and Merger Sub I shall not suffer or permit their directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of Parent or Merger Sub I, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Company) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Parent or Merger Sub I or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Parent or Merger Sub I (an ‘‘Alternative Proposal’’) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. Parent shall notify the Company orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the Company informed of the status and details of any such inquiry, offer or proposal. Parent and Merger Sub I shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

7.4    Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

7.5    Consents; Cooperation.

(a)    Each of Parent and Merger Sub I shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Redomestication Merger.

(b)    Each of Parent, Merger Sub II and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Business Combination. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the Business Combination for the assignment thereof or otherwise.

(c)    Notwithstanding anything to the contrary in Section 7.5(a), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the China Cable Surviving Corporation after the Business Combination Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

7.6    Legal Requirements.    Each of Parent, Merger Sub I, Merger Sub II and Company will, and will cause their respective subsidiaries to, and in the case of the PRC Companies, the Company will cause the PRC Companies to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

7.7    Blue Sky Laws.    Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and other securities of Parent in connection with the Redomestication Merger and the Business Combination.

7.8    Indemnification.

(a)    After the Business Combination Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s MOA, each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an ‘‘Indemnified Party’’) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Business Combination Effective Time, Parent shall, or shall cause the China Cable Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the BVI Law. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the China Cable Surviving Corporation.

(b)    To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Business Combination Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Business Combination Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Business Combination Effective Time (whether arising before or after the Business Combination Effective Time), in each case for which such Indemnified Party is indemnified under this Section 7.8, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Business Combination Effective Time the China Cable Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the China Cable Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the China Cable Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

(c)    The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

7.9    Best Efforts and Further Assurances.    Each of the parties to this Agreement shall use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.10    Formation of Merger Sub II    Immediately after the execution of this Agreement, the Parent shall form Merger Sub II as a corporation under the BVI Laws.

ARTICLE VIII
CONDITIONS TO THE BUSINESS COMBINATION

8.1    Conditions Precedent to the Obligation of the Parent to Consummate the Business Combination

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 8.1(a), (b), (c), (d) and (e)):

(a)    Business Combination Proposal.    The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b)    Parent Common Stock.    Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c)    Redomestication Proposal.    The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law and the Redomestication Merger shall have been consummated.

(d)    Company Shareholder Approval.    This Agreement and the Business Combination shall have been approved and adopted by the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class. Holders of not more than five percent (5%) of the outstanding Company Shares shall have not voted in favor of the Business Combination or not consented thereto in writing and shall have delivered prior to the Business Combination Effective Time written notice of such holders’ intent to demand payment as dissenting shareholders for such shares in accordance with BVI Law.

(e)    Adoption of Performance Share Proposal.    The Performance Share Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law.

(f)    Documents.    The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

(i)    executed Lock-Up Agreement by Clive Ng;

(ii)    executed consulting agreement, by and between the Parent and China Cable Holdings Limited, a Cayman Islands exempted company;

(iii)    the warrant exercise proceeds award agreement, by and between Parent and Mr. Ng;

(iv)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Kalman;

(v)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Propper;

(vi)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Cassano;

(vii)    executed consulting agreement, by and between the Parent and Mr. Cassano;

(viii)    executed registration rights agreement, by and between China Cablecom Surviving Corporation, the Principal Shareholder and certain stockholders of the Parent (the ‘‘Registration Rights Agreement’’);

(ix)    executed Plan of Merger, by and between the Parent and Merger Sub I;

(x)    Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(xi)    executed Articles of Merger to be filed in accordance with BVI Law as of the Effective Time;

(xii)    executed Plan of Merger, by and between the Merger Sub II and the Company;

(xiii)    executed Business Combination Articles of Merger to be filed in accordance with BVI Law at the Business Combination Effective Time;

(xiv)    executed Escrow Agreement;

(xv)    a certificate of good standing or equivalent under BVI Law of the Company;

(xvi)    a certificate of good standing or equivalent under PRC Law of the WFOE and each of the PRC Companies;

(xvii)    each of the documents to which the Company, its Subsidiaries and the PRC Companies is a party, duly executed; and

(xviii)    such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Company, its Subsidiaries and the PRC Companies pursuant to Section 8.1(g), (ii) evidencing the performance by the Company, its Subsidiaries and the PRC Companies of, or the compliance by the Company, its Subsidiaries and the PRC Companies with, any covenant or obligation required to be performed or complied with by the Company, its Subsidiaries and the PRC Companies, (iii) evidencing the satisfaction of any condition referred to in this Section 8.1, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(g)    Representations, Warranties and Covenants.    (i) The representations and warranties of Company, its Subsidiaries and the PRC Companies in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination

Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Business Combination Effective Time.

(h)    Certificate of Officer.    Parent shall have been provided with a certificate executed on behalf of Company by its Executive Chairman and Chief Executive Officer certifying that the conditions set forth in Section 8.1 shall have been fulfilled.

(i)    Injunctions or Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s, its Subsidiaries or the PRC Companies’ conduct or operation of the business of Company, its Subsidiaries or the PRC Companies’ following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(j)    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against the Parent, the Merger Sub I, Merger Sub II, the Company, Company’s Subsidiaries, the PRC Companies, the Principal Shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(k)    No Material Adverse Changes.    There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(l)    Governmental Approvals.    Company, its Subsidiaries and each of the PRC Companies shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Business Combination, including such approvals, waivers and consents as may be required under the BVI Law and PRC Laws.

8.2    Conditions Precedent to the Obligation of the Company to Consummate the Business Combination.    The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, any of which may be waived, in writing, by Company, with the exception of the conditions set forth in Sections 8.2(c):

(a)    Business Combination Proposal.    The Business Combination Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s Certificate of Incorporation.

(b)    Parent Common Stock.    Holders of less than twenty percent (20%) of the shares of Parent Common Stock issued in Parent’s IPO outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s Certificate of Incorporation.

(c)    Company Shareholder Approval.    This Agreement and the Business Combination shall have been approved and adopted by the Company shareholders holding a majority of the Company Securities in excess of 50%, voting together as one class. Holders of not more than five percent (5%) of the outstanding Company Shares shall have not voted in favor of the Business Combination or not consented thereto in writing and shall have delivered prior to the Business Combination Effective Time written notice of such holders’ intent to demand payment as dissenting stockholders for such shares in accordance with BVI Law.

(d)    Redomestication Proposal.    The Redomestication Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under the Delaware Law and the Redomestication Merger has been consummated.

(e)    Adoption of Performance Share Proposal.    The Performance Share Proposal shall have been duly approved and adopted by the requisite vote of the holders of Parent Common Stock under Delaware Law.

(f)    Representations, Warranties and Covenants.    (i) The representations and warranties of Parent, Merger Sub I and Merger Sub II in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time or the Business Combination Effective Time, as applicable, as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time or the Business Combination Effective Time, as applicable.

(g)    Certificate of Officer.    Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 8.2 shall have been fulfilled.

(h)    Secretary’s Certificate.    Company shall have been provided with a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Certificate of Incorporation and By-laws of the Parent, Merger Sub I and Merger Sub II, (B) the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Parent, Merger Sub I and Merger Sub II signing this Agreement and/or any other agreement or instrument contemplated hereby to which the Parent, Merger Sub I or Merger Sub II is a party.

(i)    Documents.    The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

(i)    executed employment agreement, by and between the Parent and Mr. Ng;

(ii)    executed employment agreement, by and between the Parent and Mr. Yue;

(iii)    executed consulting agreement, by and between the Parent and China Cable Holdings Limited, a Cayman Islands exempted company;

(iv)    the warrant exercise proceeds award agreement, by and between Parent and Mr. Ng;

(v)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Kalman;

(vi)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Propper;

(vii)    each of the executed incentive stock agreement and warrant exercise proceeds award agreement, by and between the Parent and Mr. Cassano;

(viii)    executed consulting agreement, by and between the Parent and Mr. Cassano;

(ix)    executed registration rights agreement, by and between China Cablecom Surviving Corporation, the Principal Shareholder and certain stockholders of the Parent;

(x)    executed assignment agreement between the Company and China Cablecom Surviving Corporation, whereby Company shall assign, and China Cablecom Surviving Corporation shall assume all of Company’s rights and obligations under that certain registration rights agreement, dated September 17, 2007, by and between the Company and the investors named therein;

(xi)    share certificates evidencing the shares of Surviving Corporation Common Stock to be issued to the holders of the Company in the Business Combination;

(xii)    share certificate, registered in the name of the Principal Stockholder, together with stock powers executed in blank, evidencing the Escrow Shares;

(xiii)    executed Plan of Merger, by and between the Parent and Merger Sub I;

(xiv)    Certificate of Merger with respect to the Redomestication Merger to be filed in accordance with Delaware law as of the Effective Time;

(xv)    executed Articles of Merger to be filed in accordance with BVI Law as of the Effective Time;

(xvi)    executed Plan of Merger, by and between Merger Sub II and the Company;

(xvii)    executed Business Combination Articles of Merger to be filed in accordance with BVI Law as of the Business Combination Effective Time;

(xviii)    executed Escrow Agreement;

(xix)    a certificate of good standing of the Parent in the State of Delaware;

(xx)    a certificate of good standing of Merger Sub I in the British Virgin Islands;

(xxi)    a certificate of good standing of Merger Sub II in the British Virgin Islands;

(xxii)    a legal opinion of Blank Rome LLP delivered to the Principal Shareholder, that the Business Combination qualifies as a tax-free reorganization with respect to the conversion of the Principal Shareholder’s Company Shares into shares of Surviving Corporation Common Stock;

(xxiii)    each of the documents to which the Parent, Merger Sub I and Merger Sub II is a party, duly executed; and

(xiv)    such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent, Merger Sub I and Merger Sub II pursuant to Section 8.1(f), (ii) evidencing the performance by the Parent, Merger Sub I and Merger Sub II of, or the compliance by the Parent, Merger Sub I and Merger Sub II with, any covenant or obligation required to be performed or complied with by the Parent, Merger Sub I and Merger Sub II, (iii) evidencing the satisfaction of any condition referred to in this Section 8.2, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

(j)    Injunctions or Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(k)    No Material Adverse Changes.    There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent.

(l)    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Merger Sub I and Merger Sub II, the Company, Company’s Subsidiaries, the PRC Companies or any shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m)    Stock Quotation.    The Parent Common Stock at Closing shall be quoted on the OTC BB, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

(n)    SEC Compliance.    Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the twelve month period preceding the Closing.

(o)    Accounting for Deferred Expenses of Parent.    At the time of the Closing, the aggregate deferred business and operating expenses of Parent that will be assumed by China Cablecom Surviving Corporation and paid from the proceeds of the Trust Account disbursed to the Redomestication Merger Surviving Entity, shall not exceed $1,000,000, excluding legal fees payable to Loeb & Loeb LLP, unless the Parent shall have received approval from the Company (such approval not to be unreasonably withheld) prior to incurring expenses that would cause such aggregate amount to exceed $1,000,000.

(p)    Disbursement of Trust Account.    Parent shall have made all necessary arrangements, including notice to Continental Stock Transfer & Trust, the trustee of the trust account, prior to the Business Combination Effective Time, for the disbursement of the proceeds of the Trust Account to be made at the Business Combination Effective Time, subject to any amounts to be held for the redemption of any shares of Parent Common Stock.

(q)    Governmental Approvals.    Parent, Merger Sub I and Merger Sub II shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Redomestication Merger and the Business Combination, including such approvals, waivers and consents as may be required under the BVI Law.

ARTICLE IX
POST-CLOSING COVENANTS

9.1    Mandatory Registration of Closing Shares.    The Parent hereby agrees that no later than 30 days following the consummation of the Business Combination (the ‘‘Filing Date’’), it shall prepare and file with the SEC a ‘‘resale’’ registration statement (the ‘‘Registration Statement’’), providing for the resale of all of the Closing Shares and Escrow Shares for an offering to be made on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement. Such Registration Statement shall be on Form S-3 (except if the Parent is not then eligible to register for resale the Closing Shares on Form S-3 in which case such registration shall be on another appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). The Parent shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the earlier of (A) the ninetieth (90th) day following the Filing Date or (B) in the event the Registration Statement receives a ‘‘full review’’ by the SEC, the one hundred twentieth (120th) day following the Filing Date or any Additional Filing Dates, as applicable, or (C) the date which is within three (3) Business Days after the date on which the SEC informs the Parent the (i) the SEC will not review the Registration Statement or (ii) the Parent may request the acceleration of the effectiveness of the Registration Statement and the Parent makes such request; provided, that, if such date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the SEC is authorized or required by law or other government actions to close, the effectiveness date shall be the following business day.

9.2    Registration of Performance Shares.    The Parent hereby agrees that after the consummation of the Business Combination it shall prepare and file with the SEC a registration statement on Form S-8 (the ‘‘Form S-8’’), registering the shares (‘‘Performance Shares’’) issuable to (i) China Cable Holdings Limited, a Cayman Islands exempted company under its consulting agreement with the Parent, and (ii) Messrs. Kalman, Propper and Cassano under their respective incentive stock agreements with the Parent. The Form S-8 shall be automatically effective upon filing with the SEC. If Form S-8 is not available for the registration of the shares described in (i) above, such shares will be registered on the Registration Statement pursuant to Section 9.1 above, and on any additional registration statements that may be required to register all of the Performance Shares after issuance.

9.3    D&O Insurance.    The Parent will take all necessary steps required to have all of the officers and directors of the Surviving Corporation included on Parent’s D&O liability coverage after the Business Combination Effective Time.

ARTICLE X
INDEMNIFICATION; REMEDIES

10.1    Survival.    All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and expire October 30, 2008, except that any representations, warranties, covenants and obligations relating to Taxes shall expire 90 days after the expiration of the applicable statute of limitations period, including any extensions and waivers thereof (the ‘‘Survival Period’’). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2    Indemnification by the Principal Shareholder.

(a)    From and after the Effective Time until (a) the expiration of the Survival Period, or (b) with respect to a specific claim made by the China Cablecom Surviving Corporation against the China Cable Surviving Corporation prior to the expiration of the Survival Period, until a court of competent jurisdiction renders a final unappealable decision (or appeals of a decision are not taken within the time period permitted for filing same) (the ‘‘Claims Period’’), the Principal Shareholder shall, subject to the terms hereof, indemnify and hold harmless the China Cablecom Surviving Corporation from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, including Taxes (collectively, ‘‘Damages’’) arising, directly or indirectly, from or in connection with:

(i)    any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

(ii)    any breach by the Company, or the Principal Shareholder, of its covenants or obligations in this Agreement; or

(iii)    the operation of the business of the Company, its Subsidiaries or the PRC Companies, prior to the Effective Time.

(b)    The amount of any and all Damages suffered by the China Cablecom Surviving Corporation shall be recovered solely by the return to the China Cablecom Surviving Corporation of a specified number of shares of Surviving Corporation Common Stock owned by the Principal Shareholder (the ‘‘Returned Shares’’), the amount of which shall be determined in accordance with Sections 10.3 and 10.4 below. All Returned Shares shall be retired.

(c)    All claims of the China Cablecom Surviving Corporation pursuant to this Section 10.2 shall be brought by Jonathan Kalman on behalf of the China Cablecom Surviving Corporation and those persons who were stockholders of the Parent immediately prior to the Closing.

10.3    Returned Shares.    The number of Returned Shares to be returned by the Principal Shareholder to the China Cablecom Surviving Corporation and retired pursuant to Section 10.2 shall be equal to the aggregate amount of the Damages suffered by the China Cablecom Surviving Corporation, divided by the market value of the Surviving Corporation Common Stock to be calculated using the average of the closing bid price as quoted on the Over the Counter Bulletin Board (or such other public trading market on which the Surviving Corporation Common Stock may be trading at such time) for the thirty (30) trading days immediately prior to the date that such amount of Damages is determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among the China Cablecom Surviving Corporation and the Principal Shareholder (the ‘‘Market Value’’). The Returned Shares shall be returned from the Escrow Shares.

10.4    Limitations on Amount – the Principal Shareholder.    The China Cablecom Surviving Corporation shall not be entitled to indemnification pursuant to Section 10.2, unless and until the aggregate amount of Damages to the China Cablecom Surviving Corporation with respect to such matters under Section 10.2 exceeds $650,000, at which time, subject to the following cap on the maximum number of Returned Shares to be returned to the China Cablecom Surviving Corporation, the China Cablecom Surviving Corporation shall be entitled to indemnification for the total amount of such Damages. The aggregate number of Returned Shares to be returned to the China Cablecom Surviving Corporation shall not exceed 100,000 shares adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the Surviving Corporation Common Stock.

10.5    Determining Damages.    Solely for the purposes of determining Damages (and not for the purposes of determining any breach), materiality qualifications to any representations and warranties shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty. To the extent Damages are recoverable by insurance, Parent shall take commercially reasonable efforts to obtain maximum recovery from such insurance.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1    Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a)    by mutual consent of Parent and Company;

(b)    by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the Business Combination Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s Certificate of Incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s IPO and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash from the Trust Account, in accordance with Parent’s Certificate of Incorporation;

(c)    by either Parent or Company, if, at the Special Meeting (including any adjournments thereof), the Redomestication Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required to vote on such proposal under Delaware Law;

(d)    by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before April 13, 2008, or such later date as may be agreed upon in writing by the parties hereto (the ‘‘Final Date’’);

(e)    by Parent, if Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.1(h) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

(f)    by Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.2(f) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach (and Company has not willfully breached any of its covenants hereunder, which breach is not cured); or

(g)    by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Redomestication Merger or Business Combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

11.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, Clive Ng, or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.3 (Confidentiality), Section 11.3 (Expenses and Termination Fees) and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

11.3    Expenses and Termination Fees.

(a)    Subject to subsections (b) and (c) of this Section 11.3, whether or not the Merger is consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b)    If Parent terminates this Agreement pursuant to Section 11.1(e) then Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c)    If Company terminates this Agreement pursuant to Section 11.1(f) Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

11.4    Amendment.    The Boards of Directors of the parties and Mr. Ng, may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Parent Common Stock or the Company Securities , (ii) alter or change any term of the MOA of the Merger Sub I to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Securities.

11.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII
GENERAL PROVISIONS

12.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent, to:

Jaguar Acquisition Corporation
8 Tower Bridge
Suite 1050
161 Washington Street
Conshohocken, PA 19428
Attention: Jonathan Kalman
Facsimile No.: 610-825-7315
Telephone No.: 610-825-0288

with a copy (which shall not constitute notice to Parent) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Facsimile No.: (212) 407-4000
Telephone No.: (212) 407-4990

(b)    if to Company or Clive Ng, to:

China Cablecom Ltd.
17 State Street, 16th Floor
New York, NY 10004
Attention: Clive Ng
Facsimile No.: 917-591-8839
Telephone No.: 212-888-8890

with a copy (which shall not constitute notice to Company) to:

TransAsia Lawyers
Suite 2218 China World Tower 1
1 Jianguomenwai Avenue
Beijing 100004, China
Attention: Philip Qu
Facsimile No.: 86-10-6505-8189/98
Telephone No.: 86-10-6505-8188

12.2    Interpretation.    When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ when used herein shall be deemed in each case to be followed by the words ‘‘without limitation.’’ The phrase ‘‘made available’’ in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases ‘‘the date of this Agreement’’, ‘‘the date hereof’’, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 30, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3    Counterparts.    This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.4    Entire Agreement; Nonassignability; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, dated October 5, 2006, by and between the Parent and the Company, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.11 and 2.12; and (c) shall not be assigned, except by operation of law as a result of the Redomestication Merger, pursuant to Section 1.3 and the Business Combination pursuant to Section 2.3 or as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

12.5    Severability.    If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6    Remedies Cumulative; Specific Performance.

(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)    It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

12.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Company and Principal Shareholder have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers, and individually, as applicable, thereunto duly authorized, all as of the date first written above.

JAGUAR ACQUISITION CORPORATION
By:	/s/ Jonathan Kalman
Jonathan Kalman, Chief Executive Officer
CHINA CABLECOM LTD.
By:	/s/ Pu Yue
Pu Yue, Chief Executive Officer

PRINCIPAL SHAREHOLDER
/s/ Clive Ng
Clive Ng
As to Article III, in his capacity as Chief Executive Officer of China Cablecom Ltd.:
/s/ Pu Yue
Pu Yue

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

EXHIBIT B

FORM OF ARTICLES OF MERGER

EXHIBIT C

FORM OF BUSINESS COMBINATION ARTICLES OF MERGER

EXHIBIT D

CLOSING SHARE SCHEDULE

EXHIBIT E

FORM OF ESCROW AGREEMENT

EXHIBIT F

FORM OF LOCK UP AGREEMENT

Annex E

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004
(the ‘‘Act’’)

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA CABLECOM HOLDINGS, LTD.

NAME

1	The name of the Company is China Cablecom Holdings, Ltd.

COMPANY LIMITED BY SHARES

2	The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

REGISTERED OFFICE

3	The first registered office of the Company will be situated at the office of the registered agent which is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

REGISTERED AGENT

4	The first registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

GENERAL OBJECTS AND POWERS

5	Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

LIMITATIONS ON THE COMPANY’S BUSINESS

6	For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

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(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

AUTHORISED SHARES

7	(a)	The Company is authorised to issue a maximum of 41,000,000 shares of the following classes with a par value of US$0.0005 each:

(i)	40,000,000 ordinary shares (‘‘Ordinary Shares’’); and

(ii)	1,000,000 preferred shares (‘‘Preferred Shares’’).

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

(d)	The directors may, subject to the Act, by amending this Memorandum and/or the Articles, determine the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences that any Preferred Share issued by the Company confers on the holder.

REGISTERED SHARES ONLY

8	Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

AMENDMENTS

9	Subject to the provisions of the Act, the Company shall by resolution of the members (or by resolution of the directors only where such amendment is required to provide for the rights conferred by Preferred Shares on their holders pursuant to Clause 7(d)) have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 25th day of October, 2007.

Incorporator

Sgd. Sulin J. Smith

Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

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Annex F

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA CABLECOM HOLDINGS, LTD.

INTERPRETATION

References in these Articles of Association (‘‘Articles’’) to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

SHARES

1	Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment, be entitled to a certificate signed by a director or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

2	If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

3	Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine.

4	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

5	Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine. At any time after the consummation of a Business Combination (as defined in these

F-1

Articles), the directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the Company on such terms as it may from time to time determine. Notwithstanding the foregoing, the directors may issue options, warrants or convertible securities in connection with the Company’s initial public offering.

6	The directors may redeem any share issued by the Company at a premium.

7	The rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.

8	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or of the holders of ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions in the Memorandum or these Articles.

9	Except as required by the Act, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

10	Shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

11	Subject to the Memorandum of Association, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

TRANSMISSION OF SHARES

12	Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)	a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased member’s estate; or

(b)	the appointment of a guardian of an incompetent member; or

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(c)	the appointment as trustee of a bankrupt member; or

(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the shares,

to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the share register as the legal and or beneficial owner of the shares.

13	The production to the Company of any document which is reasonable evidence of:

(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased member; or

(b)	the appointment of a guardian of an incompetent member; or

(c)	the trustee of a bankrupt member; or

(d)	the applicant’s legal and or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

14	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

15	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

16	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

17	Subject to the provisions of Article 98 and subject to the provisions of the Act in this regard, the directors may, on behalf of the Company purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

MEETINGS OF MEMBERS

18	The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least thirty (30) percent of the voting rights in respect of the matter for which the meeting is requested. Meetings of members shall take place at least annually (the ‘‘Annual Meeting’’).

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19	Seven (7) days notice at the least specifying the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

20	Notwithstanding Article 20, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:

(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part.

21	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received the notice, shall not invalidate the meeting.

PROCEEDINGS AT MEETINGS OF MEMBERS

22	No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.

23	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved.

24	At every meeting the members present shall choose someone of their number to be the chairman (the ‘‘Chairman’’). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman failing which the oldest individual member present at the meeting or failing any member personally attending the meeting, the proxy present at the meeting representing the oldest member of the Company, shall take the chair.

25	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

26	At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote at the meeting.

27	Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

28	If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

29	In the case of an equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.

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VOTES OF MEMBERS

30	At any meeting of members whether on a show of hands or on a poll every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

31	Subject to the Memorandum of Association or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

32	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

33	If two or more persons are jointly entitled to a registered share or shares and if more than one of such persons shall vote in person or by proxy at any meeting of members or in accordance with the terms of Article 31, the vote of that person whose name appears first among such voting joint holders in the share register shall alone be counted.

34	Votes may be given either personally or by proxy.

35	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

36	Subject to Article 38 below, an instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

37	The instrument appointing a proxy shall be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owner in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorised may call for a notarially certified copy of such authority which shall be produced within seven days of being so requested failing which the vote or votes cast by such proxy shall be disregarded.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

38	Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

39	Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not less than three or more than fifteen. Subject to the provisions of Article 98, the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible.

40	The first director or directors shall be appointed by the registered agent of the Company. Subject to the provisions of Article 98, any existing director(s) shall be designated as a Class C Director for a term expiring at the Company’s third Annual Meeting of Members. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Members, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Members and the directors in Class C shall be elected for a term expiring at the

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third Annual Meeting of Members. Commencing at the first Annual Meeting of Members, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of members after their election. Except as the Act may otherwise require, in the interim between annual meetings of members or special meetings of members called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

41	Notwithstanding the provisions of Section 114 of the Act, each director holds office until his successor takes office or until his earlier death, resignation or removal by the members as per Article 40 or a resolution passed by the majority of the remaining directors.

42	Except as the Act may otherwise require, in the interim between annual meetings of members or special meetings of members called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining director.

43	A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified

44	A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

45	A director, by writing under his hand deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. If undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with Article 70 his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, and shall consist of such portion of the last mentioned remuneration as shall be agreed between such alternate and the director appointing him. A director by writing under his hand deposited at the registered office of the Company may at any time revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

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46	The directors may, by resolution, fix the emolument of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

47	Any director who, by request, goes or resides abroad for any purposes of the Company, or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

48	The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to, any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

49	The office of director shall be vacated if the director:

(a)	is removed from office by resolution of members; or

(b)	is removed from office by resolution of the directors of the Company; or

(c)	becomes disqualified to act as a director under Section 111 of the Act.

50	(a)	A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall arrange.

(b)	A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

(c)	No director shall be disqualified by his office from contracting with the Company either as a vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided the procedure in Article 50 (d) below is followed.

(d)	A director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors.

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(e)	A director of the Company is not required to comply with Article 50(d) above if:

(i)	the transaction or proposed transaction is between the director and the Company; and

(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

(f)	For the purposes of Article 50(d) above, a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction.

(g)	Subject to Section 125(1) of the Act, the failure by a director to comply with Article 50(d) does not affect the validity of a transaction entered into by the director or the Company.

OFFICERS

51	The directors of the Company may, by resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President, but otherwise to perform such duties as may be delegated to them by the President, the Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

52	Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

53	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

POWERS OF DIRECTORS

54	The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by resolution of the members, but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

55	The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of Section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

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56	The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

57	Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

58	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be, in such manner as the directors shall from time to time by resolution determine.

59	The directors may:

59.1	exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party; and

59.2	where the Company is a wholly-owned subsidiary, the directors may in exercising their powers or performing their duties, act in a manner which the directors believe is in the best interests of the Company’s holding company even though it may not be in the best interests of the Company.

60	The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

61	The meetings of the board of directors and any committee thereof shall be held at such place or places as the directors shall decide.

62	The directors may elect a chairman (the ‘‘Chairman of the Board of Directors’’) of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board of Directors is elected, or if at any meeting the Chairman of the Board of Directors is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board of Directors for the meeting. If the directors are unable to choose a Chairman of the Board of Directors, for any reason, then the oldest director present at the meeting shall preside as the Chairman of the Board of Directors.

63	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the Chairman shall have a second or casting vote. A director may at any time summon a meeting of the directors. If the Company shall have only one director, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

64	A director shall be given not less than three (3) days notice of a meeting of the directors.

65	Notwithstanding Article 64, a meeting of directors held in contravention of Article 64 is valid if a majority of the directors, entitled to vote at the meeting, have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

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66	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice shall not invalidate the meeting.

67	A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-third of the total number of directors with a minimum of two (2), or in the case of only one director a minimum of one (1).

68	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

69	Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board of directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting.

70	A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telefax or other written or electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

INDEMNITY

71	Subject to the provisions of the Act, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

SEAL

72	The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument except as provided in Article 2, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the common seal has been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

73	Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

74	Subject to the rights of the holders of shares entitled to special rights as to distributions, all distributions shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as Treasury Shares at the date of declaration of the distribution.

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75	The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

76	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

77	Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

78	No distribution shall bear interest against the Company.

COMPANY RECORDS

79	The Company shall keep records that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

80	The Company shall keep:

(a)	minutes of all meetings of:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(b)	copies of all resolutions consented to by:

(i)	directors,

(ii)	members,

(iii)	committees of directors, and

(iv)	committees of members;

(c)	an imprint of the common seal at the registered office of the Company.

81	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and resolutions of members and of classes of members maintained in accordance with Article 80; and

(b)	minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Article 80.

82	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum of Association and Articles of the Company;

(b)	the register of members maintained in accordance with Article 85 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Article 84 or a copy of the register of directors;

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(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.

83	(a)	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b)	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

84	The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

85	The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

86	The records, documents and registers required by Articles 79 to 85 inclusive shall be open to the inspection of the directors at all times.

87	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

AUDIT

88	The directors may by resolution call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

89	The auditor may be a member of the company but no director or officer shall be eligible during his continuance in office.

90	Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

91	The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company’s audited Profit and Loss Account and Balance Sheet is to be presented.

NOTICES

92	Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the share register.

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93	All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.

94	Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

PENSION AND SUPERANNUATION FUND

95	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

96	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

97	The Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of the members (or by resolution of the directors only where such amendment is required to provide for the rights conferred by Preferred Shares on their holders pursuant to Clause 7(d) of the Memorandum).

BUSINESS COMBINATION

98	The following provisions 98.1 through 98.4 and Article 40 shall terminate upon the consummation of any ‘‘Business Combination,’’ and may not be amended during the ‘‘Target Business Acquisition Period.’’ A ‘‘Business Combination’’ shall mean the acquisition by the Company, whether by merger, share capital exchange, asset or share acquisition or other similar type of transaction, of an operating business (‘‘Target Business’’). The ‘‘Target Business Acquisition Period’’ shall mean the period commencing from the effectiveness of the registration statement filed in connection with the initial public offering (‘‘IPO’’) of the Company’s parent corporation, Jaguar Acquisition Corporation, a Delaware corporation (‘‘Jaguar’’) up to and including the first to occur of (a) a Business Combination; or (b) the Termination Date (defined below).

F-13

98.1	Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its shareholders for approval regardless of whether the Business Combination is of a type which normally would require such shareholder approval under the Act. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorized to consummate the Business Combination; provided that the Company shall not consummate any Business Combination if the holders of 20% or more of the IPO Shares exercise their redemption rights described in Article 98.2 below.

98.2	In the event that a Business Combination is approved in accordance with the above Article 98.1 and is consummated by the Company, any shareholder of the Company holding Ordinary Shares in the IPO (‘‘IPO Shares’’) who voted against the Business Combination may, contemporaneously with such vote, demand that the Company redeem his IPO Shares into cash. If so demanded, the Company shall, promptly after consummation of the Business Combination, redeem such shares into cash at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. ‘‘Trust Fund’’ shall mean the trust account established by Jaguar at the consummation of Jaguar’s IPO and into which a certain amount of the net proceeds of the IPO are deposited.

98.3	In the event that the Company does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the ‘‘Termination Date’’), the officers of the Company shall take all such action necessary to liquidate and dissolve the Company as soon as reasonably practicable. In the event that the Company is so wound-up and subsequently liquidated, only the holders of IPO Shares shall be entitled to receive pro rata liquidating distributions and the Company shall pay no liquidating distributions with respect to any other shares of the Company.

98.4	A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Company or in the event he demands redemption of his shares in accordance with Article 98.2 above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 25th day of October, 2007.

Incorporator

Sgd. Sulin J. Smith
Sulin J. Smith
Authorised Signatory
Maples Finance BVI Limited

F-14

Annex G

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

PROMISSORY NOTE

US $475,000	September 20, 2007

FOR VALUE RECEIVED, Jaguar Acquisition Corporation, a Delaware corporation (‘‘Company’’), promises to pay to China Cablecom Ltd. (‘‘Investor’’), or its registered assigns, in lawful money of the United States of America, the principal sum of four hundred seventy-five thousand US Dollars ($475,000), or such lesser amount as shall equal the outstanding principal amount hereof (the ‘‘Principal Amount’’), together with interest from the date of this Note on the unpaid Principal Amount at a rate equal to ten percent (10.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. Notwithstanding any contrary term or provision contained herein, it is understood and agreed that in the event that a merger is not consummated, the Company has no obligation to satisfy the Company’s Obligations hereunder, and further that no officer, director or shareholder of the Company shall have any personal liability in the event that a merger is not consummated.

Interest on this Note shall be payable annually in arrears. The Principal Amount evidenced hereby and all other amounts outstanding hereunder shall be due and payable as follows: (i) in the event that the merger (the ‘‘Business Combination’’) of the Investor with a wholly-owned subsidiary of the Company is consummated, (a) one-half of the Principal Amount, together with any then unpaid and accrued interest thereon and other amounts payable hereunder, shall be due and payable upon the tenth (10th) day following the closing of the Business Combination, and (b) the remainder of the Principal Amount, together with any then unpaid and accrued interest thereon and other amounts payable hereunder, shall be due and payable on the first anniversary of the closing of the Business Combination, or (ii) in the event that the Business Combination is not consummated by April 15, 2008, (a) one-half of the Principal Amount on the first anniversary of the issuance date of this Note and one-half on the eighteen month anniversary of the issuance date of this Note, or (b) when, upon or after the earlier occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof.

If any payment of interest or any other amount owing to Investor by Company as provided herein is not paid within ten days after the due date, Company shall pay Investor a late payment fee equal to the lesser of five percent (5.0%) of the amount of such late payment or the maximum amount permitted by applicable law. After the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate equal to twelve percent (12.0%) per annum.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.    Definitions.    As used in this Note, the following capitalized terms have the following meanings:

(a)    ‘‘Act’’ shall mean the Securities Act of 1933, as amended.

(b)    ‘‘Company’’ includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

(c)    ‘‘Event of Default’’ has the meaning given in Section 3 hereof.

(d)    ‘‘Investor’’ shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered Investor of this Note.

(e)    ‘‘Lien’’ shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

(f)    ‘‘Material Adverse Effect’’ shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Company; (b) the ability of Company to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Investor under this Note, the other Transaction Documents or any related document, instrument or agreement.

(g)    ‘‘Purchase Agreement’’ means the Purchase Agreement dated September 19, 2007 regarding the issuance and sale by the Investor of units (the ‘‘Units’’), each Unit consisting of a promissory note in the face amount of $499,808 bearing interest at the rate of 10% per annum and 19,167 detachable shares of the Company’s Class A Preferred Shares, par value $0.0005.

(h)    ‘‘Obligations’’ shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i)    ‘‘Person’’ shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2.    Prepayment.    This Note may be prepaid. Any prepayment shall be accompanied by all accrued and unpaid interest to the date of prepayment. Any prepayment shall be credited against and reduce the next amounts otherwise due hereunder.

3.    Events of Default.The occurrence of any of the following shall constitute an ‘‘Event of Default’’ under this Note and the other Transaction Documents:

(a)    Company shall fail to pay any Principal Amount of or interest on this Note or any other monetary Obligations within ten days after the date due;

(b)    Company shall fail to comply with any other provision of this Note, which failure is not cured within fifteen days after notice from Investor to Company that such failure has occurred;

(c)    any warranty, representation, statement, report or certificate made or delivered to Investor by Company or on Company’s behalf shall be untrue or misleading in a material respect as of the date given or made;

(d)    there shall be a change in the record or beneficial ownership of an aggregate of more than 30% of the outstanding shares of stock of Company, in one or more transactions, compared to the ownership of outstanding shares of stock of Company in effect on the date hereof, except for the closing of the Business Combination or changes that have the prior written consent of the Investor;

(e)    a default or event of default shall occur under any agreement to which Company is a party resulting in a right by such party, whether or not exercised, to accelerate the maturity of any indebtedness and such acceleration would have a Material Adverse Effect;

(f)    dissolution, termination of existence, or insolvency of Company; or Company fails to meet its debts as they mature; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Company, Company shall have 45 days after the date such proceeding was commenced to have it dismissed); or

(g)    the occurrence of a Material Adverse Effect.

4.    Rights of Investor upon Default.    Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 3(f)) and at any time thereafter during the continuance of such Event of Default, Investor may by written notice to Company, declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Section 3(f), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedy, upon the occurrence or existence of any Event of Default Investor may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

5.    Successors and Assigns.    Subject to the restrictions on transfer described in Sections 7 and 8 below, the rights and obligations of Company and Investor of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6.    Waiver and Amendment.    Any provision of this Note may be amended, waived or modified upon the written consent of Company and the Investor.

7.    Transfer of this Note.    With respect to any offer, sale or other disposition of this Note, Investor will give written notice to Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any applicable law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to Company. If a determination has been made pursuant to this Section 7 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to Company, Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for Company such legend is not required in order to ensure compliance with the Act. Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered Investor hereof as the owner and Investor of this Note for the purpose of receiving all payments of the Principal Amount and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

8.    Assignment by Company.    Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Investor.

9.    Notices.    All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or (with respect to Company) at such other address or facsimile number as Company shall have furnished to Investor in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by international and air mail postage prepaid and addressed as aforesaid upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed or sent by email, upon confirmation of receipt.

10.    Usury.    In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of Principal Amount and applied against the Principal Amount of this Note.

11.    Waivers.    Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. Investor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account (as defined in the Registration Statement filed in connection with the initial public offering of the Company’s units) and any remaining net assets of the Company as a result of any liquidation of the Company with respect to any amounts due under this NoteThe foregoing section is not for the benefit of any third party beneficiary of the Company and does not create any contract right in favor of any person other than the Company.

12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and without giving effect to choice of laws provisions that would result in the application of the substantive law of another jurisdiction.

13.    JURISDICTION; SERVICE; WAIVERS.    ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS AGREEMENT BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

JAGUAR ACQUISITION CORPORATION
By:
Name: Title:

Annex H

DELAWARE GENERAL CORPORATION LAW

SECTION 262

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex I

THE BRITISH VIRGIN ISLANDS BUSINESS Companies Act, 2004

SECTION 179

(1)    A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)    a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)    a consolidation, if the company is a constituent company;

(c)    any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i)    a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii)    a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii)    a transfer pursuant to the power described in section 28(2);

(d)    a redemption of his shares by the company pursuant to section 176; and

(e)    an arrangement, if permitted by the Court.

(2)    A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)    An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)    Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5)    A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)    his name and address;

(b)    the number and classes of shares in respect of which he dissents; and

(c)    a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)    A member who dissents shall do so in respect of all shares that he holds in the company.

(7)    Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

I-1

(8)    Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)    If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)    the company and the dissenting member shall each designate an appraiser;

(b)    the two designated appraisers together shall designate an appraiser;

(c)    the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)    the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)    Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)    The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)    Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

I-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act, 2004 as amended (‘‘BCA’’) generally provides for indemnification and permits a company to obtain insurance. The Amended and Restated Memorandum and Amended and Restated Articles of Association of the Registrant follows the BCA. The Registrant intends to obtain director and officer insurance at the consummation of the Business Combination and Redomestication Merger.

The following is a statement of Section 132 of the BCA:

‘‘Indemnification.

(1)    Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)    is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)    is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)    Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)    For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a)    the company’s holding company; or

(b)    a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case maybe;

(3)    The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)    Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)    Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4)    If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)    A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.’’

The following is a statement of Section 133 of the BCA:

‘‘Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.’’

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

Exhibit Number		Description of Exhibit
2.1	**	Agreement and Plan of Merger, dated as of October 30, 2007, by and among Jaguar Acquisition Corporation, China Cablecom Ltd. and Clive Ng.	Attached as Annex D to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.1	**	China Cablecom Holdings Amended and Restated Memorandum of Association	Attached as Annex E to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.2	**	China Cablecom Holdings Amended and Restated Articles of Association	Attached as Annex F to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
4.1	**	Specimen Unit Certificate
4.2	**	Specimen Ordinary Share Certificate
4.3	**	Form of Unit Purchase Option
4.4	**	Form of Warrant
4.5	(1)	Form of Warrant Agreement
5.1	**	Opinion of Maples & Calder
5.2	**	Opinion of Loeb & Loeb LLP
8.1	**	Opinion of Loeb & Loeb LLP
10.1	**	The China Cablecom Holdings 2007 Omnibus Securities and Incentive Plan	Attached as Annex B to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.2	**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.

Exhibit Number		Description of Exhibit
10.3	**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.4	**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.5	**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.6	**	Incentive Share Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.7	**	Incentive Share Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.8	**	Incentive Share Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.9	**	Form of Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands limited company	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.10	**	Form of Employment Agreement between China Cablecom Holdings and Clive Ng
10.11	**	Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000	Attached as Annex G to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.12	**	Purchase Agreement, dated as of September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule of Investors attached thereto as Schedule I
10.13	**	Form of First Closing Promissory Note
10.14	**	Registration Rights Agreement, dated September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule A attached thereto
10.15	**	Share Pledge Agreement, dated as of September 19, 2007, by Clive Ng in favor of the persons and entities listed on the Schedule of Investors attached thereto as Schedule III
10.16	(1)**	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
10.17	(1)**	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders

Exhibit Number		Description of Exhibit
10.18	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Jonathan Kalman
10.19	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and C. Richard Corl
10.20	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and James S. Cassano
10.21	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and John J. Hoey
10.22	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and William J. Westervelt, Jr.
10.23	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and David W. Tralka
10.24	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Robert Moreyra
10.25	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Peter Collins
10.26	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Sapphire Canyon Investments LLC
10.27	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Corl LLC
10.28	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and JSC Group Holdings LLC
10.29	(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and PA Holdings, LLC
10.30	**	Framework Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., August 2007
10.31	**	Asset Transfer Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007
10.32	**	Exclusive Service Agreement between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007

Exhibit Number		Description of Exhibit
10.33	**	Technical Services Agreement between Binzhou Broadcast and Television Information and Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., September 2007
10.34	**	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Liang Yue Jing, July 2007
10.35	**	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.36	**	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Lian Yue Jing, July 2007
10.37	**	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.38	**	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Liang Yue-Jing, June 2007
10.39	**	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Pu Yue, June 2007
10.40	**	Power of Attorney granted by Lian Yue Jing, July 16, 2007
10.41	**	Power of Attorney granted by Pue Yue, July 16, 2007
10.42	**	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Lian Yue Jing, June 30, 2007
10.43	**	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Pu Yue, June 30, 2007
10.44	**	Supplementary Agreement to the Framework Agreement, by and between Binzhou Broadcasting and Television Network, Co., Ltd. and Jinan Youxiantong Network Technology Co. Ltd., dated August 6, 2007
10.45	(2)**	Settlement Agreement by and between China Broadband, Inc., China Broadband, Ltd., China Broadband, Inc., Stephen P. Cherner, Maxim Financial Corporation, Mark L. Baum, BCGU, LLC, Mark I. Lev, Wellfleet Partners, Inc., Pu Yue, Clive Ng, Chardan Capital Markets, LLC, Jaguar Acquisition Corporation and China Cablecom Holdings, Ltd. dated January 9, 2008

Exhibit Number		Description of Exhibit
10.46	**	Form of Voting Agreement by and between Jaguar Acquisition Corporation, China Cablecom Holdings, Ltd., Certain Shareholders of Jaguar Acquisition Corporation and Clive Ng.
10.47	**	Form of Employment Agreement by and between China Cablecom Holdings, Ltd. and Pu Yue.
10.48	(3)	Unit Purchase Option Clarification Agreement dated as of January 30, 2008 by Jaguar Acquisition Corporation.
10.49	(3)	Warrant Clarification Agreement dated January 30, 2008 by and between Jaguar Acquisition Corporation and Continental Stock Transfer & Trust Company.
23.1		Consent of BDO Seidman, LLP
23.2		Consent of UHY LLP
23.3		Consent of UHY ZTHZ HK CPA
23.4	**	Consent of Navigant Capital Advisors, LLC
23.5		Consent of UHY ZTHZ HK CPA
23.6		Consent of UHY ZTHZ HK CPA
23.7		Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.8		Consent of Loeb & Loeb LLP (included in Exhibit 8.1)
24.1	**	Power of Attorney
99.1	**	Fairness Opinion of Navigant Capital Advisors, LLC	Attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
99.2	**	Consent to be Named as a Director By Colin Sung

*	To be filed by amendment.
**	Previously filed
(1)	Incorporated by reference to Jaguar Acquisition Corp. Registration Statement on Form S-1 (Registration No. 333-127135).
(2)	Incorporated by reference to Exhibit No. 10.1 to the Current Report on Form 8-K filed with the SEC by China Broadband, Inc. on January 17, 2008.
(3)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed with the SEC by Jaguar Acquisition Corp. on February 14, 2008.

(b)    Financial Statement Schedules

None.

ITEM 22.    UNDERTAKINGS

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall, be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration; statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of March, 2008.

CHINA CABLECOM HOLDINGS, LTD.
By:	/s/ Clive Ng
Name: Clive Ng Title: Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Clive Ng	Executive Chairman, Director and authorized U.S. representative of the Registrant	March 20, 2008

Clive Ng

/s/ Pu Yue	Chief Executive Officer	March 20, 2008

Pu Yue

/s/ Colin Sung	President and Chief Financial Officer	March 20, 2008

Colin Sung

/s/ Jonathan Kalman	Director	March 20, 2008

Jonathan Kalman

/s/ Kerry Propper	Director	March 20, 2008

Kerry Propper

/s/ Simon Bax	Director	March 20, 2008

Simon Bax

	Director	March 20, 2008

Shan Li

	Director	March 20, 2008

Alejandro Zubillaga

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1**	Agreement and Plan of Merger, dated as of October 30, 2007, by and among Jaguar Acquisition Corporation, China Cablecom Ltd. and Clive Ng.	Attached as Annex D to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.1**	China Cablecom Holdings Amended and Restated Memorandum of Association	Attached as Annex E to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
3.2**	China Cablecom Holdings Amended and Restated Articles of Association	Attached as Annex F to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
4.1**	Specimen Unit Certificate
4.2**	Specimen Ordinary Share Certificate
4.3**	Form of Unit Purchase Option
4.4**	Form of Warrant
4.5(1)	Form of Warrant Agreement
5.1**	Opinion of Maples & Calder
5.2**	Opinion of Loeb & Loeb LLP
8.1**	Opinion of Loeb & Loeb LLP
10.1**	The China Cablecom Holdings 2007 Omnibus Securities and Incentive Plan	Attached as Annex B to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.2**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.3**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.4**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.5**	Warrants Exercise Proceeds Award Agreement between China Cablecom Holdings and Clive Ng	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.6**	Incentive Share Agreement between China Cablecom Holdings and James S. Cassano	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.7**	Incentive Share Agreement between China Cablecom Holdings and Kerry Proper	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.8**	Incentive Share Agreement between China Cablecom Holdings and Jonathan Kalman	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.

Exhibit Number	Description of Exhibit
10.9**	Form of Consulting Agreement between China Cablecom Holdings and China Cablecom Holdings Limited, a Cayman Islands limited company	Attached as Annex C to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.10**	Form of Employment Agreement between China Cablecom Holdings and Clive Ng
10.11**	Promissory Note from China Cablecom to Jaguar in the initial principal amount of $475,000	Attached as Annex G to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
10.12**	Purchase Agreement, dated as of September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule of Investors attached thereto as Schedule I
10.13**	Form of First Closing Promissory Note
10.14**	Registration Rights Agreement, dated September 19, 2007, by and among China Cablecom Ltd. and the entities listed on the Schedule A attached thereto
10.15**	Share Pledge Agreement, dated as of September 19, 2007, by Clive Ng in favor of the persons and entities listed on the Schedule of Investors attached thereto as Schedule III
10.16(1)**	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
10.17(1)**	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders
10.18(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Jonathan Kalman
10.19(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and C. Richard Corl
10.20(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and James S. Cassano
10.21(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and John J. Hoey
10.22(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and William J. Westervelt, Jr.

Exhibit Number	Description of Exhibit
10.23(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and David W. Tralka
10.24(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Robert Moreyra
10.25(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Peter Collins
10.26(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Sapphire Canyon Investments LLC
10.27(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and Corl LLC
10.28(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and JSC Group Holdings LLC
10.29(1)**	Letter Agreement among the Registrant, Early Bird Capital, Inc. and PA Holdings, LLC
10.30**	Framework Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., August 2007
10.31**	Asset Transfer Agreement by and between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007
10.32**	Exclusive Service Agreement between Binzhou Broadcasting and Television Network Co., Ltd. and Binzhou Broadcast and Television Information Network Co., Ltd., September 2007
10.33**	Technical Services Agreement between Binzhou Broadcast and Television Information and Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., September 2007
10.34**	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Liang Yue Jing, July 2007

Exhibit Number	Description of Exhibit
10.35**	Equity Option Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.36**	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Lian Yue Jing, July 2007
10.37**	Equity Pledge Agreement by and between Heze Cablecom Network Technology Co., Ltd. and Pu Yue, July 2007
10.38**	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Liang Yue Jing, June 2007
10.39**	Loan Agreement by and between China Cablecom Co. Ltd. (Hong Kong) and Pu Yue, June 2007
10.40**	Power of Attorney granted by Lian Yue Jing, July 16, 2007
10.41**	Power of Attorney granted by Pue Yue, July 16, 2007
10.42**	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Lian Yue Jing, June 30, 2007
10.43**	Trustee Arrangement Letter, by and between China Cablecom Co., Ltd. (Hong Kong) and Pu Yue, June 30, 2007
10.44**	Supplementary Agreement to the Framework Agreement, by and between Binzhou Broadcasting and Television Network Co., Ltd. and Jinan Youxiantong Network Technology Co., Ltd., dated August 6, 2007
10.45(2)**	Settlement Agreement by and between China Broadband, Inc., China Broadband, Ltd., China Broadband, Inc., Stephen P. Cherner, Maxim Financial Corporation, Mark L. Baum, BCGU, LLC, Mark I. Lev, Wellfleet Partners, Inc., Pu Yue, Clive Ng, Chardan Capital Markets, LLC, Jaguar Acquisition Corporation and China Cablecom Holdings, Ltd. dated January 9, 2008

Exhibit Number	Description of Exhibit
10.46**	Form of Voting Agreement by and between Jaguar Acquisition Corporation, China Cablecom Holdings, Ltd., Certain Shareholders of Jaguar Acquisition Corporation and Clive Ng.
10.47**	Form of Employment Agreement by and between China Cablecom Holdings, Ltd. and Pu Yue.
10.48(3)	Unit Purchase Option Clarification Agreement dated as of January 30, 2008 by Jaguar Acquisition Corporation.
10.49(3)	Warrant Clarification Agreement dated January 30, 2008 by and between Jaguar Acquisition Corporation and Continental Stock Transfer & Trust Company.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of UHY LLP
23.3	Consent of UHY ZTHZ HK CPA
23.4**	Consent of Navigant Capital Advisors, LLC
23.5	Consent of UHY ZTHZ HK CPA
23.6	Consent of UHY ZTHZ HK CPA
23.7	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.8	Consent of Loeb & Loeb LLP (included in Exhibit 8.1)
24.1**	Power of Attorney
99.1**	Fairness Opinion of Navigant Capital Advisors, LLC	Attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement on Form S-4.
99.2**	Consent to be Named as a Director by Colin Sung

*	To be filed by amendment.
**	Previously filed
(1)	Incorporated by reference to Jaguar Acquisition Corp. Registration Statement on Form S-1 (Registration No. 333-1271 35)
(2)	Incorporated by reference to Exhibit No. 10.1 to the Current Report on Form 8-K filed with the SEC by China Broadband, Inc. on January 17, 2008.
(3)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed with the SEC by Jaguar Acquisition Corp. on February 14, 2008.